Form 10-K/A, Exhibit 13
period 1996-12-31
CAPITAL CORP OF THE WEST
filed 1997-08-27
CIK 1004740

Exhibit 13


CAPITAL CORP of the WEST
CONSOLIDATED STATEMENTS OF INCOME

                                                                                                            Years Ended December 31,
                                                                                  --------------------------------------------------
                                                                                          1996              1995               1994
------------------------------------------------------------------------------------------------------------------------------------
Interest  income:
Interest  and fees on loans                                                       $ 16,302,000      $ 12,969,000       $ 10,795,000
Interest on deposits with other financial  institutions                                127,000              --                 --
Interest on investment  securities held to maturity:
  Taxable                                                                               60,000            34,000            413,000
  Non-taxable                                                                             --                --              272,000
Interest on  investment  securities  available for sale:
  Taxable                                                                            2,409,000         2,185,000          1,066,000
  Non-taxable                                                                          246,000           327,000               --
  Interest on federal funds sold                                                       207,000           358,000            261,000
------------------------------------------------------------------------------------------------------------------------------------
Total interest income                                                               19,351,000        15,873,000         12,807,000
------------------------------------------------------------------------------------------------------------------------------------
Interest expense:
Deposits:
Negotiable  orders of withdrawal                                                       268,000           239,000            237,000
 Savings                                                                             4,350,000         4,213,000          2,298,000
Time, under $100,000                                                                 1,808,000           950,000          1,040,000
Time,  $100,000 and over                                                               359.000           304,000            272,000
------------------------------------------------------------------------------------------------------------------------------------
Total  interest  on deposits                                                         6,785,000         5,706,000          3,847,000
------------------------------------------------------------------------------------------------------------------------------------
Other                                                                                   80,000            11,000              3,000
------------------------------------------------------------------------------------------------------------------------------------
  Total interest expense                                                             6,865,000         5,717,000          3,850,000
------------------------------------------------------------------------------------------------------------------------------------
 Net interest income                                                                12,486,000        10,156,000          8,957,000
------------------------------------------------------------------------------------------------------------------------------------
Provision for loan losses                                                            1,513,000           228,000               --
------------------------------------------------------------------------------------------------------------------------------------
Net interest income after provision
for loan losses                                                                     10,973,000         9,928,000          8,957,000
------------------------------------------------------------------------------------------------------------------------------------
Other income (loss):
 Service charges on
deposit  accounts                                                                    1,274,000           920,000            900,000
  Income  from real estate held for sale or
development                                                                            508,000            88,000             14,000
 Provision for loss on real estate held for sale or
development                                                                               --          (2,881,000)          (798,000)
Gain on sale of premises and equipment                                                    --                --              277,000
Other                                                                                1,153,000           649,000            412,000
------------------------------------------------------------------------------------------------------------------------------------
Total  other  income  (loss)                                                         2,935,000        (1,224,000)           805,000
------------------------------------------------------------------------------------------------------------------------------------
Other expenses:
 Salaries  and  related  benefits                                                    5,283,000         4,161,000          3,540,000
 Premises  and occupancy                                                               835,000           612,000            587,000
 Equipment                                                                           1,022,000           789,000            534,000
Bank assessments                                                                        48,000           183,000            394,000
  Professional  fees                                                                   755,000           404,000            299,000
Supplies                                                                               292,000           234,000            124,000
  Marketing                                                                            370,000           212,000            250,000
 Other                                                                               2,131,000         1,551,000          1,195,000
------------------------------------------------------------------------------------------------------------------------------------
 Total other  expenses                                                              10,736,000         8,146,000          6,923,000
------------------------------------------------------------------------------------------------------------------------------------
 Income before  income taxes                                                         3,172,000           558,000          2,839,000
  Provision for income taxes                                                         1,163,000           223,000          1,103,000
------------------------------------------------------------------------------------------------------------------------------------
 Net income                                                                       $  2,009,000      $    335,000       $  1,736,000
------------------------------------------------------------------------------------------------------------------------------------
Net income per share                                                              $       1.27      $        .24       $       1.24
====================================================================================================================================

See accompanying notes to Consolidated Financial Statements.

CAPITAL CORP of the WEST
CONSOLIDATED BALANCE SHEETS

                                                                                                           December 31,
                                                                                                    1996                     1995
------------------------------------------------------------------------------------------------------------------------------------
Assets
Cash and noninterest-bearing deposits in other  banks                                         $  12,982,000            $  18,967,000
Federal funds sold                                                                                3,735,000                     --
Time deposits at other financial institutions                                                     3,101,000                     --
Investment securities available for sale at fair value                                           43,378,000               45,302,000
Mortgage loans held for sale                                                                        880,000                  501,000
Loans, net                                                                                      180,455,000              132,035,000
Interest receivable                                                                               1,879,000                1,860,000
Premises and equipment, net                                                                       6,266,000                4,138,000
Other assets                                                                                     13,313,000                6,230,000
------------------------------------------------------------------------------------------------------------------------------------
Total assets                                                                                  $ 265,989,000            $ 209,033,000
====================================================================================================================================
Liabilities
Deposits:
Noninterest-bearing demand                                                                    $  39,157,000            $  39,726,000
Negotiable orders of withdrawal                                                                  34,303,000               29,019,000
Savings                                                                                         111,285,000               95,537,000
Time, under $100,000                                                                             46,990,000               21,917,000
Time, $100,000  and  over                                                                         6,610,000                6,402,000
------------------------------------------------------------------------------------------------------------------------------------
     Total  deposits                                                                            238,345,000              192,601,000
------------------------------------------------------------------------------------------------------------------------------------
Accrued interest, taxes and other liabilities                                                     6,670,000                1,339,000
------------------------------------------------------------------------------------------------------------------------------------
Total  liabilities                                                                              245,015,000              193,940,000
------------------------------------------------------------------------------------------------------------------------------------
Shareholders'  equity
Preferred stock, no par value; 10,000,000 shares authorized;
  none outstanding                                                                                     --                       --
Common stock, no par value; 20,000,000 shares authorized;
1,734,474 and 1,334,956 shares issued and outstanding                                            15,321,000                9,870,000
Retained earnings                                                                                 5,722,000                4,911,000
Investment securities  unrealized  (losses)  gains,  net                                            (69,000)                 312,000
------------------------------------------------------------------------------------------------------------------------------------
Total  shareholders' equity                                                                      20,974,000               15,093,000
------------------------------------------------------------------------------------------------------------------------------------
Total liabilities and shareholders' equity                                                    $ 265,989,000            $ 209,033,000
====================================================================================================================================

See accompanying notes to Consolidated Financial Statements




CONSOLIDATED STATEMENTS OF
SHAREHOLDERS'  EQUITY                                     Common  Stock
                                                       -----------------------------------------------------------------------------
                                                            Number                             Unrealized
                                                            of                            Retained  Securities Gains
                                                            Shares         Amount         Earnings       (Losses), net      Total
------------------------------------------------------------------------------------------------------------------------------------
Balances - December 31, 1993                                1,002,360   $  5,477,000   $  7,156,000    $       --      $ 12,633,000
====================================================================================================================================

15% stock dividend, including payment
  for fractional shares                                       149,966      1,875,000      1,880,000)           --            (5,000)
Exercise of stock  options                                      7,560         73,000           --              --            73,000
Investment securities  unrealized  losses,
  net of tax  effect of $227,000                                 --             --             --          (355,000)       (355,000)
Net  income                                                      --             --        1,736,000            --         1,736,000
------------------------------------------------------------------------------------------------------------------------------------
Balances - December 31, 1994                                1,159,886      7,425,000      7,012,000        (355,000)     14,082,000
====================================================================================================================================
15% stock dividend, including payment
  for fractional shares                                       173,570      2,430,000     (2,436,000)           --            (6,000)
Exercise of stock options                                       1,500         15,000           --              --            15,000
Net change in fair value of investment
 securities, net of tax effect of $427,000                       --             --             --           667,000         667,000
Net income                                                       --             --          335,000            --           335,000
------------------------------------------------------------------------------------------------------------------------------------
Balances - December 31, 1995                                1,334,956      9,870,000      4,911,000         312,000      15,093,000
====================================================================================================================================
5% stock dividend and $.05 per share cash dividend,
 including  payment  for  fractional  shares                   82,384      1,112,000     (1,198,000)           --           (86,000)
Exercise of stock options                                      20,739        208,000           --              --           208,000
Issuance of shares pursuant to 401K & ESOP plans               11,817        162,000           --              --           162,000
Acquisition of Town & Country Finance & Thrift                284,578      3,969,000           --              --         3,969,000
Change in fair value of investment
 securities, net of tax effect of ($247,000)                     --             --             --          (381,000)       (381,000)
Net Income                                                       --             --        2,009,000            --         2,009,000
------------------------------------------------------------------------------------------------------------------------------------
Balances - December 31, 1996                                1,734,474   $ 15,321,000   $  5,722,000    $    (69,000)   $ 20,974,000
====================================================================================================================================

See accompanying notes to Consolidated Financial Statements.

CAPITAL CORP of the WEST
CONSOLIDATED STATEMENTS
OF CASH FLOWS

                                                                                                 Years Ended December 31,
                                                                               -----------------------------------------------------
                                                                                     1996                1995                1994
------------------------------------------------------------------------------------------------------------------------------------

Operating  activities:
Net income                                                                     $  2,009,000        $    335,000        $  1,736,000
Adjustments to reconcile  net income to net cash (used)
      provided by  operating  activities:
Provision for loan losses                                                         1,513,000             228,000                --
Depreciation,  amortization  and accretion, net                                   1,023,000             860,000             707,000
Provision for deferred income taxes                                                (327,000)         (1,191,000)           (235,000)
Gain on sale of premises and equipment                                                 --                  --              (277,000)
Gain on sale of real estate held for sale                                          (348,000)               --                  --
Net increase in interest receivable
      and other assets                                                           (5,044,000)         (3,164,000)         (1,015,000)
Net decrease (increase) in mortgage loans held for sale                            (376,000)          2,241,000          (1,583,000)
Net increase in deferred loan fees                                                   54,000              31,000              63,000
Net increase (decrease) in accrued interest payable and
      other liabilities                                                           1,330,000             499,000             (82,000)
Provision for loss on real estate held for
  sale or development                                                                  --             2,881,000             798,000
Net cash  (used)  provided  by  operating  activities                              (166,000)          2,720,000             112,000
Investing  activities:
Investment  security  purchases                                                 (26,993,000)        (26,622,000)        (23,494,000)
Proceeds  from  maturities  of  investment  securities                           17,599,000          15,022,000           9,578,000
Proceeds from sales of investment  securities                                    14,590,000           3,012,000                --
Proceeds from sales of commercial and real estate loans                           3,230,000           1,037,000           1,691,000
Net increase in loans                                                           (35,017,000)        (21,379,000)         (8,345,000)
Purchases of premises and equipment                                              (2,768,000)         (1,719,000)         (1,501,000)
Proceeds  from sales of premises and  equipment                                       9,000              71,000             739,000
Construction of real estate held for sale
  or development                                                                   (417,000)           (622,000)           (916,000)
Proceeds from sale of real estate held for sale
 or development                                                                     765,000           1,547,000           1,346,000
Purchase  of  subsidiary                                                           (183,000)               --                  --
------------------------------------------------------------------------------------------------------------------------------------
Net  cash  used  by  investing activities                                       (29,185,000)        (29,653,000)        (20,902,000)
------------------------------------------------------------------------------------------------------------------------------------
Financing  activities:
Net increase in demand, NOW and savings deposits                                 13,812,000          26,004,000          30,351,000
Net increase (decrease) in certificates of deposit                                9,109,000           3,397,000          (8,882,000)
Net increase in other borrowings                                                  3,896,000                --               107,000
Issued shares for benefit plan purchases                                            162,000                --                  --
Exercise of stock options                                                           208,000              15,000              73,000
Fractional  shares from stock  dividends                                            (86,000)             (6,000)             (5,000)
------------------------------------------------------------------------------------------------------------------------------------
Net cash  provided by financing  activities                                      27,101,000          29,410,000          21,644,000
------------------------------------------------------------------------------------------------------------------------------------
Net(decrease) increase in cash and cash equivalents                              (2,250,000)          2,477,000             854,000
------------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at beginning of year                                   18,967,000          16,490,000          15,636,000
------------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                                       $ 16,717,000        $ 18,967,000          16,490,000
====================================================================================================================================

See accompanying  notes to Consolidated Financial Statements

CAPITAL CORP of the WEST


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


December 31,
1996, 1995, 1994

NOTE 1. Summary of Significant  Accounting Policies Principles of Consolidation:
The consolidated financial statements of Capital Corp of the West (the "Company") include its subsidiaries, County Bank (the "Bank"), Town & Country Finance and Thrift (the "Thrift") and Capital West Group. Effective June 28, 1996, the Company consummated the purchase of the Thrift. The transaction resulted in 284,578 shares of stock being issued and $1,493,000 being disbursed to the shareholders of the Thrift. The total purchase price was $5,823,000. The Thrift is licensed by the California Department of Corporations as an industrial loan company, also known as a thrift and loan company. The purchase was accounted for under the purchase method of accounting. All of the Thrift's operations since June 28, 1996 have been included in these consolidated financial statements.

A summary of the net assets acquired is set forth in the following table:

Assets  Acquired:
Cash & cash  equivalents                                             $ 1,310,000
Time deposits at other financial  institutions                         6,554,000
Loans,  net                                                           18,203,000
Interest  receivable                                                      60,000
Premises and equipment                                                   212,000
Other assets                                                             114,000
Total assets acquired                                                $26,453,000
--------------------------------------------------------------------------------
Liabilities Assumed:
Deposits                                                             $22,823,000
Other liabilities                                                        105,000
Total liabilities  assumed                                            22,928,000
 Net Assets Acquired                                                 $ 3,525,000
--------------------------------------------------------------------------------


   The total purchase price was allocated to the tangible and identifiable intangible assets and liabilities of the Thrift based on their respective fair values and the remainder was allocated to goodwill. The following adjustments were made to allocate the purchase price of the Thrift: equity of the Thrift $3,525,000; fair value adjustments to loans ($185,000); core deposit intangible $460,000; and goodwill $2,023,000. The fair value adjustments are amortized against (accreted to) net income as follows: fair value adjustment to loans: 3 years; core deposit intangible: 10 years; goodwill: 18 years. The amortization of goodwill will be evaluated periodically in accordance with Statement of Financial Accounting Standards No.121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of.

   In April of 1996, the Company formed a new subsidiary that engages in financial institution advisory services, Capital West Group. The Bank has two wholly owned subsidiaries, Merced Area Investment and Development, Inc. ("MAID") and another inactive subsidiary. All references herein to the Company include the Bank, the Thrift, Capital West Group and the Bank's subsidiaries unless the context otherwise requires. All significant intercompany accounts and transactions have been eliminated in preparing these consolidated financial statements.

   The consolidated financial statements are prepared in accordance with generally accepted accounting principles and prevailing practices in the banking industry. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenue and expense for the period. Actual results could differ from those estimates applied in the preparation of the consolidated financial statements.


Cash and Cash Equivalents: The Company maintains deposit balances with various banks which are necessary for check collection and account activity charges. Cash in excess of immediate requirements is invested in federal funds sold or other short term investments. Generally, federal funds are sold for periods from one to thirty days. Cash, noninterest-bearing deposits in other banks and federal funds sold are considered to be cash and cash equivalents for the purposes of the consolidated statements of cash flows. At December 31, 1996, the Company's average cash reserve balances as required by the Federal Reserve Bank were approximately $2,190,000. The Company maintained sufficient balances of vault cash to satisfy its reserve requirements.

Investment  Securities:  Investment  securities  at  December 3 1, 1996 and 1995 consist of U.S. Treasury and U.S. Government agency obligations, municipal securities and mortgage-backed securities. At the time of purchase of a security, the Company designates the security as held-to-maturity or as available-for-sale, based on its investment objectives, operational needs and intent. The Company does not purchase securities with the intent of actively trading them. Held-to-maturity securities are recorded at amortized cost, adjusted for amortization or accretion of premiums or discounts. Available-for-sale securities are recorded at fair value with unrealized holding gains and losses, net of the related tax effect, and are reported as a separate component of stockholders' equity until realized.

   A decline in the market value of any available-for-sale or held-to-maturity security below cost that is deemed other than temporary, results in a charge to earnings and the corresponding establishment of a new cost basis for the security. No such declines have occurred.

   Premiums and discounts are amortized or accreted over the life of the related security as an adjustment to yield using a method which approximates the effective interest method. Dividend and interest income are recognized when earned. Realized gains and losses for securities classified as available-for-sale and held-to-maturity are included in earnings and are derived using the specific identification method for deter-mining the cost of securities sold.

Mortgage Loans Held for Sale: Real estate mortgage loans held for sale are carried at the lower of cost or market at the balance sheet date or the date on which investors have committed to purchase such loans.

Loans: Loans are carried at the principal amount outstanding, net of deferred origination fees, less an allowance for loan losses. During 1995, the Company adopted the provisions of Statement of Financial Accounting Standards No. 114, Accounting by Creditors for the Impairment of a Loan as amended by Statement No. 118, Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures (SFAS 114). Under SFAS 114, an impaired loan is measured based upon the present value of future cash flows discounted at the loan's effective rate, the loan's observable market price, or the fair value of collateral if the loan is collateral dependent. Interest on impaired loans is recognized on a cash basis. SFAS 114 does not apply to large groups of small balance homogenous loans that are collec-tively evaluated for impairment.

   The recognition of interest income on a loan is discontinued, and previously accrued interest is reversed, when interest or principal payments become 90 days past due, unless the outstanding principal and interest is adequately secured and, in the opinion of management, remains collectible. Interest is subsequently recognized only as received until the loan is returned to accrual status. Nonrefundable fees and related direct costs associated with the origination or purchase of loans are deferred and are amortized into interest income over the loan term using a method which approximates the interest method.

Allowance for Loan Losses: The allowance for loan losses represents management's recognition of the risks assumed when extending credit and its evaluation of the quality of the loan portfolio. The allowance is maintained at the level considered to be adequate for potential loan

                            CAPITAL CORP of the WEST

losses based on management's assessment of various factors affecting the loan portfolio, which include a review of problem loans, business conditions and an overall evaluation of the quality of the portfolio. The allowance is increased by provisions for loan losses charged to operations and reduced by loans charged to the allowance, net of recoveries. The allowance for loan losses is a subjective estimation and may be adjusted in the future depending on economic conditions. Also regulatory examiners may require the Company to recognize additions to the allowance based upon their judgments about information available to them at the time of an examination.

Loan Servicing Income: The Company services both the sold and retained portions of United States Small Business Administration (SBA) loans and a portfolio of mortgage loans. Servicing income is realized through the retention of an ongoing rate differential between the rate paid by the borrower to the Company and the rate paid by the Company to the investor in the loan.

Premises  and  Equipment:   Premises  and  equipment  are  stated  at  cost  and
depreciated on the straight-line method over the estimated useful lives of the assets as follows:

            Buildings - 35 years   Leasehold  improvements - term of lease
                    Furniture and equipment - 3 to 15 years

Real Estate Held for Sale or Development: Real estate held for sale or development is recorded at the lower of cost or net realizable value.

   Revenue recognition on the disposition of real estate is dependent upon the transaction meeting certain criteria relating to the nature of the property sold and the terms of the sale. Under certain circumstances, revenue recognition may be deferred until these criteria are met.

Other Real Estate: In accordance with the provisions of the Statement of Financial Account Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, other real estate acquired through foreclosure is carried at the lower of cost or fair value less estimated costs to sell at the date of foreclosure. Fair value of other real estate is determined based on an appraisal of the property. Credit losses arising from the acquisition of such properties are charged against the allowance for possible loan losses. Any subsequent costs or losses are charged against income when incurred.

Investment Tax Credits: The Company has investments in limited partnerships in low income affordable housing which provides the investor affordable housing income tax credits. As an investor in these partnerships, the Company receives tax benefits in the form of tax deductions from partnership operating losses and income tax credits. These income tax credits are earned over a 10-year period as a result of the investment meeting certain criteria and are subject to recapture over a 15-year period. The expected benefit resulting from the affordable housing income tax credits is recognized in the period in which the tax benefit is recognized in the Company's consolidated tax returns. These investments are accounted for using the cost method. These investments are evaluated at each reporting period for impairment. The Bank had investments in these partnerships of $2,700,000 and $1,701,000 as of December 31, 1996 and 1995 respectively.

Deferred compensation: The Company has purchased single premium universal life insurance policies in conjunction with implementation of salary continuation plans for certain members of management and the Board of Directors. The Company is the owner and beneficiary of these plans. The cash surrender value of the insurance policies is recorded in other assets in accordance with Financial Accounting Standards Board Technical Bulletin No. 85-4, Accounting For Purchases of Life Insurance. Income from the policy is recorded in other income and the load, mortality and surrender charges have been recorded in other expenses. The accrued liability is recorded to reflect the present value of the expected retirement benefits. The balance of these life insurance policies was $3,134,000 and $1,290,000 as of December 31, 1996 and 1995 respectively.

Income Taxes: The Company files a consolidated federal income tax return and a combined state franchise tax return. The provision for income taxes includes federal income and state franchise taxes. Income tax expense is allocated to each entity of the Company based upon the analyses of the tax consequences of each company on a stand alone basis.

   The Company accounts for income taxes under the asset and liability method. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Stock Option Plan: Prior to January 1, 1996, the Company accounted for its stock option plan in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. On January 1, 1996, the Company adopted SFAS No. 123, Accounting for Stock-Based Compensation, which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants made in 1995 and future years as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123.

Per Share Information: Per share information is based on the weighted average number of shares of common stock outstanding during the periods presented after giving retroactive effect to stock dividends.


NOTE 2:  Investment  Securities

The carrying value and estimated fair value for each category of investment securities at December 31 are as follows:

                                                                                  Gross                   Gross            Estimated
           1996                                           Amortized cost      unrealized  gains      unrealized  losses   fair value
------------------------------------------------------------------------------------------------------------------------------------
Available-for-Sale:
 U.S. Treasury & U.S. government
 agencies  & corporations                                    $38,653,000         $   190,000         $   381,000         $38,462,000
------------------------------------------------------------------------------------------------------------------------------------
State &  political subdivisions                                4,196,000             100,000              25,000           4,271,000
  Total debt securities                                       42,849,000             290,000             406,000          42,733,000
Equity  securities                                               645,000                --                  --               645,000
------------------------------------------------------------------------------------------------------------------------------------
Total Investment  Securities                                 $43,494,000         $   290,000         $   406,000         $43,378,000
====================================================================================================================================
          1995
------------------------------------------------------------------------------------------------------------------------------------
Available-for-Sale:
 U.S.  Treasury & U.S. government
 agencies &  corporations                                    $40,055,000         $   437,000         $    39,000         $40,453,000
------------------------------------------------------------------------------------------------------------------------------------
States &  political  subdivisions                              4,183,000             133,000              19,000           4,297,000
  Total debt securities                                       44,238,000             570,000              58,000          44,750,000
Equity  securities                                               552,000                --                  --               552,000
------------------------------------------------------------------------------------------------------------------------------------
Total Investment Securities                                  $44,790,000         $   570,000         $    58,000         $45,302,000
====================================================================================================================================

                            CAPITAL CORP of the WEST

   The change in the net unrealized holding gain on available for sale securities during 1996 was $628,000. At December 31, 1996 and 1995, investment securities with carrying values of approximately $16,678,000 and $18,157,000, respectively, were pledged as collateral for deposits of public funds and government deposits and for the Bank's use of the Federal Reserve Bank's discount window and Federal Home Loan Bank line of credit. The Bank is a member of the Federal Home Loan Bank and has purchased $645,000 and $552,000 of Federal Home Loan Bank stock as of December 31, 1996 and 1995 respectively.

   For the years ended December 31, 1996 and 1995, the proceeds from the sale of securities were $14,590,000 and $3,012,000, respectively. There were no securities sold in 1994. The Bank recognized net gains or losses on the sale of investment securities of approximately $11,000 in gains in 1996 and $3,000 in losses in 1995, respectively.

   The carrying and estimated fair values of debt securities at December 31, 1996 by contractual maturity, are shown on the following table. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment notice.

                                                                      Estimated
               1996                                 Amortized Cost    Fair Value
--------------------------------------------------------------------------------
Available-for-Sale  Debt Securities:
Due in one year or less                              $   981,000     $   996,000
Due  after one year through five years                 8,894,000       8,922,000
Due after five years through ten years                 7,849,000       7,774,000
Due after ten years                                    4,400,000       4,290,000
Mortgage-backed securities                            20,725,000      20,751,000
--------------------------------------------------------------------------------
Total Debt securities                                $42,849,000     $42,733,000
================================================================================

NOTE 3: Loans

Loans  outstanding  at  December  31 consist of the  following:

                                                         1996           1995
--------------------------------------------------------------------------------
Commercial,  financial and  agricultural           $ 71,786,000     $ 65,563,000
Real Estate:
Mortgage                                             57,098,000       42,128,000
Construction                                         13,923,000       12,006,000
Consumer Loans                                       40,440,000       14,039,000
--------------------------------------------------------------------------------
                                                    183,247,000      133,736,000
Less allowance for loan losses                        2,792,000        1,701,000
--------------------------------------------------------------------------------
                                                   $180,455,000     $132,035,000
================================================================================

   These loans are net of deferred loan fees of $765,000 in 1996 and $708,000 in 1995. The amount of nonaccrual loans at December 31, 1996 is $4,968,000 ($4,626,000 at December 31, 1995). Impaired loans are loans for which it is probable that the Company will not be able to collect all amounts due. As of December 31, 1996, the Company had outstanding balances of $7,020,000 in impaired loans which had specific allowances for possible loss of $1,827,000. The average outstanding balance of impaired loans for the year ended December 31, 1996 was approximately $6,248,000. Of these impaired loans, $5,090,000 are loans that have been restructured. This compares with $4,326,000 in impaired loans which had specific allowances for possible loss of $605,000 and an average outstanding balance for the year ending December 31, 1995 of $2,165,000. Foregone interest on nonaccrual loans was approximately $497,000 and $25,000 for the years ending December 31, 1996 and 1995 respectively.

Following is a summary of changes in the allowance for loan losses during the years ended December 31:

                                         1996            1995           1994
--------------------------------------------------------------------------------
Balance -  beginning  of year         $ 1,701,000    $ 1,621,000    $ 1,747,000
Due to  acquisition  of Thrift            148,000           --             --
Losses  charged to the allowance         (658,000)      (223,000)      (248,000)
Recoveries of amounts charged off          88,000         75,000        122,000
Provision charged to operations         1,513,000        228,000           --
--------------------------------------------------------------------------------
Balance - end of year                 $ 2,792,000    $ 1,701,000    $ 1,621,000
================================================================================

   In the ordinary course of business, the Company has made loans to certain directors and officers and their related businesses. In management's opinion, these loans were granted on substantially the same terms, including interest rates and collateral, as those prevailing on comparable transactions with unrelated parties, and do not involve more than the normal risk of collectibility. These loans are summarized below:


                                                      1996               1995
--------------------------------------------------------------------------------
Balance - beginning of year                        $ 675,000          $ 497,000
Loan advances and renewals                           511,000            633,000
Loans matured or collected                          (613,000)          (455,000)
--------------------------------------------------------------------------------
Balance - end of year                              $ 573,000          $ 675,000
================================================================================


NOTE 4. Premises and Equipment Premises and equipment consists of the following at December 31:


                                                       1996           1995
--------------------------------------------------------------------------------
Land                                                $ 1,139,000      $   955,000
Buildings                                             2,979,000        1,744,000
Leasehold improvements                                  887,000          725,000
Furniture and equipment                               6,363,000        4,505,000
--------------------------------------------------------------------------------
                                                     11,368,000        7,929,000
Less  accumulated  depreciation  and
amortization                                          5,102,000        3,791,000
--------------------------------------------------------------------------------
                                                    $ 6,266,000      $ 4,138,000
================================================================================

                            CAPITAL CORP of the WEST

   Included in the totals on the previous page for December 31, 1996 is construction in progress for the new branch and administrative facilities in downtown Merced and the branch under construction in Turlock totaling $1,428,000.

NOTE 5: Real Estate  Operations

   As of December 31, 1996, MAID held two real estate projects, including improved and unimproved land. Based on the general state of the local real estate climate, the Bank reduced its carrying value of its remaining projects to zero as of December 31, 1995. Total real estate write downs were $2,881,000 in 1995 and $798,000 in 1994.

  Summarized below is condensed financial information of MAID:

Condensed                                                      December 31,
Balance Sheets                                            1996           1995
--------------------------------------------------------------------------------
Assets:
Cash on deposit with the Bank                         $  481,000      $1,359,000
Notes  receivable and other                              103,000            --
--------------------------------------------------------------------------------
                                                      $  584,000      $1,359,000
Liabilities and Shareholder's equity:
Accounts payable and other                            $  298,000      $  296,000
  Shareholder's  equity                                  286,000       1,063,000
--------------------------------------------------------------------------------
                                                      $  584,000      $1,359,000
================================================================================

Condensed  Statement                                        December  31,
of Operations                                      1996                 1995
--------------------------------------------------------------------------------
Revenues                                       $   812,000          $ 1,643,000
Expenses                                           287,000            4,437,000
--------------------------------------------------------------------------------
                                                   505,000           (2,794,000)
Other,  net                                        (81,000)              94,000)
Income  (loss)  before
income  taxes                                  $   424,000          $(2,888,000)
================================================================================

NOTE 6. Income Taxes

The provision for income taxes for the years ended December 31 is comprised of the following:

1996                            Federal             State               Total
--------------------------------------------------------------------------------
Current                       $ 1,049,000        $   441,000        $ 1,490,000
Deferred                         (283,000)           (44,000)          (327,000)
--------------------------------------------------------------------------------
                              $   766,000        $   397,000        $ 1,163,000

1995
--------------------------------------------------------------------------------
Current                       $ 1,020,000        $   394,000        $ 1,414,000
Deferred                         (860,000)          (331,000)        (1,191,000)
--------------------------------------------------------------------------------
                              $   160,000        $    63,000        $   223,000

1994
--------------------------------------------------------------------------------
Current                       $   972,000        $   366,000        $ 1,338,000
Deferred                         (204,000)           (31,000)          (235,000)
--------------------------------------------------------------------------------
                              $   768,000        $   335,000        $ 1,103,000
================================================================================

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1996 and 1995 consists of the following:

                                                       1996             1995
--------------------------------------------------------------------------------
Deferred tax assets:
State  franchise tax                               $   162,000      $   115,000
Real estate subsidiary                               1,822,000        2,176,000
Allowance  for  loan  losses                           804,000          535,000
Investment securities unrealized losses                 47,000             --
Nonaccrual interest                                    335,000             --
Other                                                  134,000          183,000
--------------------------------------------------------------------------------
Total gross deferred tax assets                      3,301,000        3,009,000
Less valuation  allowance                             (170,000)        (170,000)
--------------------------------------------------------------------------------
Deferred tax assets                                $ 3,134,000      $ 2,839,000
================================================================================
Deferred  tax  liabilities:
Fixed  assets                                      $   127,000      $    58,000
State franchise  taxes                                  61,000          187,000
Deferred  loan  fees                                      --             65,000
Investment securities unrealized gain                     --            200,000
Other                                                   79,000           36,000
--------------------------------------------------------------------------------
Total gross deferred tax liabilities                   267,000          546,000
--------------------------------------------------------------------------------
Net deferred tax assets                            $ 2,867,000      $ 2,293,000
================================================================================

 A valuation allowance is provided when it is more likely than not that some portion of the deferred tax assets will not be realized. Management believes that the valuation allowance is sufficient to cover that portion that will not be fully realized.



  A reconciliation of the provision for income taxes to the statutory federal income tax rate follows:

                                                            1996     1995     1994
--------------------------------------------------------------------------------------
Statutory federal  income tax rate                          34.0%    34.0%    34.0%
State franchise  tax, net of federal income tax benefit      8.3      7.5      7.7
Tax-exempt  interest  income, net                           (2.7)   (17.7)    (3.0)
Housing tax credits                                          (.7)     --       --
Other                                                       (2.2)     3.5       .1
Increase in valuation allowance for deferred tax assets      --      12.6      --
--------------------------------------------------------------------------------------
Effective  income tax rate                                  36.7%    39.9%    38.8%
======================================================================================

                            CAPITAL CORP of the WEST

NOTE 7: Lines of Credit

At  December  31,  1996,  the  Company  has  available   lines  of  credit  with
correspondent banks and the Federal Reserve Bank aggregating approximately $7,623,000 of which $105,000 were outstanding.

NOTE 8.  Regulatory  Matters

   The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company's capital amounts and classification are also subject to qualitative judgements by the regulators about components, risk weightings and other factors.

   Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios (set forth in the table below).

   First, a bank must meet a minimum Tier I (as defined in the regulations) capital ratio ranging from 3% to 5% based upon the bank's CAMEL (capital adequacy, asset quality, management, earnings and liquidity) rating.

   Second, a bank must meet minimum total risk-based capital to risk-weighted assets ratio of 8%. Risk-based capital and asset guidelines vary from Tier I capital guidelines by redefining the components of capital, categorizing assets into different risk classes, and including certain off-balance sheet items in the calculation of the capital ratio. The effect of the risk-based capital guidelines is that banks with high exposure will be required to raise additional capital while institutions with low risk exposure could, with the concurrence of regulatory authorities, be permitted to operate with lower capital ratios. In addition, a bank must meet minimum Tier I capital to average assets ratio of 4%.

   Management believes, as of December 31, 1996, that the Company and the Bank meet all capital adequacy requirements to which they are subject. As of December 31, 1996, the most recent notification, the Federal Deposit Insurance Corporation (FDIC) categorized the Bank as meeting the ratio test for a well capitalized bank under the regulatory framework for prompt corrective action. To be categorized as adequately capitalized, the Bank must meet the minimum ratios as set forth below. There are no conditions or events since that notification that management believes have changed the institution's classification.


   The Company's and Bank's actual capital amounts and ratios as of December 31, 1996 are as follows:

                                                                                                         To Be Well Capitalized
                                                                                For Capital              Under Prompt Corrective
                                                            Actual           Adequacy Purposes:             Action Provisions:
------------------------------------------------------------------------------------------------------------------------------------
Consolidated:                                        Amount      Ratio      Amount         Ratio         Amount         Ratio
                                                                         (less than      (less than     (less than     (less than
                                                                         or equal to)    (or equal to)(or equal to)   (or equal to)
------------------------------------------------------------------------------------------------------------------------------------
As of December  31, 1996
Total  capital (to risk  weighted  assets)         $23,670,000    11.2%   $16,914,000       8.0%      $21,142,000        10.0%
Tier I capital (to risk weighted assets)            21,043,000     9.6    $ 8,407,000       4.0       $12,686,000         6.0
Tier  I  capital  (to average assets)               21,043,000     8.2    $10,293,000       4.0       $12,868,000         5.0
------------------------------------------------------------------------------------------------------------------------------------
The Bank:
As of December 31, 1996
Total  capital (to risk weighted assets)            19,007,000    10.2    $14,965,000       8.0       $18,707,000        10.0
Tier I capital  (to  risk  weighted assets)         16,667,000     8.9    $ 7,483,000       4.0       $11,224,000         6.0
Tier I capital (to  average  assets)               $16,667,000     7.3%   $ 9,150,000       4.0%      $11,438,000         5.0%
====================================================================================================================================


NOTE 9. Commitments and Financial Instruments With Off-Balance Sheet Credit Risk

   At December 31, 1996, the Company has operating lease rental commitments for remaining terms of one to ten years. The Company has options to renew one of its leases for a period of 15 years. The minimum future commitments under noncancellable lease agreements having terms in excess of one year at December 31, 1996 aggregates approximately $2,469,000 as follows:

1997: $451,000 1998: $427,000 1999: $385,000 2000: $323,000 2001: $171,000
Thereafter: $712,000 = $2,469,000

   Rent expense was approximately $391,000, $272,000, and $248,000 for the years ended December 31, 1996, 1995 and 1994, respectively. Effective July 15, 1995 the Company entered into an agreement to relocate its existing administrative office and an existing branch in downtown Merced to a new facility in downtown Merced. Construction began in the summer of 1996 and is expected to be complete in late summer of 1997. The estimated construction cost of the new 29,000 square foot facility including a parking structure is estimated at approximately $4.7 million. In conjunction with the construction of the facility, the Merced Redevelopment Agency has provided the Bank with an interest-free loan in the amount of $3.0 million. The loan matures on August 31, 1997. It is anticipated that upon completion of the facility, a permanent mortgage loan will be obtained from an unaffiliated lender.

   In addition, the Company has a loan with an unaffiliated lender with an outstanding balance of $791,000 as of December 31, 1996. The loan matures in July of 1998. The loan was related to the cash portion of the purchase of the Thrift.

   At December 31, 1996 the aggregate maturities for time deposits in excess of one year are as follows:

1997: $10,263,000 1998: $863,000 1999: $417,000 2000: --- 2001: ----
= $11,543,000

   In the ordinary course of business, the Company enters into various types of transactions which involve financial instruments with off-balance sheet risk. These instruments include commitments to extend credit and standby letters of credit and are not reflected in the accompanying balance sheet. These transactions may involve, to varying degrees, credit and interest risk in excess of the amount, if any, recognized in the balance sheet.

   The Company's off-balance sheet credit risk exposure is the contractual amount of commitments to extend credit and standby letters of credit. The Company applies the same credit standards to these contracts as it uses in its lending process. Additionally, commitments to extend credit and standby letters of credit bear similar credit risk characteristics as outstanding loans (see note 10).

                December  31,                           1996           1995
--------------------------------------------------------------------------------
Financial instruments  whose  contractual
  amount  represents risk:
Commitments to extend credit                         $46,159,000     $28,321,000
Standby letters of credit                              3,231,000      2,465,000
================================================================================

   Commitments to extend credit are agreements to lend to customers. These commitments have specified interest rates and generally have fixed expiration dates but may be terminated by the Company if certain conditions of the contract are violated. Although currently subject to drawdown, many of these commitments are expected to expire or terminate without funding. Therefore, the total commitment amounts do not necessarily represent future cash requirements.
Collateral held relating to these commitments varies, but may include securities, equipment, inventory and real estate.

   Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of the customer to a third party.

                            CAPITAL CORP of the WEST

The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Collateral held for standby letters of credit is based on an individual evaluation of each customer's credit worthiness, but may include cash, equipment, inventory and securities.

NOTE 10. Concentrations of Credit Risk

   The Bank's business activity is with customers located primarily within Merced and Stanislaus and Tuolomne counties. The Bank specializes in real estate, real estate construction, commercial and dairy lending. Although the Bank has a diversified loan portfolio, a significant portion of its customers' ability to repay loans is dependent upon economic factors affecting residential real estate, construction, dairy, agribusiness and consumer goods retailing. Generally, loans are secured by various forms of collateral. The Bank's loan policy requires sufficient collateral be secured as necessary to meet the Bank's relative risk criteria for each borrower. The Bank's collateral consists primarily of real estate, dairy cattle, accounts receivable, inventory, equipment and marketable securities. A small portion of the Bank's loans are not supported by specific collateral but rather by the general financial strength of the borrower.

   The Thrift's business activity is with customers located primarily within Stanislaus, Fresno and Tulare counties. The Thrift specializes in direct consumer loans and the purchase of financing contracts principally from automobile dealerships and furniture stores. Generally, loans are secured by various forms of collateral. The Thrift's collateral consists primarily of automobiles and flooring inventory. A small portion of the Thrift's loans are not supported by specific collateral but rather by the general financial strength of the borrower. In addition the contracts are purchased from the dealers with recourse to the dealer and dealer reserves are established for each borrower.

   Although the slowdown in the real estate market has been a factor in the local economy for the last several years and has played a role in reducing economic growth in California, it is management's opinion that the underlying strength and diversity of the Central Valley's economy should mitigate a severe deterioration in the borrowers' ability to repay their obligations to the Company.

NOTE 11.  Employee  Benefit  Plans

   The Company has a noncontributory employee stock ownership plan ("ESOP") and an employee savings plan covering substantially all employees. During 1996, 1995, and 1994, the Company contributed approximately $114,000, $100,000, and $101,000, respectively, to the ESOP and $38,000, $27,000, and $30,000, respectively,  to the employee  savings plan.

   Under provisions of the ESOP, the Company can make discretionary contributions to be allocated based on eligible individual annual compensation, as approved by the Board of Directors. Contributions to the ESOP are recognized as compensation expense. For the years December 31, 1996, 1995, and 1994, the ESOP owned 106,247, 95,263, and 86,899 shares, respectively. ESOP shares are included in the weighted average number of shares outstanding for earnings per share computations.

   The employee savings plan allowed participating employees to contribute up to $9,500 in 1996. The Company will match 25% of the employees' elective contribution, as defined, not to exceed 6% of eligible annual compensation.


NOTE 12.  Stock  Option Plan

During 1992, shareholders approved the adoption of an incentive stock option plan for bank management and a nonstatutory stock option plan for directors. The maximum number of shares issuable under the plans was 126,000. Options are available for grant under the plans at prices that approximate fair market value at the date of grant. Options granted under both plans become exercisable 25% at the time of grant and 25% each year thereafter and expire 10 years from the date of grant. In 1995, shareholders approved an amendment to the stock option plans increasing the number of authorized but unissued shares available for future grant of the Company's common stock.

                       Shares Available For Grant      Options Outstanding      Exercise Price per Share
----------------------------------------------------------------------------------------------------------
Balance, December 31, 1994               21,122               130,708                 $ 8.10-$14.13
Additional  shares added to plan        148,170
Options  granted                        (29,000)               29,000                 $12.25-$13.50
Options  exercised                         --                  (1,500)                       $ 9.90
Stock dividend  declared                 24,494                20,506                        --
----------------------------------------------------------------------------------------------------------
Balance,  December 31, 1995             163,886               179,614                 $ 8.10-$13.86
Options granted                         (29,500)               29,500                 $12.63-$14.00
Options exercised                          --                 (20,739)                $ 9.90-$12.25
Stock dividend declared                   6,844                 9,294                       --
----------------------------------------------------------------------------------------------------------
Balance,  December 31, 1996             141,230               197,669                 $ 8.10-$14.00
==========================================================================================================

   At December 31, 1996, options for 156,310 shares were exercisable at prices varying from $8.10 to $14.00 per share. The exercise price per share has been adjusted for stock dividends in periods in which the exercise price exceeded the then current fair market value.

   The per share weighted-average fair value of stock options granted during 1996 and 1995 was $8.59 and $5.24 on the date of grant using the Black Scholes option-pricing model with the following weighted-average assumptions: 1995-1996
- an expected dividend yield of 0%; a risk-free interest rate of 5.48% and 6.31% respectively; and an expected life of 7 years.



   The Company applies APB Opinion No. 25 in accounting for its plan and, accordingly, no compensation cost has been recognized for its stock options in the accompanying consolidated financial statements. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, the Company's net income would have been reduced to the pro forma amounts indicated below:

                                           1996           1995                           1996           1995
----------------------------------------------------------------       ------------------------------------------
Net income           As reported         $2,009,000     $335,000       Pro forma      $1,857,000     $250,000
Net income per share As reported              $1.27         $.24       Pro forma           $1.17        $ .19
================================================================       ==========================================

   Pro forma net income reflects only options granted in 1996 and 1995. Therefore, the full impact of calculating compensation cost for stock options under SFAS No. 123 is not reflected in the pro forma net income amounts presented above because compensation cost is reflected over the options' vesting period of ten years and compensation cost for options granted prior to January 1, 1995 is not considered.

NOTE 13: Supplementary Cash Flow Information

For the years ended December 31, 1996, 1995 and 1994, the Company paid interest of $6,244,000, $5,678,000, and $3,906,000 and income taxes of $1,126,000,
$1,471,000,  and  $1,242,000,  respectively.

NOTE 14: Fair Value of Financial Instruments

The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

Financial  Assets:

Cash and cash equivalents: For these assets, the carrying amount is a reasonable estimate for fair value.

                            CAPITAL CORP of the WEST

Investments: Fair values for investment securities available-for-sale are the amounts reported on the consolidated balance sheets and investment securities held-to-maturity are based on quoted market prices where available. If quoted market prices were not available, fair values were based upon quoted market prices of comparable instruments.

Net loans: The fair value of loans is estimated by utilizing discounted future cash flow calculations using the interest rates currently being offered for similar loans to borrowers with similar credit risks and for the remaining or estimated maturities considering pre-payments. The carrying value of loans are net of the allowance for possible loan losses and unearned loan fees.

Loans held for sale: The fair value of loans held for sale is the carrying value as the loans are under commitments to be sold at carrying value.

Financial Liabilities:

Deposits: The fair values disclosed for deposits generally paid upon demand (i.e., noninterest-bearing and interest-bearing demand, savings and money market accounts) are considered equal to their respective carrying amounts as reported on the consolidated balance sheets. The fair value of fixed rate certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.

Borrowings: For these instruments, the fair value is estimated using rates currently available for similar loans with similar credit risk and for the remaining maturities.

Commitments to extend credit and standby letters of credit: The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present credit-worthiness of the counter parties. For fixed rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligation with the counter parties at the reporting date.

Fair values for financial instruments are management's estimates of the values at which the instruments could be exchanged in a transaction between willing parties. These estimates are subjective and may vary significantly from amounts that would be realized in actual transactions. In addition, other significant assets are not considered financial assets including, any mortgage banking operations, deferred tax assets, and premises and equipment. Further, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on the fair value estimates and have not been considered in any of these estimates.

1996                                             Carrying Amount     Fair Value
--------------------------------------------------------------------------------
Financial assets:
Cash and cash equivalents                        $ 16,717,000       $ 16,717,000
Investment securities:
Available-for-sale                                 43,378,000         43,378,000
Net  loans                                        180,455,000        180,259,000
Mortgage loans held for sale                          880,000            880,000
--------------------------------------------------------------------------------
Financial  Liabilities:
Deposits:
Noninterest-bearing demand                         39,157,000         39,157,000
Interest-bearing demand                            34,303,000         34,303,000
Savings and money market                          111,285,000        111,285,000
Time deposits                                      53,600,000         53,753,000
Borrowings                                       $  3,896,000       $  3,575,000
--------------------------------------------------------------------------------
                                                         Contract  Amount
                                                  ------------------------------
Off-balance  sheet:
Commitments                                      $ 46,159,000       $  4,615,900
Standby letters of credit                           3,231,000             32,300
================================================================================

1995                                              Carrying Amount  Fair Value
--------------------------------------------------------------------------------
Financial assets:
Cash  and  cash  equivalents                     $ 18,967,000       $ 18,967,000
Investment securities:
Available-for-sale                                 45,302,000         45,302,000
Net  loans                                        132,035,000        131,708,000
Mortgage loans held for sale                          501,000            501,000
--------------------------------------------------------------------------------
Financial  Liabilities:
Deposits:
Noninterest-bearing  demand                        39,726,000         39,726,000
Interest-bearing demand                            29,019,000         29,019,000
Savings and money market                           95,537,000         95,537,000
Time deposits                                      28,319,000         28,559,000
Borrowings                                       $    106,000       $    106,000
--------------------------------------------------------------------------------
                                                         Contract  Amount
                                                  ------------------------------
Off-balance  sheet:
Commitments                                      $ 28,321,000       $  2,832,100
Standby  letters of credit                          2,465,000             24,600
================================================================================

NOTE 15: Derivative Financial Instruments

As of December 31, 1996 and 1995 the Company had no off-balance sheet derivative financial instruments. The Company held one step-up bond, considered a structured note, with a fair market value of $497,000 as of December 31, 1995 which matured during 1996. The Company held no derivative instruments as of December 31, 1996.

NOTE 16:  Parent  Company Only  Financial  Information

This information should be read in conjunction with the other notes to the consolidated financial statements. The parent company was formed November 1, 1995. During the year ended December 31, 1996, the Bank paid the Company $100,000 in cash dividends and the Thrift paid the Company $825,000 in cash dividends. The following is the condensed balance sheet of the Company as of December 31, 1996 and the condensed statement of income and cash flows for the year ended December 31, 1996:

--------------------------------------------------------------------------------
Condensed Balance Sheets (In thousands)                     1996        1995
Cash  deposited in subsidiary  bank                       $    159     $     51
Investment  in  subsidiary, County Bank                     16,574       14,968
Investment in  subsidiary,  Town & Country                   5,061         --
Investment  in  subsidiary,  Capital West Group                 81         --
Other assets                                                    98          107
--------------------------------------------------------------------------------
Total Assets                                              $ 21,973     $ 15,126
================================================================================
Accrued  expenses  and  other  liabilities                $    999     $     33
Stockholders'  equity                                       20,974       15,093
--------------------------------------------------------------------------------
Total liabilities and stockholders' equity                $ 21,973     $ 15,126
================================================================================

--------------------------------------------------------------------------------
Condensed  Statements of Income (In  thousands)             1996         1995
Equity in  undistributed  income of subsidiary            $  2,094     $    335
Expenses                                                        85         --
Net income                                                $  2,009     $    335
================================================================================
Condensed Statements of Cash Flows (In thousands)           1996         1995
Net cash used by operating activities                     $   (712)    $    (74)
Net cash (used)/provided by investing  activities             (233)         125
Net cash provided by financing  activities                   1,053         --
Net increase in cash                                           108           51
Cash at the beginning of the year                               51         --
Cash at the end of the year                               $    159     $     51
================================================================================

NOTE 17: Prospective Accounting Pronouncements

In June 1996, the Financial Accounting Standards Board issued SFAS No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. SFAS No. 125 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996 and is to be applied prospectively. This Statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on consistent application of a financial components approach that focuses on control. It distinguishes transfers of financial assets that are sales from transfers that are secured borrowings. Management of the Company does not expect that adoption of SFAS No. 125 will have a material impact on the Company's financial position, results of operations, or liquidity.

                            CAPITAL CORP of the WEST

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis is designed to provide a better understanding of the significant changes and trends related to the Company and its subsidiaries' financial condition, operating results, liquidity and capital resources. The following discussion should be read in conjunction with the Consolidated Financial Statements of the Company and the Notes thereto. The consolidated financial statements of Capital Corp of the West (the "Company") include its subsidiaries, County Bank (the "Bank"), Town & Country Finance and Thrift (the "Thrift") and Capital West Group. It also includes the Bank's subsidiary, Merced Area Investment Development, Inc. ("MAID").

Overview Total net income for 1996 was $2,009,000 compared to $335,000 in 1995 and $1,736,000 in 1994. Earnings per share were $1.27 in 1996 compared to $.24 in 1995 and $1.24 in 1994. The return on average assets was .90% in 1996 as compared with .18% in 1995 and 1.05% in 1994. The Company's return on beginning equity for the same periods was 13.3%, 2.4% and 13.7%, respectively. Included in 1995 earnings is a complete write-off of the Bank's investment in real estate held by its real estate subsidiary. This real estate write-off in 1995 totaled $2,881,000 and resulted in a $1,757,000 reduction in 1995 after tax earnings.

   Total assets at December 31, 1996 reached $266 million, up $57 million or 27% from December 31, 1995. Net loans grew to $180 million at year end 1996, a 37% increase and deposits grew to $238 million, a 16% increase. Total equity capital grew to $21 million, a 39% increase over year end 1995. Growth is in part due to the acquisition of the Thrift as of June 28, 1996. As of December 31, 1996, the Thrift had $28 million in assets, $20 million in loans and $23 million in deposits.

Liquidity To maintain adequate liquidity requires that sufficient resources be available at all times to meet cash flow requirements of the Company. The need for liquidity in a banking institution arises principally to provide for deposit withdrawals, the credit needs of its customers and to take advantage of investment opportunities as they arise. A company may achieve desired liquidity from both assets and liabilities. The Company considers cash and deposits held in other banks, federal funds sold, other short term investments, maturing loans and investments, payments of principal and interest on loans and investments and potential loan sales as sources of asset liquidity. Deposit growth and access to credit lines established with correspondent banks and market sources of funds are considered by the Company as sources of liability liquidity.

   The Company reviews its liquidity position on a regular basis based upon its current position and expected trends of loans and deposits. Management believes that the Company maintains adequate amounts of liquid assets to meet its liquidity needs. These assets include cash and deposits in other banks, available-for-sale securities and federal funds sold. The Company's liquid assets totaled $63,196,000 and $64,269,000 at December 31, 1996 and 1995,
respectively, and are 23.8% and 30.7%, respectively, of total assets on those dates. The decrease in liquid assets in 1996 is primarily due to loan growth in excess of deposit growth during the 1996 year. In analyzing liquidity for the Company, consideration is also taken for the pledging requirements of the Company's investment securities. Total pledged securities were $16,678,000 at December 31, 1996 and $18,157,00 at December 31, 1995, respectively.

   Although the Company's primary sources of liquidity include liquid assets and a stable deposit base, the Company maintains lines of credit with certain correspondent banks and the Federal Reserve Bank aggregating $7,623,000 of which $105,000 was outstanding as of December 31, 1996. This compares with lines of credit of $5,270,000 of which $106,000 was outstanding as of December 31, 1995.

Capital Resources Capital serves as a source of funds and helps protect depositors against potential losses. The primary source of capital for the Company has been internally generated capital through retained earnings. The Company's shareholders' equity had a net increase of $5,881,000 in 1996, $1,011,000 in 1995, and $1,449,000 in 1994. The increase in 1996 was the result of net income for the year of $2,009,000, $208,000 in stock options exercised and $162,000 due to the issuance of shares pursuant to the employee benefit plans. This is partially offset by a total of $86,000 in cash dividends paid lieu of fractional shares on stock dividends and the 5 cents per share cash dividend and a net reduction in the net unrealized value in the available-for-sale investment portfolio of $381,000. Finally, the purchase of the Thrift added $3,969,000 to capital for the Company. The 1995 increase was the result of net income of $335,000, $15,000 on the exercise of stock options and $667,000 increase in the unrealized gain in the available-for-sale investment portfolio. This is in part offset by $6,000 in cash dividends paid in lieu of fractional shares on stock dividends.

   The Company is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate mandatory and possibly additional discretionary actions by the regulators that, if undertaken, could have a material effect on the Company's financial statements. Management believes, as of December 31, 1996, that the Company, the Bank and the Thrift meet all capital requirements to which they are subject. The Company's leverage capital ratio at December 31, 1996 was 8.2% as compared with 7.4% as of December 31, 1995. The Company's risk-based capital ratio at December 31, 1996 was 11.2% of which 9.6% was common shareholders' equity as compared to 10.3% (9.2% was common shareholders' equity) as of December 31, 1995. Management believes that, under the current regulations, the Company will continue to meet its minimum capital requirements in the foreseeable future.

Results of Operations Net income in 1996 was $2,009,000 compared to $335,000 in the prior year and $1,736,000 in 1994. This represents a 500% increase in earnings compared to 1995, following a 81% decrease in 1995 compared to 1994 results. Earnings per share in 1996 were $1.27 compared to $.24 in 1995 and $1.24 in 1994. Included in 1995 earnings is a complete write-off of the Company's investment in real estate held by its real estate subsidiary. This real estate write-off in 1995 totaled $2,881,000 and result-ed in a $1,757,000 reduction in 1995 earnings.

   The increase in earnings in 1996 as compared to 1995 is primarily due to the complete write-off of the real estate subsidiary in 1995. Excluding that item, earnings were down approximately $83,000. The areas where the Company showed earnings improvement include a net interest income increase of $2,330,000 or 23%, and increases in noninterest income, exclusive of the 1995 real estate writeoff, of $1,278,000 or 77%. This is more than offset by increases in provisions for loan losses of $1,285,000 or 564% and in noninterest expenses of $2,591,000 or 32%.

   The decrease in earnings in 1995 resulted primarily from the complete write-off of the Bank's remaining investment in its real estate held by its real estate subsidiary totaling $2,881,000. This compares with provisions for loss on real estate held for sale or development of $798,000 in 1994. Net interest income increased $1,199,000 or 13%. Noninterest income, exclusive of the real estate provisions increased by $324,000. These increases are partially offset by increased loan loss provisions of $228,000 and increased noninterest expenses of $1,223,000 or 18%.

                            CAPITAL CORP of the WEST

   When evaluating the earnings performance of banking organizations, two measures of profitability commonly used are return on average assets and return on beginning equity. Return on average assets measures a bank's ability to profitably employ its resources. Return on average assets in 1996 was .90%. This compares with .18% in 1995 and 1.05% in 1994. Return on beginning equity is a measure of a bank's ability to generate income on the capital invested in the company by its shareholders. Return on beginning equity was 13.3% in 1996 as compared to 2.4% in 1995 and 13.7% in 1994. The decrease in return on average assets and beginning equity in 1996, exclusive of the real estate write-off, was generally attributed to a moderate increase in the net interest income and increases in noninterest income which was more than offset by increases in noninterest expenses and loan loss provisions.

Net Interest Income The Company's primary source of income is the difference between interest income and fees derived from earning assets and interest paid on liabilities obtained to fund those assets. The difference between the two is referred to as net interest income.

   Total interest and fee income on earning assets increased from $15,873,000 to $19,351,000, a $3,478,000 or 22% increase in 1996. This compares with an increase from $12,807,000 to $15,873,000, a $3,066,000 or 24% increase in 1995.
The level of interest income is affected by changes in the volume (growth) and the rates earned on interest earning assets. Interest-earning assets consist pri-marily of loans, investment securities and federal funds sold. Average interest-earning assets in 1996 were $203,046,000 as compared with $166,826,000 in 1995, a $36,220,000 or 22% increase. Of the 1996 increase in interest income of $3,478,000, $3,451,000 was the result of growth in these assets and $27,000 was a result of increases in yields on these assets. Of the 1995 increase in interest income of $3,066,000, $1,663,000 was the result of growth in these assets and $1,403,000 was as a result of increases in yields on these assets.

   Interest expense is a function of the volume (growth) of and rates paid for interest-bearing liabilities. Interest-bearing liabilities consist primarily of certain deposits and borrowed funds. Total average interest-bearing liabilities in 1996 were $176,333,000 as compared with $143,131,000 in 1995, a $33,202,000 or 23% increase. Total interest expense increased $1,148,000 or 20% and increased $1,867,000 or 48% in 1995. Of the 1996 increase in interest expense of $1,148,000, $1,289,000 was the result of growth in these liabilities and was partially offset by $141,000 as a result of decreased costs of these liabilities. Of the 1995 increase of $1,867,000, $568,000 was the result of growth in these liabilities and $1,299,000 was the result of increases in costs of these liabilities.

   The Bank's net interest margin, the ratio of net interest income expressed as a percent of average interest-earning assets for 1996 was 6.16%. This is an increase of .07% compared to the 1995 margin of 6.09% and .06% compared to the 1994 margin of 6.03%. This provides a measurement of the Bank's ability to purchase and employ funds profitably during the period being measured. The mod-est improvement in net interest margin is due to increases in loan volume as a percentage of earning assets, which was partially off-set by the increase in nonearning loans.

Asset and Liability Management Asset and liability management is an integral part of managing a banking institution's primary source of income, net interest income. The Company manages the balance between rate-sensitive assets and rate-sensitive liabilities being repriced in any given period with the objective of stabilizing net interest income during periods of fluctuating interest rates. The Company considers its rate-sensitive assets to be those which either contain a provision to adjust the interest rate periodically or mature within one year. These assets include certain loans and investment securities and federal funds sold. Rate-sensitive liabilities are those which allow for periodic interest rate changes and include maturing time certificates, certain savings and interest-bearing demand deposits. The difference between the aggregate amount of assets and liabilities that are repricing at various time frames is called the "gap." Generally, if repricing assets exceed repricing liabilities in a time period the Company would be deemed to be "asset-sensitive." If repricing liabilities exceed repricing assets in a time period the Company would be deemed to be " liability-sensitive." Generally, the Company seeks to maintain a balanced position whereby there is no significant "asset or liability sensitivity" to ensure net interest margin stability in times of volatile interest rates. This is accomplished through maintaining a significant level of loans, investment securities and deposits available for repricing within one year.

   As of December 31, 1996 the Company was moderately "liability-sensitive" with a cumulative negative one-year gap of $42,922,000 or 16% of total assets. This compares with the Company being moderately "liability-sensitive" with a cumulative negative one-year gap of $14,718,000 or 7% of total assets at December 31, 1995. In general, based upon the Company's mix of deposits, loans and investments, declines in interest rates would be expected to moderately increase the Company's net interest margin. Increases in interest rates would be expected to have the opposite effect. The increase in the cumulative negative one year gap is due primarily to the purchase of the Thrift and its "liability-sensitive" profile as of December 31, 1996.

   The change in net interest income may not, however, always follow the general expectations of an "asset-sensitive" or "liability-sensitive" balance sheet during periods of changing interest rates. This results from interest rates paid changing by differing increments and at different time intervals for each type of interest-sensitive asset and liability.

   An additional measure of interest rate sensitivity that the Company monitors is its expected change in earnings. This model's esti-mate of interest rate sensitivity takes into account the differing time intervals and differing rate change increments of each type of interest-sensitive asset and liability. It then measures the projected impact of changes in market interest rates on the Company's return on equity. Based upon the December 31, 1996 mix of interest-sensitive assets and liabilities, given an immediate and sustained increase in the federal funds rate of 1%, this model estimates the Company's cumulative return on equity over the next year would decrease by less than 1%. This compares with a cumulative one year expected decrease in return on equity of less than 1% as of December 31, 1995. As both of these measures of interest rate risk indicate, the Company is not subject to significant risk of change in its net interest margin as a result of changes in interest rates.

Allowance and Provision for Loan Losses The Company maintains an allowance for loan losses at a level considered by Management to be adequate to cover the inherent risks of loss associated with its loan portfolio under prevailing and anticipated economic conditions. In determining the adequacy of the allowance for loan losses, Management takes into consideration the growth trend in the portfolio, examinations of financial institution supervisory authorities, internal and external credit reviews, prior loan loss experience for the Company, concentrations of credit risk, delinquency trends, general economic conditions and the interest rate environment. The allowance is based on estimates and ultimate future losses may vary from current estimates. It is always possible that future economic or other factors may adversely affect the Company's borrowers, and thereby cause loan losses to exceed the current allowance.

                            CAPITAL CORP of the WEST

   The balance in the allowance is affected by the amounts provided from operations, amounts charged off and recoveries of loans previously charged off. The Company had provisions to the allowance in 1996 of $1,513,000 as compared to 228,000 in 1995 and none in 1994.

   The Company's charge-offs, net of recoveries, were $570,000 in 1996 as compared with $148,000 in 1995 and $126,000 in 1994. This represents loan loss experience ratios of .32%, .12% and .12% in those respective years stated as a percentage of average net loans outstanding for each year. As of December 31, 1996 the allowance for loan losses was $2,792,000 or 1.5% of total loans outstanding. This compares with an allowance for loan losses of $1,701,000 or 1.3% in 1995 and $1,621,000 or 1.5% in 1994. The increase in loan loss provision in 1996 was primarily due to increased reserves established for a large commercial real estate loan that was deemed impaired, reserves required for a portfolio of lease receivables purchased in 1994 and to support the general loan growth of the Company. The increase in net chargeoffs in 1996 was primarily due to the loss recognized on the foreclosure of a real estate secured agricultural loan currently held as other real estate owned.

Asset Quality Management recognizes the importance of asset quality as a key ingredient to the successful financial performance of a financial institution. The level of nonperforming loans and real estate acquired through foreclosure are two indicators of asset quality. Nonperforming loans are those in which the borrower fails to perform under the original terms of the obligation and are cat-egorized as loans past due 90 days or more, loans on nonaccrual status and restructured loans. Loans are generally placed on nonaccrual status and accrued but unpaid interest is reversed against current year income when interest or principal payments become 90 days past due unless the outstanding principal and interest is adequately secured and, in the opinion of Management, is deemed to be in the process of collection. Additional loans which are not 90 days past due may also be placed on nonaccrual status if Management reasonably believes the borrower will not be able to comply with the contractual loan repayment terms and the collection of principal or interest is in question.

   Management defines impaired loans as those loans, regardless of past due status, in which principal and interest is not expected to be collected under the original contractual loan repayment terms. An impaired loan is charged off at the time management believes the collection of principal and interest process has been exhausted. At December 31, 1996 and 1995, impaired loans were measured based upon the present value of future cash flows discounted at the loan's effective rate, the loan's observable market price, or the fair value of collateral if the loan is collateral dependent.

   The Company had nonperforming loans at December 31, 1996 of $5,568,000 as compared with $4,850,000 at year end 1995 and $699,000 at year end 1994. Included in the 1996 totals, $3,626,000 are loans secured by first deeds of trust on real property as compared with $3,286,000 in 1995 and $422,000 in 1994. Impaired loans as of December 31, 1996 were $7,020,000 which had specific allowances for possible loss of $1,827,000 as compared with $4,326,000 as of December 31, 1995 which had specific allowances for possible loss of $605,000. Other forms of collateral, such as inventory, chattel and equipment, secure the remaining nonperforming loans as of each date. Included in the nonperforming and impaired loans in 1996 and 1995 was a $3.4 million commercial real estate loan that has been restructured but is still shown as a nonperforming loan. The loan is expected to remain on nonaccrual status until substantial performance on the loan occurs. The restructured loan matures in 1998.

   In addition, the Bank purchased a portfolio of lease receivables in 1994. The company which packages and sells these leases to financial institutions filed a Chapter 11 reorganization in April 1996 and its chief financial officer has been charged by the Securities Exchange Commission with participating in securities fraud. More than 360 banks nationwide had acquired similar lease receivable contracts. The Bank has $1,281,000 of these leases on nonaccrual status as of December 31, 1996. The Bank has retained counsel jointly with other California banks and is monitoring its position to ascertain the extent of loss the Bank may incur. As of December 31, 1996 specific reserves of $385,000 have been established for this portfolio. As of February 12, 1997, the Bank signed a settlement agreement in regards to this portfolio of leases that established the projected recovery rate at 78.5% or approximately $1,006,000.

   At December 31, 1996 the Bank had $1,466,000 in two real estate properties acquired through foreclosure compared with $47,000 as of December 31, 1995 and at year end 1994 the Company had no real estate acquired through foreclosure.

   Total nonperforming assets represented 30% of the allowance for loan losses and shareholders' equity as of December 31, 1996. This compares with nonperforming assets of 29% and 5% of the allowance for loan losses and total equity as of December 31, 1995 and December 31, 1994, respectively.

   Net loans grew to  $180,455,000  at December 31, 1996, a  $48,420,000  or 37%
increase from the end of the prior year. The Company's loan portfolio consists primarily of commercial, agricultural, real estate mortgage, real estate construction and consumer installment loans. Loan growth was principally in agricultural, real estate mortgage, real estate construction and consumer loans. In addition, the Company purchased the Thrift and its approximately $20 million consumer finance operation as of June 1996. As of December 31, 1996, the loan portfolio mix was comprised as follows: commercial loans (15%), agriculture loans (24%), real estate construction loans (8%), real estate mortgage loans (31%) and consumer loans (22%). The largest segment within the agriculture portfolio is the Company's dairy loans. Dairy loans comprised 15% of the Company's loan portfolio as of December 31, 1996.

   The above referenced loan portfolio mix has not materially changed from the prior year. There have been moderate increases in consumer loans as a percentage of the portfolio due primarily to the purchase of the Thrift.

   As a result of the Company's loan portfolio mix, the future quality of these assets could be affected by adverse trends in these local or regional economic sectors. There have been significant floods throughout parts of California occurring in January 1997. The Company has done an analysis of its collateral as a result of the recent floods. Current estimates indicate that there were no mate-rial adverse effects to the collateral position of the Company as of the date of this report.

   Additionally, the Company has investments in residential real estate in Merced County through its wholly owned subsidiary, Merced Area Investment and Development, Inc. (MAID). MAID held two separate properties held for sale or development at December 31, 1996. These investments were completely written-off in 1995, although the Bank still retains title to these properties. This compares with a carrying value of $3,853,000 at December 31, 1994. These properties consist of residential lots in varying stages of development.

Other Income or Loss Total noninterest income in 1996 increased by $4,159,000 or 340%. Total noninterest income in 1995 includes a complete write-off of its remaining real estate held by the Bank's real estate subsidiary of $2,881,000. In 1996, service charges increased $354,000 or 38%, other income increased by $504,000 or 78% and gains on the sale of real estate increased by $420,000 or 474%. Increases in service charge income are due to Company's growth as well as increased service charges implemented in 1996.

                            CAPITAL CORP of the WEST

Other income has increased primarily due to increased revenues on retail investment products, loan servicing income, gains on the sale of Small Business Administration loans and gains on the sale of securities.

   In 1995, service charge income showed increases of $20,000 or 2%, income from the sale of real estate held for sale or development show increases of $74,000 and other income shows an increase of $237,000 or 57%. Other income increases in 1995 are due to the addition of commission fees earned on investment product sales and increases in loan servicing fee income.

   The Company recognized $508,000 in gains on the sale of real estate held for sale in 1996. This was the result of the sale of 40 improved lots and four single family homes in two real estate projects. This compares with $88,000 in gains on the sale of real estate held for sale or development in 1995. This is the result of sales of 8 single family homes and 56 improved lots in three real estate projects. This compares with gains of $14,000 in 1994 on the sale of 9 single family homes and 2 improved lots in three real estate projects.

   The Company records its investment in real estate held for sale or development at the lower of cost or net realizable value, based on management's best estimate of the local real estate market, along with appraised values and prospects for sales in the future. In 1995, the Bank decided to take a complete write-off of its remaining investment of its real estate held by MAID. This resulted in provisions for loss of $2,881,000 in 1995. The Bank provided $798,000 for future losses on the sales of certain of its real estate projects in 1994.

Other Expense Total noninterest expense increased $2,590,000 or 32% in 1996 as compared with an increase of $1,223,000 or 18% in 1995 as compared to 1994.

   Salaries and related benefits increased by $1,122,000 or 27% in 1996 as compared with an increase of $621,000 or 17% in 1995. The salary increase in 1996 was primarily due to two factors. First, the purchase of Town & Country and the establishment of Capital West Group added $473,000 to total salaries. In addition, the Bank underwent a reengineering project in 1996, whereby Bank operations were streamlined and voluntary separation packages were offered to all employees. A total of 23 employees accepted the package, and total separation expenses were $286,000. Current projections are that the project resulted in salary savings in existing branch operations of approximately $114,000 per quarter with benefits being realized starting in the third and fourth quarters of 1996. Other increases relate to overall Bank growth in new branches in late 1995 through 1996. The salary and related benefits increase in 1995 was primarily due to an increase in full time equivalents. This was in part due to the opening of a new branch and two new loan production offices in 1995. Full time equivalents were 115 on average in 1995, compared to 103 in 1994, a 11.7% increase. Normal merit increases and related benefit expenses also contributed to the overall increase.

   Premises and occupancy expenses increased $223,000 or 36% in 1996 and $25,000 or 4% in 1995 as compared with an increase of $50,000 or 9% in 1994. The 1996 and 1995 increases are primarily due to the purchase of the Thrift and its four branch offices as of June 1996 and the opening of branches of the Bank in November 1995, April 1996 and two in December 1996.

   Bank assessments by both the FDIC and the California State Banking Department totaled $48,000, $183,000 and $394,000 respectively in the years ended December 31, 1996, 1995 and 1994. The decreases in 1995 and 1996 are due to reduced FDIC premiums beginning in May of 1995. FDIC assessment levels for the Company were $2,000 in 1996 as compared with $.04 cents per $100 in deposits in 1995 and $.26 cents per $100 in deposits in 1994.

   The Bank's professional fees increased by $351,000 or 87% in 1996 as compared with an increase of $105,000 or 35% in 1995 over the same period in 1994. Professional fees include legal, consulting, audit and accounting fees. The primary reason for the 1996 increase was consulting fees incurred in conjunction with the reengineering project undertaken by the Bank in 1996. The increases in 1995 were primarily due to legal fees increases which related to corporate matters such as the bank holding company formation and the expanded proxy statement.

   Other noninterest expenses changed as follows: equipment expenses increased by $233,000 or 30% in 1996 as compared with $48,000 or 10% in 1995; supplies increased by $58,000 or 25% in 1996 as compared with increases of $110,000 or 89% in 1995; marketing expenses increased by $158,000 or 75% in 1996 as compared with increases of $38,000 or 16% in 1995; and other operating expenses increased by $280,000 or 32% in 1996 as compared with $356,000 in 1995. Increases relate primarily to overall growth of the Company through the purchase of the Thrift, branch expansion in late 1995 and 1996, and the establishment of Capital West Group.

Provision for Income Taxes The Company's provision for income taxes was $1,163,000 in 1996, $223,000 in 1995 and $1,103,000 in 1994. The effective income tax rate was 36.7% in 1996 as compared with 39.9% in 1995 and 38.8% in 1994. In part the effective tax rate of the Company has been reduced in 1996 due to the tax credits earned by the purchase of housing tax credits in late 1995 and 1996. Total housing tax credits for 1996 were approximately $67,000. The change in the effective tax rate for the three years was also impacted by the effective tax benefit derived from interest income on loans and securities exempt from federal taxation. The tax benefit from such income as a percentage of income before taxes was 2.7% in 1996, 17.7% in 1995 and 3.0% in 1994.

Impact of Inflation The primary impact of inflation on the Company is its effect on interest rates. The Company's primary source of income is net interest income which is affected by changes in interest rates. The Company attempts to limit inflation's impact on its net interest margin through management of rate-sensitive assets and liabilities and the analysis of interest rate sensitivity. The effect of inflation on premises and equipment as well as noninterest expenses has not been significant for the periods covered in this report.

                            CAPITAL CORP of the WEST

MARKET FOR COMPANY'S COMMON STOCK AND RELATED STOCK MATTERS

Effective January 18, 1996, the Company's stock was listed on NASDAQ, a national market symbol with a stock quotation symbol of CCOW. During 1995, the Company's common stock was not listed on any stock exchange nor quoted on NASDAQ, it was traded through the electronic bulletin board.

   The following table indicates the range of high and low sales prices, excluding brokers' commissions, for the periods shown, based upon information provided by the NASDAQ for 1996 and the Company's market makers and known to management for 1995.

1996                                                 High             Low
--------------------------------------------------------------------------------
4th  quarter                                    $   16.25          $   13.75
3rd  quarter                                        14.75              12.63
2nd quarter                                         15.00              13.00
1st quarter                                     $   15.00          $   12.50
================================================================================

1995                                                High               Low
--------------------------------------------------------------------------------
4th quarter                                     $   12.25          $   12.00
3rd quarter                                         13.25              12.00
2nd quarter                                         14.00              12.50
1st quarter                                     $   13.50          $   12.00
================================================================================


   As of December 31, 1996, the number of stockholders of the Company on record was approximately 1,175. A California corporation may pay a cash dividend or other shareholder distribution only if (i) the distribution would not exceed its retained earnings or (ii) either (a) the sum of its assets (net of goodwill, capitalized research and development expenses and deferred charges) would be less than 125% of its liabilities (net of deferred taxes, income and other credits), or (b) current assets would not be less than current liabilities (except that if its average earnings before taxes for the last two years had been less than average interest expenses, current assets must be not less than 125% of current liabilities).

   Under the California Financial Code, a state licensed bank may declare cash dividends in an amount not to exceed the lesser of the bank's retained earnings or net income for its last three fiscal years (less any distributions to shareholders made during the such period) or, with the prior approval of the California Superintendent of Banks, in an amount not to exceed the greatest of
(i) retained earnings of the bank; (ii) the net income of the bank for its last fiscal year; or (iii) the net income of the bank for its current fiscal year. If the Superintendent finds that the shareholders' equity in a bank is not adequate or that the payment of a dividend would be unsafe or unsound, the Superintendent may order the bank not to pay a dividend to shareholders.

   Federal law also restricts the payment of dividends under certain circumstances. The FDIC Improvement Act prohibits a bank from paying dividends if after making such payment, the bank would fail to meet any of its capital requirements. Also, under the Financial Institution Supervisory Act, the FDIC has the authority to prohibit a bank from engaging in business practices which the FDIC considers unsafe or unsound. It is possible, depending on the financial condition of the bank and other factors, that the FDIC could assert that the payment of dividends or other payments in some circumstances might be such an unsafe or unsound practice and therefore prohibit such payment.

   Generally, the Company has retained earnings to support the growth of the Company and has not paid regular cash dividends. The Company declared a 5% stock dividend and a $.05 per share cash dividend in August of 1996 for shareholders of record as of September 15, 1996. This resulted in the issuance of an additional 82,384 shares in 1996 and cash dividends to shareholders of $86,000. In addition in 1996, the Bank paid $100,000 and the Thrift paid $825,000 in cash dividends to the holding company. The Thrift dividend was due to the cash portion of the purchase price of the Thrift and was in accordance with its dividend authority as defined by the Department of Corporations.

INDEPENDENT AUDITORS'  REPORT

   To the Board of Directors and Shareholders of Capital Corp of the West: We have audited the accompanying consolidated balance sheets of Capital Corp of the West and subsidiaries (the Company) as of December 31, 1996 and 1995 and the related consolidated statements of income, cash flows, and shareholders' equity for each of the years in the three year period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Capital Corp of the West and subsidiaries as of December 31, 1996 and 1995 and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 1996 in conformity with generally accepted accounting principles.

   As discussed in Note 1 to the consolidated financial statements, the Company changed its method of accounting for impaired loans in 1995 to adopt the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards (SFAS) No. 114, Accounting by Creditors for Impairment of a Loan, as amended by Statement No. 118, Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures.

/s/ KPMG Peat Marwick LLP

Sacramento, California
January 31, 1997

CAPITAL CORP of the WEST
SELECTED CONSOLIDATED FINANCIAL DATA

                                                                                                            Years Ended December 31,
                                          ------------------------------------------------------------------------------------------
                                                      1996              1995              1994            1993               1992
------------------------------------------------------------------------------------------------------------------------------------
Summary of  operations
Total  interest  income                          $  19,351,000    $  15,873,000     $  12,807,000    $  11,483,000     $  11,370,000
Total interest expense                               6,865,000        5,717,000         3,850,000        3,061,000         3,948,000
Net interest income                                 12,486,000       10,156,000         8,957,000        8,422,000         7,422,000
Provision for loan losses                            1,513,000          228,000              --            254,000           162,000
Net interest income after provision
for loan losses                                     10,973,000        9,928,000         8,957,000        8,168,000         7,260,000
Total other income                                   2,935,000       (1,224,000)          805,000          679,000           884,000
Total other expense                                 10,736,000        8,146,000         6,923,000        6,459,000         6,302,000
Income before income taxes                           3,172,000          558,000         2,839,000        2,388,000         1,842,000
Provision for income taxes                           1,163,000          223,000         1,103,000          905,000           676,000
Cumulative effect of change
in accounting  for income taxes                           --               --                --           (300,000)             --
------------------------------------------------------------------------------------------------------------------------------------
Net income                                       $   2,009,000    $     335,000     $   1,736,000    $   1,783,000     $   1,166,000
------------------------------------------------------------------------------------------------------------------------------------
Per share
Weighted average number of
shares outstanding                                   1,578,198        1,333,923         1,333,456        1,332,414         1,332,414
Net income                                       $        1.27    $         .24     $        1.24    $        1.27     $         .84
Cash  dividends                                  $         .05             --                --               --                --
Shareholders'  equity (book value)               $       12.09    $       10.74     $       10.03    $        9.01     $        7.74
------------------------------------------------------------------------------------------------------------------------------------
Balance  sheet
Cash and  noninterest-bearing
deposit  in other  banks                         $  12,982,000    $  18,967,000     $  14,190,000    $  10,936,000     $   5,539,000
Time  deposits and federal                           6,836,000             --           2,300,000        4,700,000         5,300,000
funds sold
Investment securities                               43,378,000       45,302,000        35,826,000       22,823,000        21,980,000
Loans, net                                         180,455,000      132,035,000       111,979,000      105,377,000        95,719,000
Other  assets                                       22,338,000       12,729,000        13,826,000       11,342,000        13,450,000
------------------------------------------------------------------------------------------------------------------------------------
Total  assets                                      265,989,000      209,033,000       178,121,000      155,178,000       141,988,000
------------------------------------------------------------------------------------------------------------------------------------
Noninterest-bearing  deposits                       39,157,000       39,726,000        31,924,000       29,392,000        24,041,000
Interest-bearing  deposits                         199,188,000      152,875,000       131,275,000      112,338,000       106,467,000
Other  liabilities                                   6,670,000        1,339,000           840,000          815,000           627,000
Shareholders' equity                                20,974,000       15,093,000        14,082,000       12,633,000        10,853,000
------------------------------------------------------------------------------------------------------------------------------------
Total liabilities and
shareholders' equity                             $ 265,989,000    $ 209,033,000     $ 178,121,000    $ 155,178,000     $ 141,988,000
====================================================================================================================================

See  accompanying  notes to  Consolidated  Financial Statements.