Form 10-K, Exhibit 13
period 1997-12-31
CAPITAL CORP OF THE WEST
filed 1998-04-02
CIK 1004740

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The following discussion and analysis is designed to provide a better understanding of the significant changes and trends related to the Company. The following discussion should be read in conjunction with the Consolidated Financial Statements of the Company and the Notes thereto. The Consolidated Financial Statements of Capital Corp of the West (the "Company") include its subsidiaries, County Bank (the "Bank"), Town & Country Finance and Thrift (the "Thrift") and Capital West Group. It also includes the Bank's subsidiary, Merced Area Investment Development, Inc. ("MAID"). In addition to historical information, this discussion includes certain forward-looking statements regarding events and trends which may affect the Company's future results. Such statements are subject to risks and uncertainties that could cause the Company's actual results to differ materially. Such factors include, but are not limited to, those described in this discussion and analysis.


OVERVIEW

    Total net income for 1997 was $403,000 compared to $2,009,000 in 1996 and $335,000 in 1995. Earnings per share were $.12 in 1997 compared to $.85 in 1996 and $.16 in 1995. The Company's return on average total assets was .13% in 1997 as compared with .88% in 1996 and .18% in 1995. Included in 1997 earnings is a significant increase in the loan loss provision. This large increase is primarily attributable to the charge-off of one commercial real estate loan within the Bank's portfolio, which had previously been considered a nonperforming asset since December 1995. The charge-off related to this loan totaled $3,458,000 in 1997. The provision for loan loss also increased due to a change in the methodology for determining the appropriate levels maintained as an allowance for loan loss. This change in methodology is reflected in the second quarter loan loss provision, along with an adjustment made as a result of a joint examination in the fourth quarter of 1997, conducted by the California Department of Financial Institutions (DFI) and the Federal Deposit Insurance Corporation (FDIC). Following the joint examination, the Company agreed to increase its provision for loan loss in 1997 by $1,574,000 due to a difference in calculation of the loan loss reserves under the Company's new methodology.

    The Company achieved record growth in 1997, reaching total assets at December 31, 1997 of $421,394,000, up $155,405,000 or 58% from $265,989,000 at December 31, 1996. The purchase of three branches from Bank of America accounted for a $61,816,000 increase in assets, and a successful stock offering increased capital and assets by an additional $17,951,000. In addition, two branches were opened in late 1996 and a third in late 1997, which also contributed to asset growth in 1997. Net loans grew to $214,144,000 at year end 1997, a 19% increase and deposits grew to $356,395,000, a 50% increase over 1996. Total equity capital grew to $40,248,000, a 92% increase over year end 1996. Equity growth is mainly due to the stock offering.

RESULTS OF OPERATIONS

    Net income in 1997 was $403,000 with earnings per share of $.12 as compared to $.85 in 1996. The Company's net interest income increased by $3,236,000, or 26%, to $15,722,000 as compared to $12,486,000 in 1996, primarily related to a significant growth in average interest-earning assets as a result of the branches purchased from Bank of America in late 1997, the stock offering, and growth attributable to the two new branches opened in late 1996. In 1997 the Company made a provision for loan losses of $5,825,000 and charged-off a commercial real estate loan with a balance of $3,458,000.

    The Company reported net income in 1996 of $2,009,000 compared to $335,000 in 1995. This represents a 500% increase in earnings from 1995 to 1996. Earnings per share in 1996 were $.85 compared to $.16 in 1995. Included in 1995 earnings is a complete write-off of the Company's investment in real estate held by its real estate subsidiary. This real estate write-off in 1995 totaled $2,881,000 and resulted in a $1,757,000 reduction in 1995 earnings. The increase in earnings in 1996 as compared to 1995 is primarily due to the complete write off of the real estate subsidiary in 1995. Excluding that item, earnings were down approximately $83,000 in 1996.

    The following table presents, for the periods indicated, the distribution of average assets, liabilities and shareholders' equity as well as the total dollar amount of interest income from average interest-earning assets and resultant yields, and the dollar amounts of interest expense and average interest-bearing liabilities, expressed both in dollars and in rates.

------------------------------------------------------------------------------------------------------------------------
For the years ended December 31,
(Dollars in thousands)                    1997                           1996                          1995
------------------------------------------------------------------------------------------------------------------------
                               Average            Yield/   Average               Yield/   Average             Yield/
                               Balance  Interest    rate    Balance  Interest      rate    Balance  Interest    rate

ASSETS:
Federal funds sold             $ 6,288  $    344    5.47%  $  3,920  $    207      5.28%  $  6,253  $    358    5.73%
Taxable investment securities   70,024     4,691    6.70     38,331     2,596      6.77     34,095     2,219    6.51
Nontaxable investment
    securities(1)                4,358       231    5.30      4,531       246      5.43      5,858       327    5.58
Loans, gross (2)               198,140    20,646   10.42    157,098    16,302     10.38    120,620    12,969   10.75
------------------------------------------------------------------------------------------------------------------------
Total interest-earning assets  278,810    25,912    9.29    203,880    19,351      9.49    166,826    15,873    9.51
Allowance for loan losses       (2,615)                      (1,913)                        (1,616)
Cash and due from banks         14,384                       10,436                          8,832
Premises and equipment, net      9,596                        4,775                          3,783
Interest receivable and
   other assets                 14,016                       10,946                          8,056
------------------------------------------------------------------------------------------------------------------------
Total assets                  $314,191                     $228,124                       $185,881
------------------------------------------------------------------------------------------------------------------------


LIABILITIES AND SHAREHOLDERS' EQUITY:
Negotiable Orders of
   withdrawal                 $ 38,164  $   345      .90%  $ 29,376  $   268        .91%  $ 26,192  $   239      .91%
Savings deposits               117,357    4,770     4.06    104,938    4,350       4.15     91,509    4,213     4.65
Time deposits                   71,808    3,983     5.55     40,994    2,167       5.29     25,431    1,254     4.93
Other borrowings                18,721    1,092     5.83      1,020       80       7.84        141       11     7.80
------------------------------------------------------------------------------------------------------------------------
   Total interest-bearing
      liabilities              246,050   10,190     4.16    176,328    6,865       3.89    143,273    5,717     3.99
Noninterest-bearing deposits    38,023                       30,549                         26,478
Accrued interest, taxes
     and other liabilities       2,583                        3,067                            641
------------------------------------------------------------------------------------------------------------------------
    Total liabilities          286,656                      209,944                        170,392
Total shareholders' equity      27,535                       18,180                         15,489
------------------------------------------------------------------------------------------------------------------------
Total liabilities and
     shareholders' equity     $314,191                     $228,124                       $185,881
------------------------------------------------------------------------------------------------------------------------
NET INTEREST INCOME AND MARGIN (3)      $15,722     5.64%            $12,486       6.12%            $10,156     6.09%
------------------------------------------------------------------------------------------------------------------------

(1) INTEREST ON MUNICIPAL SECURITIES IS NOT COMPUTED ON A TAX-EQUIVALENT BASIS.
(2) AMOUNTS OF INTEREST EARNED INCLUDES LOAN FEES OF $1,366,000, $1,106,000, $901,000 FOR 1997, 1996 AND 1995, RESPECTIVELY.
(3) NET INTEREST MARGIN IS COMPUTED BY DIVIDING NET INTEREST INCOME BY TOTAL AVERAGE INTEREST-EARNING ASSETS.

    The Company's primary source of revenue is net interest income, which is the difference between interest income and fees derived from earning assets and interest paid on liabilities obtained to fund those assets. Total interest and fee income on earning assets increased from $19,351,000 to $25,912,000, a $6,561,000 or 34% increase in 1997. This compares with an increase from $15,873,000 to $19,351,000, a $3,478,000 or 22% increase in
1996. The level of interest income is affected by changes in the volume (growth) and the rates earned on interest-earning assets. Interest-earning assets consist primarily of loans, investment securities and federal funds sold. Average interest-earning assets in 1997 were $278,810,000 as compared with $203,880,000 in 1996, a $74,930,000 or 37% increase.

    Interest expense is a function of the volume (growth) of and rates paid for interest-bearing liabilities. Interest-bearing liabilities consist primarily of certain deposits and borrowed funds. Total average interest-bearing liabilities in 1997 were $246,050,000 as compared with $176,328,000 in 1996, a $69,722,000 or 40% increase. Total interest expense increased $3,325,000, $3,376,000 or 48% in 1997.

    The Bank's net interest margin, the ratio of net interest income expressed as a percent of average interest-earning assets for 1997 was 5.64%. This is a decrease of 48 basis points compared to the 1996 margin of 6.12%. The net interest margin in 1996 of 6.12% was a 3 basis point increase over the 1995 margin of 6.09%. The decrease in the net interest margin in 1997 is mainly due to the change in the assets mix from previous years. Gross loans made up 71% of total average earning assets in 1997, compared to 77% in 1996. Securities as a percentage of total average earning assets increased from 21% in 1996 to 27% in 1997. In the future, the Company plans to redeploy more of the earning assets into loans, however, no assurance can be given that this will take place. This will depend on the economy in the Company's market area, the Company's ability to extend quality loans on a diversified basis while controlling risk, and the Company's ability to attract borrowers that will meet the lending standards adhered to by the Company.

    The Company's net interest income is affected by changes in the amount and mix of interest-earning assets and interest-bearing liabilities. It is also affected by changes in yields earned on interest-earning assets and rates paid on interest-bearing deposits and other borrowed funds, referred to as "rate changes." The following table sets forth changes in interest income and interest expense for each major category of interest-earning assets and interest-bearing liabilities, and the amount of change attributable to volume and rate changes for the years indicated. The changes due to rate and volume have been allocated to rate and volume in proportion to the relationship of the absolute dollar amount of the change in each. The effects of tax-equivalent yields have not been considered because they are not significant.

------------------------------------------------------------------------------------------------------------------------
NET INTEREST INCOME VARIANCE ANALYSIS:
(Dollars in thousands)                           1997 Compared to 1996                       1996 Compared to 1995
------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in interest income:       Volume      Rate      Total                 Volume      Rate      Total
    Loans                                    $ 4,277    $   67    $ 4,344                $ 3,767    $(434)    $ 3,333
    Taxable investment securities              2,123       (28)     2,095                    276      101         377
    Nontaxable investment securities              (9)       (6)       (15)                   (74)      (7)        (81)
    Federal funds sold                           129         8        137                   (125)     (26)       (151)
------------------------------------------------------------------------------------------------------------------------
        Total                                  6,520        41      6,561                  3,844     (366)      3,478


Increase (decrease) in interest expense:
    Interest-bearing demand                       79        (2)        77                     29        -          29
    Savings deposits                             506       (86)       420                    427     (290)        137
    Time deposits                              1,704       112      1,816                    817       96         913
    Other borrowings                           1,039       (27)     1,012                     69        -          69
------------------------------------------------------------------------------------------------------------------------
        Total                                  3,328        (3)     3,325                  1,342     (194)      1,148
------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net interest income   $ 4,092    $ (856)   $ 3,236                $ 2,502    $(172)    $ 2,330
------------------------------------------------------------------------------------------------------------------------

    The increase in total interest income of $6,561,000 in 1997 is comprised of a $6,520,000 volume increase associated with the $74,930,000 increase in average interest-earning assets between 1996 and 1997, and a $41,000 rate increase associated with a decrease in the total yield on earning assets to 9.29% in 1997 from 9.49% in 1996. The increase in total interest expense of $3,325,000 in 1997 is comprised of a volume increase of $3,328,000 related to the $69,722,000 increase in average interest-bearing liabilities between 1996 and 1997 and a $3,000 decrease associated with an increase in the cost of funds rate to 4.16% in 1997 from 3.89% in 1996.

    In 1996, the increase in total interest income of $3,478,000 was comprised of a $3,844,000 volume increase associated with the $37,054,000 increase in average interest-earning assets between 1996 and 1995 and a $366,000 rate decrease associated with a decrease in the total yield on interest-earning assets to 9.49% in 1996 from 9.51% in 1995. The increase in total interest expense of $1,148,000 in 1996 is comprised of a volume increase of $1,342,000 related to the $33,055,000 increase in average interest-bearing liabilities between 1996 and 1995 and a $194,000 decrease due to a decline in the cost of funds rate to 3.89% in 1996 from 3.99% in 1995.

    Average loans increased $41,312,000 to $198,140,000 at December 31, 1997. Average interest-bearing liabilities increased $69,722,000 to $246,050,000 at December 31, 1997 due primarily to strong internal growth, and partially due to the purchase of the Bank of America branches in December, 1997. The increase in rates paid is mainly due to changes in the interest-bearing liability mix. Savings deposits as a percent of total interest-bearing liabilities decreased to 48% compared to 60% in 1996. Time deposits as a percent of total interest-bearing liabilities increased from 23% in 1996 to 29% in 1997. Other borrowings in 1997 represented 8% of total average interest-bearing liabilities, while borrowings represented less than 1% in 1996. The increase in the volume of average borrowings is related to the purchase of securities, in which the Company is able to make a spread of approximately 90 basis points by borrowing funds from the Federal Home Loan Bank, and using the proceeds to purchase securities. While this leverage transaction will increase the Banks' contribution to net income in the future, it will effectively decrease the net interest margin percentage due to the lower spread received between interest-earning assets and interest-bearing liabilities.

PROVISION FOR LOAN LOSSES

    The Company maintains an allowance for loan losses at a level considered by Management to be adequate to cover the inherent risks of loss associated with its loan portfolio under prevailing and anticipated economic conditions. The provision for loan losses is charged against income and increases the allowance for loan losses. The provision for loan losses for the year ended December 31, 1997 was $5,825,000 compared to $1,513,000 in 1996 and $228,000 in 1995. The increase in 1997 was due to the implementation of a new methodology for determining its allowance for loan losses and the need to replenish the allowance following the charge-off of a commercial real estate loan that was determined to be uncollectible in 1997. This loan had previously been reported as a nonperforming asset for the last two fiscal years. The provision for loan loss also increased due to a change in the methodology for determining the appropriate levels maintained as an allowance for loan loss. This method applies relevant risk factors to the entire loan portfolio, including nonperforming loans. The methodology is based, in part, on the Bank's loan grading and classification system. The Bank grades its loans through internal reviews and periodically subjects loans to external reviews which then are assessed by the Bank's audit committee. Credit reviews are performed on a monthly basis and the quality grading process occurs on a quarterly basis. This change in methodology is also reflected in the 1997 loan loss provision.

    As a result of joint examination conducted by the California Department of Financial Institutions ("DFI") and the Federal Deposit Insurance Corporation ("FDIC"), the Company's principal banking regulators, the Company agreed to increase its provision for loan losses by $1,574,000 in the fourth quarter of 1997. Following the completion of the joint examination of County Bank by the DFI and the FDIC, the Company was informed that its calculations of its loan loss reserve under the Company's new methodology were not consistent with the regulators' calculations. This discrepancy related primarily to the reserve percentage applied to loans classified as "substandard" and the percentage applied to the loans classified as "pass". The Company believes that its implementation of the new methodology provides adequate reserves for losses based upon the Company's view of the quality of its assets and its historical losses, however, the Company agreed to conform to the calculation requested by the DFI and the FDIC for current and future periods and therefore added the additional provision requested by the regulators.

    The increase from 1995 to 1996 in the loan loss provision was also primarily related to the real estate loan discussed above as a specific reserve was provided for this loan when it was recognized as impaired and placed on nonaccrual status. The increase in loan loss provisions in 1996 and 1997 was also due to support the general loan growth of the Company, as gross loans increased 37% in 1996 and 19% in 1997.

OTHER INCOME OR LOSS

The following table summarizes other income (or loss) for the years ended December 31,

--------------------------------------------------------------------------
(Dollars in thousands)                  1997         1996         1995
--------------------------------------------------------------------------
Other Income:
Deposit service charges               $1,709       $1,274       $  920
Income from real estate held
   for sale or development               879          508           88
Loan servicing fees                      195          214          117
Gain on sale of loans                    153          210           69
Retail investment commissions            218          229          154
Earnings on director and
   officer life insurance                181          112           42
Provision for loss on real estate
   held for sale or development            -            -       (2,881)
Other                                    517          338          267
--------------------------------------------------------------------------
   Total other income (loss)          $3,852       $2,935      $(1,224)
--------------------------------------------------------------------------

    Total noninterest income increased to $3,852,000 in 1997, compared to $2,935,000 in 1996. The increase in 1997 of $917,000 or 31% was due to an increase in service charge income due primarily to growth of the Company's deposit base. The increase in gains on sale of real estate held for sale or development is due to increased sales activities.

    Total noninterest income in 1996 was $2,935,000 as compared to a loss of $1,224,000 in 1995. Service charges increased by $354,000 or 39% in 1996 due to increased service charges and general growth of the Company's deposit base.

    The Company has investments in residential real estate in Merced County through its wholly owned subsidiary, Merced Area Investment and Development, Inc. (MAID), which is now considered inactive. MAID had two separate properties held for sale or development at December 31, 1996. These investments were completely written-off in 1995, causing a loss of $2,881,000. As of December 31, 1997, the Bank has 50 unimproved lots available in one subdivision, and 117 unimproved and 4 improved lots in another subdivision. As these properties are sold, the income is recognized as other income.

NONINTEREST EXPENSE

    Total noninterest expense increased $2,636,000 or 25% in 1997 as compared with an increase of $2,590,000 or 32% in 1996 as compared to 1995.

    Salaries and related benefits increased by $850,000 or 16% in 1997, and $1,122,000 or 27% in 1996. The salary increases are primarily due to an increase in full-time equivalent employees to 197 in 1997, compared to 142 in 1996, and 115 in 1995, as well as normal merit increases and related benefit expenses. The increase in full-time equivalent employees was due primarily to two new branch openings in December 1996 which incurred a full year of expenses in 1997, and one new branch opening in April 1996. The purchase of the thrift was completed in June 1996, thereby the Company incurred the first full year of expenses related to those four branches in 1997. Employees have also been added in relation to the general growth of the Company.

    Premises and occupancy expenses increased $400,000 or 48% in 1997, and $223,000 or 36% in 1996, due to the above discussed branch openings and the purchase of the four thrift branches in 1996.

    Equipment expenses increased $424,000 or 42% in 1997, and $233,000 or 30% in 1996 due to upgraded computer technology, the additional branches as discussed previously, and the new technology required to make check imaging available to the Bank's customer base.

    Bank assessments by both the FDIC and the DFI totaled $97,000, $48,000 and $183,000 respectively in the years ended December 31, 1997, 1996 and 1995. The increase in 1997 is due to an increase in FDIC premiums paid per $100 of deposits and to the increased deposit base of the Company. The decrease from 1995 to 1996 was due to reduced FDIC premiums beginning in May of 1995.

    The Bank's professional fees decreased by $203,000 or 27% in 1997, as compared with an increase of $351,000 or 87% in 1996, over the same period in 1995. Professional fees include legal, consulting, audit and accounting fees. The primary reason for the 1996 increase and 1997 decrease, was consulting fees incurred in conjunction with an re-engineering project undertaken by the Bank in 1996.

    Supplies increased by $246,000 or 84% in 1997, primarily related to the new branch openings and the purchase of the thrift in mid 1996. Also as previously discussed, in 1997 the Bank implemented check imaging for deposit customers, which also increased supplies expense.

    Marketing increased $220,000 or 59% in 1997, as compared with an increase of $158,000 or 75% in 1996, over the same period in 1995. Marketing has continued to increase as the Company consciously promoted various deposit and loan products to assist with the general growth of the Company, and incurred promotional expenses related to branch expansion.

    Other expenses increased $650,000 or 31% in 1997 as compared to an increase of $580,000 or 37% over the same period in 1995. Increases relate primarily to overall growth of the Company through the purchase of the Thrift and branch expansion. In 1997 $275,000 in other expenses related to the branches purchased from Bank of America.

PROVISION FOR INCOME TAXES

    The Company's provision for income taxes was a benefit of $26,000 in 1997 compared to an expense of $1,163,000 in 1996, and $223,000 in 1995. The effective income tax rates (computed as income taxes as a percentage of income before income taxes) were an income tax benefit of 6.9% in 1997, and income tax expenses of 36.7% and 39.9% for 1996 and 1995, respectively. In part the effective tax rate of the Company was a benefit in 1997 due to favorable housing tax credits. Total housing tax credits for 1997 and 1996 were approximately $71,000 and $22,000, respectively. The changes in the effective tax rate for the three years was also impacted by the effective tax benefit derived from interest income on loans and securities exempt from federal taxation.

FINANCIAL CONDITION

    Total assets increased 58% to $421,394,000 at December 31, 1997, compared to $265,989,000 million at December 31, 1996. The purchase of three branches from Bank of America accounted for a $61,816,000 increase in assets, and a successful stock offering increased assets by an additional $17,951,000. In addition, two branches were opened in late 1996, which also contributed to asset growth in 1997. Net loans grew to $214,144,000 at year end 1997, a 19% increase and deposits grew to $356,395,000, a 50% increase over 1996. Total equity capital grew to $40,248,000, a 92% increase over year end 1996. stockholders' equity.

SECURITIES

The following table sets forth the carrying amount (fair value) of available for sale securities at December 31,

---------------------------------------------------------------------------
(Dollars in thousands)                           1997      1996      1995
---------------------------------------------------------------------------
Available for Sale Securities:
  U.S. Treasury and U.S.
    Government agencies                      $  1,824  $ 17,711  $ 22,521
  State and political subdivisions              9,640     4,271     4,297
  Mortgage-backed securities                   68,808    20,751    17,932
  Collateralized mortgage obligations          51,874         -         -
  Other securities                              3,111       645       552
---------------------------------------------------------------------------
Carrying amount and fair value               $135,257  $ 43,378  $ 45,302
---------------------------------------------------------------------------

The following table sets forth the carrying amount (amortized cost) and fair value of held to maturity securities at December 31,

-----------------------------------------------------------------------------
(Dollars in thousands)                           1997        1996      1995
-----------------------------------------------------------------------------
Held to Maturity Securities:
  U.S. Treasury and U.S. Government agency    $ 9,442           -         -
  Mortgage-backed securities                    3,333           -         -
  State and political subdivisions                  -           -         -
-----------------------------------------------------------------------------
Carrying amount (amortized cost)              $12,775           -         -
-----------------------------------------------------------------------------
Fair value                                    $12,780           -         -
-----------------------------------------------------------------------------

Total carrying value of securities increased to $148,032,000 at December 31, 1997 from $43,378,000 at December 31, 1996, a $104,654,000, or 241% increase.
As shown in the tables above, $12,775,000 of the increase in securities were placed in the held to maturity category, signifying the company's intention to hold these securities until maturity. The remainder of the securities purchased in 1997 were placed in the available for sale category and are shown at market value.

    Available for sale securities increased $91,879,000 at December 31, 1997 over the same period in 1996. The increase in 1997 included $51,874,000 of collateralized mortgage obligations, and $48,057,000 in mortgage-backed securities. Of the securities purchased in 1997, most of the purchases were made in August through November of 1997. These purchases were in anticipation of the excess cash obtained from the branches purchased from Bank of America, which added $60,849,000 in deposits to the bank, and from the common stock offering which generated additional cash to the Company of $17,951,000. The security purchases were a mixture of variable and fixed rate securities.

   The Company purchased a large amount of mortgage-backed securities which generally have stated maturities in excess of 10 years but are subject to substantial prepayments which effectively accelerate actual maturities. Included in these purchases were $29,585,000 in fixed rate collateralized mortgage obligations that are U.S. agency guaranteed and $19,137,000 in variable rate agency collateralized mortgage obligations. The Company purchased one private whole loan collateralized mortgage obligation for $3,152,000. All of the securities owned by the Company are stress tested on a monthly basis according to Federal Financial Institutions Examination Council (FFIEC) guidelines. As of December 31, 1997, one instrument did not pass the FFIEC stress test due to the average life extension in excess of four years. This instrument has a fair value of $4,841,000. At December 31, 1997 the Company had no structured notes. See note 1 and 3 to the Company's Consolidated Financial Statements for further information concerning the securities portfolio.

LOANS

    Total gross loans increased 19% to $217,977,000 at December 31, 1997, compared to $183,247,000 at December 31, 1996. The increase in loan volume in 1997 was due to the opening of the new branches in 1996, coupled with the business development efforts by the Company's loan officers.

    The Company concentrates its lending activities in five principal areas: commercial, agricultural, real estate construction, real estate mortgage, and consumer loans. Interest rates charged for loans made by the Company vary with the degree of risk, the size and term of the loan, the borrowers' depository relationships with the Company and prevailing market rates.

The following table presents the composition of the Company's loan portfolio at December 31, for the years indicated.


------------------------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)                   1997               1996                1995                1994                1993
------------------------------------------------------------------------------------------------------------------------------------
                                    Dollar  Percent    Dollar  Percent     Dollar  Percent     Dollar  Percent     Dollar  Percent
Loan Categories                     Amount of loans    Amount of loans     Amount of loans     Amount of loans     Amount of loans
------------------------------------------------------------------------------------------------------------------------------------
Commercial                       $ 34,992       16%  $27,857       15%  $ 20,374       15%  $ 15,229       13%  $ 16,896       16%
Agricultural                       43,558       20    43,929       24     45,189       33     40,598       36     38,029       35
Real estate-construction           12,657        6    13,923        8     12,006        9     11,726       10      9,143        9
Real estate-mortgage               70,802       32    57,098       31     42,128       32     34,743       31     32,984       31
Consumer                           55,968       26    40,440       22     14,039       11     11,304       10     10,072        9
------------------------------------------------------------------------------------------------------------------------------------
  Total                           217,977      100%  183,247      100%   133,736      100%   113,600      100%   107,124      100%
Less allowance for loan losses     (3,833)            (2,792)             (1,701)             (1,621)             (1,747)
------------------------------------------------------------------------------------------------------------------------------------
  Net loans                      $214,144           $180,455            $132,035            $111,979            $105,377
------------------------------------------------------------------------------------------------------------------------------------

    The large increase in loans from 1995 to 1996 was due to the purchase of the Thrift and its $18,203,000 consumer finance operation as of June 1996. The largest segment within the agriculture portfolio is the Company's dairy loans. Dairy loans comprised 11% of the Company's loan portfolio as of December 31, 1997.

    The above referenced loan portfolio mix has not materially changed from the prior year. As a result of the Company's loan portfolio mix, the future quality of these assets could be affected by adverse trends in its region or in the broader community. These trends are beyond the control of the Company.

CREDIT RISK MANAGEMENT AND ASSET QUALITY

    The Company closely monitors the markets in which it conducts its lending operations and continues its strategy to control exposure to loans with higher credit risk. Asset reviews are performed using grading standards and criteria similar to those employed by bank regulatory agencies. Assets receiving lesser grades fall under the "classified assets" category, which includes all nonperforming assets and potential problem loans, and receive an elevated level of attention to improve the likelihood of collection. The policy of the Company is to review each loan in the portfolio to identify problem credits. There are three classifications for problem loans:

"substandard," "doubtful" and "loss." Substandard loans have one or more defined weaknesses and are characterized by the distinct possibility that the Company will sustain some loss if the deficiencies are not corrected. Doubtful loans have the weaknesses of substandard loans with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a high possibility of loss. A loan classified loss is considered uncollectible and its continuance as an asset is not warranted.

    The level of nonperforming loans and real estate acquired through foreclosure are two indicators of asset quality. Nonperforming loans are those in which the borrower fails to perform under the original terms of the obligation and are categorized as loans past due 90 days or more, loans on nonaccrual status and restructured loans. Loans are generally placed on nonaccrual status and accrued but unpaid interest is reversed against current year income when interest or principal payments become 90 days past due unless the outstanding principal and interest is adequately secured and, in the opinion of management, is deemed to be in the process of collection. Additional loans which are not 90 days past due may also be placed on nonaccrual status if management reasonably believes the borrower will not be able to comply to the contractual loan repayment terms and the collection of principal or interest is in question.

    Management defines impaired loans as those loans, regardless of past due status, in which principal and interest is not expected to be collected under the original contractual loan repayment terms. An impaired loan is charged off at the time management believes the collection of principal and interest process has been exhausted. At December 31, 1997 and 1996, impaired loans were measured based upon the present value of future cash flows discounted at the loan's effective rate, the loan's observable market price, or the fair value of collateral if the loan is collateral dependent.

The following table summarizes nonperforming assets of the Company at December 31, for the years indicated:


--------------------------------------------------------------------------------------------------------
(Dollars in thousands)                         1997        1996        1995         1994         1993
--------------------------------------------------------------------------------------------------------
NONPERFORMING ASSETS:
Nonaccrual loans                             $2,611      $4,968      $4,626      $   653       $1,019
Accruing loans past due 90 days or more         131         600         224           46           64
--------------------------------------------------------------------------------------------------------
  Total nonperforming loans                   2,742       5,568       4,850          699        1,083
Other real estate owned                          60       1,466          47            -            -
--------------------------------------------------------------------------------------------------------
  Total nonperforming assets                 $2,802      $7,034      $4,897      $   699       $1,083
--------------------------------------------------------------------------------------------------------


Nonperforming assets:
   To total loans                              1.26%       3.71%       3.04%        3.63%         .62%
   To total assets                              .66        2.64        2.34          .39          .70
--------------------------------------------------------------------------------------------------------

    The Company had nonperforming loans at December 31, 1997 of $2,742,000 as compared with $5,568,000 at year end 1996 and $4,850,000 at year end 1995. Included in the 1997 totals are $1,635,000 of loans secured by real property as compared with $3,626,000 in 1996 and $3,286,000 in 1995. Impaired loans as of December 31, 1997 were $2,411,000 which had specific allowances for possible loss of $598,000 as compared with $7,020,000 as of December 31, 1996 which had specific allowances for possible loss of $1,827,000. Other forms of collateral, such as inventory, chattel and equipment, secure the remaining nonperforming loans as of each date. Included in the nonperforming and impaired loans in 1996 and 1995 was a $3,458,000 commercial real estate loan that was completely written off in 1997. As a result of this loan write-off the allowance was replenished which resulted in a provision in 1997 of $5,825,000, compared to provisions of $1,513,000 and $228,000 in 1996 and
1995 respectively.

    At December 31, 1997, the Bank had $60,000 in one residential real estate property acquired through foreclosure compared with $1,466,000 as of December 31, 1996 and $47,000 at December 31, 1995.

ALLOWANCE FOR LOAN LOSSES

    In determining the adequacy of the allowance for loan losses, management takes into consideration the growth trend in the portfolio, examinations of financial institution supervisory authorities, internal and external credit reviews, prior loan loss experience of the Company, concentrations of credit risk, delinquency trends, general economic conditions and the interest rate environment. The allowance is based on estimates and ultimate future losses may vary from current estimates. It is always possible that future economic or other factors may adversely affect the Company's borrowers, and thereby cause loan losses to exceed the current allowance.

    The balance in the allowance is affected by the amounts provided from operations, amounts charged-off and recoveries of loans previously charged-off. The Company had provisions to the allowance in 1997 of $5,825,000 as compared to $1,513,000 in 1996 and $228,000 in 1995. See
"Results of Operations-Provision for Loan Losses."

The following table summarizes the loan loss experience of the Company for the years ended December 31,

----------------------------------------------------------------------------------------
(Dollars in thousands)                  1997      1996       1995      1994      1993
----------------------------------------------------------------------------------------
ALLOWANCE FOR LOAN LOSSES:
Balance at beginning of year        $  2,792  $  1,701   $  1,621  $  1,747  $  1,616
Provision for loan losses              5,825     1,513        228         -       254
Allowance acquired through merger          -       148          -         -         -
Charge-offs:
  Commercial and agricultural          1,121       518        160       206       217
  Real estate - construction           3,458         -          -         -         -
  Real estate - mortgage                   -         -          -         -         -
  Consumer                               471       140         63        42        83
----------------------------------------------------------------------------------------
    Total charge-offs                  5,050       658        223       248       300
----------------------------------------------------------------------------------------
Recoveries:
  Commercial and agricultural            155        27         66        99       145
  Real estate - construction               1         -          -         8         -
  Real estate - residential                -         -          -         -         -
  Consumer                               110        61          9        15        32
----------------------------------------------------------------------------------------
    Total recoveries                     266        88         75       122       177
----------------------------------------------------------------------------------------
Net charge-offs                        4,784       570        148       126       123
----------------------------------------------------------------------------------------
Balance at end of year              $  3,833  $  2,792   $  1,701  $  1,621  $  1,747
----------------------------------------------------------------------------------------

Loans outstanding at year-end       $217,977  $183,247   $133,736  $113,600  $107,124
Average loans outstanding           $198,140  $157,098   $120,620  $110,690  $102,236
Net charge-offs to average loans        2.41%      .36%       .12%      .11%      .12%
Allowance for loan losses
  To total loans                        1.76      1.52       1.27      1.43      1.63
  To nonperforming assets                137        40         35       232       161
----------------------------------------------------------------------------------------

    The increase in net charge-offs in 1997 was due to the complete write-off of one commercial real estate loan as previously discussed. The Company's charge-offs, net of recoveries, were $4,784,000 in 1997 as compared with $570,000 in 1996 and $148,000 in 1995. This represents loan loss experience ratios of 2.41%, .36% and .12% in those respective years stated as a percentage of average gross loans outstanding for each year. As of December 31, 1997 the allowance for loan losses was $3,833,000 or 1.76% of total loans outstanding. This compares with an allowance for loan losses of $2,792,000 or 1.52% in 1996 and $1,701,000 or 1.27% in 1995. The increase in net charge-offs in 1996 was primarily due to the loss recognized on the foreclosure of a real estate secured agricultural loan.

LIQUIDITY

    To maintain adequate liquidity requires that sufficient resources be available at all times to meet cash flow requirements of the Company. The need for liquidity in a banking institution arises principally to provide for deposit withdrawals, the credit needs of its customers and to take advantage of investment opportunities as they arise. A company may achieve desired liquidity from both assets and liabilities. The Company considers cash and deposits held in other banks, federal funds sold, other short term investments, maturing loans and investments, receipts of principal and interest on loans available for sale investments and potential loan sales as sources of asset liquidity. Deposit growth and access to credit lines established with correspondent banks and market sources of funds are considered by the Company as sources of liability liquidity.

    The Company reviews its liquidity position on a regular basis based upon its current position and expected trends of loans and deposits. Management believes that the Company maintains adequate amounts of liquid assets to meet its liquidity needs. These assets include cash and deposits in other banks, available-for-sale securities and federal funds sold. The Company's liquid assets totaled $159,291,000 and $63,196,000 at December 31, 1997 and 1996,
respectively, and were 37.8% and 23.8%, respectively, of total assets on those dates. The increase in liquid assets in 1997 was primarily due to the purchase of investments in 1997 that were placed in the available for sale category. Liquidity is also affected by collateral requirements of its public deposits and certain borrowings. Total pledged securities were $45,812,000 at December 31, 1997 and $16,678,000 at December 31, 1996, respectively.

    Although the Company's primary sources of liquidity include liquid assets and its stable deposit base, the Company maintains lines of credit with certain correspondent banks and the Federal Reserve Bank aggregating $27,405,000 of which

$16,004,000 was outstanding as of December 31, 1997. This compares with lines of credit of $7,623,000 of which $105,000 was outstanding as of December 31, 1996. The increase in the credit amount outstanding from year-end 1996 to 1997 is primarily due to the Company borrowing against their available credit line with the Federal Home Loan Bank to purchase securities. At December 31, 1997, management believes that the Company maintains adequate amounts of liquid assets to meet its liquidity needs.

INTEREST RATE RISK MANAGEMENT

    The Company's success is largely dependent upon its ability to manage interest rate risk. Interest rate risk can be defined as the exposure of the Company's net interest income to adverse movements in interest rates. Although the Company manages other risks, as in credit and liquidity risk, in the normal course of its business, management considers interest rate risk to be its most significant market risk and could potentially have the largest material effect on the Company's financial condition and results of operations. The Company does not currently engage in trading activities or use derivative instruments to control interest rate risk. Even though such activities may be permitted with the approval of the Board of Directors, the Company does not intend to engage in such activities in the immediate future.

    The Company's interest rate risk management is the responsibility of the Asset/Liability Management Committee (ALCO), which reports to the Board of Directors. ALCO establishes policies that monitors and coordinates the Company's sources, uses and pricing of funds. The committee is also involved in formulating the economic projections for the Company's budget and strategic plan. The asset/liability management committee (ALCO) sets specific rate sensitivity limits for the Company. The committee monitors and adjusts the Company's exposure to changes in interest rates to achieve predetermined risk targets that it believes are consistent with current and expected market conditions.

    The Company's net income is dependent on its net interest income. Net interest income is susceptible to interest rate risk to the degree that interest-bearing liabilities mature or reprice on a different basis than interest-earning assets. When interest-bearing liabilities mature or reprice more quickly than interest-earning assets in a given period, a significant increase in market rates of interest could adversely affect net interest income. Similarly, when interest-earning assets mature or reprice more quickly than interest-bearing liabilities, falling interest rates could result in a decrease in net income.

    The primary analytical tool used by the Company to gauge interest rate sensitivity is an analytical model used by many other financial institutions. This model is used to estimate, based on the current and projected portfolio mix, the effects changes in market rates will have on the Company's return on equity. This model's estimate of interest rate sensitivity takes into account the differing time intervals and differing rate change increments of each type of interest sensitive asset and liability. This test measures the impact on net interest income and equity of an immediate change in interest rates (the federal funds rate) in 200 basis point increments.

Following are the estimated impacts of immediate changes in interest rates at the specified levels at December 31, 1997:

------------------------------------------------------------------------------
Change in interest rates                              Percentage change in :
  (In basis points)          Net interest income (1)               Equity(2)
------------------------------------------------------------------------------
+200                                           -.08%                   -.32%
-200                                           -.11%                   -.43%
------------------------------------------------------------------------------

(1)THE PERCENTAGE CHANGE IN THIS COLUMN REPRESENTS NET INTEREST INCOME FOR 12 MONTHS IN A STABLE INTEREST RATE ENVIRONMENT VERSUS THE NET INTEREST INCOME IN THE VARIOUS RATE SCENARIOS. (2)THE PERCENTAGE CHANGE IN THIS COLUMN REPRESENTS EQUITY OF THE COMPANY IN A STABLE INTEREST RATE ENVIRONMENT VERSUS THE EQUITY IN THE VARIOUS RATE SCENARIOS.


    The Company's primary objective in managing interest rate risk is to minimize the adverse impact of changes in interest rates on the Company's net interest income and capital, while structuring the Company's asset-liability structure to obtain the maximum yield-cost spread on that structure. The company relies primarily on its asset-liability structure to control interest rate risk.

    Based upon the December 31, 1997 mix of interest sensitive assets and liabilities, given an immediate and sustained increase in the federal funds rate of 2%, this model estimates the Company's cumulative return on equity over the next year would decrease by less than 2%. This compares with a cumulative one year expected decrease in return on equity of less than 1% as of December 31, 1996. As this measure of interest rate risk indicates, the Company is not subject to significant risk of change in its net interest margin as a result of changes in interest rates.

CAPITAL RESOURCES

    Capital serves as a source of funds and helps protect depositors against potential losses. In 1997 the Company successfully completed a common stock offering which netted the Company $17,951,000 to add to its capital resources. This addition to capital was necessary to maintain favorable capital ratios through the Company's purchase of the three branches from Bank of America, and to support internal growth on the Company's balance sheet.

    The Company is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate mandatory and possibly additional discretionary actions by the regulators that, if undertaken, could have a material effect on the Company's financial statements. Management believes, as of December 31, 1997, that the Company, the Bank and the Thrift meet all capital requirements to which they are subject.The Company's leverage capital ratio at December 31, 1997 was 8.58% as compared with 7.37% as of December 31, 1996. The Company's total risk based capital ratio at December 31, 1997 was 12.78% as compared to 10.20% as of December 31, 1996.

    Capital ratios are reviewed on a regular basis to ensure that capital exceeds the prescribed regulatory minimums and is adequate to meet the Company's future needs. All ratios are in excess of the regulatory definitions of "well capitalized". Management believes that, under the current regulations, the Company will continue to meet its minimum capital requirements in the foreseeable future.

    The company has no formal dividend policy, and dividends are issued solely at the discretion of the Company's Board of Directors subject to compliance with regulatory requirements. In order to pay any cash dividends, the Company must receive payments of dividends or management fees from the Bank or the Thrift. There are certain regulatory limitations on the payment of cash dividends by banks and thrift and loan companies.

    In March 1997, in response to regulatory concerns about the Bank's level of nonperforming assets, the Board of Directors of County Bank adopted a resolution not to pay cash dividends without the prior written consent of the DFI and the FDIC.

    As the result of a joint examination conducted in the last quarter of 1997 by the DFI and FDIC, the Company has been told that a supervisory agreement will be required with respect to certain matters, including the maintenance of adequate reserves in the future. The details of the supervisory agreement have not yet been disclosed to the Company.

    Since this time, however, nonperforming assets have significantly decreased. Notwithstanding these resolutions, the subsidiaries have the ability to pay cash dividends at December 31, 1997 of $2,453,000.

IMPACT OF INFLATION


   The primary impact of inflation on the Company is its effect on interest rates. The Company's primary source of income is net interest income which is affected by changes in interest rates. The Company attempts to limit inflation's impact on its net interest margin through management of rate sensitive assets and liabilities and the analysis of interest rate sensitivity. The effect of inflation on premises and equipment, as well as noninterest expenses, has not been significant for the periods covered in this report.

MARKET FOR COMPANY'S COMMON STOCK
AND RELATED STOCK MATTERS

   Effective January 18, 1996, the Company's stock included for quotation on the National Market System with a stock quotation symbol of CCOW.

   The following table indicates the range of high and low sales prices for the periods shown, based upon information provided by the Nasdaq National Market System.

-------------------------------------------------------------------------------
1997                                       High                 Low
-------------------------------------------------------------------------------
4th quarter                              $14.00              $10.33
3rd quarter                               14.50               12.25
2nd quarter                               14.13               10.75
1st quarter                              $11.08              $ 8.50

1996                                       High                 Low
-------------------------------------------------------------------------------
4th quarter                              $10.83              $ 9.17
3rd quarter                                9.83                8.42
2nd quarter                               10.00                8.67
1st quarter                              $10.00              $ 8.33
-------------------------------------------------------------------------------

   As of December 31, 1997, the number of stockholders of the Company on record was approximately 2,800, compared to 1,175 at December 31, 1996. Generally, the Company has retained earnings to support the growth of the Company and has not paid regular cash dividends. The Company declared a 3 for 2 stock split in 1997 for shareholders on record as of April 11, 1997. This resulted in an additional 869,485 shares of stock being issued in 1997. In 1996 the Company paid a 5% stock dividend and a $.03 per share cash dividend.

YEAR 2000

    The Company is aware of the issues associated with the programming code in existing computer systems as the millennium (year 2000) approaches. The "year 2000"problem is pervasive and complex as virtually every computer operation will be affected in some way by the rollover of the two digit year value to 00. The issue is whether computer systems will properly recognize date sensitive information when the year changes to 2000. Sytems that do not properly recognize such information could generate erroneous data or cause a system to fail.

    The Company has a detailed year 2000 compliance plan that has been approved by their board of directors. The board of directors is updated monthly on the progress of the plan. The company is utilizing both internal and external resources to identify, correct or reprogram the systems in order that they be year 2000 compliant. The Bank's core banking system, Jack Henry & Associates, Inc. Silverlake, is anticipating a release in August, 1998 that will be year 2000 compliant. This will allow adequate time for testing to be completed by mid 1999.

    With respect to external systems, the Company is in contact with vendors and customers in order to monitor the progress with year 2000 compliance efforts and assess the need for contingency plans, if applicable. To date most vendors have provided confirmations that they are either compliant or are making progress toward planned compliance.

    Based on a preliminary study, the Company expects to spend approximately $250,000 to bring its information systems into year 2000 compliance. A significant proportion of these costs are not likely to be incremental costs to the Company, but rather will represent the redeployment of existing information technology resources. The expenditures in 1997 were negligible.

PROSPECTIVE ACCOUNTING PRONOUNCEMENTS

   In June 1997, the FASB issued SFAS No. 130 REPORTING COMPREHENSIVE INCOME. SFAS No. 130 is effective for annual periods beginning after December 15, 1997 and is to be applied retroactively to all periods presented. SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. It does not, however, specify when to recognize or how to measure items that make up comprehensive income. SFAS No. 130 was issued to address concerns over the practice of reporting elements of comprehensive income directly in equity. This statement requires all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a specific format for that financial statement but requires that an enterprise display an amount representing total comprehensive income for the period in that financial statement. Enterprises are required to classify items of "other comprehensive income"by their nature in the financial statement and display the balance of other comprehensive income separately in the equity section of a statement of financial position. It does not require per share amounts of comprehensive income to be disclosed. Management does not expect that adoption of SFAS No. 130 will have a material impact on the Company's consolidated financial statements.


    In June 1997, the FASB issued SFAS No. 131, DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION. SFAS No. 131 is effective for interim and annual periods beginning after December 15, 1997 and is to be applied retroactively to all periods presented. SFAS No. 131 establishes standards for the way public business enterprises are to report information about operating segments in annual financial statements and requires those enterprises to report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. SFAS No. 131 supersedes SFAS No. 14, FINANCIAL REPORTING FOR SEGMENTS OF A BUSINESS ENTERPRISE but retains the requirement to report information about major customers. Management does not expect that adoption of SFAS No. 131 will have a material impact on the Company's consolidated financial statements.

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of Capital Corp of the West:

    We have audited the accompanying consolidated balance sheets of Capital Corp of the West and subsidiaries (the Company) as of December 31, 1997 and 1996 and the related consolidated statements of income, cash flows, and shareholders' equity for each of the years in the three year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Capital Corp of the West and subsidiaries as of December 31, 1997 and 1996 and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 1997 in conformity with generally accepted accounting principles.


Sacramento, California
January 30, 1998

CAPITAL CORP OF THE WEST
CONSOLIDATED BALANCE SHEETS

----------------------------------------------------------------------------------------------
                                                                         As of  December 31,
(Dollars in thousands)                                                  1997            1996

----------------------------------------------------------------------------------------------
Assets
    Cash & noninterest-bearing deposits in other banks                 $21,035        $12,982
    Federal funds sold                                                   2,400          3,735
    Time deposits at other financial institutions                          599          3,101
    Investment securities available for sale, at fair value            135,257         43,378
    Investment securities held to maturity, at cost                     12,775              -
    Mortgage loans held for sale                                             -            880
    Loans, net                                                         214,144        180,455
    Interest receivable                                                  2,741          1,879
    Premises and equipment, net                                         12,945          6,266
    Goodwill and other intangible assets                                 6,653          2,346
    Other assets                                                        12,845         10,967
----------------------------------------------------------------------------------------------
    Total assets                                                      $421,394       $265,989
----------------------------------------------------------------------------------------------
Liabilities
    Deposits:
        Noninterest-bearing demand                                     $58,836        $39,157
        Negotiable orders of withdrawal                                 54,202         34,303
        Savings                                                        143,562        111,285
        Time, under $100,000                                            69,534         46,990
        Time, $100,000 and over                                         30,261          6,610
----------------------------------------------------------------------------------------------
            Total deposits                                             356,395        238,345
     Borrowed funds                                                     22,049          4,671
     Accrued interest, taxes and other liabilities                       2,702          1,999
----------------------------------------------------------------------------------------------
Total  liabilities                                                     381,146        245,015
----------------------------------------------------------------------------------------------
Shareholders' equity
    Preferred stock, no par value;  10,000,000 shares authorized;
        none outstanding
    Common  stock, no par value; 20,000,000 shares authorized;
        4,376,975 and 2,590,837 shares issued and outstanding           33,928         15,321
    Retained  earnings                                                   6,125          5,722
    Investment securities unrealized gains (losses), net                   195            (69)
----------------------------------------------------------------------------------------------
Total shareholders' equity                                              40,248         20,974
----------------------------------------------------------------------------------------------
Total liabilities and shareholders'  equity                           $421,394       $265,989
----------------------------------------------------------------------------------------------

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CAPITAL CORP OF THE WEST
CONSOLIDATED STATEMENTS OF INCOME

------------------------------------------------------------------------------------------------
                                                                          As of  December 31,
(Dollars in thousands)                                                1997        1996     1995
------------------------------------------------------------------------------------------------
Interest income:
     Interest and fees on loans                                     $20,646     $16,302  $12,969
     Interest on deposits with other financial institutions              53         127        -
     Interest  on investment securities held to maturity:
        Taxable                                                         828          60       34
     Interest on investment securities available for sale:
         Taxable                                                      3,810       2,409    2,185
         Nontaxable                                                     231         246      327
     Interest on federal funds sold                                     344         207      358
------------------------------------------------------------------------------------------------
          Total interest income                                      25,912      19,351   15,873

Interest expense:
Deposits:
     Negotiable orders of withdrawal                                    345         268      239
      Savings                                                         4,770       4,350    4,213
      Time, under $100,000                                            3,174       1,808      950
      Time, $100,000 and over                                           809         359      304
------------------------------------------------------------------------------------------------
            Total interest on deposits                                9,098       6,785    5,706
  Other                                                               1,092          80       11
------------------------------------------------------------------------------------------------
             Total interest expense                                  10,190       6,865    5,717
------------------------------------------------------------------------------------------------
 Net interest income                                                 15,722      12,486   10,156
 Provision for loan losses                                            5,825       1,513      228
------------------------------------------------------------------------------------------------
 Net interest income after provision for loan losses                  9,897      10,973    9,928

  Other income (loss):
       Service charges on deposit accounts                            1,709       1,274      920
       Income from real estate held for sale or development             879         508       88
       Provision for loss on real estate held for sale
            or development                                                -           -   (2,881)
       Other                                                          1,264       1,153      649
------------------------------------------------------------------------------------------------
       Total other income (loss)                                      3,852       2,935   (1,224)

   Other expenses:
        Salaries and related benefits                                 6,133     5,283     4,161
        Premises and occupancy                                        1,235       835       612
        Equipment                                                     1,446     1,022       789
        Bank Assessments                                                 97        48       183
        Professional Fees                                               552       755       404
        Supplies                                                        538       292       234
        Marketing                                                       590       370       212
        Other                                                         2,781     2,131     1,551
------------------------------------------------------------------------------------------------
             Total other expenses                                    13,372    10,736     8,146
------------------------------------------------------------------------------------------------
   Income before income taxes                                           377     3,172       558
   (Benefit) provision for income taxes                                 (26)    1,163       223
------------------------------------------------------------------------------------------------
   Net income                                                           403     2,009       335
------------------------------------------------------------------------------------------------

  Earnings per share                                                  $0.12     $0.85     $0.16
------------------------------------------------------------------------------------------------

Weighted average shares outstanding (000)                             3,302     2,367     2,102
------------------------------------------------------------------------------------------------

         SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CAPITAL CORP OF THE WEST
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

----------------------------------------------------------------------------------------------------------------
                                                     Common Stock                       Unrealized
                                                       Number               Retained Securities Gains
(Amounts in thousands)                                of Shares    Amount   Earnings    (Losses),net    Total
----------------------------------------------------------------------------------------------------------------
Balances - December 31, 1994                              1,727   $ 7,425    $7,012          (335)     $14,082

15% stock dividend, including payment                       261     2,430    (2,436)            -           (6)
        for fractional shares                                 2
Exercise of stock options                                              15         -             -           15
Net change in  fair value  of  investment
        securities, net of tax  effect of  $427,000           -         -         -           667          667
Net income                                                    -         -       335             -          335

----------------------------------------------------------------------------------------------------------------
Balances - December 31, 1995                              1,990   $ 9,870    $4,911          $312      $15,093
----------------------------------------------------------------------------------------------------------------

 5% stock dividend and  $.03 per share
        cash dividend, including  payment for
        fractional  shares                                  123     1,112    (1,198)            -          (86)
Exercise of stock options                                    33       208         -             -          208
Issuance of shares pursuant to
        401K & ESOP plans                                    18       162         -             -          162
 Acquisition of Town & Country
        Finance & Thrift                                    427     3,969         -             -        3,969
 Change in fair  value of  investment                         -
        securities, net of tax effect of ($247,000)           -         -         -          (381)        (381)
 Net income                                                             -     2,009             -        2,009

----------------------------------------------------------------------------------------------------------------
Balances - December 31, 1996                              2,591   $15,321    $5,722           $69      $20,974
----------------------------------------------------------------------------------------------------------------

Three for two stock split, including
         fractional shares                                  870         -        (5)            -           (5)
Exercise of stock options                                    47       439         -             -          439
Issuance of shares pursuant
        to 401 K & ESOP plans                                14       217         -             -          217
 Issuance of shares pursuant
        to stock offering                                 1,725    17,951         -             -       17,951
Change in fair  value of  investment
        securities, net of tax effect of $172,000             -         -         -           264          264
Net income                                                    -         -       403             -          403

----------------------------------------------------------------------------------------------------------------
Balances - December 31, 1997                              4,377   $33,928    $6,125          $195      $40,248
----------------------------------------------------------------------------------------------------------------

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CAPITAL CORP OF THE WEST
CONSOLIDATED STATEMENTS OF CASH FLOW

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                              As of December 31,
(Dollars in thousands)                                                                                    1997      1996       1995
-----------------------------------------------------------------------------------------------------------------------------------
Operating activities:
Net income                                                                                              $   403  $  2,009   $   335
     Adjustments to reconcile net income to net cash provided (used) by operating activities:
          Provision for loan losses                                                                       5,825     1,513       228
          Depreciation,  amortization and accretion, net                                                  1,661     1,023       860
          Provision (benefit) for deferred income taxes                                                     499      (327)   (1,191)
          Gain on sale of real estate held  for sale                                                       (879)     (348)        -
     Net (increase) decrease in interest receivable & other assets                                       (4,012)   (5,044)   (3,164)
     Net decrease (increase) in mortgage  loans held for sale                                               880      (376)    2,241
     Net increase in deferred loan fees                                                                     167        54        31
     Net increase in accrued interest payable & other liabilities                                           703     1,330       499
     Provision for losses on real estate held for sale or development                                         -         -     2,881

-----------------------------------------------------------------------------------------------------------------------------------
Net cash provided (used) by operating activities                                                          5,247      (166)    2,720
-----------------------------------------------------------------------------------------------------------------------------------

Investing activities:
    Investment security purchases - available for sale securities                                       (23,360)  (17,198)  (14,836)
    Investment security purchases - mortgage-backed securities and collateralized mortgage obligations (119,734)   (9,795)  (11,786)
    Proceeds from maturities of available for sale  investment securities                                 7,433     9,530    12,883
    Proceeds from maturities of held to maturity investment securities                                    2,013         -         -
    Proceeds from  maturities of mortgage-backed securities and collateralized mortgage  obligations     13,861     8,069     2,139
    Proceeds from sales of investment securities                                                         12,833    14,590     3,012
    Proceeds from sales of mortgage-backed securities and collateralized mortgage  obligations            2,410         -         -
    Net decrease in time deposits  at other financial institutions                                        2,502         -         -
    Proceeds from sales of commercial and real estate loans                                               5,972     3,230     1,037
    Net increase in loans                                                                               (45,717)  (35,017)  (21,379)
    Purchases of premises and equipment                                                                  (7,904)   (2,768)   (1,719)
    Proceeds from sale of premises and equipment                                                              -         9        71
    Construction of real estate held for sale or development                                                  -      (417)     (622)
    Proceeds from sale of real estate held for sale or development                                        1,470       765      1547
    Purchase of subsidiary                                                                                    -      (183)        -
    Purchase of intangible assets                                                                        (4,343)        -         -

-----------------------------------------------------------------------------------------------------------------------------------
Net cash used by investing activities                                                                  (152,564)  (29,185)  (29,653)
-----------------------------------------------------------------------------------------------------------------------------------

    Financing activities:
    Net increase in demand, NOW and savings deposits                                                     71,856    13,812    26,004
    Net increase in certificates of deposit                                                              46,194     9,109     3,397
    Net increase in other borrowings                                                                     17,378     3,896         -
     Issuance of common stock                                                                            17,951         -         -
     Issued shares for benefit plan purchases                                                               217       162         -
     Fractional shares purchased                                                                             (5)      (86)       (6)
     Exercise of stock options                                                                              444       208        15

-----------------------------------------------------------------------------------------------------------------------------------
Net cash provided by financing activities                                                               154,035    27,101    29,410
-----------------------------------------------------------------------------------------------------------------------------------

Net increase (decrease) in cash and cash equivalents                                                      6,718    (2,250)    2,477
Cash and cash equivalents at beginning of year                                                           16,717    18,967    16,490

-----------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                                                                $23,435  $ 16,717   $18,967
-----------------------------------------------------------------------------------------------------------------------------------

Supplemental disclosure of non-cash investing and financing activities:
     Investment securities net unrealized gains (losses), net of taxes                                  $   264  $   (381)  $   667
     Interest paid                                                                                       10,073     6,244     5,678
     Income tax payments                                                                                  1,185     1,126     1,471
     Transfer of securities from available for sale to held to maturity                                  11,455         -         -
     Loans transferred to other real estate owned                                                       $    64  $  1,524   $    88
-----------------------------------------------------------------------------------------------------------------------------------

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    Capital Corp of the West is a registered bank holding Company (the "Company"), which provides a full range of banking services to individual and business customers in the Central San Joaquin Valley, through its subsidiaries operations. The following is a description of the more significant policies.

PRINCIPLES OF CONSOLIDATION: The consolidated financial statements of Capital Corp of the West (the "Company") include its subsidiaries, County Bank (the "Bank"), Town & Country Finance and Thrift (the "Thrift") and Capital West Group ("CWG"). CWG, a subsidiary formed in 1996, became inactive in 1997. The Bank also has one active subsidiary, Merced Area Investment and Development, Inc. ("MAID"). All significant intercompany balances and transactions are eliminated.

    The consolidated financial statements are prepared in accordance with generally accepted accounting principles and prevailing practices in the financial services industry. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reported period. Actual results could differ from those estimates applied in the preparation of the consolidated financial statements. Certain reclassifications have been made to prior years' consolidated financial statements to conform to the 1997 presentation.

CASH AND CASH EQUIVALENTS: The Company maintains deposit balances with various banks which are necessary for check collection and account activity charges. Cash in excess of immediate requirements is invested in federal funds sold or other short term investments. Generally, federal funds are sold for periods from one to thirty days. Cash, noninterest-bearing deposits in other banks and federal funds sold are considered to be cash and cash equivalents for the purposes of the consolidated statements of cash flows. At December 31, 1997, the Company's average cash reserve balances as required by the Federal Reserve Bank were approximately $2,700,000.

INVESTMENT SECURITIES: Investment securities consist of U.S. treasury, federal agencies, states and counties municipal securities, mortgage-backed securities, collateralized mortgage obligations, and equity securities. Under the provisions of Statement of Financial Accounting Standards (SFAS) No. 115, ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES, securities are classified into one of three categories upon acquisition. Theses categories include trading, available for sale, and held to maturity. The category of each security is determined based on the Company's investment objectives, operational needs and intent. The Company does not purchase securities with the intent of actively trading them.

    Securities available for sale may be sold prior to maturity and are available for future liquidity requirements. These securities are carried at fair value. Realized gains and losses on sale of securities available for sale are computed on the specific identification method. Unrealized gains and losses on securities available for sale are excluded from earnings and are reported net of tax as a separate component of shareholders' equity until realized.

    Securities held to maturity are classified as such where the Company has the ability and positive intent to hold them to maturity. These securities are carried at cost, adjusted for amortization of premiums and accretion of discounts. Unrealized losses due to fluctuations in fair value of securities held to maturity are recognized when it is determined that an other than temporary decline in value has occurred.

    Premiums and discounts are amortized or accredited over the life of the related investment security as an adjustment to yield using the effective interest method. Dividend and interest income are recognized when earned. Realized gains and losses for securities classified as available for sale or held to maturity are included in earnings and are derived using the specific identification method for determining the cost of securities sold.

LOANS: Loans are carried at the principal amount outstanding, net of unearned income, including deferred loan origination fees and costs. Nonrefundable loan origination and commitment fees and the direct costs associated with originating or acquiring the loans are deferred and amortized as an adjustment to interest income over the life of the related loan.

    Interest income on loans is accrued based on principal amounts outstanding. Loans which are more than 90 days delinquent with respect to interest or principal, are placed on nonaccrual status, unless the outstanding principal and interest is adequately secured and, in the opinion of management, remains collectible. Uncollected accrued interest is reversed against interest income, and interest is subsequently recognized only as received until the loan is returned to accrual status. Interest accruals are resumed when such loans are brought fully current with respect to interest and principal and when, in the judgment of management, the loans are estimated to be fully collectable as to both principal and interest.

    A loan is considered impaired, if it is probable that the Company will be unable to collect the scheduled payments of principal and interest when due according to the contractual terms of the loan agreement. Any allowance on impaired loans is measured based upon the present value of future cash flows discounted at the loan's effective rate, the loan's observable market price, or the fair value of collateral if the loan is collateral dependent. Interest on impaired loans is recognized on a cash basis. In general, these statements are not applicable to large groups of small balance homogenous loans that are collectively evaluated for impairment, such as residential mortgage and consumer installment loans. Income recognition on impaired loans conforms to the method the Company uses for income recognition on nonaccrual loans. Interest income on nonaccrual loans is recorded on a cash basis. Payments may be treated as interest income or return of principal depending upon management's opinion of the ultimate risk of loss on the individual loan. Cash payments are treated as interest income when management believes the remaining principal balance is fully collectible.

ALLOWANCE FOR LOAN LOSSES: The allowance for loan losses is maintained at a level deemed appropriate by management to adequately provide for known and unidentified losses in the loan portfolio. The allowance is maintained at the level considered to be adequate for potential loan losses based on management's assessment of various factors affecting the loan portfolio, which include growth trends in the portfolio, historical experience, concentrations of credit risk, delinquency trends, general economic conditions, and internal and external credit reviews. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's reserve for possible credit losses. Such agencies may require the Company to recognize additions to the reserve based on their judgment of information available to them at the time of their examination. Additions to the allowance, in the form of provisions, are reflected in current operating results, while charge-offs to the allowance are made when a loss is determined to have occurred. Management uses the best information available on which to base estimates, however, ultimate losses may vary from current estimates.

GAIN OR LOSS ON SALE OF LOANS AND SERVICING RIGHTS: The Company services both sold and retained portions of United States Small Business Administration (SBA) loans and a portfolio of mortgage loans. In June, 1996, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard (SFAS) No. 125, ACCOUNTING FOR TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENTS OF LIABILITIES. SFAS No. 125 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996, and is to be applied prospectively. This statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on consistent application of a financial-components approach that focuses on control. It distinguishes transfers of financial assets that are sales from transfers that are secured borrowings. In addition, it requires that servicing assets and other retained interests in transferred assets be measured by allocating the previous carrying amount of the transferred assets between the assets sold, if any, and the retained interests, if any , based on their relative fair value at the date of transfer. Liabilities and derivatives incurred or obtained by transferors as part of a transfer of financial assets are to be initially measured at fair value. Servicing assets and liabilities are to be subsequently amortized in proportion to, and over the period of estimated net servicing income or loss and assessed for asset impairment or increased obligation based on fair value.

    The Company recognizes a gain and a related asset for the fair value of the rights to service loans for others when loans are sold. In accordance with SFAS No. 125, the fair value of the servicing assets are estimated based upon the present value of the estimated expected future cash flows. The cash flows are calculated using a discount rate commensurate with the risk involved and include estimates of future revenues and expenses, including assumptions about defaults and prepayments. The Bank measures the impairment of the servicing asset based on the difference between the carrying amount of the servicing asset and its current fair value. As of December 31, 1997 and 1996, there was no impairment in mortgage servicing assets.

    A gain or loss is recognized to the extent that the sales proceeds and the fair value of the servicing asset exceed or are less than the book value of the loan. Additionally, normal cost for servicing the loan is considered in the determination of the gain or loss.

    When servicing rights are sold, a gain or loss is recognized at the closing date to the extent that the sales proceeds less costs to complete the sale, exceed or are less than the carrying value of the servicing rights held.

    Real estate mortgage loans held for sale are carried at the lower of cost or market at the balance sheet date or the date on which investors have committed to purchase such loans. Gains are recognized at the time of sale and are calculated based on the amounts received and the net book value of the loans sold.

PREMISES AND EQUIPMENT: Premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are computed on the straight line basis over the estimated useful life of each type of asset. Estimated useful lives range up to 35 years for buildings, up to the lease term for leasehold improvements, and 3 to 15 years for furniture and equipment.

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

INTANGIBLE ASSETS: Goodwill, representing the excess of purchase price over the fair value of net assets acquired, resulted from the purchase of the Thrift by the Company. Goodwill is being amortized over 18 years. Core deposit intangibles resulting from the Thrift and branch purchase (as discussed in Note 2), are amortized over 10 and 7 years, respectively. Intangible assets are reviewed on a periodic basis for. If such impairment is indicated, recoverability of the asset is assessed based upon expected undiscounted net cash flows.

OTHER REAL ESTATE: Other real estate is comprised of property acquired through foreclosure proceedings or acceptance of deeds-in-lieu of foreclosure. Losses recognized at the time of acquiring property in full or partial satisfaction of debt are charged against the allowance for loan losses. Other real estate is recorded at the lower of the related loan balance or fair value less estimated disposition costs. Fair value of other real estate is generally based on an independent appraisal of the property. Any subsequent costs or losses are recognized as noninterest expense when incurred.

IMPAIRMENT OF LONG-LIVED ASSETS AND LONG-LIVED ASSETS TO BE DISPOSED OF:
Long-lived assets and certain identifiable intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

INVESTMENT TAX CREDITS: The Company has investments in limited partnerships which own low income affordable housing that provides the investor affordable housing income tax credits. As an investor in these partnerships, the Company receives tax benefits in the form of tax deductions from partnership operating losses and income tax credits. These income tax credits are earned over a 10 year period as a result of the investment meeting certain criteria and are subject to recapture over a 15 year period. The expected benefit resulting from the affordable housing income tax credits is recognized in the period in which the tax benefit is recognized in the Company's consolidated tax returns and are accounted for using the cost method and are evaluated at each reporting period for impairment. The Company had investments in these partnerships of $4,300,000 and $2,700,000 as of December 31, 1997 and 1996 respectively.

DEFERRED COMPENSATION: The Company has purchased single premium universal life insurance policies in conjunction with implementation of salary continuation plans for certain members of management and a deferred compensation plan for certain members of the Board of Directors. The Company is the owner and beneficiary of these plans. The cash surrender value of the insurance policies is recorded in other assets. Income from the policy is recorded in other income and the load, mortality and surrender charges have been recorded in other expenses. The accrued liability is recorded to reflect the present value of the expected retirement benefits for the salary continuation plans and the deferred compensation benefits. The balance of these life insurance policies were $3,389,000 and $3,134,000 as of December 31, 1997 and 1996 respectively.

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

STOCK OPTION PLAN: The Company accounts for its stock option plan in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, and related interpretations. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price.

PER SHARE EARNINGS: The Company adopted SFAS No. 128, EARNINGS PER SHARE, which replaces APB Opinion 15, EARNINGS PER SHARE, and simplifies the computation of earnings per share (EPS) by replacing the presentation of primary EPS with a presentation of Basic EPS. In addition, the settlement requires dual presentation of basic and diluted EPS by entities with complex capital structures. Basic EPS includes no dilution and is computed by dividing income available to common stockholders by the weighted-average number of common share outstanding for the period. Diluted EPS reflects the potential dilution of securities that could share in the earnings of an entity, similar to fully diluted EPS. Common stock equivalents do not have a dilutive effect on the earnings per share calculation in any of the years presented. The number of shares outstanding for 1997, 1996, and 1995 have been restated to reflect the 3 for 2 stock split which occurred in 1997.

COMMON STOCK OUTSTANDING: A minor adjustment to decrease Common Shares Outstanding by 13,122 shares has been made to the December 31, 1994 Consolidated Statements of Shareholders' Equity.

NOTE 2: ACQUISITIONS

    On December 11, 1997 the Company acquired, for $5,310,000, deposits and buildings of three former branches of Bank of America. These branches were merged into County Bank, and added $60,849,000 in deposits and $967,000 in buildings and equipment. The transaction was accounted for under the purchase method of accounting. Acquisition costs of $275,000 have been included in other expenses in the statement of income for 1997. In connection with the transaction, County Bank recorded a core deposit intangible of $4,343,000. This intangible will be amortized into expense on the straight line method over 7 years. Amortization expense of $14,000 was recognized in 1997 related to the branches purchased. The branch operations have been included in these financial statements since December 11, 1997.

    In conjunction with the branch purchase, the Company completed a capital offering which increased common stock shares outstanding by 1,725,000 and increased equity by $17,951,000. This capital was used to support the purchase of the branches and for general Company growth.

    Effective June 28, 1996, the Company purchased the Thrift for a total purchase price of $5,823,000. The purchase was made using a combination of stock and cash. The transaction was accounted for under the purchase method of accounting and is operated as a separate subsidiary by the Company. All of the Thrift's operations have been included in these financial statements since the effective purchase date. In connection with this transaction, goodwill was recorded of $2,023,000 which will be amortized over an estimated 18 years. A core deposit intangible of $460,000, to be amortized over 10 years was recorded, along with a fair value adjustment to loans of $185,000 to be amortized over 3 years. These intangibles had combined amortization of $97,000 and $48,000 in 1997 and 1996, respectively.

NOTE 3:  INVESTMENT SECURITIES
      The amortized cost and estimated fair value of investment securities at December 31, are summarized below:

------------------------------------------------------------------------------------------------------------------------------------
1997                                                                     Gross             Gross             Gross         Estimated
                                                                     Amortized        Unrealized        Unrealized              Fair
(Dollars in thousands)                                                    Cost             Gains            Losses             Value
------------------------------------------------------------------------------------------------------------------------------------
AVAILABLE FOR SALE SECURITIES:
    U.S. Treasury & U.S. government agencies                        $    1,819        $        6        $        1        $    1,824
    State & political subdivisions                                       9,484               156                 -             9,640
    Mortgage-backed securities                                          68,599               350               141            68,808
    Collateralized mortgage obligations                                 51,924                88               138            51,874
------------------------------------------------------------------------------------------------------------------------------------
        Total debt securities                                          131,826               600               280           132,146
    Equity securities                                                    3,111                 -                 -             3,111
------------------------------------------------------------------------------------------------------------------------------------
       Total available for sale investment securities                  134,937               600               280           135,257
------------------------------------------------------------------------------------------------------------------------------------

HELD TO MATURITY SECURITIES:
    U.S. Treasury & U.S. government agencies                             9,442                 2                10             9,434
    Mortgage-backed securities                                           3,333                13                 -             3,346
------------------------------------------------------------------------------------------------------------------------------------
        Total held to maturity securities                               12,775                15                10            12,780
------------------------------------------------------------------------------------------------------------------------------------

Total securities                                                    $  147,712        $      615        $      290         $ 148,037
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
1996
(Dollars in thousands)
AVAILABLE FOR SALE SECURITIES:
   U.S. Treasury & U.S. government agencies                         $   17,926        $       21        $      236        $   17,711
   State & political subdivisions                                        4,196               100                25             4,271
   Mortgage-backed securities                                           20,727               169               145            20,751
   Other securities                                                        645                 -                 -               645
------------------------------------------------------------------------------------------------------------------------------------
        Total securities                                            $   43,494        $      290        $      406        $   43,378
------------------------------------------------------------------------------------------------------------------------------------

    At December 31, 1997 and 1996, investment securities with carrying values of approximately $45,812,000 and $16,678,000, respectively, were pledged as collateral for deposits of public funds, government deposits, the Bank's use of the Federal Reserve Bank's discount window and Federal Home Loan Bank line of credit. The Bank is a member of the Federal Home Loan Bank and carried balances, stated at cost, of $2,955,000 and $645,000 of Federal Home Loan Bank stock as of December 31, 1997 and 1996 respectively. The Bank recognized gross gains on the sale of securities of $17,000, $68,000, and $0 in 1997, 1996, and 1995,
respectively. Gross losses of $49,000, $57,000 and $3,000 were recognized in 1997, 1996, and 1995, respectively.

    In March 1997, U.S. government agency securities with a market value of $11,455,000 were transferred from the available for sale portfolio to the held to maturity portfolio at market value. The unrealized holding loss at the date of transfer shall continue to be reported as a separate component of shareholders' equity, but shall be amortized over the remaining life of the securities as an adjustment of yield in a manner consistent with the amortization of any premium or discount.

    The carrying and estimated fair values of debt securities at December 31, 1997 by contractual maturity, are shown on the following table. Actual maturities may differ from contractual maturities because issuers generally have the right to call or prepay obligations with or without call or prepayment penalties.

---------------------------------------------------------------------
December 31, 1997                       Amortized          Estimated
(Dollars in thousands)                       Cost         Fair Value
---------------------------------------------------------------------
AVAILABLE FOR SALE SECURITIES:
   One year or less                      $    724            $   730
   One to five years                        2,802              2,873
   Five to ten years                        2,382              2,401
   Over ten years                           5,395              5,460
   Mortgage-backed securities and CMOs    120,522            120,682
---------------------------------------------------------------------
       Total debt securities             $131,825           $132,146

HELD TO MATURITY SECURITIES:
    One year or less                     $      -            $    -
    One to five years                       1,044              1,037
    Five to ten years                       5,998              6,001
    Over ten years                          2,400              2,396
    Mortgage-backed securities and CMOs     3,333              3,346
---------------------------------------------------------------------
       Total debt securities             $ 12,775            $12,780
---------------------------------------------------------------------

NOTE 4: LOANS
   Loans at December 31 consisted of the following:

----------------------------------------------------------------------
(Dollars in thousands)                       1997                 1996
----------------------------------------------------------------------
   Commercial                            $ 34,992             $ 27,857
   Agricultural
                                           43,558               43,929
   Real estate - mortgage                  70,802               57,098
   Real estate - construction              12,657               13,923
   Consumer                                55,968               40,440
----------------------------------------------------------------------
      Gross loans                         217,977              183,247
   Less allowance for loan losses           3,833                2,792
----------------------------------------------------------------------
      Net loans                          $214,144             $180,455
----------------------------------------------------------------------

    These loans are net of deferred loan fees of $932,000 in 1997 and $765,000 in 1996.

    Nonaccrual loans totaled $2,611,000, $4,968,000 and $4,626,000 at December 31, 1997, 1996 and 1995 respectively. Foregone interest on nonaccrual loans was approximately $189,000, $497,000 and $25,000 for the years ending December 31, 1997,1996 and 1995, respectively.

    Impaired loans are loans for which it is probable that the Company will not be able to collect all amounts due. At December 31, 1997 and 1996, the recorded investment in loans for which impairment was recognized totaled $2,411,000 and $7,020,000 which had valuation allowances of $598,000 in 1997 and $1,827,000 in 1996. The average outstanding balance of impaired loans for the years ended December 31, 1997, 1996 and 1995 were $4,715,000, $6,248,000, and $2,165,000, respectively, on which $471,000, $625,000 and $216,000, respectively, was recognized as interest income.

    At December 31, 1997 and 1996, the collateral value method was used to measure impairment for all loans classified as impaired. The following table shows the recorded investment in impaired loans by loan category at December 31:

----------------------------------------------------------------------
(Dollars in thousands)                    1997                1996
----------------------------------------------------------------------
Commercial                             $ 1,711              $1,467
Agricultural                               630                 426
Real estate                                  5               3,883
Consumer and other                          65               1,244
----------------------------------------------------------------------
                                       $ 2,411              $7,020
----------------------------------------------------------------------

Following is a summary of changes in the allowance for loan losses during the years ended December 31:

----------------------------------------------------------------------
(Dollars in thousands)                1997         1996       1995
----------------------------------------------------------------------
Balance at beginning of year        $2,792       $1,701     $1,621
Allowance acquired through Thrift        -          148          -
Loans charged-off                   (5,050)        (658)      (223)
Recoveries of loans
   previously charged-off              265           88         75
Provision for loan losses            5,826        1,513        228
----------------------------------------------------------------------
Balance at end of year              $3,833       $2,792     $1,701
----------------------------------------------------------------------

In the ordinary course of business, the Company, through its subsidiaries, has made loans to certain directors and officers and their related businesses. In management's opinion, these loans are granted on substantially the same terms, including interest rates and collateral, as those prevailing on comparable transactions with unrelated parties, and do not involve more than the normal risk of collectibility. Changes to loans to, or guaranteed by, directors and executive officer and their related businesses at December 31, are summarized as follows:

------------------------------------------------------------------
(Dollars in thousands)                   1997                 1996
------------------------------------------------------------------
Balance at beginning of year             $573                 $675
Loan advances and renewals                497                  511
Loans matured or collected               (578)                (613)
Other changes                             (77)                   -
------------------------------------------------------------------
Balance at end of year                   $415                 $573
------------------------------------------------------------------

   Other changes in 1997 represent loans to former directors and executive officers of the Company who are no longer related parties.

NOTE 5. PREMISES AND EQUIPMENT
   Premises and equipment consisted of the following at December 31:

------------------------------------------------------------------
(Dollars in thousands)                   1997                1996
------------------------------------------------------------------
Land                                   $1,349              $ 1,139
Buildings                               7,952                2,979
Leasehold improvements                    640                  887
Furniture and equipment                 8,179                6,363
------------------------------------------------------------------
                                       18,120               11,368
Less accumulated depreciation
   and amortization                     5,175                5,102
------------------------------------------------------------------
                                       $12,945             $ 6,266
------------------------------------------------------------------

   Included in the totals above are construction in progress of $307,000 and $1,428,000 at December 31, 1997 and 1996 respectively.

NOTE 6: BORROWED FUNDS

   At December 31, 1997 the Company's borrowed funds consisted of the following:

-------------------------------------------------------------------
(Dollars in thousands)                               1997      1996
-------------------------------------------------------------------
   Securities sold under agreements
      to repurchase; dated March 17, 1997;
      fixed rate of 5.57%; payable on
      March 18, 1998                              $ 2,459    $    -

   Unsecured loan from unaffiliated
        bank dated July 26, 1996;
        effective interest rate of 9%; interest
        payable quarterly at prime + .50%;
        principal payable quarterly at
        $135,714; final payment due on
        April 30, 1998                                286       791

FHLB loan, dated December 18, 1997;
        effective rate of 5.89%; rate reprices
        monthly based on the 1 month
        LIBOR; payable on
        December 18, 1998                          10,900         -

FHLB loan, dated January 16, 1997;
        variable rate of 5.75%; rate reprices
        monthly based on the 1 month
        LIBOR; payable on January 25, 1999          5,000         -

FHLB loan, dated July 15, 1994;
        fixed rate of 7.58%; payable on
        July 15, 1999                                 104       105
Short-term note from City Redevelopment Agency
        dated June 24, 1996; interest free;
        payable on July 8, 1997                         -     3,775

Long-term note from unaffiliated
        bank dated December 22, 1997;
        fixed rate of 7.80%; principal and
        interest payable monthly at $25,047;
        payments calculated as fully
        amortizing over 25 years with a
        10 year call                                3,300         -
-------------------------------------------------------------------
                                                  $22,049    $4,671
-------------------------------------------------------------------

    In 1997 the Company actively sold securities under agreements to repurchase. These transactions averaged $12,277,000 in 1997, with a maximum balance borrowed of $53,550,000 at November 30, 1997. Interest expense recorded in 1997 for securities sold under agreements to repurchase was $706,000. Securities under these repurchase agreements are held in the custody of independent securities brokers. The repurchase agreement disclosed above is collateralized by a security with a carrying value of $2,387,000 at December 31, 1997. Repurchase agreements were not actively entered into during 1996 or 1995.

    The Company maintains a line of credit with the Federal Home Loan Bank of San Francisco. Based on the FHLB stock requirements at December 31, 1997, this line provided for maximum borrowings of $21,905,000 of which $16,004,000 was outstanding, leaving $5,901,000 available. At December 31, 1997 this borrowing line is collateralized by securities with a carrying value of $23,324,000. Interest expense related to FHLB borrowings totaled $308,000, $8,000, and $8,000 in 1997,1996, and 1995, respectively.

    The Company incurred interest expense of $78,000 in 1997, and $72,000 in 1996, related to the notes with unaffiliated banks. The long-term note dated December 22, 1997 is secured by Company land and buildings.

    Interest expense related to federal funds purchased was $3,000 in 1995. No federal funds were purchased in 1996 or 1997.

    The Company also has other available borrowings of $5,500,000, of which none were outstanding at December 31, 1997.

    Principal payments required to service the Companys' borrowings during the next five years are:




(Dollars in thousands)
                      1998        $ 13,690
                      1999           5,152
                      2000              52
                      2001              56
                      2002              61
                Thereafter           3,038
                                    ------

      Total borrowed funds        $ 22,049
                                    ------
                                    ------


NOTE 7: REAL ESTATE OPERATIONS

    As of December 31, 1997, MAID held two real estate projects, including improved and unimproved land. Based on the general state of the local real estate climate, the Bank had reduced its carrying value of its remaining projects to zero as of December 31, 1995. Total real estate write downs were $2,881,000 in 1995.

Summarized below is condensed financial information of MAID:

----------------------------------------------------------------------------
(Dollars in thousands)                        December 31,
CONDENSED BALANCE SHEETS                    1997       1996
----------------------------------------------------------------------------
ASSETS:
    Cash on deposit with County Bank      $  442     $  481
    Notes receivable and other               356        103
----------------------------------------------------------------------------
        Total  assets                        798        584
LIABILITIES AND SHAREHOLDER'S EQUITY:
    Accounts payable and other               301        298
   Shareholder's equity                      497        286
----------------------------------------------------------------------------
     Total liabilities and shareholder's
        equity                            $  798     $  584
----------------------------------------------------------------------------

CONDENSED STATEMENT OF OPERATIONS           1997       1996       1995
----------------------------------------------------------------------------
Revenues                                  $  876     $  812     $1,643
Expenses                                      66        287      4,437
Other, net                                     -        (81)       (94)
----------------------------------------------------------------------------
Gain (loss) before income taxes           $  810     $  424    $(2,888)
----------------------------------------------------------------------------

NOTE 8. INCOME TAXES
   The provision for income taxes for the years ended December 31 is comprised of the following:

---------------------------------------------------------------------
(Dollars in Thousands)         Federal          State         Total
---------------------------------------------------------------------
1997
Current                        $ (484)        $  (41)        $ (525)
Deferred                          456             43            499
---------------------------------------------------------------------
                               $  (28)        $    2         $  (26)
1996
Current                        $1,049         $  441         $1,490
Deferred                         (283)           (44)          (327)
---------------------------------------------------------------------
                               $  766         $  397         $1,163

1995
Current                        $1,020         $  394         $1,414
Deferred                         (860)          (331)         (1,191)
---------------------------------------------------------------------
                               $  160         $   63         $  223
---------------------------------------------------------------------

   The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1997 and 1996 consists of the following:

---------------------------------------------------------------------
(Dollars in thousands)                      1997                1996
---------------------------------------------------------------------
Deferred tax assets:
 State franchise tax                     $     -              $  162
 Real estate subsidiary                    1,336               1,822
 Allowance for loan losses                   937                 804
 Investment securities unrealized losses       -                  47
 Non accrual interest                        184                 335
 Fixed assets                                 11                   -
 Other                                       223                 131
---------------------------------------------------------------------
Total gross deferred tax assets            2,691               3,301
Less valuation allowance                     (20)               (170)
---------------------------------------------------------------------
Deferred tax assets                      $ 2,671              $3,134
---------------------------------------------------------------------

Deferred tax liabilities:
  Fixed assets                           $     -              $  127
  State franchise taxes                      208                  61
  Investment in partnerships                  30                   -
  Investment securities unrealized gain      125                   -
  Other                                      112                  79
---------------------------------------------------------------------
Total gross deferred tax liabilities         475                 267
---------------------------------------------------------------------
  Net deferred tax assets                $ 2,196              $2,867
---------------------------------------------------------------------

    The valuation allowance for deferred tax assets decreased by $150,000 for the year ended December 31, 1997. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods which the deferred tax assets are deductible, management believes it is more likely than not the Company will realize the benefits of these deductible differences, net of the existing valuation allowances at December 31, 1997 and 1996.

A reconciliation of the provision for income taxes to the statutory federal income tax rate follows:

--------------------------------------------------------------------
                                              1997     1996   1995
--------------------------------------------------------------------
Statutory (34%) federal
  income tax due                            $  128  $ 1,078  $  190
State franchise tax, net of
  federal income tax benefit                    14      263      42
Tax exempt interest income, net                (60)     (86)    (99)
Housing tax credits                            (71)     (22)      -
Intangible amortization                         36        -       -
State tax benefit lost due to
  net operating loss limitations                20        -       -
(Decrease) increase in valuation
   allowance for deferred tax assets          (150)       -      70
Other                                           51      (70)     20
--------------------------------------------------------------------
                                            $  (26)  $1,163   $ 223
--------------------------------------------------------------------

NOTE 9. REGULATORY MATTERS

    The Company is subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate mandatory and possibly, additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company's assets, liabilities, and certain off balance sheet items as calculated under regulatory accounting practices. The Company's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weighting and other factors.

    Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios (set forth in the table below).

    First, a bank must meet a minimum Tier I (as defined in the regulations) capital ratio ranging from 3% to 5% based upon the bank's CAMEL (capital adequacy, asset quality, management, earnings and liquidity) rating.

    Second, a bank must meet the minimum total risk based capital to risk weighted assets ratio of 8%. Risk based capital and asset guidelines vary from Tier I capital guidelines by redefining the components of capital, categorizing assets into different risk classes, and including certain off balance sheet items in the calculation of the capital ratio. The effect of the risk based capital guidelines is that banks with high exposure will be required to raise additional capital while institutions with low risk exposure could, with the concurrence of regulatory authorities, be permitted to operate with lower capital ratios. In addition, a bank must meet minimum Tier I capital to average assets ratio of 4%.

    Management believes, as of December 31, 1997, that the Company and the Bank meet all capital adequacy requirements to which they are subject. As of December 31, 1997, the most recent notification, the FDIC categorized the Bank as meeting the ratio test for a well capitalized bank under the regulatory framework for prompt corrective action. To be categorized as adequately capitalized, the Bank must meet the minimum ratios as set forth above. There are no conditions or events since that notification that management believes have changed the institution's classification.

    The Company has no formal dividend policy, and dividends are issued solely at the discretion of the Company's Board of Directors subject to compliance with regulatory requirements. In order to pay any cash dividends, the Company must receive payments of dividends or management fees from the Bank or the Thrift. There are certain regulatory limitations on the payment of cash dividends by banks and thrift and loan companies.

    In March 1997, in response to regulatory concerns about the Bank's level of nonperforming assets, the Board of Directors of County Bank adopted a resolution not to pay cash dividends without the prior written consent of the California DFI and the FDIC.

    As the result of a joint examination conducted as of December 31, 1997, by the DFI and FDIC, the Company has been told that a supervisory agreement will be required with respect to certain matters, including the maintenance of adequate reserves in the future. The details of the supervisory agreement have not yet been disclosed to the Company.

Notwithstanding these resolutions, the subsidiaries have the ability to pay cash dividends at December 31, 1997 of $2,453,000.

The Company's and Bank's actual capital amounts and ratios as of December 31, 1997 are as follows:

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                              To Be Well Capitalized
                                                                                            For Capital      Under Prompt Corrective
(Dollars in thousands)                                             Actual                Adequacy Purposes      Action Provisions:
------------------------------------------------------------------------------------------------------------------------------------
Consolidated:                                                Amount       Ratio         Amount       Ratio       Amount     Ratio
------------------------------------------------------------------------------------------------------------------------------------
As of December 31, 1997
Total capital (to risk weighted assets)                    $ 36,226      12.85%     $  22,556        8.0%    $  28,195       10.0%
Tier I capital (to risk weighted assets)                     32,702      11.60         11,278        4.0        16,917        6.0
Leverage ratio*                                              32,702       8.58         15,247        4.0        19,058        5.0

The Bank:
------------------------------------------------------------------------------------------------------------------------------------
As of December 31, 1997
Total capital (to risk weighted assets)                    $ 28,909      11.46%      $ 20,178        8.0%    $  25,222       10.0%
Tier I capital (to risk weighted assets)                     25,748      10.21         10,089        4.0        15,133        6.0
Leverage ratio*                                              25,748       7.37         13,980        4.0        17,475        5.0
------------------------------------------------------------------------------------------------------------------------------------

* THE LEVERAGE RATIO CONSISTS OF TIER 1 CAPITAL DIVIDED BY QUARTERLY AVERAGE ASSETS. THE MINIMUM LEVERAGE RATIO IS 3 PERCENT FOR BANKING ORGANIZATIONS THAT DO NOT ANTICIPATE SIGNIFICANT GROWTH AND THAT HAVE WELL-DIVERSIFIED RISK, EXCELLENT ASSET QUALITY AND IN GENERAL, ARE CONSIDERED TOP-RATED BANKS.

NOTE 10. COMMITMENTS AND FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET CREDIT
RISK

      At December 31, 1997, the Company has operating lease rental commitments for remaining terms of one to ten years. The Company has options to renew one of its leases for a period of 15 years. The minimum future commitments under noncancelable lease agreements having terms in excess of one year at December 31, 1997 are as follows:

---------------------------------------------------------------------------------
(Dollars in thousands)                  1998        $ 433
                                        1999          387
                                        2000          325
                                        2001          171
                                        2002          173
                                  Thereafter          539
---------------------------------------------------------------------------------
                Total minimum lease payments       $2,028
---------------------------------------------------------------------------------

      Rent expense was approximately $513,000, $391,000, and $272,000 for the years ended December 31, 1997, 1996 and 1995, respectively.

      In the ordinary course of business, the Company enters into various types of transactions which involve financial instruments with off balance sheet risk. These instruments include commitments to extend credit and standby letters of credit and are not reflected in the accompanying consolidated balance sheets. These transactions may involve, to varying degrees, credit and interest risk in excess of the amount, if any, recognized in the consolidated balance sheets.

      The Company's off balance sheet credit risk exposure is the contractual amount of commitments to extend credit and standby letters of credit. The Company applies the same credit standards to these contracts as it uses in its lending process. Additionally, commitments to extend credit and standby letters of credit bear similar credit risk characteristics as outstanding loans.

Financial instruments whose contractual amount represents risk:

-------------------------------------------------------------------
December 31
(Dollars in thousands)                             1997      1996
-------------------------------------------------------------------
Commitments to extend credit                    $55,238     $46,159
Standby letters of credit                         3,243       3,231
-------------------------------------------------------------------

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

    The Company because of the nature of its business, is subject to various threatened or filed legal cases. The Company, based on the advice of legal counsel, does not expect such cases will have a material, adverse effect on its financial position or results of operations.



NOTE 11: TIME DEPOSITS

 At December 31, 1997 the aggregate maturities for time deposits are as follows:


(Dollars in thousands)          1998          $  81,750
                                1999             13,866
                                2000              2,687
                                2001                884
                                2002          $     608
                                                 ------
                 Total time deposits          $  99,795
                                                 ------
                                                 ------

    Deposits of related parties held by the Company totaled $1,423,000 and $1,831,000 at December 31, 1997 and 1996, respectively.

    Interest paid on time deposits in denominations of $100,000 or more was $809,000, $359,000 and $304,000 in 1997,1996, and 1995 respectively.

NOTE 12. CONCENTRATIONS OF CREDIT RISK

    The Bank's business activity is with customers located primarily within Merced, Stanislaus, Mariposa and Tuolumne counties. The Bank specializes in real estate, real estate construction, commercial and dairy lending. Although the Bank has a diversified loan portfolio, a significant portion of its customers' ability to repay loans is dependent upon economic factors affecting residential real estate, construction, dairy, agribusiness and consumer goods retailing. Generally, loans are secured by various forms of collateral.

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

    The Thrift's business activity is with customers located primarily within Stanislaus, Tulare and Fresno counties. The Thrift specializes in direct consumer loans and the purchase of financing contracts principally from automobile dealerships and furniture stores. Generally, loans are secured by various forms of collateral. The Thrift's collateral consists primarily of automobiles and flooring inventory. A small portion of the Thrift's loans are not supported by specific collateral but rather by the general financial strength of the borrower. In addition, the contracts are purchased from the dealers with recourse to the dealer and dealer reserves are established for each borrower.

    Although the slowdown in the real estate market has been a factor in the local economy for the last several years and has played a role in reducing economic growth in California, it is management's opinion that the underlying strength and diversity of the Central Valley's economy should mitigate a severe deterioration in the borrowers' ability to repay their obligations to the Company.

NOTE 13. EMPLOYEE BENEFIT PLANS

    The Company has a noncontributory employee stock ownership plan ("ESOP") and an employee savings plan covering substantially all employees. During 1997, 1996, and 1995, the Company contributed approximately $119,000, $114,000, and $100,000, respectively, to the ESOP and $71,000, $38,000, and $27,000, respectively, to the employee savings plan.

    Under provisions of the ESOP, the Company can make discretionary contributions to be allocated based on eligible individual annual compensation, as approved by the Board of Directors. Contributions to the ESOP are recognized as compensation expense. For the years December 31, 1997, 1996, and 1995, the ESOP owned 158,363, 106,247, 95,263, shares, respectively. ESOP shares are included in the weighted average number of shares outstanding for earnings per share computations.

    The employee savings plan allowed participating employees to contribute up to $9,500 in 1997. The Company will match 25% of the employees elective contribution, as defined, not to exceed 6% of eligible annual compensation.

    NOTE 14. STOCK OPTION PLAN In 1992, shareholders approved the adoption of an incentive stock option plan for bank management and a nonstatutory stock option plan for directors. The maximum number of shares issuable under the plans was 126,000. Options are available for grant under the plans at prices that approximate fair market value at the date of grant. Options granted under both plans become exercisable 25% at the time of grant and 25% each year thereafter and expire 10 years from the date of grant. In 1995, shareholders approved an amendment to the stock option plans increasing the number of authorized but unissued shares available for future grant of the Company's common stock to 450,000.

    A summary of the status of the Company's stock options as of December 31, 1997, 1996, and 1995, and changes during the years ended on those dates, follows:

------------------------------------------------------------------------------------------------------------------------------
                                                 1997                           1996                           1995
------------------------------------------------------------------------------------------------------------------------------
                                       Number   Weighted average       Number  Weighted average      Number   Weighted average
                                     of shares    exercise price    of shares    exercise price   of shares     exercise price
------------------------------------------------------------------------------------------------------------------------------
Outstanding at beginning of year       296,504           $  7.33      269,421            $ 6.99     196,062             $ 6.70
Granted                                 58,000              8.57       44,250              8.95      44,850               8.56
Exercised                              (57,908)             5.47      (31,108)             6.67      (2,250)              6.60
Stock dividend declared                      -                 -       13,941              6.99      30,759               6.70
------------------------------------------------------------------------------------------------------------------------------
Outstanding at end of year             296,596              8.34      296,504              7.33     269,421               6.99
Options exercisable at end of year     230,916           $  7.40      234,465              6.98     229,487               6.72
------------------------------------------------------------------------------------------------------------------------------

The following table summarizes information about options outstanding at December 31,

---------------------------------------------------------------------------------------------------------------------------------
1997                                                               Options outstanding                        Options exercisable
---------------------------------------------------------------------------------------------------------------------------------
Range of exercise    Number outstanding            Weighted average   Weighted average    Number exercisable     Weighted average
prices                      at 12/31/97  remaining contractual life     exercise price           at 12/31/97       exercise price
---------------------------------------------------------------------------------------------------------------------------------
 $5.40-$6.60                    165,906                   4.4 years              $6.55               165,906                $6.55
$8.00-$9.33                      68,690                   7.5                     8.59                49,547                 8.56
$11.33-$12.50                    42,000                   9.2                    12.17                10,463                12.12
$13.50 -$14.63                   17,000                   9.9                    14.00                 4,250                14.00
$16.12                            3,000                   9.8                    16.12                   750                16.12
---------------------------------------------------------------------------------------------------------------------------------
$5.40 - $16.12                  296,596                   6.2 years              $8.34               230,916                $7.40
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
1996                                                                     Options outstanding                  Options exercisable
---------------------------------------------------------------------------------------------------------------------------------
Range of exercise    Number outstanding            Weighted average   Weighted average    Number exercisable     Weighted average
prices                      at 12/31/96  remaining contractual life     exercise price           at 12/31/96       exercise price
---------------------------------------------------------------------------------------------------------------------------------
$5.40-$6.60                     185,750                   5.4 years            $  6.55               185,750              $  6.55
$8.00-$9.22                      96,766                   8.6                     8.63                45,219                 8.55
$9.33                            13,988                   9.3                     9.33                 3,496                 9.33
---------------------------------------------------------------------------------------------------------------------------------
$5.40-$9.43                     296,504                   6.6 years             $ 7.33               234,465               $ 6.98
---------------------------------------------------------------------------------------------------------------------------------

     The exercise price per share has been adjusted for stock dividends and stock splits in periods in which the exercise price exceeded the then current fair market value.

     The per share weighted average fair value of stock options granted during 1997, 1996 and 1995 was $12.96, $8.59, and $5.24 on the date of grant using the Black Scholes option pricing model with the following weighted average assumptions: 1997-1995 expected dividend yield 0%; 1997-1995 expected volatility of 30 percent, risk free interest rate of 5.72%, 5.45%, and 6.31% respectively; and an expected life of 7 years.

     The Company applies APB Opinion No. 25 in accounting for shares granted under its plan and, accordingly, no compensation cost has been recognized for its stock options in the accompanying consolidated financial statements. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, the Company's net income would have been reduced to the pro forma amounts indicated below.


---------------------------------------------------------------------------
(Dollars in thousands)                  1997            1996          1995
---------------------------------------------------------------------------
  Net income
     As reported                        $403           $2,009         $335
     Pro forma                           241            1,930          307

  Earnings per share
     As reported                        $.12             $.85         $.16
     Pro forma                           .07              .82          .15
---------------------------------------------------------------------------


     Pro forma net income reflects only options granted in 1995 through 1997. Therefore, the full impact of calculating compensation cost for stock options under SFAS No. 123 is not reflected in the pro forma net income amounts presented above because compensation cost is reflected over the options' vesting period of three years and compensation cost for options granted prior to January 1, 1995 is not considered.

NOTE 15: Fair Value of Financial Instruments

     The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

Financial Assets:

Cash and cash equivalents: For these assets, the carrying amount is a reasonable estimate for fair value.

Investments: Fair values for investment securities available for sale are the amounts reported on the consolidated balance sheets and investment securities held to maturity are based on quoted market prices where available. If quoted market prices were not available, fair values were based upon quoted market prices of comparable instruments.

Net loans: The fair value of loans is estimated by utilizing discounted future cash flow calculations using the interest rates currently being offered for similar loans to borrowers with similar credit risks and for the remaining or estimated maturities considering prepayments. The carrying value of loans are net of the allowance for possible loan losses and unearned loan fees.

Loans held for sale: The fair value of loans held for sale is the carrying value as the loans are under commitments to be sold at carrying value.

Financial Liabilities:

Deposits: The fair values disclosed for deposits generally paid upon demand (i.e. noninterest-bearing and interest-bearing demand, savings and money market accounts) are considered equal to their respective carrying amounts as reported on the consolidated balance sheets. The fair value of fixed rate certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.

Borrowings: For these instruments, the fair value is estimated using rates currently available for similar loans with similar credit risk and for the remaining maturities.

Commitments to extend credit and standby letters of credit: The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counter parties. For fixed rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligation with the counter parties at the reporting date.

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

---------------------------------------------------------------------
(Dollars in thousands)
1997
---------------------------------------------------------------------
Financial assets:                Carrying Amount           Fair Value
   Cash and cash equivalents             $23,435             $ 23,435
   Time deposits in other
      financial institutions                 599                  599
   Investment securities:
      Available for sale                 135,257              135,257
      Held to maturity                    12,775               12,780
   Net loans                             214,144              214,741

Financial liabilities:
Deposits:
   Noninterest-bearing demand             58,836               58,836
   Negotiable orders of withdrawal        54,202               54,202
   Savings                               143,562              143,562
   Time deposits                          99,795              100,280
   Borrowings                             22,049               22,049

Off-balance sheet:               Contract Amount           Fair Value
---------------------------------------------------------------------
   Commitments                           $55,238             $  5,524
   Standby letters of credit               3,243                  324
---------------------------------------------------------------------
---------------------------------------------------------------------
1996                             Carrying Amount           Fair Value
---------------------------------------------------------------------
Financial assets:
   Cash and cash equivalents             $16,717             $ 16,717
   Time deposits in other
      financial institutions               3,101                3,101
   Investment securities:
       Available for sale                 43,378               43,378
   Net loans                             180,455              180,259
   Mortgage loans held for sale              880                  880

Financial liabilities
Deposits:
   Noninterest-bearing demand             39,157               39,157
   Negotiable orders of withdrawal        34,303               34,303
   Savings                               111,285              111,285
   Time deposits                          53,600               53,753
   Borrowings                              4,671                4,350

Off balance sheet:               Contract Amount
---------------------------------------------------------------------
   Commitments                           $46,159             $  4,615
   Standby letters of credit               3,231                  323
---------------------------------------------------------------------

NOTE 16: DERIVATIVE FINANCIAL INSTRUMENTS

    As of December 31, 1997 and 1996 the Company had no off-balance sheet derivative financial instruments. The Company held no derivative instruments as of December 31, 1996.

    As of December 31, 1997, the Company had collateralized mortgage obligations totaling $51,924,000. All of these securities are held as available for sale. As of December 31, 1997 one collateralized mortgage obligation with a fair value of $4,841,000 did not pass the FFEIC high risk test and as such is considered a high risk security.

NOTE 17: PARENT COMPANY ONLY FINANCIAL INFORMATION

    This information should be read in conjunction with the other notes to the consolidated financial statements. The parent company was formed November 1, 1995. The following is the condensed balance sheet of the Company as of December 31, 1997 and 1996 and the condensed statements of income and cash flows for the years ended December 31, 1997 and 1996 and 1995:

------------------------------------------------------------------------
                                                      December 31,
CONDENSED BALANCE SHEETS                          (Dollars in thousands)
                                                      1997       1996
------------------------------------------------------------------------
ASSETS
   Cash and short-term investments                 $ 2,638     $  159
   Investment in County Bank                        30,977     16,574
   Investment in Town and Country                    5,103      5,061
   Investment in Capital West Group                      -         81
   Net premises and equipment                        5,245          -
   Other assets                                        381         98
------------------------------------------------------------------------
TOTAL ASSETS                                       $44,344     $21,973
------------------------------------------------------------------------

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
   Borrowed funds                                  $ 3,586     $  791
   Other liabilities                                   510        208
------------------------------------------------------------------------
      Total liabilities                              4,096        999
Shareholders' Equity
   Common stock                                     33,933     15,321
------------------------------------------------------------------------
   Net unrealized securities
      gains (losses), net of income tax                195       (69)
   Retained earnings                                 6,120      5,722
------------------------------------------------------------------------
      Total shareholders' equity                    40,248     20,974
------------------------------------------------------------------------

      TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY   $44,344    $21,973
------------------------------------------------------------------------

----------------------------------------------------------------------------

                                                   Years ended December 31,
                                                    (Dollars in thousands)
CONDENSED STATEMENTS OF INCOME                    1997        1996      1995
----------------------------------------------------------------------------
INCOME
   Dividends from subsidiaries                 $    90    $    100    $  125
   Interest                                         52           -         -
   Management fees from subsidiaries             1,949         693         -
----------------------------------------------------------------------------
      Total income                               2,091         793       125
----------------------------------------------------------------------------
EXPENSES
   Interest on borrowings                           71          28         -
   Salaries and related benefits                   827         197         -
   Other noninterest expense                       828         236         -
----------------------------------------------------------------------------
      Total other expenses                       1,726         461         -
----------------------------------------------------------------------------
Income before taxes and equity
   in undistributed earnings                       365         332       125
Income tax (expense) benefit                      (109)         (9)         -
Equity in undistributed income of
   subsidiaries                                    147       1,686       210
----------------------------------------------------------------------------
Net income                                     $   403    $  2,009    $  335
----------------------------------------------------------------------------

CONDENSED STATEMENTS OF CASH FLOWS

-----------------------------------------------------------------------------
                                                   1997         1996     1995
-----------------------------------------------------------------------------
OPERATING ACTIVITIES:
   Net income                                    $   403  $   2,009   $  335
   Adjustments to reconcile net income to net
        cash provided by operating activities:
      Equity in undistributed earnings              (147)    (1,686)     (219)
             of subsidiaries
   (Increase) decrease in other assets              (305)         9      (116)
   Increase in other liabilities                     218        175        33
-----------------------------------------------------------------------------
   Net cash (used in) provided by
   operating activities                              232        507        42

INVESTING ACTIVITIES:
   Capital contribution to subsidiary bank       (14,000)         -         -
   Purchase of subsidiary bank                         -     (1,574)        -
   Purchase of premise and equipment              (5,245)         -
   Dividends from subsidiary banks                    90        100         -
-----------------------------------------------------------------------------
   Net cash (used in) investing activities       (19,155)   (1,474)         -

FINANCING ACTIVITIES:
   Proceeds from stock offering                   17,951         -          -
   Proceeds from issuance of stock
   to purchase subsidiary bank                         -         -          -
   Net additions in other borrowing                2,795       791          -
   Issuance of common stock related to exercise
   of stock options and employee benefit plans       656       370         15
   Cash dividends and fractional shares                -       (86)        (6)
-----------------------------------------------------------------------------
   Net cash provided by financing activities      21,402     1,075          9
-----------------------------------------------------------------------------
Increase in cash and cash equivalents              2,479       108         51
-----------------------------------------------------------------------------
Cash and cash equivalents at beginning of year       159        51          -
-----------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF YEAR         $ 2,638   $   159     $   51
-----------------------------------------------------------------------------

NOTE 18. QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

--------------------------------------------------------------------
Quarter Ended                               1997
(Dollars in thousands)          Dec 31   Sept 30  June 30     Mar 31
--------------------------------------------------------------------
Interest income                $ 7,733   $ 6,622  $ 5,956    $ 5,601
Interest expense                 3,210     2,573    2,335      2,072
--------------------------------------------------------------------
Net interest income              4,523     4,049    3,621      3,529
Provision for loan losses        2,144       205    3,236        240
Other income                     1,160       746    1,212        734
Other expenses                   3,614     3,338    3,180      3,240
--------------------------------------------------------------------
(Loss) income before income
     taxes                         (75)    1,252   (1,583)       783
Income taxes benefit              (132)      476     (640)       270
--------------------------------------------------------------------
Net Income (Loss)              $    57   $   776  $  (943)   $   513

Earnings (loss) per share      $   .01   $   .23  $  (.36)   $   .20
--------------------------------------------------------------------
--------------------------------------------------------------------
Quarter Ended                               1996
(Dollars in thousands)          Dec 31   Sept 30  June 30     Mar 31
--------------------------------------------------------------------
Interest income                $ 5,562   $ 5,226  $ 4,313    $ 4,250
Interest expense                 1,954     1,869    1,530      1,512
--------------------------------------------------------------------
Net interest income              3,608     3,357    2,783      2,738
Provision for loan losses        1,107        96      150        160
Other income                       986       694      684        571
Other expense                    2,544     2,986    2,853      2,353
--------------------------------------------------------------------
Income before income taxes         943       969      464        796
Income taxes                       344       356      168        295
--------------------------------------------------------------------
Net income                     $   599   $   613  $   296    $   501
--------------------------------------------------------------------

Earnings per share             $   .23   $   .24  $   .14    $   .25
--------------------------------------------------------------------

    Earnings per share is based upon the weighted average number of shares outstanding during each period. Full year weighted average shares differ from quarterly weighted average shares and, therefore, annual earnings per share may not equal the sum of the quarters.