Form 10-K, Exhibit 13
period 1998-12-31
CAPITAL CORP OF THE WEST
filed 1999-03-30
CIK 1004740

Independent Auditors' Report
To the Board of Directors and Shareholders of Capital Corp of the West:
     We have audited the accompanying consolidated balance sheets of Capital Corp of the West and subsidiaries ("the Company") as of December 31, 1998 and 1997 and the related consolidated statements of income, and comprehensive income, cash flows, and shareholders' equity for each of the years in the three year period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Capital Corp of the West and subsidiaries as of December 31, 1998 and 1997 and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 1998 in conformity with generally accepted accounting principles.


Sacramento, California
February 5, 1999


CAPITAL CORP OF THE WEST
(Amounts in thousands)
                                                      1998          1997           1996          1995          1994
---------------------------------------------------------------------------------------------------------------------------
SUMMARY INCOME DATA:
Interest income                                      $ 34,614      $ 25,912       $ 19,351      $ 15,873      $ 12,807
Interest expense                                       13,634        10,190          6,865         5,717         3,850
Net interest income                                    20,980        15,722         12,486        10,156         8,957
Provision for loan losses                               3,903         5,825          1,513           228             -
Noninterest income (loss)                               4,838         3,852          2,935        (1,224)          805
Noninterest expense                                    18,244        13,372         10,736         8,146         6,923
Provision (benefit) for income taxes                      930           (26)         1,163           223         1,103
Net income                                           $  2,741      $    403       $  2,009      $    335      $  1,736

SHARE DATA:
Average common shares outstanding                       4,602         3,467          2,485         2,207         2,100
Basic earnings per share                                  .60           .12            .81           .15           .83
Diluted earnings per share                                .58           .11            .77           .15           .83
Cash dividends per share                                    -             -            .03             -             -
Book value per share                                     9.29          8.74           7.66          6.80          6.36
Tangible book value per share                        $   8.02      $   7.30       $   6.78      $   6.80      $   6.36

BALANCE SHEET DATA:
Total assets                                         $499,859      $421,394       $265,989      $209,033      $178,121
Total securities                                      154,867       148,032         43,378        45,302        35,826
Total loans                                           268,933       217,977        183,247       133,734       113,600
Total deposits                                        444,210       356,395        283,345       192,601       163,199
Stockholders' equity                                 $ 42,804      $ 40,248       $ 20,974      $ 15,093      $ 14,082

OPERATING RATIOS:
Return on average equity                                 6.48%         1.46%         10.24%        11.05%         2.16%
Return on average assets                                  .60           .13            .88           .18          1.05
Net interest margin                                      5.17          5.64           6.12          6.09          6.03

CREDIT QUALITY RATIOS:
Nonperforming loans to total loans (1)                    .54%         1.26%          3.71%         3.04%         3.63%
Allowance for loan losses to total loans                 1.78          1.76           1.52          1.27          1.43
Allowance for loan losses to nonperforming loans       310.87        139.79          50.14         35.07        231.90

CAPITAL RATIOS:
Risk-based tier 1 capital                               10.69%        11.60%          9.04%         9.22%        10.50%
Total risk-based capital                                11.94         12.78          10.20         10.27         11.70
Leverage ratio                                           7.58          8.58           7.37          7.43          8.38


(1) NONPERFORMING LOANS CONSIST OF LOANS ON NONACCRUAL, LOANS PAST DUE 90 DAYS OR MORE AND RESTRUCTURED LOANS.

Management's Discussion and Analysis of Financial Condition and Results of Operations
     The following discussion and analysis is designed to provide a better understanding of the significant changes and trends related to Capital Corp of the West (the "Company"). The following discussion should be read in conjunction with the Consolidated Financial Statements of the Company and the Notes thereto. The Consolidated Financial Statements of the Company include its subsidiaries, County Bank (the "Bank"), and Town & Country Finance and Thrift (the "Thrift"). It also includes the Bank's subsidiary, Merced Area Investment Development, Inc. ("MAID").
     In addition to historical information, this discussion includes certain forward-looking statements regarding events and trends which may affect the Company's future results. Such statements are subject to risks and uncertainties that could cause the Company's actual results to differ materially. These factors include general risks inherent to commercial lending; risks related to asset quality; risks related to the Company's dependence on key personnel and its ability to manage existing and future growth; risks related to competition; risks posed by present and future government regulation and legislation; and risks resulting from federal monetary policy.

OVERVIEW
     Total net income for 1998 was $2,741,000 compared to $403,000 in 1997 and $2,009,000 in 1996. Basic earnings per share were $.60 in 1998 compared to $.12 in 1997 and $.81 in 1996. The Company's return on average total assets was .60% in 1998 as compared with .13% in 1997 and .88% in 1996. Earnings improved in 1998 as a result of strong growth in interest-earning assets, improvements in noninterest income and a lower level provision for loan losses as compared to the prior year. Included in 1997 earnings is a significant increase in the provision for loan losses. This was primarily attributable to the charge-off of one commercial real estate loan, which had previously been considered a nonperforming asset. The charge-off related to this loan totaled $3,458,000 in 1997. The provision was also increased due to a change in the methodology for determining the appropriate levels maintained as an allowance for loan losses. In 1998, the provision for loan losses was also at a higher level than expected, due in large part to a provision for loan losses and the charge-off of a single commercial relationship totaling $1,325,000.
     The Company achieved strong growth in 1998, reaching total assets at December 31, 1998 of $499,859,000, up $78,465,000 or 19% from $421,394,000 at
December 31, 1997. Net loans grew to $264,158,000 at year end 1998, a 23% increase and deposits grew to $444,210,000, a 25% increase over 1997. Total equity capital grew to $42,804,000, a 6% increase over year end 1997 and the Company continues to be well capitalized by regulatory definitions.

RESULTS OF OPERATIONS
     Net income in 1998 was $2,741,000 with basic earnings per share of $.60 as compared to $403,000 or $.12 in 1997. The Company's net interest income increased by $5,258,000, or 33%, to $20,980,000 as compared to $15,722,000 in
1997, primarily related to growth in average interest-earning assets. In late 1997 the Company purchased three branches from Bank of America and increased deposits by $60,849,000 (there were no loans purchased). The Company also had a stock offering in 1997, increasing capital by $17,951,000. These improved earnings were primarily a result of the ability of the Company to absorb these new branches and redeploy the newly acquired funds into interest earning assets.
     The Company reported net income in 1997 of $403,000 compared to $2,009,000 in 1996. Basic earnings per share in 1997 were $.12 compared to $.81 in 1996. The decrease in earnings in 1997 as compared to 1996 is primarily due to the write-off of a commercial real estate loan in 1997 and a change in the methodology in calculating the adequacy of the allowance of the loan losses.
     The following table presents, for the periods indicated, the distribution of average assets, liabilities and stockholders' equity as well as the total dollar amount of interest income from average interest-earning assets and resultant yields and the dollar amounts of interest expense and average interest-bearing liabilities, expressed both in dollars and in rates.


                                                                 FOR THE YEARS ENDED DECEMBER 31,
                                                     1998                      1997                      1996
                                          -------------------------------------------------------------------------------
                                          AVERAGE                     AVERAGE                   AVERAGE
(Dollars in thousands)                    BALANCE   INTEREST   RATE   BALANCE INTEREST   RATE   BALANCE  INTEREST  RATE
-------------------------------------------------------------------------------------------------------------------------
ASSETS
Federal funds sold                        $ 23,469  $ 1,253   5.34%  $  6,288  $   344   5.47%  $  3,920  $   207   5.28%
Time deposits at other financial             1,040       57   5.48      1,124       53   4.21      3,175      127   4.00
     institutions
Nontaxable investment securities(1)         16,320      797   4.88      4,358      231   5.30      4,531      246   5.43
Taxable investment securities              121,728    7,348   6.66     68,900    4,638   6.73     35,156    2,469   7.02
Loans, gross (2)                           242,989   25,159  10.35    198,140   20,646  10.42    157,098   16,302  10.38
                                          --------  -------  -----   --------  -------  -----   --------  -------  -----
     Total interest-earning assets         405,546   34,614   8.54    278,810   25,912   9.29    203,880   19,351   9.49
Allowance for loan losses                   (4,158)                    (2,615)                    (1,913)
Cash and noninterest-bearing deposits
     at other banks                         19,610                     14,384                     10,436
Premises and equipment, net                 13,390                      9,596                      4,775
Interest receivable and other assets        22,084                     14,016                     10,946
                                          --------                   --------                   --------
     Total assets                         $456,742                   $314,191                   $228,124
                                          --------                   --------                   --------
                                          --------                   --------                   --------

LIABILITIES AND SHAREHOLDERS' EQUITY
Negotiable orders of withdrawal             57,602      503    .87%   38,164       345    .90%   $29,376      268    .91%
Savings deposits                           156,956    5,696   3.63    117,357    4,770   4.06    104,938    4,350   4.15
Time deposits                              112,555    6,143   5.46     71,808    3,983   5.55     40,994    2,167   5.29
Other borrowings                            20,862    1,292   6.19     18,721    1,092   5.83      1,020       80   7.84
                                          --------  -------  -----   --------  -------  -----   --------  -------  -----
     Total interest-bearing liabilities    347,975   13,634   3.92    246,050   10,190   4.16    176,328    6,865   3.89

Noninterest-bearing deposits                63,243                     38,023                     30,549
Accrued interest, taxes and other
     liabilities                             2,976                      2,583                      3,067
                                          --------                   --------                   --------
     Total Liabilities                     414,194                    286,656                    209,944

Total shareholders' equity                  42,278                     27,535                     18,180
                                          --------                   --------                   --------
Total liabilities and shareholders'       $456,472                   $314,191                   $228,124
     equity

NET INTEREST INCOME AND MARGIN (3)                  $20,980   5.17%            $15,722   5.64%            $12,486   6.12%


(1) INTEREST ON MUNICIPAL SECURITIES IS NOT COMPUTED ON TAX-EQUIVALENT BASIS.

(2) AMOUNTS OF INTEREST EARNED INCLUDES LOAN FEES OF $1,268,000, $1,366,000 AND $1,106,000 FOR 1998,1997, AND 1996, RESPECTIVELY.

(3) NET INTEREST MARGIN IS COMPUTED BY DIVIDING NET INTEREST INCOME BY TOTAL AVERAGE INTEREST-EARNING ASSETS.

     The Company's primary source of revenue is net interest income, which is the difference between interest income and fees derived from earning assets and interest paid on liabilities obtained to fund those assets. Total interest and fee income on earning assets increased by $8,702,000 or 34% to $34,614,000 in 1998. This compares with an increase from $19,351,000 to $25,912,000, a $6,561,000 or 34% increase in 1997 and an increase from $15,873,000 to 19,351,000, a $3,478,000 or 22% increase in 1996. The level of interest income is affected by changes in the volume and the rates earned on interest-earning assets. Interest-earning assets consist primarily of loans, investment securities and federal funds sold. Average interest-earning assets in 1998 were $405,546,000 as compared with $278,810,000 in 1997, a $126,736,000 or 45%
increase.
     Interest expense is a function of the volume and rates paid for interest-bearing liabilities. Interest-bearing liabilities consist primarily of certain deposits and borrowed funds. Total average interest-bearing liabilities in 1998 were $347,975,000 as compared with $246,050,000 in 1997 and $176,328 in
1996. The increase in average interest-bearing liabilities in 1998 of $101,925,000 or 41% compares with an increase during 1997 of $69,722,000 or 40%. Total interest expense increased $3,444,000 or 34% in 1998.
Interest expense increased $3,325,000 or 48% during 1997.
     The Company's net interest margin, the ratio of net interest income interest-earning assets for 1998 was 5.17%. This is a decrease of 47 basis points compared to the 1997 margin of 5.64%. The net interest margin decline during 1998 was primarily due to a change in the asset mix compared with the previous year. In 1998, loans comprised 60% of interest-earning assets as compared with 71% in 1997. Securities comprised 34% of interest-earning assets in 1998 compared with 27% in 1997. The net interest margin in 1997 of 5.64% was a 48 basis point decrease compared to the 1996 margin of 6.12%. The decrease in the net interest margin in 1997 is primarily due to a change in the asset mix compared to the prior year. In 1997, loans comprised 71% of interest-earning assets as compared to 77% in 1996. In addition in 1997 borrowed funds comprised 8% of interest bearing liabilities as compared with 1% in 1996. In the future, the Company plans to redeploy these funds into higher earning loans, however, no assurance can be given that this movement in the balance sheet mix will take place. This movement will depend on the economy in the Company's market area, the Company's ability to extend quality loans on a diversified basis while controlling risk, and the Company's ability to attract borrowers that will meet the lending standards adhered to by the Company.
     The Company's net interest income is affected by changes in the amount and mix of interest-earning assets and interest-bearing liabilities. It is also affected by changes in yields earned on interest-earning assets and rates paid on interest-bearing deposits and other borrowed funds. The following table sets forth changes in interest income and interest expense for each major category of interest-earning assets and interest-bearing liabilities and the amount of change attributable to volume and rate changes for the years indicated. The changes due to both rate and volume have been allocated to rate and volume in proportion to the relationship of the absolute dollar amount of the change in each. The effects of tax-equivalent yields have not been considered because they are not significant.


                                                    1998 COMPARED TO 1997             1997 COMPARED TO 1996
                                              --------------------------------------------------------------------
(Dollars in thousands)
                                              --------------------------------------------------------------------
NET INTEREST INCOME VARIANCE ANALYSIS           VOLUME      RATE       TOTAL      VOLUME      RATE       TOTAL
                                              --------------------------------------------------------------------
INCREASE (DECREASE) IN INTEREST INCOME:
     Loans                                    $ 4,644     $ (131)   $ 4,513     $ 4,276      $   68     $ 4,344
     Taxable investment securities              3,233       (523)     2,710       2,276        (107)      2,169
     Nontaxable investment securities             586        (20)       566          (9)         (6)        (15)
     Federal funds sold                           917         (8)       909         129           8         137
     Time deposit at other institutions            (4)        (8)         4         (94)          8         (74)
                                              -------     ------    -------     -------      ------     -------
         Total                                  9,376       (674)     8,702       6,578         (17)      6,561
INCREASE (DECREASE) IN INTEREST EXPENSE:
     Interest-bearing demand deposits             159         (1)       158          77           -          77
     Savings deposits                           1,088       (162)       926         433         (13)        420
     Time deposits                              2,162         (2)     2,160       1,704         112       1,816
     Other borrowings                             130          70       200       1,704          (5)      1,012
                                              -------     ------    -------     -------      ------     -------
         Total                                  3,539        (95)     3,444       3,321          94       3,325
                                              -------     ------    -------     -------      ------     -------
INCREASE (DECREASE) IN NET INTEREST INCOME    $ 5,837     $ (579)   $ 5,258     $ 3,347      $ (111)    $ 3,236
                                              -------     ------    -------     -------      ------     -------
                                              -------     ------    -------     -------      ------     -------


     The increase in total interest income of $8,702,000 in 1998 is comprised of a $9,376,,000 volume increase associated with an increase of average interest-earning assets of $126,298,000 or 45% between 1998 and 1997 partially offset by a $674,000 rate decrease. The increase in total interest expense of $3,231,000 in 1998 related to a $101,925,000 or 41% increase in average interest-bearing liabilities between 1998 and 1997 partially offset by a $579,000 rate decrease.
     The increase in total interest income of $6,561,000 in 1997 is comprised of a $6,578,000 volume increase associated with the $74,930,000 increase in average interest-earning assets between 1996 and 1997, and a $17,000 rate decrease. The increase in total interest expense of $3,325,000 in 1997 is comprised of a volume increase of $3,231,000 related to the $69,722,000 increase in average interest-bearing liabilities between 1996 and 1997 and a $94,000 rate increase.

PROVISION FOR LOAN LOSSES
     The Company maintains an allowance for loan losses at a level considered by management to be adequate to cover the inherent risks of loss associated with its loan portfolio under prevailing and anticipated economic conditions. The provision for loan losses is charged against income and increases the allowance for loan losses. The provision for loan losses for the year ended December 31, 1998 was $3,903,000 compared to $5,825,000 in 1997 and $1,513,000 in 1996. The level of the provision in 1998 is partially attributable to replenishing the allowance for loan losses following the charge-off of one commercial relationship totaling $1,325,000. The increase in 1997 is due to the implementation of a new methodology for determining its allowance for loan losses and replenishing the allowance for loan lossees following the charge-off of one real estate loan that was determined to be uncollectible in 1997. The new method applies relevant risk factors to the entire loan portfolio, including nonperforming loans. The methodology is based, in part, on the Bank's loan grading and classification system. The Bank grades its loans through internal reviews and periodically subjects loans to external reviews which then are assessed by the Bank's audit committee. Credit reviews are performed on a monthly basis and the quality grading process occurs on a quarterly basis. The increase in provision for loan losses in 1998 and 1997 was also required due to support the general loan growth of the Company, as gross loans increased 24% in 1998 and 27% in 1997.

OTHER INCOME
The following table summarizes other income for the years ended December 31,


(Dollars in thousands)                                       1998             1997             1996
-----------------------------------------------------------------------------------------------------------
OTHER INCOME:
Deposit service charges                                     $  2,807         $  1,709          $  1,274
Income from real estate held for sale or development             540              879               508
Loan service fees                                                172              195               214
Gain on sale of loans                                            173              153               210
Retail investment commissions                                    156              218               229
Earnings on director and officer life insurance                  201              181               112
                                                                 789              517               388
                                                            --------         --------          --------
     Total other income                                     $  4,838         $  3,852          $  2,935
                                                            --------         --------          --------
                                                            --------         --------          --------


     Total noninterest income increased to $4,838,000 in 1998, compared to $3,852,000 in 1997 a $986,000 or 26% increase. Deposit service charges increased by $1,098,000 or 64%. This in a large part was attributable to the purchase of the three branches of Bank of America and the Bank's growth. Other income increased by $272,000. This is primarily due to increased fees collected for the brokering of mortgage loans. The increase in 1997 of $917,000 or 31% is due to an increase in service charge income due primarily to growth of the Company's deposit base and to increased service charges. The increase in income from the sale of real estate held for sale or development in 1997 was due to increased sales.
     The Bank has investments in residential real estate in Merced County through its wholly owned subsidiary, MAID,which is now inactive. This investment was completely written-off in 1995. As of December 31, 1998, the Bank has 117 unimproved and 1 improved lots in a residential subdivision. As these properties are sold, the income is recognized as other income.

OTHER EXPENSE
     Total noninterest expense increased $4,872,000 or 36% in 1998 as compared with an increase of $2,636,000 or 25% in 1997.
     Salaries and related benefits increased by $1,825,000 or 30% in 1998, and $850,000 or 16% in 1997. The salary increases are primarily due to an increase in full-time equivalent employees to 211 in 1998, compared to 158 in 1997, and 142 in 1996, as well as normal merit increases and related benefit expenses. The increase in full time equivalent employees is due primarily to the purchase of three branches of Bank of America in December 1997, two new branch openings in Modesto in December 1996, increased number of support personnel, and one new branch opening in April 1996. Premises and occupancy expenses increased $90,000 or 7% in 1998, and $400,000 or 48% in 1997 due to the above discussed branch openings, the relocation of the Bank's downtown branch and the Company's administrative headquarters in late 1997 and the purchase of the four thrift branches in 1996.
     Equipment expenses increased $709,000, or 49% in 1998, and $424,000 or 42% in 1997 due to upgraded computer technology, the additional branches and branch relocation, as discussed previously and the new technology required to make check imaging available to the Bank's customer base.
     The Bank's professional fees include legal, consulting, audit and accounting fees. The expenses increased by $651,000 or 118% in 1998 as compared with a decrease of $203,000 in 1997 over the same period in 1996. The increase in 1998 is attributable, in part, to outsourcing of internal audits, increased legal fees due to regulatory matters, consultants used to update the Bank's sales incentive program and others relating to earnings enhancements and regulatory matters.
     Supplies increased by $71,000 or 13% in 1998 primarily related to the new branch openings. In 1997, the Bank implemented check imaging for deposit customers, which also increased supplies spending.
     Marketing expenses increased by $66,000 or 11% in 1998 and $220,000 or 59% in 1997. Marketing has continued to increase over the past three years as the Company consciously promoted various deposit and loan products to assist with the general growth of the Company.
     Other increases relate primarily to overall growth of the Company. In 1998 and 1997, $179,000 and $275,000 related to the branches purchased from Bank of America were included in other expenses.

PROVISION FOR INCOME TAXES
     The Company's provision for income taxes was $930,000 in 1998 compared to a $26,000 tax benefit in 1997 and a provision for income taxes of $1,163,000 in 1996. The effective income tax rates (computed as income taxes as a percentage of income before income taxes) were 25%, (7%) and 37% for 1998, 1997 and 1996. In part the effective tax rate of the Company was reduced in 1998 and 1997 due to the tax credits earned by the purchase of housing tax credits. Total housing tax credits for 1998, 1997, and 1996 were approximately $426,000, $71,000, and $22,000. In addition, during 1998, 1997, and 1996, the Company realized tax benefits of $239,000, $60,000, and $86,000, from nontaxable interest income received from bank qualified municipal securities.

FINANCIAL CONDITION
     Total assets increased 19% to $499,859,000 at December 31, 1998, compared to $421,394,000 at December 31, 1997. Net loans grew to $264,158,000 at year end 1998, a 23% increase and deposits grew to $444,210,000, a 25% increase over 1997.

SECURITIES
     The following table sets forth the carrying amount (fair value) of available for sale securities at December 31,


(Dollars in thousands)                               1998            1997
--------------------------------------------------------------------------
U.S. Treasury & U.S. Government agencies          $  12,711      $  1,824
State and political subdivisions                     30,192         9,640
Mortgage-backed securities                           56,048        68,808
Collateralized mortgage obligations                  29,264        51,874
Other securities                                     13,142         3,111
                                                  ---------      --------
Carrying amount and fair value                    $ 141,357      $135,257
                                                  ---------      --------
                                                  ---------      --------

     The following table sets forth the carrying amount (amortized cost) and fair value of held to maturity securities at December 31,


(Dollars in thousands)

                                                     1998           1997
--------------------------------------------------------------------------
U.S. Treasury and U.S. Government agencies          $ 2,024       $ 9,442
Mortgage-backed securities                           11,486         3,333
                                                    -------       -------
Carrying amount (amortized cost)                    $13,510       $12,775
                                                    -------       -------
                                                    -------       -------
Fair value                                          $13,584       $12,780
                                                    -------       -------
                                                    -------       -------


     Available for sale securities increased $6,100,000 or 5% at December 31, 1998 over the same year end in 1997. This increase was due to the excess cash obtained through the growth in the Company's deposit base. The Company owns a large amount of mortgage-backed securities which generally have stated maturities in excess of 10 years but are subject to substantial prepayments which effectively accelerate actual maturities. At December 1998 the Company had no structured notes. See Note 1 and 3 to the Company's Consolidated Financial Statements for further information concerning the securities portfolio.

LOANS
     Gross loans increased 23% to $268,933,000 at December 31, 1998, compared to $217,977,000 at December 31, 1997. The increase in loan volumes in 1998 were due to the Company's strategic efforts to increase loan production coupled with the business development efforts by the Company's loan officers.
     The Company concentrates its lending activities in five principal areas: commercial, agricultural, real estate construction, real estate mortgage, and consumer loans. Interest rates charged for loans made by the Company vary with the degree of risk, the size and term of the loan, and borrowers' depository relationships with the Company and prevailing market rates.
     The following table presents the composition of the Company's loan portfolio at December 31, for the years indicated:



                                    1998                1997               1996                1995               1994
                             ----------------------------------------------------------------------------------------------------
                              DOLLAR   PERCENT    DOLLAR   PERCENT    DOLLAR   PERCENT    DOLLAR   PERCENT    DOLLAR   PERCENT
(Dollars in thousands)        AMOUNT   OF LOANS   AMOUNT   OF LOANS   AMOUNT   OF LOANS   AMOUNT   OF LOANS   AMOUNT   OF LOANS
---------------------------------------------------------------------------------------------------------------------------------
LOAN CATEGORIES
Commercial                   $ 37,609     14%    $ 34,992     16%    $ 27,857     15%    $ 20,374     15%    $ 15,229     13%
Agricultural                   49,636     18       43,558     20       43,929     24       45,189     33       40,598     36
Real estate-construction       13,840      5       12,657      6       13,923      8       12,006      9       11,726     10
Real estate-mortgage           96,957     36       70,802     32       57,098     31       42,128     32       34,743     31
Consumer                       70,891     27       55,968     26       40,440     22       14,039     11       11,304     10
                             --------    ---     --------    ---     --------    ---     --------    ---     --------    ---
Total                         268,933    100%     217,977    100%     183,247    100%     133,736    100%     113,600    100%
Less allowance for loan
     losses                    (4,775)             (3,833)             (2,792)             (1,701)             (1,621)
                             --------            --------            --------            --------            --------

Net loans                    $264,158            $214,144            $180,455            $132,035            $111,979


As a result of the Company's loan portfolio mix, the future quality of these assets could be affected by adverse trends in its region or in the broader community. These trends are beyond the control of the Company.

CREDIT RISK MANAGEMENT AND ASSET QUALITY
     The Company closely monitors the markets in which it conducts its lending operations and attempts its strategy to control exposure to loans with higher credit risk. Asset reviews are performed using grading standards and criteria similar to those employed by bank regulatory agencies. Assets receiving lesser grades become "classified assets," which includes all nonperforming assets and potential problem loans and receive an elevated level of attention to improve the likelihood of collection. The policy of the Company is to review each loan in the portfolio to identify problem credits. There are three classifications for problem loans: "substandard," "doubtful" and "loss." Substandard loans have one or more defined weaknesses and are characterized by the distinct possibility that the Company will sustain some loss if the deficiencies are not corrected. Doubtful loans have the weaknesses of substandard loans with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a high possibility of loss. A loan classified loss is considered uncollectible and its continuance as an asset is not warranted.
     The level of nonperforming loans and real estate acquired through foreclosure are two indicators of asset quality. Nonperforming loans are those in which the borrower fails to perform under the original terms of the obligation and are categorized as loans past due 90 days or more but still accruing, loans on nonaccrual status and restructured loans. Loans are generally placed on nonaccrual status and accrued but unpaid interest is reversed against current year income when interest or principal payments become 90 days past due unless the outstanding principal and interest is adequately secured and, in the opinion of management, are deemed to be collectible. Additionally, loans which are not 90 days past due may also be placed on nonaccrual status if management reasonably believes the borrower will not be able to comply with the contractual loan repayment terms and the collection of principal or interest is in question.
     Management defines impaired loans as those loans, regardless of past due status, in which principal and interest are not expected to be collected under the original contractual loan repayment terms. An impaired loan is charged-off at the time management believes the collection of principal and interest process has been exhausted. At December 31, 1998 and 1997, impaired loans were measured based upon the present value of future cash flows discounted at the loan's effective rate, the loan's observable market price, or the fair value of collateral if the loan is collateral dependent.
     The following table summarizes nonperforming assets of the Company at December 31, for the years indicated:


(Dollars in thousands)                        1998         1997        1996         1995         1994
                                          ----------------------------------------------------------------
NONPERFORMING ASSETS:
Nonaccrual loans                             $1,032       $2,611       $4,968      $4,626        $ 653
Accruing loans past due 90 days or more         413          131          600         224           46
                                             ------       ------       ------      ------        -----
     Total nonperforming loans                1,445        2,742        5,568       4,850          699
Other real estate owned                          60           60        1,466          47            -
Repossessed Automobiles                         132          138            -           -            -
                                             ------       ------       ------      ------        -----
Total nonperforming assets                   $1,637       $2,940       $7,034      $4,897        $ 699
                                             ------       ------       ------      ------        -----
                                             ------       ------       ------      ------        -----
NONPERFORMING ASSETS:
     To total loans                             .61%        1.35%        3.71%       3.04%        3.63%
     To total assets                            .33          .70         2.64        2.34          .39


     The Company had nonperforming loans at December 31, 1998 of $1,445,000 as compared with $2,742,000 at year end 1997 and $5,568,000 at year end 1996. Included in the 1998 totals, $623,000 are loans secured by first deeds of trust on real property as compared with $1,635,000 in 1997 and $3,626,000 in 1996. Impaired loans as of December 31, 1998 were $1,032,000 which had specific allowances for loan losses of $465,000 as compared with $2,611,000 as of December 31, 1997 which had specific allowances for loan losses of $598,000. Other forms of collateral, such as inventory, chattel and equipment, secure the remaining nonperforming loans as of each date.
     Included in the nonperforming and impaired loans in 1996 and 1995 was a $3,458,000 commercial real estate loan that was completely written-off in 1997. As a result of this loan write-off, the allowance for loan losses was replenished which resulted in a provision for loan losses in 1997 of $5,825,000, compared to provisions of $3,903,000 in 1998 and $1,513,000 in 1996.
     At December 31, 1998 and 1997 the Company had $60,000 in one residential real estate property acquired through foreclosure compared with $1,466,000 as of December 31, 1996.

ALLOWANCE FOR LOAN LOSSES
     In determining the adequacy of the allowance for loan losses, management takes into consideration the growth trend in the portfolio, examinations by financial institution supervisory authorities, internal and external credit reviews, prior loan loss experience of the Company, concentrations of credit risk, delinquency trends, general economic conditions and the interest rate environment. The allowance for loan losses is based on estimates and ultimate future losses and may vary from current estimates. It is always possible that future economic or other factors may adversely affect the Company's borrowers, and thereby cause loan losses to exceed the current allowance for loan losses.
     The balance in the allowance for loan losses is affected by the amounts provided from operations, amounts charged off and recoveries of loans previously charged-off. The Company had a provisions for loan losses in 1998 of $3,903,000 as compared to $5,825,000 in 1997 and $1,513,000 in 1996. See "Results of Operations -- Provisions for Loan Losses."

     The following table summarizes the loan loss experience of the Company for the years ended December 31,


                                       1998           1997             1996            1995           1994
                                   -----------------------------------------------------------------------------
(Dollars in thousands)
ALLOWANCE FOR LOAN LOSSES:
Balance at beginning of year         $  3,833       $   2,792       $   1,701       $   1,621      $   1,747
Provision for loan losses               3,903           5,825           1,513             228              -
Allowance acquired through merger           -               -             148               -              -
Charge-offs:
Commercial and agricultural             2,539           1,121             518             160            206
Real-estate -- construction                 -           3,458               -               -              -
Real-estate -- mortgage                     4               -               -               -              -
Consumer                                  983             471             140              63             42
                                     --------       ---------       ---------       ---------      ---------
     Total charge-offs                  3,526           5,050             658             223            248
Recoveries:
Commercial and agricultural               135             155              27              66             99
Real-estate -- construction                 -               1               -               -              8
Real-estate -- mortgage                   100               -               -               -              -
Consumer                                  330             110              61               9             15
                                     --------       ---------       ---------       ---------      ---------
     Total recoveries                     565             266              88              75            122
                                     --------       ---------       ---------       ---------      ---------
Net charge-offs                         2,961           4,784             570             148            126
                                     --------       ---------       ---------       ---------      ---------
Balance at end of year               $  4,775       $   3,833       $   2,792       $   1,701      $   1,621
                                     --------       ---------       ---------       ---------      ---------
                                     --------       ---------       ---------       ---------      ---------

Loans outstanding at year-end        $268,933       $ 217,977       $ 183,247       $ 133,734      $ 113,600
Average loans outstanding            $242,989       $ 198,120       $ 157,098       $ 120,620      $ 110,690
Net charge-offs to average loans         1.22%           2.41%           0.36%           0.12%          0.11%
Allowance for loan losses
     To total loans                      1.78            1.76            1.52            1.27           1.43
     To nonperforming assets           301.07          136.80           39.69           35.07         231.90


     The Company's charge-offs, net of recoveries, were $2,961,000 in 1998 as compared with $4,784,000 in 1997 and $570,000 in 1996. This represents loan loss experience ratios of 1.22%, 2.41% and .36% in those respective years stated as a percentage of average gross loans outstanding for each year. As of December 31, 1998 the allowance for loan losses was $4,775,000 or 1.78% of total loans outstanding. This compares with an allowance for loan losses of $3,833,000 or 1.76% in 1997 and $2,792,000 or 1.52% in 1996. The increase in net charge-offs in 1998 and 1997 and were due to the complete write-off of a single commercial relationship and the complete write-off of one commercial real estate loan respectively as previously discussed.

LIQUIDITY
     To maintain adequate liquidity requires that sufficient resources be available at all times to meet cash flow requirements of the Company. The need for liquidity in a banking institution arises principally to provide for deposit withdrawals, the credit needs of its customers and to take advantage of investment opportunities as they arise. A company may achieve desired liquidity from both assets and liabilities. The Company considers cash and deposits held in other banks, federal funds sold, other short term investments, maturing loans and investments, receipts of principal and interest on loans, available for sale investments and potential loan sales as sources of asset liquidity. Deposit growth and access to credit lines established with correspondent banks and market sources of funds are considered by the Company as sources of liquidity.
     The Company reviews its liquidity position on a regular basis based upon its current position and expected trends of loans and deposits. Management believes that the Company maintains adequate amounts of liquid assets to meet its liquidity needs. These assets include cash and deposits in other banks, available for sale securities and federal funds sold. The Company's liquid assets totaled $186,853,000 and $159,291,000 at December 31, 1998 and 1997, and
were 37.3% and 37.8%, of total assets on those dates. The increase in liquid assets in 1998 is primarily due to a higher than typical federal funds sold position at December 31, 1998 compared to December 31, 1997. Liquidity is also affected by collateral requirements of its public agency deposits and certain borrowings. Total pledged securities were $46,023,000 at December 31, 1998 and $45,812,000 at December
31, 1997.
     Although the Company's primary sources of liquidity include liquid assets and a stable deposit base, the Company maintains lines of credit with certain correspondent banks and the Federal Reserve Bank aggregating $16,197,000 of which $5,103,000 was outstanding as of December 31, 1998. This compares with lines of credit of $27,405,000 of which $16,004,000 was outstanding as of December 31, 1997. Management believes that the Company maintains adequate amounts of liquid assets to meet its liquidity needs.

INTEREST RATE RISK MANAGEMENT
     The Company's success is largely dependent upon its ability to manage interest rate risk. Interest rate risk can be defined as the exposure of the Company's net interest income to adverse movements in interest rates. Although the Company manages other risks, such as credit and liquidity risk, in the normal course of its business, management considers interest rate risk to be its most significant market risk and could potentially have the largest material effect on the Company's financial condition and results of operations. Correspondingly, the overall strategy of the Company is to manage interest rate risk, through balance sheet structure, to be interest rate neutral. The Company does not currently engage in trading activities or use derivative instruments to control interest rate risk. Even though such activities may be permitted with the approval of the Board of Directors, the Company does not intend to engage in such activities in the immediate future.
     The Company's interest rate risk management is the responsibility of the Asset/Liability Management Committee ("ALCO"), which reports to the Board of Directors. ALCO establishes policies that monitors and coordinates the Company's sources, uses and pricing of funds. ALCO is also involved in formulating the economic projections for the Company's budget and strategic plan. ALCO sets specific rate sensitivity limits for the Company. ALCO monitors and adjusts the Company's exposure to changes in interest rates to achieve predetermined risk targets that it believes are consistent with current and expected market conditions.
     The Company's net income is dependent on its net interest income. Net interest income is susceptible to interest rate risk to the degree that interest-bearing liabilities mature or reprice on a different basis than interest-earning assets. When interest-bearing liabilities mature or reprice more quickly than interest-earning assets in a given period, a significant increase in market rates of interest could adversely affect net interest income. Similarly, when interest-earning assets mature or reprice more quickly than interest-bearing liabilities, falling interest rates could result in a decrease in net interest income.
     The primary analytical tool used by the Company to gauge interest rate sensitivity is an analytical model used by many other financial institutions. Based on the current portfolio mix, this model is used to estimate the effects of changes in market rates on the Company's net interest income. This model's estimate of interest rate sensitivity takes into account the differing time intervals and differing rate change increments of each type of interest sensitive asset and liquidity. This test measures the impact on net interest income of change in market interest rates in 100 basis point increments over the next twelve month period.
     Following is the estimated impact of immediate changes in interest rates at the specified levels at December 31, 1998:


-------------------------------------------------------------------------------------------------------------
CHANGE IN INTEREST RATES                                                          PERCENTAGE CHANGE
     (IN BASIS POINTS)                     NET INTEREST INCOME(1)              IN NET INTEREST INCOME
-------------------------------------------------------------------------------------------------------------
                +200                             $ (388,000)                           (1.85%)
                -200                             $ (204,000)                           ( .97%)
-------------------------------------------------------------------------------------------------------------

(1) THE AMOUNT IN THIS COLUMN REPRESENTS THE CHANGE IN NET INTEREST INCOME FOR 12 MONTHS IN A STABLE INTEREST RATE ENVIRONMENT VERSUS THE NET INTEREST INCOME IN THE VARIOUS RATE SCENARIOS.

     The Company's primary objective in managing interest rate risk is to minimize the adverse impact of changes in interest rates on the Company's net interest income and capital, while structuring the Company's asset-liability structure to obtain the maximum yield-cost spread on that structure. The Company relies primarily on its asset-liability structure to control interest rate risk.
     Based upon the December 31, 1998 mix of interest sensitive assets and liabilities, given sustained increase in the federal funds rate of 2%, this model estimates the Company's cumulative net interest income over the next year would decrease by $388,000. This compares with a cumulative one year expected increase in net interest income of $13,000 as of December 31, 1997. As this measure of interest rate risk indicates, the Company is not subject to significant risk of change in its net interest margin as a result of changes in interest rates.

CAPITAL RESOURCES
     Capital serves as a source of funds and helps protect depositors against potential losses. In 1997, the Company completed a common stock offering which netted the Company $17,951,000 to add to its capital resources. This addition to capital was necessary to maintain favorable capital ratios through the Company's purchase of the three branches from Bank of America, and to support internal growth on the Company's balance sheet.
     The Company is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate mandatory and possibly additional discretionary actions by the regulators that, if undertaken, could have a material effect on the Company's financial statements. Management believes, as of December 31, 1998, that the Company, the Bank and the Thrift meet all capital requirements to which they are subject. The Company's leverage capital ratio at December 31, 1998 was 7.58% as compared with 8.58% as of December 31, 1997. The Company's risk-based capital ratio at December 31, 1998 was 11.94% as compared to 12.78% as of December 31, 1997.
     Capital ratios are reviewed on a regular basis to ensure that capital exceeds the prescribed regulatory minimums and is adequate to meet the Company's future needs. All ratios are in excess of the regulatory definitions of "well capitalized". Management believes that, under the current regulations, the Company will continue to meet its minimum capital requirements in the foreseeable future.
     The Company has no formal dividend policy, and dividends are issued solely at the discretion of the Company's Board of Directors, subject to compliance with regulatory requirements. In order to pay any cash dividend, the Company must receive payments of dividends or management fees from the Bank or the Thrift. There are certain regulatory limitations on the payment of cash dividends by bank and thrift and companies. Notwithstanding the following regulatory resolutions, the subsidiaries have the ability to pay cash dividends at December 31, 1998 of $5,779,000.
     As a result of a joint examination of the Bank conducted as of January 12, 1998 by the Federal Deposit Insurance Corporation (the "FDIC") and the Department of Financial Institutions (the"DFI"), the FDIC and the DFI have required the Bank to enter into a Memorandum of Understanding requiring the Bank to do the following:

1) Conduct a comprehensive management review of the Bank's executive management to maintain a management structure suitable to its needs in light of its recent rapid growth.
2) Have and retain qualified management with qualifications and experience commensurate with their duties and responsibilities at the Bank.
3) Develop a plan to reduce the Bank's economic value of equity exposure to loss from interest rate changes to acceptable levels.
4) Formulate, adopt and implement a comprehensive risk management process that will strengthen management expertise and improve securities portfolio management and management information and measurement systems.
5) Establish and maintain an adequate allowance for loan losses and develop and revise, adopt and implement a comprehensive policy to ensure the adequacy of the allowance for loan losses.
6) Develop, adopt and implement a plan to control overhead and restore the Bank's profitability.
7)   Correct deficiencies relating to the Year 2000 project.
8)   Furnish written progress reports.

     As of the date of this report, the Company believes it is in substantial compliance with all the terms of the agreement.
     A Memorandum of Understanding is an enforceable agreement. Failure to comply with its terms can lead to further enforcement action by bank regulators, including cease-and-desist orders, imposition of a receiver or conservator, termination of deposit insurance, imposition of civil money penalties and removal and prohibition orders against institution-affiliated parties.

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

MARKET FOR COMPANY'S COMMON STOCK AND RELATED STOCK MATTERS
     The Company's stock is included for quotation on the Nasdaq National Market System with a stock quotation symbol of CCOW.
     The following table indicates the range of high and low sales prices for the period shown, based upon information provided by the Nasdaq National Market System.


--------------------------------------------------------------------------
1998                                          High                   Low
--------------------------------------------------------------------------
4th quarter                                 $12.00                 $9.38
3rd quarter                                  13.37                  9.81
2nd quarter                                  15.35                 12.75
1st quarter                                 $14.28                $11.67


1997                                          High                   Low
--------------------------------------------------------------------------
4th quarter                                $ 14.00               $ 10.33
3rd quarter                                  14.50                 12.25
2nd quarter                                  14.13                 10.75
1st quarter                                $ 11.08               $  8.50
--------------------------------------------------------------------------


     Generally, the Company has retained earnings to support the growth of the Company and has not paid regular cash dividends. In 1998 the Company paid a 5% stock dividend for shareholders of record as of May 7, 1998. The Company declared a 3 for 2 stock split in 1997 for shareholders on record as of April 11, 1997. This resulted in an additional 869,485 shares of stock being issued in 1997.

YEAR 2000
     The Company is aware of the issues associated with the programming code in existing computer systems as the millennium (Year 2000) approaches. The "Year 2000" problem is pervasive and complex as virtually every computer operation will be affected in some way by the rollover of the two digit year value to 00. The issue is whether computer systems will properly recognize date sensitive information when the year changes to 2000. Systems that do not properly recognize such information could generate erroneous data or cause a system to fail.
     The impact of Year 2000 ("Y2K") issues on the Company will depend not only on corrective actions that the Company takes, but also on the way in which Year 2000 issues are addressed by governmental agencies, businesses and other third parties that provide services or data to, or receive services or data from, the Company, or whose financial condition or operational capability is important to the Company
     The Company has a Y2K compliance plan that has been approved by the board of directors. The board of directors is updated monthly on the progress of the plan. The Company is utilizing both internal and external resources to identify, correct, or reprogram the systems in order that they be Y2K compliant. The Company's core banking system, Jack Henry Associates Inc. Silverlake, issued a new software release in August 1998 that is Y2K compliant.
     In addition to a review and testing of the Jack Henry Associates Inc. Silverlake product, the Company's Y2K plan also addresses internal systems, customer systems, and vendor systems, including its non-information technology systems, which might be effected by the century date change. The Company is on schedule to meet all internal deadlines set in the plan. The Company's Y2K plan takes a systematic approach to identifying and resolving the hardware and software problems inherent with this date change.
     The Company's Y2K plan is broken into six phases. The awareness phase is ongoing throughout the project. This started with an internal training program to raise the awareness of employees to the Y2K problems and the steps being taken by the Company to resolve these. These training efforts have been expanded to include customers and the general community through community meetings with civic organizations, and Chambers of Commerce. The inventory phase, which is completed, included such actions as creating a master inventory of all systems within the Company which might be affected by Y2K.
The evaluation phase, completed as well, consisted of rating each inventoried system's importance to the day-to-day operation of the Company. The most important systems were rated as "mission critical." The renovation phase is in progress and is 80% completed. During this phase, the vendors for each software and hardware system have been contacted and either (a) notified the Company that their product is Y2K compliant, (b) notified the Company as to when a Y2K compliant product will be available or, (c) notified the Company that their product is not Y2K compliant and they have no intention of making it so. The fifth phase is the testing phase, which is 70% complete as of February 28. 1999. This is by far the costliest and most time consuming part of the project. Each mission critical system must be tested for Y2K compliance. This includes the Company's core application software and its data communications systems. Additionally, the Company is testing many of its other systems which have been deemed non-mission critical. Implementation is the last phase and involves putting the new Y2K compliant software into production. This phase is 60% complete as of February 28, 1999.
     The Company continues to have ongoing communication with significant customers and vendors to determine the extent and provide risk mitigation strategies for those risks created by third parties' failure to remediate their own Y2K issues. However, it is not possible, at present, to determine the financial effect if significant customer and vendor remediation efforts are not resolved in a timely manner.
     The estimated cost to the Company of the Y2K project is projected to be approximately $400,000. Hard costs consist of 30% of this amount, while the remainder is made up of soft costs such as meeting time. No major projects have been delayed or canceled due to these costs. During 1998, the Company has incurred approximately $80,000 in Y2K plan expenses.
     Failure to address all Y2K issues could result in substantial interruptions to the Company's normal business activities. These interruptions could, in turn, affect the organizations financial condition as well as the business activities of its customers. Through the efforts involved in its Y2K project, no major interruptions are expected. However, due to the uncertainty involved in the Year 2000 problem, all of the effects of the century date change to the organization cannot be absolutely determined. Given the Y2K project progress to date and with successful implementation of the remaining phases of the project, management believes that the Company is well positioned to significantly reduce potential negative effects that may occur.
     Although at this time it is not possible to determine the extent of the adverse financial effects with any specificity, the Company is preparing a contingency plan if disruptions occur. The contingency plan would allow the Company to continue operations in the event the Company, or its key suppliers, customers, or third party service providers will not be Year 2000 compliant, and such noncompliance is expected to have a material adverse impact on the Company's operations. The plan includes, but is not limited to, generating a paper reprt listing from all the company's systems on the last day of the year, and having apaper receipts, forms, and other required documents ready in order to be able to operate manually, without any computer access, beginning in January, year 2000 if necessary.
     The dates on which the Company believes the Y2K Project will be completed and implemented are based on management's best estimates, which were derived utilizing numerous assumptions of future events, including the continued availability of certain financial resources, third-party modification plans and other factors. However, there can be no guarantee that these estimates will be achieved, or that there will not be a delay in, or increased costs associated with the implementation of the Y2K Project. Specific factors that might cause differences between the estimates and actual results include, but are not limited to, the availability and cost of personnel trained in these areas, the ability to locate and correct all relevant computer code, timely responses to and corrections by third-parties and suppliers, the ability to implement interfaces between the new systems and the systems not being replaced, and similar uncertainties. Due to the general uncertainty inherent in the Year 2000 problem, resulting in part from the uncertainty of the Year 2000 readiness of third-parties and the interconnection of global businesses, the Company cannot ensure its ability to timely and cost-effectively resolve problems associated with the Year 2000 issue that may affect its operations and business, or expose it to third-party liability.

PROSPECTIVE ACCOUNTING PRONOUNCEMENTS
     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 "ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES" ("SFAS 133"), which amends the disclosure requirements of Statement no. 52, "FOREIGN CURRENCY TRANSLATIONS" and of Statement No. 107, "DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS." SFAS 133 supersedes Statements No.80 "ACCOUNTING FOR FUTURE CONTRACTS," No. 105 "DISCLOSURE OF INFORMATION ABOUT FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK AND FINANCIAL INSTRUMENTS WITH CONCENTRATIONS OF CREDIT RISK" and No. 119, "Disclosure about DERIVATIVE FINANCIAL INSTRUMENTS AND FAIR VALUE OF FINANCIAL INSTRUMENTS. Under the provisions of SFAS 133, the Company is required to recognize all derivatives as either assets or liabilities in the statement of financial condition and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variable cash flows of a forecasted transaction, or (c) a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, and available-for-sale security or a foreign-currency-denominated forecasted transaction. The accounting for changes in the fair value of a derivative (that is, gains and losses) depends on the intended use of the derivative and the resulting operation. SFAS 133 is effective for all fiscal quarters of fiscal years beginning September 15, 1999, with early application encouraged, but it is permitted only as of the beginning of any fiscal quarter that begins after the issuance of the statement. SFAS 133 should not be applied retroactively to financial statements of prior periods. The
Company does not expect that the adoption of SFAS 133 will have a material impact on its financial condition.

Capital Corp of the West
Consolidated Balance Sheets



                                                                                   As of December 31,
                                                                                   ------------------
                                                                                1998               1997
(Dollars in thousands)
ASSETS
     Cash and noninterest-bearing deposits in other banks                        $ 25,771           $ 21,035
     Federal funds sold                                                            19,125              2,400
     Time deposits at other financial institutions                                    600                599
     Investment securities available for sale, at fair value                      141,357            135,257
     Investment securities held to maturity, at cost                               13,510             12,775
     Loans, net                                                                   264,158            214,144
     Interest receivable                                                            3,272              2,741
     Premises and equipment, net                                                   13,319             12,945
     Goodwill and other intangible assets                                           5,865              6,653
     Other assets                                                                  12,882             12,845
                                                                             ------------        -----------

         Total assets                                                           $ 499,859           $421,394
                                                                             ------------        -----------
                                                                             ------------        -----------

LIABILITIES
     Deposits:
         Noninterest-bearing demand                                              $ 80,290           $ 58,836
         Negotiable orders of withdrawal                                           71,526             54,202
         Savings                                                                  165,781            143,562
         Time, under $100,000                                                      84,011             69,534
         Time, $100,000 and over                                                   42,602             30,261
                                                                             ------------        -----------
         Total deposits                                                           444,210            356,395

     Borrowed funds                                                                10,466             22,049
     Accrued interest, taxes and other liabilities                                  2,379              2,702
                                                                             ------------        -----------
         Total  liabilities                                                       457,055            381,146

SHAREHOLDERS' EQUITY
     Preferred stock, no par value; 10,000,000 shares authorized;
         none outstanding
     Common stock, no par value; 20,000,000 shares authorized;
         4,607,102 and 4,376,975 issued and outstanding                            37,142             33,928
     Retained earnings                                                              5,634              6,125
     Accumulated other comprehensive income                                            28                195
                                                                             ------------        -----------

         Total shareholders' equity                                                42,804             40,248
                                                                             ------------        -----------
         Total liabilities and shareholders' equity                             $ 499,859          $ 421,394
                                                                             ------------        -----------
                                                                             ------------        -----------




                  See accompanying notes to consolidated financial statements

Capital Corp of the West
Consolidated Statements of Income and Comprehensive Income


                                                                         Years Ended December 31,
                                                             --------------------------------------------------
(Dollars in thousands)                                            1998            1997             1996
INTEREST INCOME:
         Interest and fees on loans                                $ 25,159       $  20,646         $ 16,302
         Interest on deposits with other financial                       57              53              127
           institutions
         Interest on investment securities held to maturity:
                  Taxable                                             1,257             828               60
         Interest on investment securities available for sale:
                  Taxable                                             6,091           3,810            2,409
                  Non-taxable                                           797             231              246
         Interest on federal funds sold                               1,253             344              207
                                                                   --------       ---------         --------
                  Total interest income                              34,614          25,912           19,351

INTEREST EXPENSE:
Deposits
         Negotiable orders of withdrawal                                503             345              268
         Savings                                                      5,696           4,770            4,350
         Time, under $100,000                                         4,418           3,174            1,808
         Time, $100,000 and over                                      1,725             809              359
                                                                   --------       ---------         --------
                  Total interest on deposits                         12,342           9,098            6,785
         Other                                                        1,292           1,092               80
                                                                   --------       ---------         --------
                  Total interest expense                             13,634          10,190            6,865

Net interest income                                                  20,980          15,722           12,486
Provision for loan losses                                             3,903           5,825            1,513
                                                                   --------       ---------         --------
Net interest income after provision for loan losses                  17,077           9,897           10,973

OTHER INCOME:
         Service charges on deposit accounts                          2,807           1,709            1,274
         Income from real estate held for sale or development           540             879              508
         Other                                                        1,491           1,264            1,153
                                                                   --------       ---------         --------
                  Total other income                                  4,838           3,852            2,935

OTHER EXPENSES:
         Salaries and related benefits                                7,958           6,133            5,283
         Premises and occupancy                                       1,325           1,235              835
         Equipment                                                    2,155           1,446            1,022
         Professional fees                                            1,203             552              755
         Supplies                                                       609             538              292
         Marketing                                                      656             590              370
         Goodwill and intangible amortization                           778             111               48
         Other                                                        3,560           2,767            2,131
                                                                   --------       ---------         --------
                  Total other expenses                               18,244          13,372           10,736

Income before provision (benefit) for income taxes                    3,671             377            3,172
Provision (benefit) for income taxes                                    930             (26)           1,163
                                                                   --------       ---------         --------
Net income                                                         $  2,741       $     403         $  2,009

--------------------------------------------------------------------------------------------------------------
COMPREHENSIVE INCOME:
Unrealized (loss) gain on securities arising during the period         (112)            246             (374)
Less: reclassification adjustment for (gains) losses
         included in net income                                         (55)             18               (7)
                                                                   --------       ---------         --------
Comprehensive income                                               $  2,574       $     667         $  1,628
                                                                   --------       ---------         --------
                                                                   --------       ---------         --------

--------------------------------------------------------------------------------------------------------------
Basic earnings per share                                           $   0.60       $    0.12         $   0.81
Diluted earnings per share                                         $   0.58       $    0.11         $   0.77


                          See accompanying notes to consolidated financial statements


Capital Corp of the West
Consolidated Statements of Cash Flows



                                                                                   YEARS ENDED DECEMBER 31,
                                                                         --------------------------------------------
(Dollars in thousands)                                                       1998          1997            1996
---------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES:
Net income                                                                $   2,741     $     403       $   2,009
Adjustments to reconcile net income to net cash provided (used)
  by operating activities:
    Provision for loan losses                                                 3,903         5,825           1,513
    Depreciation, amortization and accretion, net                             3,374         1,661           1,023
    Provision (benefit) for deferred income taxes                               310           499            (327)
    Gain (loss) on sale of real estate held for sale                            354          (879)           (348)
    Net increase in interest receivable & other assets                         (686)       (4,012)         (5,044)
    Net decrease (increase) in mortgage loans held for sale                       -           880            (376)
    Net (decrease) increase in deferred loan fees                            (1,085)          167              54
    Net (decrease) increase in accrued interest payable & other                (763)          703           1,330
      liabilities
---------------------------------------------------------------------------------------------------------------------
Net cash provided (used) by operating activities                              8,148         5,247            (166)
---------------------------------------------------------------------------------------------------------------------

INVESTING ACTIVITIES:
    Investment security purchases - available for sale securities           (46,213)      (23,360)        (17,198)
    Investment security purchases - mortgage-backed securities
      and collateralized mortgage obligations                               (27,863)     (119,734)         (9,795)
    Proceeds from maturities of investment securities                         3,127         7,433           9,530
    Proceeds from sales of held to maturity investment securities                 -         2,013               -
    Proceeds from maturities of mortgage-backed securities and
      collateralized mortgage obligations                                    35,752        13,861           8,069
    Proceeds from sales of available for sale investment
      securities                                                              9,088        12,833          14,590
    Proceeds from sales of mortgage-backed securities and
      collateralized mortgage obligations                                    18,131         2,410               -
    Net (increase) decrease in time deposits in other financial
      institutions                                                               (1)        2,502               -
    Proceeds from sales of commercial and real estate loans                   6,826         5,972           3,230
    Net increase in loans                                                   (60,136)      (45,717)        (35,017)
    Purchases of premises and equipment                                      (2,090)       (7,904)         (2,768)
    Proceeds from sales of premises and equipment                                 -             -               9
    Construction of real estate held for sale or development                      -             -            (417)
    Proceeds from sales of real estate held for sale or
      development                                                               478         1,470             765
    Purchase of subsidiary                                                        -             -            (183)
    Purchase of intangible assets                                                 -        (4,343)              -
---------------------------------------------------------------------------------------------------------------------
Net cash used in investing activities                                       (62,901)     (152,564)        (29,185)
---------------------------------------------------------------------------------------------------------------------

FINANCING ACTIVITIES:
    Net increase in demand, NOW and savings deposits                         60,997        71,856          13,812
    Net increase in certificates of deposit                                  26,818        46,194           9,109
    Net (decrease) increase in other borrowings                             (11,583)       17,378           3,896
    Issuance of common stock                                                      -        17,951               -
    Issued shares for benefit plan purchases                                      -           217             162
    Fractional shares purchased                                                  (6)            -             (86)
    Exercise of stock options, net                                              (12)          439             208
---------------------------------------------------------------------------------------------------------------------
Net cash provided by financing activities                                    76,214       154,035          27,101
---------------------------------------------------------------------------------------------------------------------

    Net increase (decrease) in cash and cash equivalents                     21,461         6,718          (2,250)
    Cash and cash equivalents at beginning of year                           23,435        16,717          18,967
---------------------------------------------------------------------------------------------------------------------
    Cash and cash equivalents at end of year                              $  44,896     $  23,435       $  16,717
---------------------------------------------------------------------------------------------------------------------

Supplemental disclosure of non-cash investing and financing activities:
    Investment securities net unrealized (losses) gains, net of taxes     $    (167)    $     264       $    (381)
    Interest paid                                                            13,524        10,073           6,244
    Income tax payments                                                       1,564         1,185           1,126
    Transfer of securities from available for sale to held to maturity        9,636        11,455               -
    Loans transferred to other real estate owned                                478            64           1,524

---------------------------------------------------------------------------------------------------------------------
                     SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Capital Corp of the West
Consolidated Statements of Shareholders' Equity


                                                COMMON STOCK                                  ACCUMULATED
                                        -----------------------------                            OTHER
                                             NUMBER OF                      RETAINED         COMPREHENSIVE
(Dollars in thousands )                       SHARES         AMOUNTS        EARNINGS             INCOME            TOTAL
-----------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1995                       1,990       $ 9,870         $ 4,911              $  312          $ 15,093
-----------------------------------------------------------------------------------------------------------------------------
5% stock dividend and $.03 per share
   cash dividend, including payment
   for fractional shares                           123         1,112          (1,198)                  -               (86)
Exercise of stock options                           33           208               -                   -               208
Issuance of shares pursuant to
         401K  & ESOP plans                         18           162               -                   -               162
Acquisition of Town & Country
    Finance & Thrift                               427         3,969               -                   -             3,969
Change in fair value of investment
    securities, net of tax effect of
    ($247)                                           -             -               -                 (381)            (381)
Net income                                           -             -           2,009                   -             2,009

-----------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1996                       2,591      $ 15,321         $ 5,722             $    (69)        $ 20,974
-----------------------------------------------------------------------------------------------------------------------------

Exercise of stock options                           47           439               -                   -               439
Issuance of shares pursuant to
         401K & ESOP plans                          14           217               -                   -               217
Issuance of shares pursuant to
         stock offering                          1,725        17,951               -                   -            17,951
Change in fair value of investment
         securities, net of tax effect of
         $172                                        -             -               -                 264               264
Net income                                           -             -             403                   -               403

-----------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1997                       4,377      $ 33,928         $ 6,125              $  195          $ 40,248
-----------------------------------------------------------------------------------------------------------------------------

5% stock dividend, including payment
for fractional shares                              219         3,226          (3,232)                  -                (6)
Exercise of stock options                           11           109               -                   -               109
Net change in fair market value of
  Investment securities, net of tax
  effect of ($106,000)                               -             -               -                 (167)            (167)
Adjustment - stock option plan                       -          (121)              -                   -              (121)
Net income                                           -             -           2,741                   -             2,741

-----------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1998                       4,607       $37,142         $ 5,634              $   28          $ 42,804
-----------------------------------------------------------------------------------------------------------------------------


                    SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
     Capital Corp of the West (the "Company") is a registered bank holding Company, which provides a full range of banking services to individual and business customers primarily in the Central San Joaquin Valley, through its subsidiaries. The following is a description of the more significant policies.

PRINCIPLES OF CONSOLIDATION: The consolidated financial statements of Capital Corp of the West includes its subsidiaries; County Bank (the "Bank"), and Town & Country Finance and Thrift (the "Thrift") and Capital West Group ("CWG"). CWG, a subsidiary formed in 1996, became inactive in 1997. The Bank also has one active subsidiary, Merced Area Investment and Development, Inc. ("MAID"). All significant intercompany balances and transactions are eliminated.
     The consolidated financial statements are prepared in accordance with generally accepted accounting principles and prevailing practices in the financial services industry. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reported period. Actual results could differ from those estimates applied in the preparation of the consolidated financial statements. Certain reclassifications have been made to prior years' consolidated financial statements to conform to the 1998 presentation.

CASH AND CASH EQUIVALENTS: The Company maintains deposit balances with various banks which are necessary for check collection and account activity charges. Cash in excess of immediate requirements is invested in federal funds sold or other short term investments. Generally, federal funds are sold for periods from one to thirty days. Cash, noninterest bearing deposits in other banks and federal funds sold are considered to be cash and cash equivalents for the purposes of the consolidated statements of cash flows. At December 31, 1998, the Company's cash reserve balances as required by the Federal Reserve Bank were approximately $243,000.

INVESTMENT SECURITIES: Investment securities consist of U.S. treasury, federal agencies, states and counties municipal securities, corporate bonds, mortgage-backed securities, collateralized mortgage obligations, and equity securities. Investment securities are classified into one of three categories. These categories include trading, available for sale, and held to maturity. The category of each security is determined based on the Company's investment objectives, operational needs and intent. The Company does not purchase securities with the intent of actively trading them.
     Securities available for sale may be sold prior to maturity and are available for future liquidity requirements. These securities are carried at fair value. Unrealized gains and losses on securities available for sale are excluded from earnings and are reported net of tax as a separate component of shareholders' equity until realized.
     Securities held to maturity are classified as such where the Company has the ability and positive intent to hold them to maturity. These securities are carried at cost, adjusted for amortization of premiums and accretion of discounts. Unrealized losses due to fluctuations in fair value of securities held to maturity or available for sale, are recognized when it is determined that an other than temporary decline in value has occurred.
     Premiums and discounts are amortized or accreted over the life of the related investment security as an adjustment to yield using the effective interest method. Dividend and interest income are recognized when earned. Realized gains and losses for securities classified as available for sale or held to maturity, are included in earnings and are derived using the specific identification method for determining the cost of securities sold.

LOANS: Loans are carried at the principal amount outstanding, net of unearned income, including deferred loan origination fees and costs. Nonrefundable loan origination and commitment fees and the direct costs associated with originating or acquiring the loans are deferred and amortized as an adjustment to interest income over the life of the related loan.
     Interest income on loans is accrued based on contract interest rates and principal amounts outstanding. Loans which are more than 90 days delinquent with respect to interest or principal, are placed on nonaccrual status, unless the outstanding principal and interest is adequately secured and, in the opinion of management, remains collectible. Uncollected accrued interest is reversed against interest income, and interest is subsequently recognized only as received until the loan is returned to accrual status. Interest accruals are resumed when such loans are brought fully current with respect to interest and principal and when, in the judgment of management, the loans are estimated to be fully collectable as to both principal and interest.
     A loan is considered impaired, if it is probable that the Company will be unable to collect the scheduled payments of principal and interest when due according to the contractual terms of the loan agreement. Any allowance on impaired loans is measured based upon the present value of future cash flows discounted at the loan's effective rate, the loan's observable market price, or the fair value of collateral if the loan is collateral dependent. Interest on impaired loans is recognized on a cash basis. In general, these statements are not applicable to large groups of small balance homogenous loans that are collectively evaluated for impairment, such as residential mortgage and consumer installment loans. Income recognition on impaired loans conforms to the method the Company uses for income recognition on nonaccrual loans. Interest income on nonaccrual loans is recorded on a cash basis. Payments may be treated as interest income or return of principal depending upon management's opinion of the ultimate risk of loss on the individual loan. Cash payments are treated as interest income when management believes the remaining principal balance is fully collectible.

ALLOWANCE FOR LOAN LOSSES: The allowance is maintained at the level considered to be adequate for potential loan losses based on management's assessment of various factors affecting the loan portfolio, which include: growth trends in the portfolio, historical experience, concentrations of credit risk, delinquency trends, general economic conditions, and internal and external credit reviews. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for credit losses. Such agencies may require the Company to recognize additions to the allowance for loan losses based on their judgment of information available to them at the time of their examination. Additions to the allowance for loan losses, in the form of provision for loan losses, are reflected in current operating results, while charge-offs to the allowance for loan losses are made when a loss is determined to have occurred. Management uses the best information available on which to base estimates, however, ultimate losses may vary from current estimates.

GAIN OR LOSS ON SALE OF LOANS AND SERVICING RIGHTS: The Company services both sold and retained portions of United States Small Business Administration (SBA) loans and a portfolio of mortgage loans. The Company applies the provisions for loan losses of Statement of Financial Accounting Standards (SFAS) No. 125, ACCOUNTING FOR TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENTS OF LIABILITIES. This statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on consistent application of a financial-components approach that focuses on control. It distinguishes transfers of financial assets that are sales from transfers that are secured borrowings. In addition, it requires that servicing assets and other retained interests in transferred assets be measured by allocating the previous carrying amount of the transferred assets between the assets sold, if any, based on their relative fair values at the date of transfer. Liabilities and derivatives incurred or obtained by transferors as part of a transfer of financial assets are to be initially measured at fair value. Servicing assets and liabilities, which are carried at the lower of cost or market, are to be subsequently amortized in proportion to and over the period of, estimated net servicing income or loss and assessed for asset impairment or increased obligation based on fair value.
     The Bank recognizes a gain and a related asset for the fair value of the rights to service loans for others when loans are sold. In accordance with SFAS No. 125, the fair value of the servicing assets are estimated based upon the present value of the estimated expected future cash flows. The cash flows are calculated using a discount rate commensurate with the risk involved and include estimates of future revenues and expenses, including assumptions about defaults and prepayments. The Company measures the impairment of the servicing asset based on the difference between the carrying amount of the servicing asset and its current fair value. As of December 31, 1998 and 1997, there was no impairment in mortgage servicing assets.
     A gain or loss is recognized to the extent that the sales proceeds and the fair value of the servicing asset exceed or are less than the book value of the loan. Additionally, a normal cost for servicing the loan is considered in the determination of the gain or loss.

     When servicing rights are sold, a gain or loss is recognized at the closing date to the extent that the sale proceeds, less costs to complete the sale, exceed or are less than the carrying value of the servicing rights held.
     Real estate mortgage loans held for sale are carried at the lower of cost or market at the balance sheet date or the date on which investors have committed to purchase such loans. Gains or losses are recognized at the time of sale and are calculated based on the amounts received and the book value of the loans sold.

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

INTANGIBLE ASSETS: Goodwill, representing the excess of purchase price over the fair value of net assets acquired, resulted from the purchase of the Thrift by the Company. Goodwill is being amortized over 18 years. Core deposit intangibles resulting from the Thrift and branch purchases (as discussed in Note 2), are amortized over 10 and 7 years, respectively. Intangible assets are reviewed on a periodic basis for impairment. If such impairment is indicated, recoverability of the asset is assessed based upon expected undiscounted net cash flows.

OTHER REAL ESTATE: Other real estate is comprised of property acquired through foreclosure proceedings or acceptance of deeds-in-lieu of foreclosure. Losses recognized at the time of acquiring property in full or partial satisfaction of debt are charged against the allowance for loan losses. Other real estate is recorded at the lower of the related loan balance or fair value, less estimated disposition costs. Fair value of other real estate is generally based on an independent appraisal of the property. Any subsequent costs or losses are recognized as noninterest expense when incurred.

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

INVESTMENT TAX CREDITS: The Company has investments in limited partnerships which own low income affordable housing that provides the investor affordable housing income tax credits. As an investor in these partnerships, the Company receives tax benefits in the form of tax deductions from partnership operating losses and income tax credits. These income tax credits are earned over a 10 year period as a result of the investment meeting certain criteria and are subject to recapture over a 15 year period. The expected benefit resulting from the affordable housing income tax credits is recognized in the period in which the tax benefit is recognized in the Company's consolidated tax returns. These investments are accounted for using the cost method and are evaluated at each reporting period for impairment. The Bank had investments in these partnerships of $4,300,000 as of December 31, 1998 and 1997.

DEFERRED COMPENSATION: The Company has purchased single premium universal life insurance policies in conjunction with implementation of salary continuation plans for certain members of management and a deferred compensation plan for certain members of the Board of Directors. The Company is the owner and beneficiary of these plans. The cash surrender value of the insurance policies is recorded in other assets and these values totaled $4,111,000 and $3,389,000 as of December 31, 1998 and 1997. Income from these policies is recorded in other income and the load, mortality and surrender charges have been recorded in other expenses. An accrued liability is recorded to reflect the present value of the expected retirement benefits for the salary continuation plans and the deferred compensation benefits.

INCOME TAXES: The Company files a consolidated federal income tax return and a combined state franchise tax return. The provision for income taxes includes federal income and state franchise taxes. Income tax expense is allocated to each entity of the Company based upon the analysis of the tax consequences of each company on a stand alone basis.
     The Company accounts for income taxes under the asset and liability method. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

STOCK OPTION PLAN: The Company accounts for its stock option plan in accordance with Accounting Principles Board ("APB") Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, and related interpretations. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price.

EARNINGS PER SHARE: Basic earnings per share (EPS) includes no dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution of securities that could share in the earnings of an entity. The number of shares outstanding for 1998, 1997, and 1996 have been adjusted to reflect the 5% dividend declared in 1998 and 1996, and the 3 for 2 stock split that occurred in 1997.

COMPREHENSIVE INCOME: On January 1, 1998, the Company adopted SFAS No. 130, REPORTING COMPREHENSIVE INCOME. SFAS No. 130 establishes standards for reporting and presentation of comprehensive income and its components in a full set of financial statements. Comprehensive income consists of net income and unrealized gains (losses) on securities and is presented in the consolidated statements of income and comprehensive income. The statement requires only additional disclosures in the consolidated financial statements; it does not affect the Company's financial position or results of operations. Prior year financial statements have been reclassified to conform to the requirements of SFAS No. 130.

SEGMENT REPORTING: On January 1, 1998,the Company adopted SFAS No. 131, FINANCIAL REPORTING FOR SEGMENTS OF A BUSINESS ENTERPRISE. SFAS No. 131 requires corporations to disclose certain financial information by "industry segment" as defined by the statement. As of December 31, 1998 the Company does not have separate reportable segments.

NOTE 2.  ACQUISITIONS
     On December 11, 1997 the Company acquired, for $5,310,000, deposits and buildings of three former branches of Bank of America. These branches were merged into the Bank, and added $60,849,000 in deposits and $967,000 in buildings and equipment. The transaction was accounted for under the purchase method of accounting. In connection with the transaction, the Bank recorded a core deposit intangible of $4,343,000, which is being amortized using the straight line method over 7 years.
     In conjunction with the purchase of the branches, the Company completed a capital offering which increased common stock shares outstanding by 1,725,000 and increased shareholders' equity by $17,951,000. This capital was used to support the purchase of the branches and for general Company growth.
     Effective June 28, 1996, the Company purchased the Thrift for a total purchase price of $5,823,000. The purchase was made using a combination of stock and cash. The transaction was accounted for under the purchase method of accounting and the Thrift is operated as a separate subsidiary by the Company. In connection with this transaction, goodwill of $2,023,000 was recorded which will be amortized over an estimated 18 years. A core deposit intangible of $460,000, to be amortized over 10 years was recorded, along with a fair value adjustment to loans of $185,000 to be amortized over three years.

NOTE 3.  INVESTMENT SECURITIES
     The amortized cost and estimated market value of investment securities at December 31, are summarized below:


                                                                      GROSS        GROSS        ESTIMATED
                                                      AMORTIZED    UNREALIZED    UNREALIZED       FAIR
(Dollars in thousands)                                  COST          GAINS        LOSSES         VALUE
1998
AVAILABLE FOR SALE SECURITIES:
U.S. Treasury & U.S. Government agencies                $  12,631     $     101      $     21     $   12,711
State & political subdivisions                             30,177           393           378         30,192
Mortgage-backed securities                                 56,214           189           355         56,048
Collateralized mortgage obligations                        29,305           128           169         29,264
Corporate debt securities                                   9,718           210            50          9,878
                                                        ---------       -------      --------      ---------
     Total debt securities                                138,045         1,021           973        138,093
Equity securities                                           3,264             -             -          3,264
                                                        ---------       -------      --------      ---------
     Total available for sale securities                  141,309         1,021           973        141,357
                                                        ---------       -------      --------      ---------

HELD TO MATURITY SECURITIES:
U.S. Treasury & U.S. government agencies                    2,024            12             -          2,036
Mortgage-backed securities                                 11,486            66             4         11,548
                                                        ---------       -------      --------      ---------
     Total held to maturity securities                     13,510            78             4         13,584
                                                        ---------       -------      --------      ---------

Total investment securities                             $ 154,819     $   1,099      $    977      $ 154,941
                                                        =========     =========      ========      =========

1997
AVAILABLE FOR SALE SECURITIES:
U.S. Treasury & U.S. Government agencies                $   1,819       $     6       $     1      $   1,824
State & political subdivisions                              9,484           156             -          9,640
Mortgage-backed securities                                 68,599           350           141         68,808
Collateralized mortgage obligations                        51,924            88           138         51,874
                                                        ---------       -------      --------      ---------
     Total debt securities                                131,826           600           280        132,146
Equity securities                                           3,111             -             -          3,111
                                                        ---------       -------      --------      ---------
     Total available for sale securities                  134,937           600           280        135,257
                                                        ---------       -------      --------      ---------

HELD TO MATURITY SECURITIES:
U.S. Treasury & U.S. Government agencies                    9,442             2            10          9,434
Mortgage-backed securities                                  3,333            13             -          3,346
                                                        ---------       -------      --------      ---------
     Total held to maturity securities                     12,775            15            10         12,780
                                                        ---------       -------      --------      ---------
Total investment securities                             $ 147,712      $    615      $    290      $ 148,037
                                                        =========     =========      ========      =========


         At December 31, 1998 and 1997, investment securities with carrying values of approximately $46,023,000 and $45,812,000, respectively, were pledged as collateral for deposits of public funds, government deposits, the Bank's use of the Federal Reserve Bank's discount window and Federal Home Loan Bank line of credit. The Bank is a member of the Federal Home Loan Bank and carried balances, stated at cost, of $3,109,000 and $2,955,000 of Federal Home Loan Bank stock as of December 31, 1998 and 1997. The Company recognized gross gains on the sale of securities of $13,000, $17,000 and $68,000, in 1998, 1997, and 1996. Gross
losses of $16,000, $49,000 and $57,000 were recognized in 1998, 1997, and 1996.
     In August 1998, mortgage-backed securities with a market value of $9,636,000 were transferred from the available for sale portfolio to the held to maturity portfolio at market value. The unrealized holding gain at the date of transfer shall continue to be reported as a separate component of shareholders' equity, but shall be amortized over the remaining life of the securities as an adjustment of yield in a manner consistent with the amortization of a premium or discount.

     The carrying and estimated fair values of debt securities at December 31, 1998 by contractual maturity, are shown on the following table. Actual maturities may differ from contractual maturities because issuers generally have the right to call or prepay obligations with or without call or prepayment penalties.


                                                             AMORTIZED     ESTIMATED
(Dollars in thousands)                                         COST        FAIR VALUE
------------------------------------------------------------------------------------
AVAILABLE FOR SALE DEBT SECURITIES:
     One year or less                                        $      915   $      923
     One to five years                                           10,758       10,985
     Five to ten years                                            1,667        1,668
     Over ten years                                              39,186       39,228
     Mortgage-backed securities and CMOs                         85,519       85,289
                                                             ----------   ----------
         Total available for sale debt securities            $  138,045   $  138,093
                                                             ==========   ==========

HELD TO MATURITY DEBT SECURITIES:
     One year or less                                        $        -   $        -
     One to five years                                                -            -
     Five to ten years                                            1,024        1,035
     Over ten years                                               1,000        1,001
     Mortgage-backed securities and CMOs                         11,486       11,548
                                                             ----------   ----------
         Total held to maturity debt securities              $   13,510   $   13,584
                                                             ==========   ==========


NOTE 4.  LOANS
     Loans at December 31 consisted of the following:


(Dollars in thousands)                                          1998         1997
--------------------------------------------------------------------------------------------
Commercial                                                   $    37,609  $   34,992
Agricultural                                                      49,636      43,558
Real estate -  mortgage                                           96,957      70,802
Real estate - construction                                        13,840      12,657
Consumer                                                          70,891      55,968
                                                              ----------   ---------
     Gross loans                                                 268,933     217,977
Less allowance for loan losses                                     4,775       3,833
                                                             ----------   ----------
     Net loans                                               $   264,158  $  214,144
                                                             ==========   ==========


     These loans are net of deferred loan fees of $841,000 in 1998 and $932,000 in 1997.

      Nonaccrual loans totaled $1,032,000, $2,611,000 and $4,968,000 at
December 31, 1998, 1997 and 1996. Foregone interest on nonaccrual loans was approximately $91,000, $189,000 and $497,000 for the years ending December 31, 1998, 1997 and 1996.

     Impaired loans are loans for which it is probable that the Company will not be able to collect all amounts due. At December 31, 1998 and 1997, the recorded investment in loans for which impairment was recognized totaled $1,032,000 and $2,611,000 which had valuation allowance for loan losses of $114,000 in 1998 and $598,000 in 1997. The average outstanding balance of impaired loans for the years ended December 31, 1998, 1997 and 1996 was $1,876,000, $4,715,000, and $6,248,000, on which $134,000, $471,000 and
$625,000, was recognized as interest income.

     At December 31, 1998 and 1997, the collateral value method was used to measure impairment for all loans classified as impaired. The following table shows the recorded investment in impaired loans by loan category at December 31:


(Dollars in thousands)                                    1998                1997
--------------------------------------------------------------------------------------
Commercial                                              $    106             $  1,711
Agricultural                                                 668                  630
Real estate                                                    -                    5
Consumer and other                                           258                  265
                                                        --------             --------
                                                        $  1,032             $  2,611
                                                        ========             ========



Following is a summary of changes in the allowance for loan losses during the years ended December 31:


(Dollars in thousands)                                    1998             1997              1996
-------------------------------------------------------------------------------------------------------
Balance at beginning of year                             $  3,833         $  2,792         $  1,701
Allowance for loan losses acquired through Thrift               -                -              148
Loans charged-off                                          (3,526)          (5,050)            (658)
Recoveries of loans previously charged-off                    565              266               88
Provision for loan losses                                   3,903            5,825            1,513
                                                         --------         --------         --------
Balance at end of year                                   $  4,775         $  3,833         $  2,792
                                                         ========         ========         ========




     In the ordinary course of business, the Company, through its subsidiaries, has made loans to certain directors and officers and their related businesses. In management's opinion, these loans are granted on substantially the same terms, including interest rates and collateral, as those prevailing on comparable transactions with unrelated parties, and do not involve more than the normal risk of collectibility.
     Changes to loans to, or guaranteed by, directors and executive offices and their related businesses at December 31, are summarized as follows:


(Dollars in thousands)                            1998             1997
----------------------------------------------------------------------------
Balance at beginning of year                     $  415           $  573
Loan advances and renewals                          532              497
Loans matured or collected                         (623)            (578)
Other changes                                       (44)             (77)
                                                 ------           ------
Balance at end of year                           $  280           $  415
                                                 ======           ======


     Other changes in 1998 and 1997 represent loans to former directors and executive officers of the Company who are no longer related parties.

NOTE 5.  PREMISES AND EQUIPMENT
     Premises and equipment consisted of the following at December 31:


(Dollars in Thousands)                                      1998              1997
---------------------------------------------------------------------------------------
Land                                                           $ 1,349         $ 1,349
Buildings                                                        8,214           7,952
Leasehold improvements                                             894             640
Furniture and equipment                                          9,534           8,179
                                                               -------         -------
     Subtotal                                                   19,991          18,120
Less accumulated depreciation and amortization                   6,672           5,175
                                                               -------         -------
      Premises and equipment, net                              $13,319         $12,945
                                                               =======         =======

Included in the totals above is construction in progress of $308,000 and $307,000 at December 31, 1998 and 1997 respectively.

NOTE 6.  BORROWED FUNDS
     At December 31, 1998 and 1997 the Company's borrowed funds consisted of the following:


(Dollars in Thousands)                                                                   1998       1997
-------------------------------------------------------------------------------------------------------------

                                                                            7

    Securities sold under agreements to repurchase; dated March 25, 1998;
         fixed rate of 5.74%;
         payable on March 25, 1999                                                       $ 2,100    $      -

    Securities sold under agreements:
         to repurchase; dated March 17, 1997;
         fixed rate of 5.57%; payable on March 18, 1998                                        -       2,459

    Unsecured loan from unaffiliated bank dated July 16, 1996; effective interest rate of 9%; interest payable quarterly at prime +
         .50%; principal payable quarterly at $135,711; final payment due
         on April 30, 1998                                                                     -         286

    FHLB loan, dated December 18, 1997;
      effective rate of 5.89%; rate reprices monthly based on the 1 month
      LIBOR; payable on December 18, 1998                                                      -      10,900

    FHLB loan, dated January 16, 1997;
          variable rate of 5.75%; rate reprices monthly based on the 1 month
          LIBOR; paid in full on January 15, 1999                                          5,000       5,000

    FHLB loan, dated July 15, 1991; fixed rate of 7.58%; payable on July 15, 1999            103         104

    Long-term note from unaffiliated bank dated December 11, 1997; fixed rate of
      7.80%; principal and interest payable monthly at $15,017;
      payments calculated as fully amortizing over 15 years with a 10 year call            3,263       3,300
                                                                                          ------      ------

     Total borrowed funds                                                               $ 10,466    $ 22,049
                                                                                        ========    ========


     In 1998, the Company replaced its maturing repurchase agreement with a similar repurchase agreement. No other repurchase agreements were entered into in 1998. Interest expense recorded in 1998 for securities sold under agreements to repurchase was $126,000. The repurchase agreement disclosed above is collateralized by two securities with a market value of $2,146,000 at December 31, 1998. Securities under this repurchase agreement are held in the custody of independent securities brokers.
     In 1997 the Company actively sold securities under agreements to repurchase. These transactions averaged $11,177,000 in 1997, with a maximum balance borrowed of $53,550,000 at November 30, 1997. Securities under these repurchase agreements were held in the custody of independent securities brokers.
     The Company maintains a line of credit with the Federal Home Loan Bank of San Francisco (FHLB). Based on the FHLB stock requirements at December 31, 1998, this line provided for maximum borrowings of $16,197,000 of which $5,103,000 was outstanding, leaving $11,094,000 available. At December 31, 1998 this borrowing line is collateralized by securities with a market value of $17,050,000. Interest expense related to FHLB borrowings totaled $906,000, $308,000, and $8,000 in 1998, 1997, and 1996.
     The Company incurred interest expense of $274,000, $78,000, and $72,000 in 1998, 1997, and 1996, related to the notes with unaffiliated banks. The long-term note dated December 11, 1997 is secured by Company land and buildings.

     Principal payments required to service the Company's borrowings during the next five years are:


(Dollars in thousands)
------------------------------------------
1999                             $  7,251
2000                                   52
2001                                   56
2002                                   61
2003                                   66
Thereafter                          2,980
                                 --------
Total borrowed funds             $ 10,466
                                 ========


     Interest expense related to federal funds purchased was $2,000 in 1998. No federal funds were purchased in 1997. At December 31, 1998 and 1997 the Company had unused lines of credit of $2,000,000 and $5,500,000. Compensating balance arrangements are not significant to the operations of the Company.


NOTE 7.  REAL ESTATE OPERATIONS
     As of December 31, 1998, MAID held one real estate project, including unimproved land and a single family improved lot. The Bank has reduced its carrying value of its remaining projects to zero.

     Summarized below is condensed financial information of MAID:


CONDENSED BALANCE SHEETS                                    December 31,
(Dollars in thousands)                                 1998           1997
-------------------------------------------------------------------------------
ASSETS:
   Cash on deposit with County Bank                     $   88         $   442
   Notes receivable and other                              156             356
                                                        ------         -------
        Total assets                                       244             798
LIABILITIES AND SHAREHOLDER'S EQUITY:
    Accounts payable and other                             244             301
    Shareholder's equity                                     -             497
                                                        ------         -------
         Total liabilities and shareholder's
             equity                                     $  244         $   798
                                                        ======         =======


CONDENSED STATEMENT OF OPERATIONS


(Dollars in thousands)                                 1998          1997          1996
Revenues                                                  $  354        $ 876          $ 812
Expenses                                                      22           66            287
Other, net                                                     -            -            (81)
                                                          ------        -----          -----
Income before income taxes                                $  332        $ 810          $ 444
                                                          ======        =====          =====


NOTE 8.  INCOME TAXES
     The provision for income taxes for the years ended December 31 is comprised of the following:



(Dollars in thousands)      FEDERAL             STATE             TOTAL
-----------------------------------------------------------------------------
1998
Current                         $   567             $   53           $   620
Deferred                            223                 87               310
                                -------             ------           -------
                                $   790             $  140           $   930
                                =======             ======           =======

1997
Current                         $  (484)            $  (41)          $  (525)
Deferred                            456                 43               499
                                -------             ------           -------
                                $   (28)            $    2           $   (26)
                                =======             ======           =======

1996
Current                         $ 1,049             $  441           $ 1,490
Deferred                           (283)               (44)             (327)
                                -------             ------           -------
                                $   766             $  397           $ 1,163
                                =======             ======           =======


     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1998 and 1997 consists of the following:


(Dollars in Thousands)                               1998             1997
---------------------------------------------------------------------------------
DEFERRED TAX ASSETS:
     Real estate subsidiary                            $  947          $   1,336
     Allowance for loan losses                            940                937
     Nonaccrual interest                                   80                184
       Tax Credits                                        329                  -
     Fixed assets                                           -                 11
     Other                                                300                223
                                                      -------           --------
         Total gross deferred tax assets                2,596              2,691
     Less valuation allowance                             (20)               (20)
                                                      -------           --------
     Deferred tax assets                              $ 2,576           $  2,671
                                                      =======           ========
DEFERRED TAX LIABILITIES:
     Fixed assets                                     $   169           $      -
     State franchise taxes                                178                208
     Investment in partnerships                            64                 30
     Investment securities unrealized gain                 19                125
     Other                                                154                112
                                                      -------           --------
         Total gross deferred tax liabilities             584                475
                                                      -------           --------
                  Net deferred tax assets             $ 1,992           $  2,196
                                                      =======           ========


     In assessing the realizability of deferred tax assets, management considers whether it is more likely that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods which the deferred tax assets are deductible, management believes it is more likely than not the Company will realize the benefits of these deductible differences, net of the existing valuation allowances at December 31, 1998 and 1997.

     A reconciliation of the provision for income taxes to the statutory federal income tax rate follows:


(Dollars in thousands)                                      1998             1997             1996
-------------------------------------------------------------------------------------------------------
 Statutory (34%) federal income tax rate due                  $ 1,248          $  128          $ 1,078
State franchise tax, net of federal income tax benefit            263              14              263
Tax exempt interest income, net                                  (239)            (60)             (86)
Housing tax credits                                              (426)            (71)             (22)
Intangible amortization                                            33              36                -
Cash surrender value Life Insurance                               (69)              -                -
State tax benefit lost due to net operating loss
     limitations                                                    -              20                -
Decrease in valuation allowance for deferred tax
     assets                                                         -            (150)               -
Other                                                             120              57               (70)
                                                              -------          ------           -------
Provision for income taxes                                     $  930          $  (26)          $ 1,163
                                                               ======          ======           =======


NOTE 9.  REGULATORY MATTERS
     The Company is subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate mandatory and possibly, additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Company's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weighting and other factors.
     First, a bank must meet a minimum Tier I (as defined in the regulations) capital ratio ranging from 3% to 5% based upon the bank's CAMEL (capital adequacy, asset quality, management, earnings and liquidity) rating.
     Second, a bank must meet minimum total risk based capital to risk weighted assets ratio of 8%. Risk based capital and asset guidelines vary from Tier I capital guidelines by redefining the components of capital, categorizing assets into different risk classes, and including certain off-balance sheet items in the calculation of the capital ratio. The effect of the risk based capital guidelines is that banks with high exposure will be required to raise additional capital while institutions with low risk exposure could, with the concurrence of regulatory authorities, be permitted to operate with lower capital ratios. In addition, a bank must meet minimum
Tier I capital to average assets ratio of 4%.
     Management believes, as of December 31, 1998, that the Company and the Bank meet all capital adequacy requirements to which they are subject. As of December 31, 1998, the most recent notification, the FDIC categorized the Bank as meeting the ratio test for a well capitalized bank under the regulatory framework for prompt corrective action. To be categorized as adequately capitalized, the Bank must meet the minimum ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the institution's classification.
     The Company has no formal dividend policy, and dividends are issued solely at the discretion of the Company's Board of Directors subject to compliance with regulatory requirements. In order to pay any cash dividends, the Company must receive payments of dividends or management fees from the Bank or the Thrift. There are certain regulatory limitations on the payment of cash dividends by banks and thrift and loan companies.

     As a result of a joint examination of the Bank conducted as of January 12, 1998 by the the FDIC and the DFI, have required the Bank to enter into a Memorandum of Understanding requiring the Bank to do the following:

1) Conduct a comprehensive management review of the Bank's executive management to maintain a management structure suitable to its needs in light of its recent rapid growth.
2) Have and retain qualified management with qualifications and experience commensurate with their duties and responsibilities at the Bank.
3) Develop a plan to reduce the Bank's economic value of equity exposure to loss from interest rate changes to acceptable levels.
4) Formulate, adopt and implement a comprehensive risk management process that will strengthen management expertise and improve securities portfolio management and management information and measurement systems.
5) Establish and maintain an adequate reserve for loan losses and develop and revise, adopt and implement a comprehensive policy to ensure the adequacy of the allowance for loan losses.
6) Develop, adopt and implement a plan to control overhead and restore the Bank's profitability.
7) Correct deficiencies relating to the Year 2000 project.
8)   Furnish written progress reports.

     As of the date of this report, the Company believes it is in substantial compliance with all the terms of the agreement.
     A Memorandum of Understanding is an enforceable agreement. Failure to comply with its terms can lead to further enforcement action by bank regulators, including cease-and-desist orders, imposition of a receiver or conservator, termination of deposit insurance, imposition of civil money penalties and removal and prohibition orders against institution-affiliated parties.

Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain Minimum amounts and ratios (set forth in the following table.

     The Company's and Bank's actual capital amounts and ratios as of December 31, 1998 are as follows:



                                                                                        TO BE WELL CAPITALIZED
(Dollars in thousands)                                                 FOR CAPITAL      UNDER PROMPT CORRECTIVE
                                               ACTUAL            ADEQUACY PURPOSES         ACTION PROVISIONS:
                                         -----------------      ------------------      ------------------------
THE COMPANY:                             AMOUNT     RATIO        AMOUNT      RATIO         AMOUNT      RATIO
                                       ---------------------------------------------------------------------------
Total capital (to risk weighted assets)   $41,235      11.94 %    $27,635      8.0 %     $34,544      10.0 %
Tier I capital (to risk weighted assets)   36,911      10.69       13,818      4.0        20,726       6.0
Leverage ratio(1)                          36,911       7.58       19,450      4.0        24,312       5.0

THE BANK:
Total capital (to risk weighted assets)    33,511      11.11       24,129      8.0        30,162      10.0
Tier I capital (to risk weighted assets)   29,732       9.86       12,065      4.0        18,097       6.0
Leverage ratio(1)                         $29,732       6.73      $19,472      4.0       $24,340       5.0

(1) THE LEVERAGE RATIO CONSISTS OF TIER 1 CAPITAL DIVIDED BY QUARTERLY AVERAGE ASSETS. THE MINIMUM LEVERAGE RATIO IS 3 PERCENT FOR BANKING ORGANIZATIONS THAT DO NOT ANTICIPATE SIGNIFICANT GROWTH AND THAT HAVE WELL-DIVERSIFIED RISK, EXCELLENT ASSET QUALITY AND IN GENERAL, ARE CONSIDERED TOP-RATED BANKS.

NOTE 10. COMMITMENTS AND FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET CREDIT
RISK
     At December 31, 1998, the Company has operating lease rental commitments for remaining terms of one to ten years. The Company has options to renew one of its leases for a period of 15 years. The minimum future commitments under noncancelable lease agreements having terms in excess of one year at December 31, 1998 are as follows:

  (Dollars in thousands)
  ------------------------------------------------
  1999                                      $  470
  2000                                         296
  2001                                         244
  2002                                         244
  2003                                         243
  Thereafter                                   622
                                           -------
  Total minimum lease payments             $ 2,119
                                           =======

     Rent expense was approximately $619,000, $513,000, and $391,000 for the years ended December 31, 1998, 1997 and 1996.
     In the ordinary course of business, the Company enters into various types of transactions which involve financial instruments with off-balance sheet risk. These instruments include commitments to extend credit and standby letters of credit and are not reflected in the accompanying balance sheet. These transactions may involve, to varying degrees, credit and interest risk in excess of the amount, if any, recognized in the balance sheet.
     The Company's off-balance sheet credit risk exposure is the contractual amount of commitments to extend credit and standby letters of credit. The Company applies the same credit standards to these contracts as it uses in its lending process. Additionally, commitments to extend credit and standby letters of credit bear similar credit risk characteristics as outstanding loans.

Financial instruments whose contractual amount represents risk:


                                                                     As of December 31
                                                                    --------------------
(Dollars in thousands)                                              1998            1997
--------------------------------------------------------------------------------------------
Commitments to extend credit                                       $ 76,984        $ 55,238
Standby letters of credit                                             2,694           3,243


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

NOTE 11. TIME DEPOSITS
         At December 31, 1998 the aggregate maturities for time deposits are as follows:

  (Dollars in thousands)
  ---------------------------------------
  1999                         $ 107,939
  2000                            14,822
  2001                             3,029
  2002                               572
  2003                               251

NOTE 12.  CONCENTRATIONS OF CREDIT RISK
     The Bank's business activity is with customers located primarily within Merced, Stanislaus, Mariposa Madera and Tuolumne counties. The Bank specializes in real estate, real estate construction, commercial and dairy lending. Although the Bank has a diversified loan portfolio, a significant portion of its customers' ability to repay loans is dependent upon economic factors affecting residential real estate, construction, dairy, agribusiness and consumer goods retailing. Generally, loans are secured by various forms of collateral. The Bank's loan policy requires sufficient collateral be secured as necessary to meet the Bank's relative risk criteria for each borrower. The Bank's collateral consists primarily of real estate, dairy cattle, accounts receivable, inventory, equipment and marketable securities. A small portion of the Bank's loans are not supported by specific collateral but rather by the general financial strength of the borrower.
     The Thrift's business activity is with customers located primarily within Stanislaus, Tulare and Fresno counties. The Thrift specializes in direct consumer loans and the purchase of financing contracts principally from automobile dealerships and furniture stores. Generally, loans are secured by various forms of collateral. The Thrift's collateral consists primarily of automobiles and flooring inventory. A small portion of the Thrift's loans are not supported by specific collateral but rather by the general financial strength of the borrower. In addition, the contracts are purchased from the dealers with recourse to the dealer and dealer reserves are established for each borrower.
     Although the slowdown in the real estate market has been a factor in the local economy for the last several years and has played a role in reducing economic growth in California, it is management's opinion that the underlying strength and diversity of the Central Valley's economy should mitigate a severe deterioration in the borrowers' ability to repay their obligations to the Company.

NOTE 13.  EMPLOYEE BENEFIT PLANS
     The Company has a noncontributory employee stock ownership plan ("ESOP") and an employee savings plan covering substantially all employees. During 1998, 1997, and 1996, the Company contributed approximately $193,000, $119,000, and $114,000, to the ESOP and $70,000, $71,000, and $38,000, to the employee savings plan.
     Under provisions of the ESOP, the Company can make discretionary contributions to be allocated based on eligible individual annual compensation, as approved by the Board of Directors. Contributions to the ESOP are recognized as compensation expense. For the years December 31, 1998, 1997, and 1996, the ESOP owned 130,441, 158,363, 106,247, shares of the Company's stock. ESOP shares are included in the weighted average number of shares outstanding for earnings per share computations.

     The employee savings plan allowed participating employees to contribute up to $10,000 in 1998. The Company will match 25% of the employees elective contribution, as defined, not to exceed 6% of eligible annual compensation.

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

     A summary of the status of the Company's stock options as of December 31, 1998, 1997, and 1996, and changes during the years ended on those dates, follows:

                                                   1998                     1997                     1996
                                                 WEIGHTED                  WEIGHTED                 WEIGHTED
                                                 AVERAGE                   AVERAGE                  AVERAGE
                                    NUMBER OF    EXERCISE     NUMBER       EXERCISE    NUMBER OF    EXERCISE
                                      SHARES      PRICE      OF SHARES      PRICE        SHARES      PRICE
                                    ----------------------------------------------------------------------------
Outstanding at beginning of year    297,350         $ 6.65    289,745       $ 5.84      266,850      $ 5.58
Granted                              39,000          13.56     62,000        12.86       44,250        8.95
Exercised                           (11,402)          7.51    (49,257)        7.19      (35,046)       4.59
Forfeited                           (17,195)         10.96     (5,118)        8.89            -           -
Stock dividend declared              15,458           6.65          -            -       13,691        5.58
                                     ------                   -------                   -------
Outstanding at end of year          323,211         $ 7.28    297,370      $  6.65      289,745     $  5.84
                                    =======         ======    =======      =======      =======     =======
Options exercisable at end of year  267,395         $ 6.16    237,933      $  5.79      232,840     $  5.25

The following table summarizes information about options outstanding at December 31, 1998:


                                                            OPTIONS OUTSTANDING              OPTIONS
                                                         ---------------------------      EXERCISABLE
    RANGE OF            NUMBER           WEIGHTED         WEIGHTED                          WEIGHTED
   EXERCISE           OF SHARES          REMAINING         AVERAGE          NUMBER           AVERAGE
     PRICES          OUTSTANDING      CONTRACTUAL LIFE  EXERCISE PRICE    EXERCISABLE     EXERCISE PRICE
---------------------------------------------------------------------------------------------------------
   $ 4  -   6          186,031             3.62 Years      $  4.54          186,031           $ 4.54
     6  -   9           49,572             6.73               7.65           44,246             7.60
     9  -  16           87,608             8.75              12.75           37,118            12.58
                      --------                                               ------
   $ 4  -  16          323,211             5.51            $  7.28          267,395           $ 6.16
                      ========                                              =======


The number of shares and exercise price per share has been adjusted for stock dividends and stock splits during the period.

     The per share weighted average fair value of stock options granted during 1998,1997 and 1996 was $13.55, $11.96, and $8.59 on the date of grant using the Black Scholes option pricing model with the following weighted average assumptions: 1998-1996 expected dividend yield 0%; 1998-1996 expected volatility of 30 percent, risk free interest rate of 4.64%, 5.71%, and 5.18%; and, an expected life of 7 years.

     The Company applies APB Opinion No. 25 in accounting for its plan and, accordingly, no compensation cost has been recognized for its stock options in the accompanying consolidated financial statements. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, the Company's net income would have been reduced to the proforma amounts indicated as follows:


(Dollars in thousands)                          1998               1997              1996
---------------------------------------- ------------------- ------------------ ---------------
Net income
     As reported                         $   2,741           $      403         $  2,009
     Proforma                                2,504                  241            1,857


     BASIC EARNINGS PER SHARE
     As reported                            0.60                0.12              0.81
     Proforma                               0.54                0.07              0.75


     Proforma net income reflects only options granted in 1996 through 1998. Therefore, the full impact of calculating compensation cost for stock options under SFAS No. 113 is not reflected in the proforma net income amounts presented above because compensation cost is reflected over the options' vesting period of three years and compensation cost for options granted prior to January 1, 1996 is not considered.


NOTE 15. FAIR VALUE OF FINANCIAL INSTRUMENTS
     The Company in estimating its fair value disclosures for financial instruments used the following methods and assumptions:

FINANCIAL ASSETS:
CASH AND CASH EQUIVALENTS: For these assets, the carrying amount is a reasonable estimate for fair value.
INVESTMENTS: Fair values for available for sale and held to maturity investment securities are based on quoted market prices where available. If quoted market prices were not available, fair values were based upon quoted market prices of comparable instruments.
NET LOANS: The fair value
of loans is estimated by utilizing discounted future cash flow calculations using the interest rates currently being offered for similar loans to borrowers with similar credit risks and for the remaining or estimated maturities considering prepayments. The carrying value of loans is net of the allowance for loan losses and unearned loan fees.
LOANS HELD FOR SALE: The fair value of loans held for sale is the carrying value as the loans are under commitments to be sold at carrying value.

FINANCIAL LIABILITIES:
DEPOSITS: The fair values disclosed for deposits generally paid upon demand (i.e. noninterest bearing and interest-bearing demand) savings and money market accounts are considered equal to their respective carrying amounts as reported on the consolidated balance sheets. The fair value of fixed rate certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.
BORROWINGS: For these instruments, the fair value is estimated using rates currently available for similar loans with similar credit risk and for the remaining maturities.

COMMITMENTS TO EXTEND CREDIT AND STANDBY LETTERS OF CREDIT: The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counter parties. For fixed rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of letters of credit are based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligation with the counter parties at the reporting date.

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

(Dollars in thousands)                           CARRYING AMOUNT            FAIR VALUE
----------------------------------------------------------------------------------------
1998
FINANCIAL ASSETS:
Cash and cash equivalents                            $    44,896            $    44,896
Time deposits at other financial
institutions                                                 600                    600


INVESTMENT SECURITIES:
     Available for sale                                  141,357                141,357
     Held to maturity                                     13,510                 13,584
Net loans                                                264,158                263,551

FINANCIAL LIABILITIES
DEPOSITS:
     Noninterest bearing demand                           80,290                 80,290
     Interest bearing demand                              71,526                 71,526
     Savings and money market                            165,781                165,781
     Time deposits                                       126,613                126,823
Borrowings                                           $    10,466            $    10,470


                                                 CARRYING AMOUNT          FAIR VALUE
----------------------------------------------------------------------------------------
OFF-BALANCE SHEET:
Commitments                                          $    76,984           $      7,698
Standby letters of credit                                  2,694                    269


                                                 CARRYING AMOUNT          FAIR VALUE
----------------------------------------------------------------------------------------
1997
FINANCIAL ASSETS:
Cash and cash equivalents                            $    23,435           $     23,435
Time deposits in other financial                             599                    599
institutions

INVESTMENT SECURITIES:
         Available for sale                              135,257                135,257
         Held to maturity                                 12,775                 12,780
Net loans                                                214,144                214,741

FINANCIAL LIABILITIES
DEPOSITS:
         Noninterest-bearing demand                       58,836                 58,836
         Interest bearing demand                          54,202                 54,202
         Savings and money market                        143,562                143,562
         Time deposits                                    99,795                100,280
Borrowings                                                22,049                 22,049


                                                 CONTRACT AMOUNT              FAIR VALUE
----------------------------------------------------------------------------------------
OFF-BALANCE SHEET:
Commitments                                         $     55,238           $      5,524
Standby letters of credit                                  3,243                    324


NOTE 16. DERIVATIVE FINANCIAL INSTRUMENTS
     As of December 31, 1998 and 1997 the Company had no derivative financial instruments.

NOTE 17. RECONCILIATION OF BASIC AND DILUTED NET EARNINGS PER SHARE.


                                                              YEAR ENDED DECEMBER 31, 1998
                                                         -------------------------------------------------
(Dollars in thousands except per share amounts)              INCOME           SHARES          PER-SHARE
                                                          (Numerator)      (Denominator)        Amount
                                                         ---------------  ----------------   -------------
Basic EPS
Income available to common shareholders                    $   2,741            4,602         $    0.60
                                                                                              =========


Effect of Dilutive Securities:
Stock Options
                                                         -                            123
                                                         ---------------  ----------------
Diluted EPS
Income available to common shareholders +
assumed conversions                                      $         2,741            4,725      $   0.58
                                                         ===============   ================    ========





                                                                    YEAR ENDED DECEMBER 31, 1997
                                                           ------------------------------------------------
                                                              INCOME           SHARES          PER-SHARE
                                                            (Numerator)     (Denominator)        Amount
                                                           --------------  ----------------   -------------
Basic EPS
Income available to common shareholders                    $       403            3,467        $    0.12
                                                                                                =========
Effect of Dilutive Securities:
Stock Options                                                        -              136
                                                           --------------  ----------------
Diluted EPS
Income available to common shareholders +
    assumed conversions                                    $       403            3,603             0.11
                                                           ==============  ================     ==========



                                                                    YEAR ENDED DECEMBER 31, 1996
                                                           ------------------------------------------------
                                                              INCOME           SHARES          PER-SHARE
                                                            (Numerator)     (Denominator)        Amount
                                                           --------------  ----------------   -------------
Basic EPS
Income available to common shareholders                    $      2,009            2,485       $    0.81
                                                                                               =========
Effect of Dilutive Securities:
Stock Options                                                        -               111                -
                                                           ------------   --------------
Diluted EPS
Income available to common shareholders +
   assumed conversions                                     $      2,009            2,596        $   0.77
                                                           ============    =============        ========


NOTE 18.  PARENT COMPANY ONLY FINANCIAL INFORMATION
     This information should be read in conjunction with the other notes to the consolidated financial statements. The following is the condensed balance sheets of the Company as of December 31, 1998 and 1997 and the condensed statements of income and cash flows for the years ended December 31, 1998, 1997 and 1996:

CONDENSED BALANCE SHEETS


                                                                 DECEMBER 31,
 (Dollars in thousands)                                   1998                 1997
---------------------------------------------------- ---------------- -- -----------------
ASSETS
Cash and short-term investments                             $  1,370            $   2,638
Investment in County Bank                                     33,479               30,977
Investment in Town and Country                                 5,882                5,103
Net premises and equipment                                     6,301                5,245
Other assets                                                     246                  381
                                                           ---------           ----------
         Total assets                                      $  47,278           $   44,344
                                                           =========           ==========

LIABILITIES AND SHAREHOLDER'S EQUITY
LIABILITIES
Borrowed funds                                             $   3,262            $   3,586
Capitalized lease                                              1,014                    -
Other liabilities                                                198                  510
                                                          ----------           ----------
     Total liabilities                                     $   4,474            $   4,096

SHAREHOLDERS' EQUITY
     Common stock                                          $  37,142            $  33,928
     Accumulated other comprehensive income                       28                  195
     Retained earnings                                         5,634                6,125
                                                          ----------           ----------



                                                                              17



         Total shareholders' equity                           42,804               40,248

Total liabilities and shareholders' equity                 $  47,278            $  44,344
                                                           =========            =========


CONDENSED STATEMENTS OF INCOME
                                                                     YEAR ENDED DECEMBER 31,
                                                                     -----------------------
(Dollars in thousands)                                        1998                1997               1996
--------------------------------------------------------------------------------------------------------------
INCOME
     Dividends from subsidiaries                             $     -            $     90           $   100
     Interest                                                    102                  52                 -
     Lease income                                                503                   -                 -
     Management fees from subsidiaries                         2,299               1,949              693
                                                             -------            --------           --------
         Total income                                          2,904               2,091               793
EXPENSES
     Interest on borrowings                                      274                  71                28
     Capitalized lease interest                                   42                   -                 -
     Salaries and related benefits                             1,299                 827               197
Other noninterest expense                                      1,469                 828               236
                                                             -------            --------           --------
         Total other expenses                                  3,084               1,726               461
Income before taxes and equity in
   undistributed earnings                                       (180)                365               332
Income tax benefit (expense)                                      72                (109)               (9)
Equity in undistributed income  of subsidiaries                2,849                 147             1,686
                                                           ---------            --------          --------
Net income                                                 $   2,741            $    403          $  2,009
                                                           =========            ========          ========

CONDENSED STATEMENTS OF CASH FLOWS
                                                                              DECEMBER 31,
                                                                          ----------------------
(Dollars in thousands)                                           1998              1997              1996
-------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES:
Net income                                                      $   2,741          $      403         $   2,009
ADJUSTMENTS TO RECONCILE NET INCOME TO NET
     CASH PROVIDED BY OPERATING ACTIVITIES:
     Equity in undistributed earnings of subsidiaries              (2,849)               (147)           (1,686)
     Decrease (increase) in other assets                              446                (305)                9
     Increase in other liabilities                                   (312)                281               175
                                                                ---------           ---------         ---------
     Net cash provided by operating activities                         26                 232               507

INVESTING ACTIVITIES:
     Capital contribution to subsidiary bank                         (600)            (14,000)               -
     Purchase of Thrift                                                 -                   -            (1,574)
     Purchase of premises and equipment                            (1,366)             (5,245)               -
     Dividends from subsidiaries                                        -                  90               100
                                                                ---------           ---------         ---------
     Net cash used in investing activities                         (1,966)            (19,155)           (1,474)

FINANCING ACTIVITIES:
     Proceeds from stock offering                                       -              17,951                 -
     Net additions in other borrowings                                690               2,795               791
     Issuance of common stock related to exercise of
       stock options and employee benefit plans                       (12)                661               370


     Cash dividends and fractional shares                              (6)                 (5)               (86)
                                                                ---------            ---------         ---------
     Net cash provided by financing activities                        672              21,402             1,075
     (Decrease) increase in cash and cash equivalents              (1,268)              2,479               108
     Cash and cash equivalents at beginning of year                 2,638                 159                51
                                                                ---------            ---------         ---------
     Cash and cash equivalents at end of year                     $ 1,370            $  2,638          $    159
                                                                =========            ========          ========


NOTE 19. QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)


                                                          1998 QUARTER ENDED
                                      -----------------------------------------------------------
(Dollars in thousands)                    Dec 31        Sept 30       June 30         Mar 31
-------------------------------------------------------------------------------------------------
Interest income                           $ 9,139        $ 9,021       $ 8,362        $ 8,092
Interest expense                            3,497          3,448         3,386          3,303
Net interest income                         5,642          5,573         4,976          4,789
Provision for loan losses                   2,213            700           738            252
Other income                                1,171          1,220         1,389          1,058
Other expenses                              4,692          4,851         4,378          4,323
Income before income taxes                    (92)         1,242         1,249          1,272
Income taxes (benefit)                       (146)           248           393            435
Net income                                  $  54         $  994        $  856         $  837

-------------------------------------------------------------------------------------------------
Basic earnings per share (1)              $  0.01        $  0.22       $  0.19        $  0.18
-------------------------------------------------------------------------------------------------

                                                          1997 Quarter Ended
                                      -----------------------------------------------------------
                                          Dec 31        Sept 30       June 30         Mar 31
-------------------------------------------------------------------------------------------------
Interest income                           $ 7,733       $  6,622      $  5,956        $ 5,601
Interest expense                            3,210          2,573         2,335          2,072
Net interest income                         4,523          4,049         3,621          3,529
Provision for loan losses                   2,144            205         3,236            240
Other income                                1,160            746         1,212            734
Other expenses                              3,614          3,338         3,180          3,240
(Loss) income before income taxes             (75)         1,252        (1,583)           783
Income taxes (benefit)                       (132)           476          (640)           270
Net income (loss)                          $   57        $   776       $  (943)       $   513
-------------------------------------------------------------------------------------------------
Basic earnings (loss) per share            $  .01        $   .23      $   (.36 )      $   .20
-------------------------------------------------------------------------------------------------

 (1) BASIC EARNINGS PER SHARE IS BASED UPON THE WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING DURING EACH PERIOD. FULL YEAR WEIGHTED AVERAGE SHARES DIFFER FROM QUARTERLY WEIGHTED AVERAGE SHARES AND, THEREFORE, ANNUAL EARNINGS PER SHARE MAY NOT EQUAL THE SUM OF THE QUARTERS.


