Form 10-K, Exhibit 13
period 1999-12-31
CAPITAL CORP OF THE WEST
filed 2000-03-17
CIK 1004740

                                                                          EXH 13


Capital Corp of the West
Selected Financial Data

---------------------------------------------------------------------------------------------------------------------------
(Amounts in thousands)                                1999          1998          1997 (1)           1996          1995
---------------------------------------------------------------------------------------------------------------------------
Summary income data:
Interest income                                     $  39,361     $  34,614      $  25,912     $  19,351     $  15,873
Interest expense                                       14,040        13,634         10,190         6,865         5,717
Net interest income                                    25,321        20,980         15,722        12,486        10,156
Provision for loan losses                               2,659         3,903          5,825         1,513           228
Noninterest income (loss)                               5,089         4,838          3,852         2,935        (1,224)
Noninterest expense                                    20,538        18,244         13,372        10,736         8,146
Provision (benefit) for income taxes                    2,104           930            (26)        1,163           223
Net income                                          $   5,109     $   2,741      $     403     $   2,009     $     335

Share Data:
Average common shares outstanding                       4,562         4,602          3,467         2,485         2,207
Basic earnings per share                            $    1.12     $    0.60      $    0.12     $    0.81     $    0.15
Diluted earnings per share                               1.09          0.58           0.11          0.77          0.15
Cash dividends per share                                    -             -              -          0.03             -
Book value per share                                     9.71          9.29           8.74          7.66          6.80
Tangible book value per share                       $    8.59     $    8.02      $    7.30     $    6.78     $    6.80

Balance Sheet Data:
Total assets                                        $ 563,550     $ 499,859      $ 421,394     $ 265,989     $ 209,033
Total securities                                      147,368       154,867        148,032        43,378        45,302
Total loans                                           331,268       268,933        217,977       183,247       133,734
Total deposits                                        494,901       444,210        356,395       283,345       192,601
Stockholders' equity                                $  43,677     $  42,804      $  40,248     $  20,974     $  15,093

Operating Ratios:
Return on average equity                                11.86 %        6.48 %         1.46 %       10.24 %        2.30 %
Return on average assets                                  .99           .60            .13           .88           .18
Net interest margin                                      5.51          5.17           5.64          6.12          6.09

Credit Quality Ratios:
Nonperforming loans to total loans (2)                    .60 %         .54 %         1.26 %        3.71 %        3.04 %
Allowance for loan losses to total loans                 1.97          1.78           1.76          1.52          1.27
Allowance for loan losses to nonperforming loans       328.83        310.87         139.79         50.14         35.07

Capital Ratios:
Risk-based tier 1 capital                                9.99 %       10.69 %        11.60 %        9.04 %        9.22 %
Total risk-based capital                                11.24         11.94          12.78         10.20         10.27
Leverage ratio                                           7.50          7.58           8.58          7.37          7.43

(1) Reflects the acquisition of three branches from Bank of America in December, 1997.

(2) Nonperforming loans consist of loans on nonaccrual, loans past due 90 days or more and restructured loans.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis is designed to provide a better understanding of the significant changes and trends related to Capital Corp of the West (the "Company"). The following discussion should be read in conjunction with the consolidated financial statements of the Company and the Notes thereto. The consolidated financial statements of the Company include its subsidiaries, County Bank (the "Bank") and Capital West Group ("CWG"). It also includes the Bank's subsidiary, Merced Area Investment Development, Inc. ("MAID").
     In addition to historical information, this discussion and analysis includes certain forward-looking statements that are subject to risks and uncertainties and include information about possible or assumed future results of operations. Many possible events or factors could affect the future financial results and performance of the Company. This could cause results or performance to differ materially from those expressed in our forward-looking statements. Words such as "expects", "anticipates", "believes", "estimates", variations of such words and other similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in, or implied by, such forward-looking statements.
     Readers of the Company's Form 10-K should not rely solely on forward looking statements and should consider all uncertainties and risks discussed throughout this report. These statements are representative only on the date hereof, and the Company undertakes no obligation to update any forward-looking statements made. Some possible events or factors that could occur that may cause differences from expected results include the following: the Company's loan growth is dependent on economic conditions, as well as various discretionary factors, such as decisions to sell, or purchase certain loans or loan portfolios; participations of loans and the management of borrower, industry, product and geographic concentrations and the mix of the loan portfolio. The rate of charge-offs and provision expense can be affected by local, regional and international economic and market conditions, concentrations of borrowers, industries, products and geographical conditions, the mix of the loan portfolio and management's judgements regarding the collectibility of loans. Liquidity requirements may change as a result of fluctuations in assets and liabilities and off-balance sheet exposures, which will impact the capital and debt financing needs of the Company and the mix of funding sources. Decisions to purchase, hold, or sell securities are also dependent on liquidity requirements and market volatility, as well as on and off-balance sheet positions. Factors that may impact interest rate risk include local, regional and international economic conditions, levels, mix, maturities, yields or rates of assets and liabilities and the wholesale and retail funding sources of the Company. Factors that may cause actual noninterest expense to differ from estimates include the ability of third parties with whom the Company has business relationships to fully accommodate uncertainties related to the Company's efforts to prepare its technology systems and non-information technology systems for the Year 2000, as well as uncertainties relating to the ability of third parties with whom the Company has business relationships to address the Year 2000 issue in an adequate manner.
     The Company is also exposed to the potential of losses arising from adverse changes in market rates and prices which can adversely impact the value of financial products, including securities, loans, and deposits. In addition, the banking industry in general is subject to various monetary and fiscal policies and regulations, which include those determined by the Federal Reserve Board, the Federal Deposit Insurance Corporation and state regulators, whose policies and regulations could affect the Company's results.
     Other factors that may cause actual results to differ from the forward-looking statements include the following: competition with other local and regional banks, savings and loan associations, credit unions and other nonbank financial institutions, such as investment banking firms, investment advisory firms, brokerage firms, mutual funds and insurance companies, as well as other entities which offer financial services; interest rate, market and monetary fluctuations; inflation; market volatility; general economic conditions; introduction and acceptance of new banking-related products, services and enhancements; fee pricing strategies, mergers and acquisitions and their integration into the Company and management's ability to manage these and other risks.

Overview
     During 1999, earnings increased $2,368,000 or 86% to $5,109,000 which compares favorably to the $2,741,000 and $403,000 achieved in 1998 and 1997. Basic earnings per share were $1.12 in 1999 compared to $.60 and $.12 in 1998 and 1997. The Company's return on average total assets was .99% in 1999 as compared with .60% and .13% in 1998 and 1997. The earnings improvement in 1999 was the result of strong growth in interest-earning assets, improvements in noninterest income and a lower provision for loan losses as compared to the prior two years. In 1998 and 1997 the provision for loan losses was increased due to the higher level of charge-off activity in these years. Additionally, during 1998 there was a charge-off of a single commercial relationship totaling $1,325,000. Increased charge-offs in 1997 were primarily attributable to the charge-off of one commercial real estate loan within the Bank's loan portfolio, which had previously been considered a nonperforming asset. The charge-off related to this loan totaled $3,458,000.
     The Company achieved strong growth in 1999, reaching total assets at December 31, 1999 of $563,550,000, up $63,691,000 or 12.74% from $499,859,000 at
December 31, 1998. Net loans grew to $324,726,000 at December 31, 1999, a 22.93%
increase from the $264,158,000 outstanding at December 31, 1998. Deposits grew to $494,901,000, an increase of $50,691,000 or 11.41% over the $444,210,000 outstanding as of December 31, 1998. Total equity capital grew to $43,677,000, an increase of 2.03% over year end 1998 and the Company continues to be well capitalized by regulatory definitions.

Results of Operations
     Capital Corp of the West's earnings were a record $5,109,000 during 1999, driven primarily by an increase in net interest income. Net interest income increased by $4,341,000, or 20.69%, to $25,321,000 during 1999 as compared to $20,980,000 in 1998. The increase in earnings in 1999 as compared to 1998 is primarily due to an increase in the size of the Bank's loan portfolio and a reduced amount of provision for loan losses. The improvement in earnings during 1998 compared to 1997 was achieved as a result of growth in interest-earning assets, improvements in noninterest income and a reduced amount of provision for loan losses.
     The Company's primary source of revenue is net interest income, which is the difference between interest income and fees derived from earning assets and interest paid on liabilities obtained to fund those assets. Total interest and fee income on earning assets increased from $34,614,000 in 1998 to $39,361,000, a $4,747,000 or 13.71% increase in 1999. During 1998, there was an increase of $8,702,000 or 34% to $34,614,000 compared to $25,912,000 in 1997. The level of interest income is affected by changes in the volume and the rates earned on interest-earning assets. Interest-earning assets consist primarily of loans, investment securities and federal funds sold. Average interest-earning assets in 1999 were $459,753,000 as compared with $405,546,000 in 1998, an increase of
$54,207,000 or 13.37%.
     Interest expense is a function of the volume and rates paid for interest-bearing liabilities. Interest-bearing liabilities consist primarily of certain deposits and borrowed funds. Total average interest bearing liabilities in 1999 were $394,704,000 as compared with $347,975,000 in 1998, an increase of $46,729,000 or 13.43%. Total interest expense increased $406,000 or 2.99% to $14,040,000 in 1999 as compared to $13,634,000 and $10,190,000 for 1998 and
1997.
     The Company's net interest margin, the ratio of net interest income to average interest-earning assets for 1999 was 5.51%. This is an increase of 34 basis points compared to the 1998 margin of 5.17%. The increased net interest margin during 1999 was primarily the result of growth obtained within the loan portfolio. The net interest margin decline of 47 basis points during 1998 from the 5.64% achieved in 1997 was primarily due to a change in the asset mix compared with the previous year. In 1999, loans comprised 68% of interest-earning assets as compared with 60% and 71% in 1998 and 1997. Securities comprised 30% of interest-earning in 1999 compared with 34% in 1998.
     The Company's net interest income is affected by changes in the amount and mix of interest-earning assets and interest-bearing liabilities. It is also affected by changes in yields earned on interest-earning assets and rates paid on interest-bearing deposits and other borrowed funds. The changes due to both rate and volume have been allocated to rate and volume in proportion to the relationship of the absolute dollar amount of the change in each. The effects of tax-equivalent yields have not been considered because they are not considered significant.
     The increase in total interest income of $4,747,000 in 1999 is comprised of a $5,632,000 volume increase primarily attributable to an increase in average interest-earning assets of $54,207,000 or 13.37% between 1999 and 1998 that is offset by an $885,000 rate decrease during this same period. The increase in total interest expense of $406,000 in 1999 related to a $46,729,000 or 13.43% increase in average interest-bearing liabilities between 1999 and 1998 offset by a $1,065,000 rate decrease during this same period.
     The increase in total interest income of $8,702,000 in 1998 is comprised of a $9,376,000 volume increase associated with the $126,298,000 increase in average interest-earning assets between 1997 and 1998, and a $674,000 rate decrease. The increase in total interest expense of $3,444,000 in 1998 related to a $101,925,000 or 41.42% increase in average interest-bearing liabilities between 1997 and 1998 offset by a $579,000 rate decrease.

Provision for Loan Losses
     The Company maintains an allowance for loan losses at a level considered by management to be adequate to cover the inherent risks of loss associated with its loan portfolio under prevailing and anticipated economic conditions. The provision for loan losses is charged against income and increases the allowance for loan losses. The provision for loan losses for the year ended December 31, 1999 was $2,659,000 compared to $3,903,000 in 1998 and $5,825,000 in 1997. The decreased level of provision for loan losses in 1999 was primarily the result of a reduced level of net charge-offs experienced during the year. The level of the provision for loan losses in 1998 is partially attributable to replenishing the allowance for loan losses following the charge-off of one commercial loan relationship totaling $1,325,000. The increase in 1997 is due primarily to coverage of the charge-off of one real estate loan totaling $3,458,000 that was determined to be uncollectible in 1997. The methodology used to determine the level of provision for loan losses that is needed each year includes an analysis of relevant risk factors within the entire loan portfolio, including nonperforming loans. The methodology is based, in part, on management's use of a loan grading and classification system. The Bank's management grades its loans through internal reviews and periodically subjects loans to external reviews. These external reviews are presented to and assessed by the Bank's audit committee. Credit reviews are performed monthly and the quality grading process occurs on a quarterly basis. The level of provision for loan losses in 1999, 1998, and 1997 also supports the general loan growth of the Company, as gross loans increased 23% in 1999, and 24% in 1998.

Other Income
The following table summarizes other income for the years ended December 31,

(Dollars in thousands)                                       1999             1998             1997
-----------------------------------------------------------------------------------------------------------
Other Income:
Deposit service charges                                     $  3,254         $  2,807          $  1,709
Income from real estate held for sale or development             260              540               879
Loan service fees                                                167              172               195
Gain on sale of loans                                             48              173               153
Retail investment commissions                                    139              156               218
Earnings on director and officer life insurance                  288              201               181
Other                                                            933              789               517
                                                            --------        ---------          --------
     Total other income                                     $  5,089        $   4,838          $  3,852
                                                            ========        =========          ========

     Total noninterest income increased by $251,000 or 5% to $5,089,000 in 1999, compared to $4,838,000 and $3,852,000 in 1998 and 1997. Deposit service charges increased by $447,000 or 16% during 1999. The 1999 increase in deposit service charges was primarily the result of an increase in demand deposit and NOW account balances. The increase in 1998 was in large part attributable to the purchase of the three branches of Bank of America and to the Bank's overall deposit growth. Other income increased by $144,000 or 18% to $933,000 in 1999, compared to $789,000 and $517,000 in 1998 and 1997. The 1999 increase is due primarily to an increase in ancillary product income.
     The Company has an investment in residential real estate in Merced County through its wholly owned subsidiary, MAID, which is now inactive. This investment was completely written-off in 1995. As of December 31, 1999, the Bank owned one parcel of land. When this property is sold, any income that may be generated will be recognized as other income.

Other Expense
     Total noninterest expense increased $2,294,000 or 13% to $20,538,000 in 1999 as compared with an increase of $4,872,000 or 36% to $18,244,000 in 1998.
Noninterest expense totaled $13,372,000 in 1997.
     Salaries and related benefits increased by $1,741,000 or 22% to $9,699,000 in 1999, compared with an increase of $1,825,000 or 30% to $7,958,000 in 1998.
The salary increases were primarily due to an increase in full-time equivalent employees as well as normal merit increases and related benefit expenses. The increase in full time equivalent employees in 1998 was due primarily to the purchase of three branches of Bank of America and a corresponding increase in the number of support personnel. Premises and occupancy expenses increased $254,000 or 19% to $1,579,000 in 1999 compared with an increase of $90,000 or 7%
to $1,325,000 in 1998. The increase in 1999 was caused primarily by increased spending on branch facility upgrades.
     Equipment expenses decreased $11,000, or .05% to $2,144,000 in 1999 compared with an increase of $709,000 or 49.03% in 1998. The decrease during 1999 was the result of a slowdown in spending on technology during the year. The 1998 increase was primarily due to upgraded computer technology, additional branches and branch relocation expenses and new technology expenditures required to build the infrastructure necessary to provide check imaging to the Bank's deposit customers.
     The Company's professional fees include legal, consulting, audit and accounting fees. These expenses decreased by $143,000 or 12% to $1,060,000 in 1999 as compared with an increase of $651,000 or 118% to $1,203,000 in 1998. The increase in 1998 is attributable, in part, to the outsourcing of internal audits, increased legal fees due to regulatory matters, consultants used to update the Bank's sales incentive program and expenditures relating to earnings enhancement programs and regulatory matters. The decrease in 1999 was due to a decreased use of outside professionals.
     Supplies decreased by $58,000 or 10% to $551,000 in 1999 as compared with an increase of $71,000 or 13% to $609,000 in 1998. The decrease in 1999 were due to cost savings programs initiated during 1999. The increases in 1998 were primarily related to new branch openings.
     Marketing expenses increased by $52,000 or 8% to $708,000 in 1999 as compared with increases of $66,000 or 11% in 1998. Marketing expenses have continued to increase over the past several years as the Company actively promoted various deposit and loan products to assist with the general growth of the Company.
     Other increases relate primarily to overall growth of the Company. In 1999, approximately $300,000 of other expense relates to Y2K expenses. In 1998 and 1997, other expenses totaling $179,000 and $275,000 were related to costs associated with the Bank of America branch purchases.

Provision for Income Taxes
     The Company's provision for income taxes was $2,104,000 in 1999 compared to a $930,000 income tax provision in 1998, and a tax benefit of $26,000 in 1997. The effective income tax rates (computed as income taxes as a percentage of income before income taxes) were 29%, 25% and (7%) for 1999, 1998 and 1997. In part, the effective tax rate of the Company was reduced in 1999 and 1998 due to the tax credits earned from the investment of low-income housing partnerships that qualify for housing tax credits. Total housing tax credits for 1999, 1998 and 1997 were approximately $450,000, $426,000 and $71,000. In addition, during 1999, 1998 and 1997, the Company realized tax benefits of $ 413,000, 239,000 and $86,000 from nontaxable interest income received from bank qualified municipal securities.


Financial Condition
     Total assets increased 13% to $563,550,000 at December 31, 1999, compared to $499,859,000 at December 31, 1998. Net loans grew to $324,726,000 at year end 1999, a 23% increase compared to growth of $50,014,000 or 23% in 1998. Deposits grew by $50,691,000 or 11% in 1999 as compared to an increase of $87,815,000 or 25% in 1998.

Securities
The following table sets forth the carrying amount (fair value) of available for sale securities at December 31,

(Dollars in thousands)                                1999          1998         1997
---------------------------------------------------------------------------------------
U.S. Treasury & U.S. Government agencies            $ 16,756     $ 12,711      $ 1,824
State and political subdivisions                      23,371       30,192        9,640
Mortgage-backed securities                            43,723       56,048       68,808
Collateralized mortgage obligations                   20,341       29,264       51,874
Other securities                                      13,623       13,142        3,111
                                                    --------    ---------    ---------
Carrying amount and fair value                      $117,814    $ 141,357    $ 135,257
                                                    ========    =========    =========

The following table sets forth the carrying amount (amortized cost) and fair value of held to maturity securities at December 31,

(Dollars in thousands)                                1999        1998         1997
-------------------------------------------------------------------------------------
U.S. Treasury and U.S. Government agencies           $ 1,001     $ 2,024     $ 9,442
State and political subdivisions                       4,159           -           -
Mortgage-backed securities                            23,515      11,486       3,333
                                                     -------     -------     -------
Carrying amount (amortized cost)                     $29,554     $13,510     $12,775
                                                     =======     =======     =======

Fair value                                           $28,675    $ 13,584     $12,780
                                                     =======    ========     =======

     Available for sale securities decreased $23,543,000 or 17% at December 31, 1999 over the same year-end in 1998. This decrease was primarily the result of an increased level of cash holdings at December 31, 1999. The Company owns a large amount of mortgage-backed securities which generally have stated maturities in excess of 10 years but are subject to substantial prepayments which effectively accelerate actual maturities. At December 1999 the Company did not hold any structured notes. See Note 1 and 3 to the Company's Consolidated Financial Statements for further information concerning the securities portfolio. Available for sale securities increased $6,100,000 or 5% during 1998.

Loans
     Total loans increased 23% to $331,268,000 at December 31, 1999, compared to $268,933,000 at December 31, 1998. The increase in loan volumes in 1999, 1998 were due to the Company's strategic efforts to increase loan production coupled with the business development efforts by the Company's loan officers.
     The Company concentrates its lending activities in five principal areas: commercial, agricultural, real estate construction, real estate mortgage, and consumer loans. Interest rates charged for loans made by the Company vary with the degree of risk, the size and term of the loan, and borrowers' depository relationships with the Company and prevailing market rates.
     As a result of the Company's loan portfolio mix, the future quality of these assets could be affected by adverse trends in its region or in the broader community. These trends are beyond the control of the Company.

Credit Risk Management and Asset Quality
     The Company closely monitors the markets in which it conducts its lending operations and adjusts its strategy to control exposure to loans with higher credit risk. Asset reviews are performed using grading standards and criteria similar to those employed by bank regulatory agencies. Assets receiving lesser grades become "classified assets" which includes all nonperforming assets and potential problem loans, and receive an elevated level of attention to improve the likelihood of collection. The policy of the Company is to review each loan in the portfolio to identify problem credits. There are three classifications for problem loans: "substandard," "doubtful" and "loss." Substandard loans have one or more defined weaknesses and are characterized by the distinct possibility that the Company will sustain some loss if the deficiencies are not corrected. Doubtful loans have the weaknesses of substandard loans with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a high possibility of loss. A loan classified loss is considered uncollectible and its continuance as an asset is not warranted. The level of nonperforming loans and real estate acquired through foreclosure are two indicators of asset quality. Nonperforming loans are those in which the borrower fails to perform under the original terms of the obligation and are categorized as loans past due 90 days or more but still accruing, loans on nonaccrual status and restructured loans. Loans are generally placed on nonaccrual status and accrued but unpaid interest is reversed against current year income when interest or principal payments become 90 days past due unless the outstanding principal and interest is adequately secured and, in the opinion of management, are deemed to be in the process of collection. Additionally loans which are not 90 days past due may also be placed on nonaccrual status if management reasonably believes the borrower will not be able to comply to the contractual loan repayment terms and the collection of principal or interest is in question.
     Management defines impaired loans as those loans, regardless of past due status, in which principal and interest are not expected to be collected under the original contractual loan repayment terms. An impaired loan is charged off at the time management believes the collection of principal and interest process has been exhausted. At December 31, 1999 and 1998, impaired loans were measured based upon the present value of future cash flows discounted at the loan's effective rate, the loan's observable market price, or the fair value of collateral if the loan is collateral dependent.
     The Company had nonperforming loans at December 31, 1999 of $1,990,000 as compared with $1,577,000 at December 31, 1998. The 1999 totals contain no loans secured by first deeds of trust on real property as compared with $623,000 in 1998. Impaired loans as of December 31, 1999 were $1,990,000, which had specific allowances for loan loss of $497,000 as compared with impaired loans of $1,577,000 as of December 31, 1998, which had specific allowance for loan losses of $114,000. Other forms of collateral, such as inventory, chattel and equipment, secure the remaining nonperforming loans as of each date.
      A single commercial real estate loan which totaled $3,458,000 was completely written-off in 1997. As a result of this loan write-off, the allowance was replenished which resulted in a provision for loan losses in 1997 of $5,825,000.
     At December 31, 1999 and 1998 the Bank had $247,000 and $60,000 in real estate acquired through foreclosure.

Allowance for Loan Losses
     In determining the adequacy of the allowance for loan losses, management takes into consideration the growth trend in the portfolio, examinations by financial institution supervisory authorities, internal and external credit reviews, prior loan loss experience of the Company, concentrations of credit risk, delinquency trends, general economic conditions and the interest rate environment. The allowance for loan losses is based on estimates and ultimate future losses may vary from current estimates. It is always possible that future economic or other factors may adversely affect the Company's borrowers, and thereby cause loan losses to exceed the current allowance for loan losses.
     The balance in the allowance for loan losses is affected by the amounts provided from operations, amounts charged off and recoveries of loans previously charged off. The Company had provisions to the allowance in 1999 of $2,659,000 as compared to $3,903,000 and $5,825,000 in 1998 and 1997. See "Results of Operations - Provision for Loan Losses."

     The following table summarizes the loan loss experience of the Company for the years ended December 31,

(Dollars in thousands)                 1999          1998           1997           1996            1995
------------------------------------------------------------------------------------------------------------
Allowance for loan losses:
Balance at beginning of year         $  4,775      $  3,833       $  2,792        $  1,701       $  1,621
Provision for loan losses               2,659         3,903          5,825           1,513            228
Allowance acquired through merger           -             -              -             148              -
Charge-offs:
Commercial and agricultural               531         2,539          1,121             518            160
Real-estate - construction                  -             -          3,458               -              -
Real-estate - mortgage                      -             4              -               -              -
Consumer                                1,323           983            471             140             63
                                      -------      --------       --------        --------       --------
     Total charge-offs                  1,854         3,526          5,050             658            223
Recoveries:
Commercial and agricultural               715           135            155              27             66
Real-estate - construction                  -             -              1               -              -
Real-estate - mortgage                      -           100              -               -              -
Consumer                                  247           330            110              61              9
                                      -------      --------       --------        --------       --------
     Total recoveries                     962           565            266              88             75
                                      -------      --------       --------        --------       --------

Net charge-offs                           892         2,961          4,784             570            148
                                      -------      --------       --------        --------       --------
Balance at end of year               $  6,542      $  4,775       $  3,833        $  2,792       $  1,701
                                     ========      ========       ========        ========       ========

Loan outstanding at year-end         $331,268      $268,993       $217,997        $183,247       $133,734
Average loans outstanding            $303,463      $242,989       $198,140        $157,098       $120,620
Net charge-offs to average loans         0.29 %        1.22 %         2.41 %          0.36 %         0.12 %
Allowance for loan losses
     To total loans                      1.97 %        1.78 %         1.76 %          1.52 %         1.27 %
     To nonperforming loans            328.74 %      302.79 %       139.79 %         50.14 %        35.07 %
        To nonperforming assets        292.45 %      291.69 %       136.80 %         39.69 %        34.74 %

     The Company's charge offs, net of recoveries, were $892,000 in 1999 as compared with $2,961,000 and $4,784,000 in 1998 and 1997. This represents loan loss experience ratios of .29%, 1.22% and .41% in those respective years stated as a percentage of average gross loans outstanding for each year. As of December 31, 1999 the allowance for loan losses was $6,542,000 or 1.97% of total loans outstanding. This compares with an allowance for loan losses of $4,775,000 or 1.78% in 1998 and $3,833,000 or 1.76% in 1997. The increases in net charge offs in 1997 and 1998 were due to the complete write-off of a single commercial relationship and the complete write-off of one commercial real estate loan respectively as previously discussed.

Liquidity
     To maintain adequate liquidity requires that sufficient resources be available at all times to meet cash flow requirements of the Company. The need for liquidity in a banking institution arises principally to provide for deposit withdrawals, the credit needs of its customers and to take advantage of investment opportunities as they arise. A company may achieve desired liquidity from both assets and liabilities. The Company considers cash and deposits held in other banks, federal funds sold, other short term investments, maturing loans and investments, receipts of principal and interest on loans, available for sale investments and potential loan sales as sources of asset liquidity. Deposit growth and access to credit lines established with correspondent banks and market sources of funds are considered by the Company as sources of liquidity.
     The Company reviews its liquidity position on a regular basis based upon its current position and expected trends of loans and deposits. Management believes that the Company maintains adequate amounts of liquid assets to meet its liquidity needs. These assets include cash and deposits in other banks, available for sale securities and federal funds sold. The Company's liquid assets totaled $168,886,000 and $186,853,000 at December 31, 1999 and 1998 and
are 30% and 37.3% of total assets on those dates. Cash and noninterest-bearing deposits in other banks increased $15,811,000 or 61% to $41,582,000 in 1999, compared to $25,771,000 at December 31, 1998. The additional cash position in 1999 was the result of a larger than normal cash inventory maintained in preparation for any abnormal cash requests by the customers of the Bank due to potential Y2K problems. Liquidity is also affected by collateral requirements of its public agency deposits and certain borrowings. Total pledged securities were $105,008,000 at December 31, 1999 and $46,023,00 at December 31, 1998.
     Although the Company's primary sources of liquidity include liquid assets and a stable deposit base, the Company maintains lines of credit with certain correspondent banks, the Federal Reserve Bank, and the Federal Home Loan Bank aggregating $59,392,000 of which $12,600,000 was outstanding as of December 31, 1999. This compares with lines of credit of $16,197,000 of which $5,103,000 was outstanding as of December 31, 1998.

Market and Interest Rate Risk Management
     The Company's success is largely dependent upon its ability to manage interest rate risk. Interest rate risk can be defined as the exposure of the Company's net interest income to adverse movements in interest rates. Although the Company manages other risks, such as credit and liquidity risk in the normal course of its business, management considers interest rate risk to be its most significant market risk and could potentially have the largest material effect on the Company's financial condition and results of operations. Correspondingly, the overall strategy of the Company is to manage interest rate risk, through balance sheet structure, to be interest rate neutral. The Company does not currently engage in trading activities or use derivative instruments to control interest rate risk. Though such activities may be permitted with the approval of the Board of Directors, the Company does not intend to engage in such activities in the immediate future.
     The Company's interest rate risk management is the responsibility of the Asset/Liability Management Committee (ALCO), which reports to the Board of Directors. ALCO establishes policies that monitors and coordinates the Company's sources, uses and pricing of funds. ALCO is also involved in formulating the economic projections for the Company's budget and strategic plan. ALCO sets specific rate sensitivity limits for the Company. ALCO monitors and adjusts the Company's exposure to changes in interest rates to achieve predetermined risk targets that it believes are consistent with current and expected market conditions. Balance sheet management personnel monitor the asset and liability changes on an ongoing basis and provide report information and recommendations to the ALCO committee in regards to those changes.

Earnings Sensitivity
     The Company's net income is dependent on its net interest income. Net interest income is susceptible to interest rate risk to the degree that interest-bearing liabilities mature or reprice on a different basis than interest-earning assets. When interest-bearing liabilities mature or reprice more quickly than interest- earning assets in a given period, a significant increase in market rates of interest could adversely affect net interest income. Similarly, when interest-earning assets mature or reprice more quickly than interest-bearing liabilities, falling interest rates could result in a decrease in net income.
     The primary analytical tool used by the Company to gauge interest rate sensitivity is an analytical model used by many other financial institutions. Based on the current portfolio mix, this model is used to estimate the effects of changes in market rates on the Company's net interest income. This model's estimate of interest rate sensitivity takes into account the differing time intervals and differing rate change increments of each type of interest sensitive asset and liquidity. This test measures the impact on net interest income of change in interest rates in 100 basis point increments over the next twelve month period.
     The estimated impact of immediate changes in interest rates at the specified levels at December 31, 1999 is presented in the following table:

-------------------------------------------------------------------------------------------------------------
                                                                                     Percentage
             Change in                            Change in                           change in
           interest rates                       net interest                        net interest
         (In basis points)                        income(1)                            income
-------------------------------------------------------------------------------------------------------------
                +200                             $ (738,000)                           (2.68%)
                -200                             $  374,000                              1.36%
-------------------------------------------------------------------------------------------------------------

(1) The amount in this column represents the change in net interest income for 12 months in a stable interest rate environment versus the net interest income in the various rate scenarios.

     The Company's primary objective in managing interest rate risk is to minimize the adverse impact of changes in interest rates on the Company's net interest income and capital, while structuring the

Company's asset-liability structure to obtain the maximum yield-cost spread on that structure. The Company relies primarily on its asset-liability structure to control interest rate risk.
     Based upon the December 31, 1999 mix of interest sensitive assets and liabilities, given sustained increase in the federal funds rate of 2%, this model estimates the Company's cumulative net interest income over the next year would decrease by $738,000. This compares with a cumulative one year expected decrease in net interest income of $388,000 as of December 31, 1998. As this measure of interest rate risk indicates, the Company is not subject to significant risk of change in its net interest margin as a result of changes in interest rates.

Capital Resources

     The Company is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate mandatory and possibly additional discretionary actions by the regulators that, if undertaken, could have a material effect on the Company's financial statements. Management believes, as of December 31, 1999, that the Company and the Bank meet all capital requirements to which they are subject. The Company's leverage capital ratio at December 31, 1999 was 7.50% as compared with 7.58% as of December 31, 1998. The Company's risk-based capital ratio at December 31, 1999 was 11.24% as compared to 11.94% as of December 31, 1998.
     Capital ratios are reviewed on a regular basis to ensure that capital exceeds the prescribed regulatory minimums and is adequate to meet the Company's future needs. All ratios are in excess of the regulatory definitions of "well capitalized". Management believes that, under the current regulations, the Company will continue to meet its minimum capital requirements in the foreseeable future.
     The Company has no formal dividend policy, and dividends are issued solely at the discretion of the Company's Board of Directors, subject to compliance with regulatory requirements. In order to pay any cash dividend, the Company must receive payments of dividends or management fees from the Bank. There are certain regulatory limitations on the payment of cash dividends by banks. Notwithstanding regulatory restrictions, in order for the Bank to maintain a 10% risk weighted capital ratio, the Bank has the ability to pay cash dividends at December 31, 1999 of $2,958,000.

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

-------------------------------------------------------------------------
1999                                          High                   Low
-------------------------------------------------------------------------
4th quarter                                 $12.00                $ 8.50
3rd quarter                                  13.88                 12.00
2nd quarter                                  14.09                  9.75
1st quarter                                 $10.75                $ 8.50

1998                                          High                   Low
-------------------------------------------------------------------------
4th quarter                                 $12.00                 $9.38
3rd quarter                                  13.37                  9.81
2nd quarter                                  15.35                 12.75
1st quarter                                 $14.28                $11.67
-------------------------------------------------------------------------

Generally, the Company has retained earnings to support the growth of the Company and has not paid regular cash dividends. In 1998 the Company paid a 5% stock dividend for shareholders of record as of May 7, 1998.

Year 2000
     The Company has not experienced any technology problems through January 25, 2000 related to the Year 2000 (Y2K) date change. The company successfully tested their systems for Y2K compliance, and all Y2K compliance programs were reviewed by the Company's primary regulators.
     Although at this time it is not possible to fully determine the extent of potentially adverse financial effects with any specificity, the Company has prepared contingency plans if disruptions occur. The contingency plans allow the Company to continue operations in the event the Company, or its key suppliers, customers, or third party service providers experience serious problems related to year 2000 problems. The plans include, but are not limited to, generating paper reports, using paper receipts, paper forms, and other required documents in order to be able to operate manually, without any computer access, if necessary.

Prospective Accounting Pronouncements
     In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 133 ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, which amends the disclosure requirements of Statement No. 52, FOREIGN CURRENCY TRANSLATIONS and Statement No. 107, DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS. SFAS 133 supersedes Statements No.80 ACCOUNTING FOR FUTURE CONTRACTS, No. 105 DISCLOSURE OF INFORMATION ABOUT FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK AND FINANCIAL INSTRUMENTS WITH CONCENTRATIONS OF CREDIT RISK and No. 119, DISCLOSURE ABOUT DERIVATIVE FINANCIAL INSTRUMENTS AND FAIR VALUE OF FINANCIAL INSTRUMENTS. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other assets or liabilities on the balance sheet and measurement of those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment (a fair value hedge) or (b) a hedge of the exposure to variable cash flows of a forecasted transaction (a cash flow hedge).

In June 1999, the FASB issued SFAS No. 137, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES - DEFERRAL OF THE EFFECTIVE DATE OF SFAS NO.
133. SFAS No. 137 defers the effective date of SFAS No. 133 from all fiscal quarters of fiscal years beginning after June 15, 1999 to all fiscal quarters of fiscal years beginning after June 15, 2000.
Independent Auditors' Report

To the Board of Directors and Shareholders of Capital Corp of the West:
     We have audited the accompanying consolidated balance sheets of Capital Corp of the West and subsidiaries (the Company) as of December 31, 1999 and 1998 and the related consolidated statements of income and comprehensive income, cash flows, and shareholders' equity for each of the years in the three year period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Capital Corp of the West and subsidiaries as of December 31, 1999 and 1998 and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 1999 in conformity with generally accepted accounting principles.


/s/  KPMG LLP
-------------------------------------
Sacramento, California
January 25, 2000

Capital Corp of the West
Consolidated Balance Sheets

                                                                              As of December 31,
                                                                         ---------------------------
  (Dollars in thousands)                                                 1999              1998
----------------------------------------------------------------------------------------------------
ASSETS
     Cash and noninterest-bearing deposits in other
banks                                                                    $  41,582         $  25,771
     Federal funds sold                                                      8,640            19,125
     Time deposits at other financial institutions                             850               600
     Investment securities available for sale, at fair value               117,814           141,357
     Investment securities held to maturity, at cost                        29,554            13,510
     Loans, net                                                            324,726           264,158
     Interest receivable                                                     3,436             3,272
     Premises and equipment, net                                            13,163            13,319
     Goodwill and other intangible assets                                    5,069             5,865
     Other assets                                                           18,716            12,882
                                                                         ---------         ---------
         Total assets                                                    $ 563,550         $ 499,859
                                                                         =========         =========
LIABILITIES
     Deposits:
         Noninterest-bearing demand                                       $ 87,564          $ 80,290
         Negotiable orders of withdrawal                                    72,788            71,526
         Savings                                                           164,158           165,781
         Time, under $100,000                                              101,395            84,011
         Time, $100,000 and over                                            68,996            42,602
                                                                         ---------         ---------
         Total deposits                                                    494,901           444,210
     Borrowed funds                                                         20,814            10,466
     Accrued interest, taxes and other liabilities                           4,158             2,379
                                                                         ---------         ---------
         Total  liabilities                                                519,873           457,055
SHAREHOLDERS' EQUITY
     Preferred stock, no par value; 10,000,000 shares authorized;
         none outstanding
     Common stock, no par value; 20,000,000 shares authorized;
         4,496,201 and 4,607,102 issued and outstanding                     35,593            37,142
     Retained earnings                                                      10,743             5,634
     Accumulated other comprehensive (loss) income                          (2,659)               28
                                                                         ---------         ---------

         Total shareholders' equity                                         43,677            42,804
                                                                         ---------         ---------
         Total liabilities and shareholders' equity                      $ 563,550         $ 499,859
                                                                         =========         =========



      See accompanying notes to consolidated financial statements

Capital Corp of the West
Consolidated Statements of Income and Comprehensive Income


                                                                Years Ended December 31,
                                                        -----------------------------------------
(Dollars in thousands)                                  1999             1998            1997
-------------------------------------------------------------------------------------------------
INTEREST INCOME:
Interest and fees on loans                              $ 30,255         $ 25,159        $ 20,646
Interest on deposits with other financial
institutions                                                 156               57              53
Interest on investment securities held to
maturity:
Taxable                                                    1,116            1,257             828
Non-taxable                                                  190                -               -
Interest on investment securities available for
sale:
Taxable                                                    6,013            6,091           3,810
Non-taxable                                                1,188              797             231
Interest on federal funds sold                               443            1,253             344
                                                         -------          -------         -------
  Total interest income                                   39,361           34,614          25,912
INTEREST EXPENSE:
Deposits
Negotiable orders of withdrawal                              458              503             345
Savings                                                    5,752            5,696           4,770
Time, under $100,000                                       4,504            4,418           3,174
Time, $100,000 and over                                    2,570            1,725             809
                                                         -------          -------         -------
  Total interest on deposits                              13,284           12,342           9,098
Other borrowings                                             756            1,292           1,092
                                                         -------          -------         -------
  Total interest expense                                  14,040           13,634          10,190
Net interest income                                       25,321           20,980          15,722
Provision for loan losses                                  2,659            3,903           5,825
                                                         -------          -------         -------
Net interest income after provision for loan
losses                                                    22,662           17,077           9,897
OTHER INCOME:
Service charges on deposit accounts                        3,254            2,807           1,709
Income from sale of real estate                              260              540             879
Other                                                      1,575            1,491           1,264
                                                         -------          -------         -------
  Total other income                                       5,089            4,838           3,852
OTHER EXPENSES:
Salaries and related benefits                              9,699            7,958           6,133
Premises and occupancy                                     1,579            1,325           1,235
Equipment                                                  2,144            2,155           1,446
Professional fees                                          1,060            1,203             552
Supplies                                                     551              609             538
Marketing                                                    708              656             590
Goodwill and intangible amortization                         792              778             111
Other                                                      4,005            3,560           2,767
                                                         -------          -------         -------
Total other expenses                                      20,538           18,244          13,372
Income before provision (benefit) for income
taxes                                                      7,213            3,671             377
Provision (benefit) for income taxes                       2,104              930             (26)
                                                         -------          -------         -------
Net income                                              $  5,109         $  2,741         $   403
----------------------------------------------------------------------------------------------------
COMPREHENSIVE INCOME:
Unrealized (loss) gain on securities arising
during the period                                         (2,615)            (112)            246
Less: reclassification adjustment for (gains)
losses included in net income                                (72)             (55)             18
                                                         -------          -------         -------
Comprehensive income                                    $  2,422         $  2,574         $   667
                                                        ========         ========         =======
----------------------------------------------------------------------------------------------------
Basic earnings per share                                  $ 1.12             0.60         $  0.12
Diluted earnings per share                                $ 1.09         $   0.58         $  0.11


          See accompanying notes to consolidated financial statements

Capital Corp of the West
Consolidated Statements of Cash Flows

                                                                                  YEARS ENDED DECEMBER 31,
                                                                           --------------------------------------
(Dollars in thousands)                                                      1999          1998           1997
-----------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES:
Net income                                                                  $ 5,109       $ 2,741        $    403
Adjustments to reconcile net income to net cash provided by operating activities:
    Provision for loan losses                                                 2,659         3,903           5,825
    Depreciation, amortization and accretion, net                             2,763         3,374           1,661
    (Benefit) provision for deferred income taxes                            (1,090)          310             499
    Gain on sale of real estate                                                 260           540             879
       Net increase in interest receivable & other assets                    (3,340)         (872)         (5,770)
       Net decrease in mortgage loans held for sale                               -             -             880
       Net (decrease) increase in deferred loan fees                           (699)       (1,085)            167
       Net increase (decrease) in accrued interest payable & other
liabilities                                                                   1,727          (763)            703
-----------------------------------------------------------------------------------------------------------------
Net cash provided by operating activities                                     7,389         8,148           5,247
-----------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES:
    Investment security purchases - available for sale securities           (20,272)      (46,213)        (23,360)
    Investment security purchases - mortgage-backed securities and
      collateralized mortgage obligations                                   (27,522)      (27,863)       (119,734)
    Proceeds from maturities of available for sale investment
securities                                                                    1,719         3,127           7,433
    Proceeds from maturities of held to maturity investment securities        1,000             -           2,013
    Proceeds from maturities of mortgage-backed securities and
      collateralized mortgage obligations                                    26,279        35,752          13,861
    Proceeds from sales of available for sale investment securities          13,777         9,088          12,833
    Proceeds from sales of mortgage-backed securities and
      collateralized mortgage obligations                                     7,574        18,131           2,410
    Net (increase) decrease in time deposits in other financial
institutions                                                                   (250)           (1)          2,502
    Proceeds from sales of commercial and real estate loans                   1,023         6,826           5,972
    Origination of loans                                                   (227,590)     (179,866)       (117,726)
    Proceeds from repayment of loans                                        163,982       119,730          72,009
    Purchases of premises and equipment                                      (1,585)       (2,090)         (7,904)
    Proceeds from sales of real estate held for sale or development             260           478           1,470
    Purchase of intangible assets                                                 -             -          (4,343)
-----------------------------------------------------------------------------------------------------------------
Net cash used in investing activities                                       (61,605)      (62,901)       (152,564)
-----------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES:
       Net increase in demand, NOW and savings deposits                       6,966        60,997          71,856
       Net increase in certificates of deposit                               43,777        26,818          46,194
       Net increase (decrease) in other borrowings                           10,348       (11,583)         17,378
       Issuance of common stock                                                   -             -          17,951
       Issued shares for benefit plan purchases                                   -             -             217
    Stock repurchases                                                        (1,768)            -               -
    Fractional shares purchased                                                   -            (6)              -
       Exercise of stock options, net                                           219           (12)            439
-----------------------------------------------------------------------------------------------------------------
Net cash provided by financing activities                                    59,542        76,214         154,035
-----------------------------------------------------------------------------------------------------------------
    Net increase in cash and cash equivalents                                 5,326        21,461           6,718
    Cash and cash equivalents at beginning of year                           44,896        23,435          16,717
-----------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                                   $ 50,222     $  44,896       $  23,435
-----------------------------------------------------------------------------------------------------------------
Supplemental disclosure of non-cash investing and financing activities:
    Investment securities unrealized (losses) gains, net of taxes          $ (2,687)     $   (167)       $    264
    Interest paid                                                            13,788        13,524          10,073
    Income tax payments                                                       2,827         1,564           1,185
    Transfer of securities from available for sale to held to maturity        4,499         9,636          11,455
    Loans transferred to other real estate owned                                187       478                  64
-----------------------------------------------------------------------------------------------------------------

           SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capital Corp of the West
Consolidated Statements of Shareholders' Equity

                                                                                        ACCUMULATED
                                             COMMON STOCK                                  OTHER
                                        NUMBER                          RETAINED       COMPREHENSIVE
(Dollars in thousands)                 OF SHARES        AMOUNTS         EARNINGS           INCOME             TOTAL
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1996                2,591        $ 15,321          $  5,722            $   (69)      $  20,974
--------------------------------------------------------------------------------------------------------------------
Exercise of stock options                    47             439                 -                  -             439
Issuance of shares pursuant to
   401K & ESOP plans                         14             217                 -                  -             217
Issuance of shares pursuant to
   stock offering                         1,725          17,951                 -                  -          17,951
Change in fair value of
   investment securities, net of
   tax effect of $172                         -               -                 -                264             264
Net income                                    -               -               403                  -             403
--------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1997                4,377        $ 33,928          $  6,125            $   195       $  40,248
--------------------------------------------------------------------------------------------------------------------
5% stock dividend, including
payment for fractional shares               219           3,226            (3,232)                 -              (6)
Exercise of stock options                    11             109                 -                  -             109
Net change in fair market value of
   investment securities, net of
tax
   effect of ($106)                           -               -                 -               (167)           (167)
Adjustment - stock option plan                -            (121)                -                  -            (121)
Net income                                    -               -             2,741                  -           2,741
--------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1998                4,607        $ 37,142          $  5,634             $   28       $  42,804
--------------------------------------------------------------------------------------------------------------------
Exercise of stock options                    26             219                 -                  -             219
Stock repurchases                          (137)         (1,768)                -                  -          (1,768)
Net change in fair market value of
   investment securities net of
tax
   effect of ($1,824)                         -               -                 -             (2,687)         (2,687)
Net income                                    -               -             5,109                  -           5,109
--------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1999                4,496        $ 35,593          $ 10,743           $ (2,659)      $  43,677
--------------------------------------------------------------------------------------------------------------------

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

PRINCIPLES OF CONSOLIDATION: The consolidated financial statements of Capital Corp of the West includes its subsidiaries: County Bank (the "Bank") and Capital West Group ("CWG"). Town and Country Finance and Thrift was acquired in June 1996 and merged into County Bank on November 23, 1999. CWG, a subsidiary formed in 1996, became inactive in 1997. The Bank also has one active subsidiary, Merced Area Investment and Development, Inc. ("MAID"). All significant intercompany balances and transactions are eliminated.

The consolidated financial statements are prepared in accordance with generally accepted accounting principles and prevailing practices in the financial services industry. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reported period. Actual results could differ from those estimates applied in the preparation of the consolidated financial statements. A material estimate that is particularly susceptible to possible change in the near term relates to the determination of the allowance for loan losses. Certain reclassifications have been made to prior years' consolidated financial statements to conform to the 1999 presentation.

CASH AND CASH EQUIVALENTS: The Company maintains deposit balances with various banks which are necessary for check collection and account activity charges. Cash in excess of immediate requirements is invested in federal funds sold or other short term investments. Generally, federal funds are sold for periods from one to thirty days. Cash, noninterest bearing deposits in other banks and federal funds sold are considered to be cash and cash equivalents for the purposes of the consolidated statements of cash flows. Banks are required to maintain minimum average reserve balances with the Federal Reserve Bank. The amount of those reserve balances was approximately $22,000 at December 31, 1999.

INVESTMENT SECURITIES: Investment securities consist of U.S. treasury, federal agencies, state and county municipal securities, corporate bonds, mortgage-backed securities, collateralized mortgage obligations and equity securities. Investment securities are classified into one of three categories. These categories include trading, available for sale, and held to maturity. The category of each security is determined based on the Company's investment objectives, operational needs and intent. The Company has not purchased securities with the intent of actively trading them.

Securities available for sale may be sold prior to maturity and are available for future liquidity requirements. These securities are carried at fair value. Unrealized gains and losses on securities available for sale are excluded from earnings and reported net of tax as a separate component of shareholders' equity until realized.

Securities held to maturity are classified as such where the Company has the ability and positive intent to hold them to maturity. These securities are carried at cost, adjusted for amortization of premiums and accretion of discounts. Unrealized losses due to fluctuations in fair value of securities held to maturity or available for sale, are recognized through earnings when it is determined that a permanent decline in value has occurred.

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

LOANS: Loans are carried at the principal amount outstanding, net of unearned income, including deferred loan origination fees and costs. Nonrefundable loan origination and commitment fees and the direct costs associated with originating or acquiring the loans are deferred and amortized as an adjustment to interest income over the life of the related loan using a method that approximates the level yield method. Deferred loan origination costs totaled $1,878,000 and $1,058,000 at December 31, 1999 and 1998. Deferred loan origination fees totaled $1,026,000 and $905,000 at December 31, 1999 and 1998.

Interest income on loans is accrued based on contract interest rates and principal amounts outstanding. Loans which are more than 90 days delinquent, with respect to interest or principal, are placed on nonaccrual status, unless the outstanding principal and interest is adequately secured and, in the opinion of management, remains collectable. Uncollected accrued interest is reversed against interest income, and interest is subsequently recognized only as received until the loan is returned to accrual status. Interest accruals are resumed when such loans are brought fully current with respect to interest and principal and when, in the judgment of management, the loans are estimated to be fully collectable as to both principal and interest.

A loan is considered impaired, if it is probable that the Company will be unable to collect the scheduled payments of principal and interest when due according to the contractual terms of the loan agreement. Any allowance for loan losses on impaired loans is measured based upon the present value of future cash flows discounted at the loan's effective rate, the loan's observable market price, or the fair value of collateral if the loan is collateral dependent. Interest on impaired loans is recognized on a cash basis. In general, these statements are not applicable to large groups of small balance homogenous loans that are collectively evaluated for impairment, such as residential mortgage and consumer installment loans. Income recognition on impaired loans conforms to the method the Company uses for income recognition on nonaccrual loans. Interest income on nonaccrual loans is recorded on a cash basis. Payments may be treated as interest income or return of principal depending upon management's opinion of the ultimate risk of loss on the individual loan. Cash payments are treated as interest income when management believes the remaining principal balance is fully collectable.

ALLOWANCE FOR LOAN LOSSES: The allowance for loan losses is maintained at the level considered to be adequate for potential loan losses based on management's assessment of various factors affecting the loan portfolio, which include: growth trends in the portfolio, historical experience, concentrations of credit risk, delinquency trends, general economic conditions, and internal and external credit reviews. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses. Such agencies may require the Company to recognize additions to the allowance for loan losses based on their judgment of information available to them at the time of their examination. Additions to the allowance for loan losses, in the form of provision for loan losses, are reflected in current operating results, while charge-offs to the allowance for loan losses are made when a loss is determined to have occurred. Management uses the best information available on which to base estimates, however, ultimate losses may vary from current estimates.

GAIN OR LOSS ON SALE OF LOANS AND SERVICING RIGHTS: The Company services both sold and retained portions of United States Small Business Administration (SBA) loans and a portfolio of mortgage loans. The Company applies the provisions of Statement of Financial Accounting Standards (SFAS) No. 125, ACCOUNTING FOR TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENTS OF LIABILITIES. This statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on consistent application of a financial components approach that focuses on control. It distinguishes transfers of financial assets that are sales from transfers that are secured borrowings. In addition, it requires that servicing assets and other retained interests in transferred assets be measured by allocating the previous carrying amount of the transferred assets between the assets sold, if any, and the retained interests, if any, based on their relative fair values at the date of transfer. Liabilities and derivatives incurred or obtained by transferors as part of a transfer of financial assets are to be initially measured at fair value. Servicing assets and liabilities, which are carried at the lower of cost or market, are to be subsequently amortized in proportion to and over the period of, estimated net servicing income or loss and assessed for asset impairment or increased obligation based on fair value.

The Bank recognizes a gain and a related asset for the fair value of the rights to service loans for others when loans are sold. In accordance with SFAS No. 125, the fair value of the servicing assets are estimated based upon the present value of the estimated expected future cash flows. The cash flows are calculated using a discount rate commensurate with the risk involved and include estimates of future revenues and expenses, including assumptions about defaults and prepayments. The Company measures the impairment of the servicing asset based on the difference between the carrying amount of the servicing asset and its current fair value. As of December 31, 1999 and 1998, there was no impairment in mortgage servicing assets.

When servicing rights are sold, a gain or loss is recognized at the closing date to the extent that the sale proceeds, less costs to complete the sale, exceed or are less than the carrying value of the servicing rights held.

Real estate mortgage loans held for sale are carried at the lower of cost or market at the balance sheet date. There were no loans held for sale as of December 31, 1999 and 1998. Gains or losses are recognized at the time of sale and are calculated based on the amounts received and the book value of the loans sold.

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

INTANGIBLE ASSETS: Goodwill, representing the excess of purchase price paid over the fair value of net assets acquired in an acquisition, was generated with the purchase of the Thrift in June 1996. The Thrift's assets, including intangible assets, were subsequently merged into County Bank in November, 1999, and the Thrift's charter was eliminated. Goodwill associated with the purchase of the Thrift is being amortized over 18 years. Core deposit intangibles, representing the excess of purchase price paid over the fair value of net savings deposits acquired, were generated by the purchase of the Thrift in June 1996 and the purchase of three branches from the Bank of America in December, 1997 (as discussed in Note 2). Core deposit intangibles are being amortized over 10 and 7 years, respectively. Intangible assets are reviewed on a periodic basis for impairment. If such impairment is indicated, recoverability of the asset is assessed based upon expected undiscounted net cash flows.

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

DEFERRED COMPENSATION: The Company has purchased single premium universal life insurance policies in conjunction with implementation of salary continuation plans for certain members of management and a deferred compensation plan for certain members of the Board of Directors. The Company is the owner and beneficiary of these plans. The cash surrender value of the insurance policies is recorded in other assets and these values totaled $6,292,000 and $4,111,000 as of December 31, 1999 and 1998. Income from these policies is recorded in other income and the load, mortality and surrender charges have been recorded in other expenses. An accrued liability is recorded to reflect the present value of the expected retirement benefits for the salary continuation plans and the deferred compensation benefits.

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

INCOME TAX CREDITS: The Company has investments in limited partnerships which own low income affordable housing projects that generate tax benefits in the form of federal and state housing tax credits. As an investor in these partnerships, the Company receives tax benefits in the form of tax deductions from partnership operating losses and income tax credits. These income tax credits are earned over a 10 year period as a result of the investment meeting certain criteria and are subject to recapture over a 15 year period. The expected benefit resulting from the affordable housing income tax credits is recognized in the period in which the tax benefit is recognized in the Company's consolidated tax returns. These investments are accounted for using the cost method and are evaluated at each reporting period for impairment. The Bank had investments in these partnerships of $5,800,000 and $4,300,000 as of December 31, 1999 and 1998.

STOCK OPTION PLAN: The Company accounts for its stock option plan in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, and related interpretations. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price.

EARNINGS PER SHARE: Basic earnings per share (EPS) includes no dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution of securities that could share in the earnings of an entity. The number of shares outstanding have been adjusted to reflect the 5% dividend declared in 1998 and the 3 for 2 stock split that occurred in 1997.

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

SEGMENT REPORTING: On January 1, 1998, the Company adopted SFAS No. 131, FINANCIAL REPORTING FOR SEGMENTS OF A BUSINESS ENTERPRISE. SFAS No. 131 requires corporations to disclose certain financial information by "industry segment" as defined by the statement. As of December 31, 1999 the Company does not have separate reportable segments.

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

In conjunction with the purchase of the branches, the Company completed a capital offering which increased common stock shares outstanding by 1,725,000 shares and increased shareholders' equity by $17,951,000. This capital was used to support the purchase of the branches and for general Company growth.

NOTE 3.   INVESTMENT SECURITIES
The amortized cost and estimated market value of investment securities at December 31, are summarized below:

-------------------------------------------------------------------------------------------------------------
                                                                         GROSS          GROSS
                                                      AMORTIZED       UNREALIZED     UNREALIZED   ESTIMATED FAIR
(Dollars in thousands)                                  COST             GAINS         LOSSES         VALUE
-------------------------------------------------------------------------------------------------------------
1999
-------------------------------------------------------------------------------------------------------------
AVAILABLE FOR SALE SECURITIES:
U.S. Treasury and U.S. Government agencies              $  17,113        $    -       $   357      $  16,756
State & political subdivisions                             25,421            15         2,065         23,371
Mortgage-backed securities                                 45,253            42         1,572         43,723
Collateralized mortgage obligations                        20,847             -           506         20,341
Corporate debt securities                                   9,681            67            88          9,660
                                                         --------        ------        ------       --------
     Total debt securities                                118,315           124         4,588        113,851
Equity securities                                           3,963             -             -          3,963
                                                         --------        ------        ------       --------

       Total available for sale securities                122,278           124         4,588        117,814
                                                         --------        ------        ------       --------

HELD TO MATURITY SECURITIES:
U.S. Treasury & U.S. government agencies                    1,004             -             3          1,001
State and political subdivisions                            4,389             -           230          4,159

Mortgage-backed securities                                 24,161             -           646         23,515
                                                         --------        ------        ------       --------

     Total held to maturity securities                     29,554             -           879         28,675
                                                         --------        ------        ------       --------

Total investment securities                             $ 151,832       $   124      $  5,467      $ 146,489
                                                        =========       =======      ========      =========

-------------------------------------------------------------------------------------------------------------
1998
-------------------------------------------------------------------------------------------------------------
AVAILABLE FOR SALE SECURITIES:
U.S. Treasury & U.S. Government agencies                $  12,631       $   101       $    21      $  12,711
State & political subdivisions                             30,177           393           378         30,192
Mortgage-backed securities                                 56,214           189           355         56,048
Collateralized mortgage obligations                        29,305           128           169         29,264
Corporate debt securities                                   9,718           210            50          9,878
                                                         --------        ------        ------       --------
     Total debt securities                                138,045         1,021           973        138,093
Equity securities                                           3,264             -             -          3,264
                                                         --------        ------        ------       --------
       Total available for sale securities                141,309         1,021           973        141,357
                                                         --------        ------        ------       --------
HELD TO MATURITY SECURITIES:
U.S. Treasury & U.S. government agencies                    2,024            12             -          2,036

Mortgage-backed securities                                 11,486            66             4         11,548
                                                         --------        ------        ------       --------

     Total held to maturity securities                     13,510            78             4         13,584
                                                         --------        ------        ------       --------

Total investment securities                             $ 154,819     $   1,099      $    977      $ 154,941
                                                        =========     =========      ========      =========


At December 31, 1999 and 1998, investment securities with carrying values of approximately $105,008,000 and $46,023,000, respectively, were pledged as collateral for deposits of public funds, government deposits, the Bank's use of the Federal Reserve Bank's discount window and Federal Home Loan Bank line of credit. The Bank is a member of the Federal Reserve Bank and the Federal Home Loan Bank. The Bank carried balances, stated at cost, of $2,378,000 and $3,109,000 of Federal Home Loan Bank stock and $1,229,000 and $0 of Federal Reserve Bank stock as of December 31, 1999 and 1998. The Company recognized gross gains on the sale of securities of $0, $13,000 and $17,000, in 1999, 1998, and 1997. Gross losses of $118,000, $16,000 and $46,000 were recognized in 1999, 1998, and 1997.

In August 1998, mortgage-backed securities with a market value of $9,636,000 were transferred from the available for sale portfolio to the held to maturity portfolio at market value. In February 1999, state and political subdivision securities with a market value of $4,499,000 were transferred from the available for sale portfolio to the held to maturity portfolio at market value. The unrealized holding gain at the date of transfer is reported as a separate component of shareholders' equity, and is amortized over the remaining life of the securities as an adjustment of yield in a manner consistent with the amortization of a premium or discount.

The carrying and estimated fair values of debt securities at December 31, 1999 by contractual maturity, are shown on the following table. Actual maturities may differ from contractual maturities because issuers generally have the right to call or prepay obligations with or without call or prepayment penalties.

-------------------------------------------------------------------------------------------------------
                                                                     AMORTIZED            ESTIMATED
(Dollars in thousands)                                                 COST               FAIR VALUE
-------------------------------------------------------------------------------------------------------
AVAILABLE FOR SALE DEBT SECURITIES:
     One year or less                                                $      500            $       515
     One to five years                                                   16,713                 16,397
     Five to ten years                                                    8,034                  7,713
     Over ten years                                                      26,968                 25,162
     Mortgage-backed securities and CMOs                                 66,100                 64,064
                                                                     ----------            -----------
         Total available for sale debt securities                    $  118,315            $   113,851
                                                                     ==========            ===========
HELD TO MATURITY DEBT SECURITIES:
     One year or less                                                $        -            $         -
     One to five years                                                        -                      -
     Five to ten years                                                    1,004                  1,001
     Over ten years                                                       4,389                  4,159
     Mortgage-backed securities and CMOs                                 24,161                 23,515
                                                                     ----------            -----------
         Total held to maturity debt securities                      $   29,554             $   28,675
                                                                     ==========             ==========


NOTE 4.  LOANS
Loans at December 31 consisted of the following:

-------------------------------------------------------------------------------------------------------
(Dollars in thousands)                                                   1999                   1998
-------------------------------------------------------------------------------------------------------
Commercial                                                           $   53,932             $   37,609
Agricultural                                                             58,247                 49,636
Real estate -  mortgage                                                 120,978                 96,957
Real estate - construction                                               11,926                 13,840
Consumer                                                                 86,185                 70,891
                                                                     ----------             ----------
     Gross loans                                                        331,268                268,933
Less allowance for loan losses                                            6,542                  4,775
                                                                     ----------             ----------
     Net loans                                                      $   324,726             $  264,158
                                                                    ===========             ==========

Nonaccrual loans totaled $1,984,000 and $1,164,000 at December 31, 1999 and 1998. Foregone interest on nonaccrual loans was approximately $143,000, $91,000 and $189,000 for the years ending December 31, 1999, 1998 and 1997.

Impaired loans are loans for which it is probable that the Company will not be able to collect all amounts due. At December 31, 1999 and 1998, the recorded investment in loans for which impairment was recognized totaled $1,990,000 and $1,577,000 which had a related allowance for loan losses of $497,000 and $114,000 in 1999 and 1998. The average outstanding balance of impaired loans for the years ended December 31, 1999, 1998 and 1997 was $2,215,000, $1,876,000, and
$4,715,000, on which $126,000, $134,000 and $471,000, was recognized as interest income.

At December 31, 1999 and 1998, the collateral value method was used to measure impairment for all loans classified as impaired. The following table shows the recorded investment in impaired loans by loan category at December 31:

-----------------------------------------------------------------------
(Dollars in thousands)                        1999                 1998
-----------------------------------------------------------------------
Commercial                                  $  635              $   106
Agricultural                                   921                  668
Consumer and other                             428                  258
                                           -------              -------
                                           $ 1,984              $ 1,032
                                           =======              =======

The following is a summary of changes in the allowance for loan losses during the years ended December 31:

---------------------------------------------------------------------------------------------------
(Dollars in thousands)                                      1999             1998            1997
---------------------------------------------------------------------------------------------------
Balance at beginning of year                             $  4,775         $  3,833         $  2,792
Loans charged-off                                          (1,854)          (3,526)          (5,050)
Recoveries of loans previously charged-off                    962              565              266
Provision for loan losses                                   2,659            3,903           5,825
                                                         --------         --------         --------
Balance at end of year                                   $  6,542         $  4,775         $  3,833
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

Activity in loans to, or guaranteed by, directors and executive offices and their related businesses at December 31, are summarized as follows:

------------------------------------------------------------------------
(Dollars in thousands)                            1999             1998
------------------------------------------------------------------------
Balance at beginning of year                     $  280           $  415
Loan advances and renewals                          328              532
Loans matured or collected                           (8)            (623)

Other changes                                       (38)             (44)
                                                 ------           ------
Balance at end of year                           $  562           $  280
                                                 ======           ======

Other changes in 1999 and 1998 represent loans to former directors and executive officers of the Company who are no longer related parties

NOTE 5.  PREMISES AND EQUIPMENT
Premises and equipment consisted of the following at December 31:

--------------------------------------------------------------------------------------
(Dollars in thousands)                                            1999            1998
--------------------------------------------------------------------------------------
Land                                                          $  1,349         $ 1,349
Buildings                                                        8,339           8,214
Leasehold improvements                                           1,176             894
Furniture and equipment                                         10,693           9,534
                                                              --------         -------
     Subtotal                                                   21,557          19,991
Less accumulated depreciation and amortization                   8,394           6,672
                                                              --------         -------
     Premises and equipment, net                              $ 13,163         $13,319
                                                              ========         =======

Included in the totals above is construction in progress of $154,000 and $308,000 at December 31, 1999 and 1998 respectively. Depreciation expense totaled $1,741,000, $1,716,000 and $1,222,000 in 1999, 1998 and 1997.

NOTE 6.  BORROWED FUNDS

At December 31, 1999 and 1998 the Company's borrowed funds consisted of the following:

-------------------------------------------------------------------------------------------------------------
(Dollars in thousands)                                                                   1999       1998
-------------------------------------------------------------------------------------------------------------
      Treasury tax loan, dated December 31, 1999; variable rate of 5%; rate reprices
      monthly based on the federal funds rate; payable on January 3, 2000                $ 5,000           -

    FHLB loan, dated January 16, 1997; variable rate of 5.75%; rate reprices
      monthly  based on the 1 month LIBOR; paid in full on January 15, 1999                    -     $ 5,000

     FHLB loan, dated July 15, 1999; fixed rate of 5.75%; payable on
     February 15, 2000                                                                     5,000         103

    FHLB loan, dated September 20, 1999; fixed rate of 5.75%; payable on
      March 20, 2000                                                                       5,000           -

    Securities sold under agreements to repurchase; dated March 25, 1998;
      fixed rate of 5.74%; paid in full on March 25, 1999                                      -       2,100

    FHLB loan, dated June 17, 1999; variable rate of 6.36%; rate reprices monthly
based on the 1 month LIBOR; payable on June 19, 2000                                       2,600           -
    Long-term mortgage note from unaffiliated bank dated December 11, 1997;
      fixed rate of 7.80%; principal and interest payable monthly at $15,017;
      payments calculated as fully amortizing over 15 years with a 10 year call            3,214       3,263
                                                                                         -------     -------
     Total borrowed funds                                                                $20,814     $10,466
                                                                                         =======     =======

The $2,100,000 repurchase agreement outstanding at December 31, 1998 matured on March 25, 1999. No new repurchase agreements were entered into during 1999. Interest expense recorded in 1999, 1998 and 1997 for securities sold under agreements to repurchase was $28,000, $126,000 and $706,000. Securities pledged under repurchase agreements are held in the custody of independent securities brokers.

The Company maintains a secured line of credit with the Federal Home Loan Bank of San Francisco (FHLB). Based on the FHLB stock requirements at December 31, 1999, this line provided for maximum borrowings of $52,392,000 of which $12,600,000 was outstanding, leaving $39,792,000 available. At December 31, 1999 this borrowing line is collateralized by securities with a market value of $55,149,000. At December 31, 1998, the line of credit collateralized by securities totaled $14,197,000 of which

$5,103,000 was outstanding. Interest expense related to FHLB borrowings totaled $375,000, $906,000, and $308,000 in 1999, 1998, and 1997. The Company
had additional unused, lines of credit secured my mortgage notes of $7,000,000 and $2,000,000 at December 31, 1999 and 1998.

The Company incurred interest expense of $273,000, $260,000, and $78,000 in 1999, 1998, and 1997, related to the notes with unaffiliated banks. The long-term note dated December 11, 1997 is secured by Company land and buildings. Interest expense related to federal funds purchased was $80,000, $2,000, and $0 in 1999, 1998 and 1997. Compensating balance arrangements are not significant to the operations of the Company.

Principal payments required to service the Company's borrowings during the next five years are:

------------------------------------------
(Dollars in thousands)
------------------------------------------
2000                             $ 17,653
2001                                   56
2002                                   61
2003                                   65
2004                                   71

Thereafter                          2,908
                                 --------
Total borrowed funds             $ 20,814
                                 ========

NOTE 7.  REAL ESTATE OPERATIONS
As of December 31, 1999, MAID held one real estate project composed of unimproved land. The Bank has reduced the carrying value of its remaining project to zero.

Summarized below is condensed financial information of MAID:

CONDENSED BALANCE SHEETS                                    December 31,
-------------------------------------------------------------------------------
(Dollars in thousands)                                    1999            1998
-------------------------------------------------------------------------------
ASSETS:
   Cash on deposit with County Bank                     $  114          $   88
   Notes receivable and other assets                        28             156
                                                            --             ---
        Total assets                                    $  142          $  244
                                                        ======          ======
LIABILITIES AND SHAREHOLDER'S EQUITY:
    Accounts payable and other                          $   27          $  244
    Shareholder's equity                                   115               -
                                                        ------          ------
         Total liabilities and shareholder's
equity                                                  $  142          $  244
                                                        ======          ======

CONDENSED STATEMENT OF OPERATIONS                               Years ended December 31,
---------------------------------------------------------------------------------------------
(Dollars in thousands)                                     1999            1998         1997
---------------------------------------------------------------------------------------------
Revenues                                                 $   10          $  354        $ 876
Expenses                                                     66              22           66
                                                         -------         ------        -----
Income before income taxes                               $  (56)         $  332        $ 810
                                                         ======          ======        =====

NOTE 8.  INCOME TAXES
The provision for income taxes for the years ended December 31 is comprised of the following:

-----------------------------------------------------------------------------
(Dollars in thousands)          FEDERAL            STATE             TOTAL
-----------------------------------------------------------------------------
1999
Current                         $ 2,248              $ 946           $ 3,194
Deferred                           (772)              (318)           (1,090)
                                -------             ------           -------
                                $ 1,476             $  628           $ 2,104
                                =======             ======           =======

-----------------------------------------------------------------------------
1998
Current                          $  567              $  53            $  620
Deferred                            223                 87               310
                                 ------             ------            ------
                                 $  790             $  140            $  930
                                 ======             ======            ======

-----------------------------------------------------------------------------
1997
Current                          $ (484)             $ (41)          $  (525)
Deferred                            456                 43               499
                                 ------              -----           -------
                                 $  (28)             $   2           $   (26)
                                 ======              =====           =======

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1999 and 1998 consists of the following:

-----------------------------------------------------------------------------------
(Dollars in Thousands)                                   1999               1998
-----------------------------------------------------------------------------------
DEFERRED TAX ASSETS:
     Real estate subsidiary                           $   939            $   947
     Allowance for loan losses                          1,788                940
     Nonaccrual interest                                  125                 80
       Tax Credits                                        253                329
     Investment securities unrealized loss              1,739                  -
     Other                                                792                300
                                                       ------             ------
         Total gross deferred tax assets                5,636              2,596
     Less valuation allowance                             (20)               (20)
                                                       ------             ------
     Deferred tax assets                              $ 5,616            $ 2,576
                                                      -------            -------

DEFERRED TAX LIABILITIES:
     Fixed assets                                     $   358            $   169
     State franchise taxes                                286                178
     Investment in partnerships                            26                 64
     Investment securities unrealized gain                  -                 19
     Other                                                106                154
                                                       ------             ------
         Total gross deferred tax liabilities             776                584
                                                       ------             ------
         Net deferred tax assets                      $ 4,840            $ 1,992
                                                       ======            =======

In assessing the realizability of deferred tax assets, management considers whether it is more likely that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods which the deferred tax assets are deductible, management believes it is more likely than not the Company will realize the benefits of these deductible differences, net of the existing valuation allowances at December 31, 1999 and 1998.

A reconciliation of the provision for income taxes to the statutory federal income tax rate follows:

----------------------------------------------------------------------------------------------------------
(Dollars in thousands)                                           1999            1998             1997
----------------------------------------------------------------------------------------------------------
Statutory (34%) federal income tax rate due                   $ 2,452         $ 1,248           $  128
State franchise tax, net of federal income tax benefit            516             263               14
Tax exempt interest income, net                                  (413)           (239)             (60)
Housing tax credits                                              (375)           (426)             (71)
Intangible amortization                                            43              33                36
Cash surrender value Life Insurance                               (98)            (69)               -
State tax benefit lost due to net operating loss
     limitations                                                    -          -                    20
Decrease in valuation allowance for deferred tax
     assets                                                         -               -             (150)
Other                                                             (21)           120               57
                                                              -------          ------           ------
Provision (benefit) for income taxes                          $ 2,104          $  930           $  (26)
                                                              =======          ======           ======

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

First, a bank must meet a minimum Tier I (as defined in the regulations) capital ratio ranging from 3% to 5% based upon the bank's CAMEL ("capital adequacy, asset quality, management, earnings and liquidity") rating.

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

Management believes, as of December 31, 1999, that the Company and the Bank meet all capital adequacy requirements to which they are subject, including the ratio test for a well capitalized bank under the regulatory framework for prompt corrective action. The most recent notification from the FRB categorized the Company and the Bank as well capitalized under the FDICIA regulatory framework for prompt corrective action. Subsequent to this notification, there are no conditions or events that management believes have changed the risk based capital category of the Company and the Bank. To be categorized as well capitalized, the Bank must meet minimum ratios.

The Company has no formal dividend policy, and dividends are issued solely at the discretion of the Company's Board of Directors subject to compliance with regulatory requirements. In order to pay any cash dividends, the Company must receive payments of dividends from the Bank. There are certain regulatory limitations on the payment of cash dividends by banks.

Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios (set forth in the following table).

The Company's and Bank's actual capital amounts and ratios as of December 31, 1999 are as follows:

------------------------------------------------------------------------------------------------------------------
                                                                                        TO BE WELL CAPITALIZED
                                                                       FOR CAPITAL      UNDER PROMPT CORRECTIVE
(Dollars in thousands)                         ACTUAL            ADEQUACY PURPOSES         ACTION PROVISIONS
------------------------------------------------------------------------------------------------------------------
THE COMPANY:                              AMOUNT     RATIO        AMOUNT    RATIO         AMOUNT      RATIO
------------------------------------------------------------------------------------------------------------------
Total capital (to risk weighted
assets)                                   $46,448      11.24 %    $33,058      8.0 %     $41,322      10.0 %
Tier I capital (to risk weighted
assets)                                    41,266       9.99       16,529      4.0        24,793       6.0
Leverage ratio(1)                          41,266       7.50       21,999      4.0        27,498       5.0
------------------------------------------------------------------------------------------------------------------
THE BANK:
------------------------------------------------------------------------------------------------------------------

Total capital (to risk weighted
assets)                                    43,714      10.73       32,605      8.0        40,756      10.0
Tier I capital (to risk weighted
assets)                                    38,602       9.47       16,302      4.0        24,453       6.0
Leverage ratio(1)                         $38,602       7.09 %    $21,785      4.0 %     $27,231       5.0 %

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

The Company's and Bank's actual capital amounts and ratios as of December 31, 1998 are as follows:

------------------------------------------------------------------------------------------------------------------
                                                                                        TO BE WELL CAPITALIZED
                                                                       FOR CAPITAL      UNDER PROMPT CORRECTIVE
(Dollars in thousands)                         ACTUAL            ADEQUACY PURPOSES         ACTION PROVISIONS
------------------------------------------------------------------------------------------------------------------
THE COMPANY:                              AMOUNT     RATIO        AMOUNT    RATIO         AMOUNT     RATIO
------------------------------------------------------------------------------------------------------------------
Total capital (to risk weighted
assets)                                   $41,235      11.94 %    $27,635      8.0 %     $34,544      10.0 %
Tier I capital (to risk weighted
assets)                                    36,911      10.69       13,818      4.0        20,726       6.0
Leverage ratio(1)                          36,911       7.58       19,450      4.0        27,312       5.0
------------------------------------------------------------------------------------------------------------------
THE BANK:
------------------------------------------------------------------------------------------------------------------
Total capital (to risk weighted
assets)                                    33,511      11.11       24,129      8.0        30,162      10.0
Tier I capital (to risk weighted
assets)                                    29,732       9.86       12,065      4.0        18,097       6.0
Leverage ratio(1)                         $29,732       6.73 %    $19,472      4.0 %     $24,340       5.0 %


(1) The leverage ratio consists of Tier 1 capital divided by quarterly average assets. The minimum leverage ratio is 3 percent for banking organizations that do not anticipate significant growth and that have well-diversified risk, excellent asset quality and in general, are considered top-rated banks.

NOTE 10. COMMITMENTS AND FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET CREDIT RISK At December 31, 1999, the Company has operating lease rental commitments for remaining terms of one to ten years. The Company has options to renew one of its leases for a period of 15 years. The minimum future commitments under noncancelable lease agreements having terms in excess of one year at December 31, 1999 are as follows:

  -------------------------------------------------
  (Dollars in thousands)
  -------------------------------------------------
  2000                                      $  483
  2001                                         489
  2002                                         490
  2003                                         461
  2004                                         388

  Thereafter                                 1,342
                                           -------
  Total minimum lease payments             $ 3,653
                                           =======

Rent expense was approximately $477,000, $619,000, and $513,000 for the years ended December 31, 1999, 1998 and 1997.

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


Financial instruments whose contractual amount represents risk:           AS OF DECEMBER 31
--------------------------------------------------------------------------------------------
(Dollars in thousands)                                                 1999            1998
--------------------------------------------------------------------------------------------
Commitments to extend credit                                       $101,847        $ 76,984
Standby letters of credit                                             2,674           2,694

Commitments to extend credit are agreements to lend to customers. These commitments have specified interest rates and generally have fixed expiration dates, but may be terminated by the Company if certain conditions of the contract are violated. Although currently subject to drawdown, many of these commitments are expected to expire or terminate without funding. Therefore, the total commitment amounts do not necessarily represent future cash requirements. Collateral held relating to these commitments varies, but may include securities, equipment, inventory and real estate.

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

NOTE 11. TIME DEPOSITS
At December 31, 1999 the aggregate maturities for time deposits are as follows:

  ---------------------------------------
  (Dollars in thousands)
  ---------------------------------------
  2000                         $ 142,012
  2001                            26,596
  2002                             1,296
  2003                               259
  2004                                17
  Thereafter                         211

NOTE 12.  Concentrations of Credit Risk
The Bank's business activity is with customers located primarily in the counties of Fresno, Madera, Mariposa, Merced, Stanislaus, Tulare and Tuolumne. The Bank is diversified into retail and wholesale lending. Retail lending represents approximately 30% of the total loan portfolio and consists of consumer lending, loans to small businesses, credit cards and the purchase of financing contracts principally from automobile dealers. Individual loans and lines are made in a variety of ways. In many cases collateral such as real estate, automobiles and equipment are used to support the extension of credit. Repayment, however, is largely dependent upon the borrower's personal cash flow.

Loans to businesses and agricultural communities make up nearly 70% of the Bank's loan portfolio. Wholesale activities are spread across a wide spectrum including commercial loans to businesses, construction and permanent real estate financing, short and long term agricultural loans for production and real estate purposes and SBA financing. Where appropriate, collateral is taken to secure and reduce the Bank's credit risk. Each loan is submitted to an individual risk grading process but the borrowers' ability to repay is dependent, in part, upon factors affecting the local and national economies.


NOTE 13.  EMPLOYEE AND DIRECTOR BENEFIT PLANS
The Company has a noncontributory employee stock ownership plan ("ESOP") and an employee savings plan covering substantially all employees. During 1999, 1998, and 1997, the Company contributed approximately $217,000, $193,000, and $119,000, to the ESOP and $70,000, $70,000, and $71,000, to the employee savings plan.

Under provisions of the ESOP, the Company can make discretionary contributions to be allocated based on eligible individual annual compensation, as approved by the Board of Directors. Contributions to the ESOP are recognized as compensation expense. For the years December 31, 1999, 1998, and 1997, the ESOP owned 154,305, 130,441, and 158,363 shares of the Company's stock. ESOP shares are included in the weighted average number of shares outstanding for earnings per share computations.

The employee savings plan allowed participating employees to contribute up to $10,000 in 1999. The Company matched 25% of the employees elective contribution, as defined, not to exceed 10% of eligible annual compensation.

The Company maintains a non-qualified salary continuation plan for certain senior executive officers of the Company and the Bank. Under the plan, the Company has agreed to pay these executives retirement benefits for a ten to fifteen year period after their retirement so long as they meet certain length of service vesting requirements. The plan is informally linked to several single premium universal life insurance policies that provide life insurance on certain senior executive officers with the Company named as the owner and beneficiary of these policies. Salary continuation expense totaled $340,938, $244,482 and $221,187 in 1999, 1998 and 1997.

The Company also maintains a non-qualified deferred compensation plan for members of the board of directors of the Company and the Bank. Under the deferred compensation plan, members of the board of directors have the ability to defer compensation they receive as directors until they reach retirement age, so long as they meet certain length of service vesting requirements. Upon reaching retirement age, the Company has agreed to pay these directors retirement benefits over a ten year period. The plan is informally linked to several single premium universal life insurance policies that provide life insurance on certain directors with the Company named as the owner and beneficiary of these policies. Deferred compensation expense totaled $58,000, $60,000 and $54,000 in 1999, 1998 and 1997

NOTE 14.  STOCK OPTION PLAN
In 1992, shareholders approved the adoption of an incentive stock option plan for bank management and a nonstatutory stock option plan for directors. The maximum number of shares issuable under the plans was 126,000. Options are available for grant under the plans at prices that approximate fair market value at the date of grant. Options granted under both plans become exercisable 25% at the time of grant and 25% each year thereafter and expire 10 years from the date of grant. In 1995, shareholders approved an amendment to the stock option plans increasing the number of authorized but unissued shares available for future grant of the Company's common stock to 450,000.

A summary of the status of the Company's stock options as of December 31, 1999, 1998, and 1997, and changes during the years ended on those dates, follows:

----------------------------------------------------------------------------------------------------------------
                                                   1999                      1998                      1997
----------------------------------------------------------------------------------------------------------------
                                                 Weighted                                            Weighted
                                                  average                  Weighted                   average
                                    Number of    exercise    Number of     average      Number of    exercise
                                      shares       price       shares   exercise price   shares       price
----------------------------------------------------------------------------------------------------------------
Outstanding at beginning of year    325,806         $ 7.25    297,370       $ 6.65      289,745      $ 5.84
Granted                              68,000          10.45     39,000        13.56       62,000       12.86
Exercised                           (26,609)         8.09     (11,402)       7.51       (49,257)      7.19
Forfeited                           (15,624)        12.09     (14,620)      10.96        (5,118)      8.89

Stock dividend declared                   -                    15,458         6.65            -           -
                                    -------         ------    -------       ------      -------      ------
Outstanding at end of year          351,573         $ 7.59    325,806       $ 7.25      297,370      $ 6.65
                                    =======                   =======                   =======
Options exercisable at end of year  276,170         $ 6.58    267,395       $ 6.16      237,933      $ 5.79

The following table summarizes information about options outstanding at December 31, 1999:

--------------------------------------------------------------------------------------------------------
                                                                  OPTIONS                  OPTIONS
                                                                OUTSTANDING              EXERCISABLE
--------------------------------------------------------------------------------------------------------
                        NUMBER          WEIGHTED         WEIGHTED                         WEIGHTED
RANGE OF EXERCISE     OF SHARES         REMAINING         AVERAGE         NUMBER           AVERAGE
      PRICES         OUTSTANDING    CONTRACTUAL LIFE  EXERCISE PRICE    EXERCISABLE    EXERCISE PRICE
--------------------------------------------------------------------------------------------------------
   $ 3  -   6          185,988             2.53 Years     $ 4.54          185,988          $ 4.54
     6  -   9           33,374             6.33             7.68           27,749            7.46
     9  -  16          132,211             8.44            11.88           62,433           12.23
                      --------                                           --------
    $ 3  - 16          351,573             5.11 Years     $ 7.59          276,170          $ 6.58
                      ========                                           ========

The number of shares and exercise price per share has been adjusted for stock dividends and stock splits during the period.

The per share weighted average fair value of stock options granted during 1999, 1998 and 1997 was $4.01, $5.20, and $4.76 on the date of grant using the Black Scholes option pricing model with the following weighted average assumptions:
1999-1997 expected dividend yield 0%; 1999-1997 expected volatility of 30 percent, risk free interest rate of 6.41%, 4.64%, and 5.71%; and, an expected life of 7 years.

The Company applies APB Opinion No. 25 in accounting for its plan and, accordingly, no compensation cost has been recognized for its stock options in the accompanying consolidated financial statements. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, the Company's net income would have been reduced to the proforma amounts indicated as follows:

-----------------------------------------------------------------------------------------------
(Dollars in thousands)                           1999              1998             1997
-----------------------------------------------------------------------------------------------
NET INCOME
     As reported                           $    5,109       $    2,741        $      403
     Proforma                                   5,018            2,504               241
BASIC EARNINGS PER SHARE
     As reported                                 1.12             0.60              0.12
     Proforma                                    1.10             0.54              0.07
DILUTED EARNINGS PER SHARE
     As reported                                 1.09             0.58              0.11
     Proforma                                    1.07             0.52              0.06

Proforma net income reflects only options granted in 1997 through 1999. Therefore, the full impact of calculating compensation cost for stock options under SFAS No. 123 is not reflected in the proforma net income amounts presented above because compensation cost is reflected over the options' vesting period of three years and compensation cost for options granted prior to January 1, 1997 is not considered.

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

COMMITMENTS TO EXTEND CREDIT AND STANDBY LETTERS OF CREDIT: The Company has not estimated the fair value of commitments to extend credit and standby letters of credit. Because of the uncertainty in attempting to assess the likelihood and timing of a commitment being drawn upon, coupled with the lack of an established market for these financial instruments, the Company does not believe it is meaningful or practicable to provide an estimate of fair value.

(Dollars in thousands)
------------------------------------------------------------------------------
1999                                    CARRYING AMOUNT            FAIR VALUE
------------------------------------------------------------------------------
FINANCIAL ASSETS:
     Cash and cash equivalents                $  50,222            $   50,222
     Time deposits at other
         Financial institutions                     850                   850
INVESTMENT SECURITIES:
     Available for sale                         117,814               117,814
     Held to maturity                            29,554                28,675
Net loans                                       324,726               323,851
FINANCIAL LIABILITIES
DEPOSITS:
     Noninterest bearing demand                  87,564                87,564
     Interest bearing demand                     72,788                72,788
     Savings and money market                   164,158               164,158
     Time deposits                              170,391               170,680
Borrowings                                   $   20,814            $   20,704

------------------------------------------------------------------------------
(Dollars in thousands)
------------------------------------------------------------------------------
1998                                      CARRYING AMOUNT      FAIR VALUE
------------------------------------------------------------------------------
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


NOTE 16. DERIVATIVE FINANCIAL INSTRUMENTS
As of December 31, 1999 and 1998 the Company had no derivative financial instruments.

NOTE 17. RECONCILIATION OF BASIC AND DILUTED NET EARNINGS PER SHARE.
-----------------------------------------------------------------------------------------------------------
                                                                    YEAR ENDED DECEMBER 31, 1999
-----------------------------------------------------------------------------------------------------------
                                                              INCOME           SHARES          PER-SHARE
                                                            (Numerator)     (Denominator)        Amount
-----------------------------------------------------------------------------------------------------------
Basic EPS                                                  $  5,109          4,562               1.12
Income available to common shareholders                                                          ====
Effect of dilutive securities:
Stock options                                                     -            128
                                                           --------          -----
Diluted EPS
Income available to common shareholders plus
   Assumed conversions                                     $  5,109          4,690               1.09
                                                           ========          =====               ====

-----------------------------------------------------------------------------------------------------------
                                                                    YEAR ENDED DECEMBER 31, 1998
-----------------------------------------------------------------------------------------------------------
(Dollars in thousands except per share amounts)               INCOME           SHARES          PER-SHARE
-----------------------------------------------------------------------------------------------------------
                                                            (Numerator)     (Denominator)        Amount
                                                           --------------  ----------------   -------------
Basic EPS                                                  $ 2,741           4,602                0.60
Income available to common shareholders                                                           ====

Effect of dilutive securities:
Stock options                                                    -             123
                                                           -------         -------
Diluted EPS
Income available to common shareholders plus
    assumed conversions                                    $ 2,741           4,725               0.58
                                                           =======           =====               ====

-----------------------------------------------------------------------------------------------------------
                                                                    YEAR ENDED DECEMBER 31, 1997
-----------------------------------------------------------------------------------------------------------
                                                              INCOME           SHARES          PER-SHARE
                                                            (Numerator)     (Denominator)        Amount
                                                           --------------  ----------------   -------------
Basic EPS                                                  $    403            3,467              $  0.12
                                                                                                  =======
Income available to common shareholders
Effect of dilutive securities:
Stock options                                                     -              136
                                                           --------        ---------
Diluted EPS
Income available to common shareholders plus               $    403           3,467               $  0.11
    assumed conversions                                         403           3,603                  0.11
                                                           ========           =====               =======

NOTE 18.  PARENT COMPANY ONLY FINANCIAL INFORMATION
This information should be read in conjunction with the other notes to the consolidated financial statements. The following are the condensed balance sheets of the Company as of December 31, 1999 and 1998 and the condensed statements of income and cash flows for the years ended December 31, 1999, 1998 and 1997:

CONDENSED BALANCE SHEETS                                          DECEMBER 31,
---------------------------------------------------------------------------------------
 (Dollars in thousands)                                    1999                 1998
---------------------------------------------------------------------------------------
ASSETS
Cash and short-term investments                           $    654            $   1,370
Investment in County Bank                                   40,960               33,479
Investment in Town and Country                                   -                5,882
Net premises and equipment                                   6,101                6,301
Other assets                                                   345                  246
                                                          --------            ---------
     Total assets                                         $ 48,060            $  47,278
                                                          ========            =========

LIABILITIES AND SHAREHOLDER'S EQUITY
LIABILITIES
Borrowed funds                                            $  3,214            $   3,262
Capitalized lease                                              800                1,014
Other liabilities                                              369                  198
                                                          --------            ---------
     Total liabilities                                       4,383                4,474

SHAREHOLDERS' EQUITY
     Common stock                                           35,593               37,142
     Accumulated other comprehensive (loss)
         income                                             (2,659)                  28
     Retained earnings                                      10,743                5,634
                                                          --------            ---------
         Total shareholders' equity                         43,677               42,804
                                                          --------            ---------
Total liabilities and shareholders' equity                $ 48,060            $  47,278
                                                          ========            =========

--------------------------------------------------------------------------------------------------------------
  CONDENSED STATEMENTS OF INCOME                                       YEAR ENDED DECEMBER 31,
--------------------------------------------------------------------------------------------------------------
  (Dollars in thousands)                                    1999                1998               1997
--------------------------------------------------------------------------------------------------------------
  INCOME
     Dividends from subsidiaries                            $  1,243            $      -           $    90
     Interest                                                     19                 102                52
     Lease income                                                502                 503                 -
     Management fees from subsidiaries                         2,101               2,299             1,949
                                                            --------            --------           -------
         Total income                                          3,865               2,904             2,091
  EXPENSES
     Interest on borrowings                                      273                 274                71
     Capitalized lease interest                                   71                  42                 -
     Salaries and related benefits                             2,340               1,299               827
       Other noninterest expense                               1,820               1,469               828
                                                            --------            --------           -------
          Total other expenses                                 4,504               3,084             1,726
  (Loss) income before taxes and equity in
     undistributed earnings                                     (639)               (180)             365
  Income tax benefit (expense)                                   219                  72              (109)
  Equity in undistributed income  of subsidiaries              5,529               2,849               147
                                                            --------            --------           -------
  Net income                                                $  5,109           $   2,741           $   403
                                                            ========           =========           =======

-------------------------------------------------------------------------------------------------------------
                                                                            DECEMBER 31,
-------------------------------------------------------------------------------------------------------------
  (Dollars in thousands)                                    1999               1998                1997
-------------------------------------------------------------------------------------------------------------
  OPERATING ACTIVITIES:
  Net income                                                $  5,109           $  2,741            $   403
  ADJUSTMENTS TO RECONCILE NET INCOME TO NET
         CASH PROVIDED BY OPERATING ACTIVITIES:
     Equity in undistributed earnings of subsidiaries         (5,529)            (2,849)              (147)
     Decrease (increase) in other assets                         379                446               (305)
     Increase (decrease) in other liabilities                    171               (312)               281
                                                            --------            -------            -------
     Net cash provided by operating activities                   130                 26                232

  INVESTING ACTIVITIES:
     Capital contribution to subsidiary bank                       -               (600)           (14,000)
     Purchase of premises and equipment                         (278)            (1,366)            (5,245)
     Dividends from subsidiaries                               1,243                  -                 90
                                                            --------            -------            -------
     Net cash provided by (used in) investing
activities                                                       965             (1,966)           (19,155)

  FINANCING ACTIVITIES:
     Proceeds from stock offering                                  -                  -             17,951
     Net (decrease) increase in other borrowings                (262)               690              2,795
     Issuance of common stock related to exercise of
       stock options and employee benefit plans                  219                (12)               656
     Repurchase of common stock                               (1,768)                 -                  -
     Cash dividends and fractional shares                          -                 (6)                 -
                                                            --------            -------            -------
     Net cash (used in) provided by financing activities      (1,811)               672              21,402
     (Decrease) increase in cash and cash equivalents           (716)            (1,268)              2,479
     Cash and cash equivalents at beginning of year            1,370              2,638                159
                                                            --------            -------            -------
     Cash and cash equivalents at end of year                $   654            $ 1,370           $  2,638
                                                             =======            =======           ========

  NOTE 19. QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)
-----------------------------------------------------------------------------------------------------------
                                                               1999 QUARTER ENDED
-----------------------------------------------------------------------------------------------------------
  (Dollars in thousands)                    Dec 31           Sept 30           June 30          Mar 31
-----------------------------------------------------------------------------------------------------------
  Interest income                           $ 10,874         $ 10,106          $ 9,438          $ 8,943
  Interest expense                             4,008            3,558            3,268            3,206
  Net interest income                          6,866            6,548            6,170            5,737
  Provision for loan losses                      887              672              593              507
  Other income                                 1,162            1,207            1,224            1,379
  Other expenses                               5,183            5,295            5,147            4,796
  Income before income taxes                   1,958            1,788            1,654            1,813
  Income taxes                                   501              492              449              662
  Net income                                 $ 1,457          $ 1,296          $ 1,205          $ 1,151
-----------------------------------------------------------------------------------------------------------
  Basic earnings per share (1)               $   .32          $   .28          $   .26          $   .25
-----------------------------------------------------------------------------------------------------------
  Diluted earnings per share (1)             $   .32          $   .28          $   .25          $   .24
-----------------------------------------------------------------------------------------------------------

                                                               1998 QUARTER ENDED
-----------------------------------------------------------------------------------------------------------
                                             Dec 31           Sept 30          June 30          Mar 31
-----------------------------------------------------------------------------------------------------------
  Interest income                            $ 9,139          $ 9,021          $ 8,362          $ 8,092
  Interest expense                             3,497            3,448            3,386            3,303
  Net interest income                          5,642            5,573            4,976            4,789
  Provision for loan losses                    2,213              700              738              252
  Other income                                 1,171            1,220            1,389            1,058
  Other expenses                               4,692            4,851            4,378            4,323
  (Loss) income before income taxes              (92)           1,242            1,249            1,272
  Income taxes (benefit)                        (146)             248              393              435
  Net income                                  $   54           $  994           $  856           $  837
-----------------------------------------------------------------------------------------------------------
  Basic earnings per share (1)               $   .01          $   .22          $   .19          $   .18
-----------------------------------------------------------------------------------------------------------
  Diluted earnings per share (1)             $   .01          $   .21          $   .18          $   .18

  (1) BASIC AND DILUTED EARNINGS PER SHARE CALCULATIONS ARE BASED UPON THE WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING DURING EACH PERIOD. FULL YEAR WEIGHTED AVERAGE SHARES DIFFER FROM QUARTERLY WEIGHTED AVERAGE SHARES AND, THEREFORE, ANNUAL EARNINGS PER SHARE MAY NOT EQUAL THE SUM OF THE QUARTERS.