Form 10-K, Exhibit 13
period 2000-12-31
CAPITAL CORP OF THE WEST
filed 2001-03-30
CIK 1004740

CAPITAL CORP OF THE WEST
SELECTED FINANCIAL DATA

(Amounts in thousands,
except per share data)                            2000        1999        1998       1997(1)      1996
---------------------------------------------------------------------------------------------------------
SUMMARY INCOME DATA:
Interest income                                 $ 50,888    $ 39,361    $ 34,614    $ 25,912    $ 19,351
Interest expense                                  20,768      14,040      13,634      10,190       6,865
Net interest income                               30,120      25,321      20,980      15,722      12,486
Provision for loan losses                          3,286       2,659       3,903       5,825       1,513
Noninterest income                                 5,407       5,089       4,838       3,852       2,935
Noninterest expense                               22,774      20,538      18,244      13,372      10,736
Income before provision for income taxes           9,467       7,213       3,671         377       3,172
Provision (benefit) for income taxes               2,761       2,104         930         (26)      1,163
Net income                                      $  6,706    $  5,109    $  2,741    $    403    $  2,009

SHARE DATA:
Average common shares outstanding                  4,529       4,562       4,602       3,467       2,485
Basic earnings per share                        $   1.48    $   1.12    $   0.60    $   0.12    $   0.81
Diluted earnings per share                          1.44        1.09        0.58        0.11        0.77
Cash dividends per share                               -           -           -           -        0.03
Book value per share                               11.74        9.71        9.29        8.74        7.66
Tangible book value per share                   $  10.80    $   8.59    $   8.02    $   7.30    $   6.78

BALANCE SHEET DATA:
Total assets                                    $683,021    $563,550    $499,859    $421,394    $265,989
Total securities                                 191,052     147,368     154,867     148,032      43,378
Total loans                                      412,664     331,268     268,933     217,977     183,247
Total deposits                                   601,498     494,901     444,210     356,395     283,345
Stockholders' equity                            $ 53,451    $ 43,677    $ 42,804    $ 40,248    $ 20,974

OPERATING RATIOS:
Return on average equity                           14.33%      11.86%       6.48%       1.46%      10.24%
Return on average assets                            1.09         .99         .60         .13         .88
Average equity to average assets ratio              7.64        8.35        9.06        8.76        7.96
Net interest margin                                 5.42        5.51        5.17        5.64        6.12

CREDIT QUALITY RATIOS:
Nonperforming loans to total loans(2)                .57%        .60%        .54%       1.26%       3.71%
Allowance for loan losses to total loans            1.99        1.97        1.78        1.76        1.52
Allowance for loan losses to nonperforming
  loans                                           350.66      328.83      310.87      139.79       50.14

CAPITAL RATIOS:
Risk-based tier 1 capital                           9.66%       9.99%      10.69%      11.60%       9.04%
Total risk-based capital                           10.92       11.24       11.94       12.78       10.20
Leverage ratio                                      7.56        7.50        7.58        8.58        7.37

(1) REFLECTS THE ACQUISITION OF THREE BRANCHES FROM BANK OF AMERICA IN DECEMBER, 1997.

(2) NONPERFORMING LOANS CONSIST OF LOANS ON NONACCRUAL, LOANS PAST DUE 90 DAYS OR MORE AND RESTRUCTURED LOANS.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS

The following discussion and analysis is designed to provide a better understanding of the significant changes and trends related to Capital Corp of the West (the "Company"). The following discussion should be read in conjunction with the consolidated financial statements of the Company and the notes thereto. The consolidated financial statements of the Company include its subsidiaries, County Bank (the "Bank") and Capital West Group ("CWG"). It also includes the Bank's subsidiaries, Merced Area Investment Development, Inc. ("MAID") and County Asset Advisor, Inc. ("CAA").

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

Readers of the Company's Form 10-K should not rely solely on forward-looking statements and should consider all uncertainties and risks discussed throughout this report. These statements are representative only on the date hereof, and the Company undertakes no obligation to update any forward-looking statements made. Some possible events or factors that could occur that may cause differences from expected results include the following: the Company's loan growth is dependent on economic conditions, as well as various discretionary factors, such as decisions to sell, or purchase certain loans or loan portfolios; participations of loans and the management of borrower, industry, product and geographic concentrations and the mix of the loan portfolio. The rate of charge-offs and provision expense can be affected by local, regional and international economic and market conditions, concentrations of borrowers, industries, products and geographical conditions, the mix of the loan portfolio and management's judgements regarding the collectibility of loans. Liquidity requirements may change as a result of fluctuations in assets and liabilities and off-balance sheet exposures, which will impact the capital and debt financing needs of the Company and the mix of funding sources. Decisions to purchase, hold, or sell securities are also dependent on liquidity requirements and market volatility, as well as on and off-balance sheet positions. Factors that may impact interest rate risk include local, regional and international economic conditions, levels, mix, maturities, yields or rates of assets and liabilities and the wholesale and retail funding sources of the Company. The Company is also exposed to the potential of losses arising from adverse changes in market rates and prices which can adversely impact the value of financial products, including securities, loans, and deposits. In addition, the banking industry in general is subject to various monetary and fiscal policies and regulations, which include those determined by the Federal Reserve Board, the Federal Deposit Insurance Corporation and state regulators, whose policies and regulations could affect the Company's results.

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

OVERVIEW: During 2000, earnings increased $1,597,000 or 31% to $6,706,000 which compares favorably to the $5,109,000 and $2,741,000 achieved in 1999 and 1998. Basic earnings per share were $1.48 in 2000 compared to $1.12 and $.60 in 1999 and 1998. Diluted earnings per share were $1.44 in 2000 compared to $1.09 and $0.58 in 1999 and 1998. The Company's return on average total assets was 1.09% in 2000 as compared with 0.99% and 0.60% in 1999 and 1998. The earnings improvement in 2000 was the result of strong growth in interest-earning assets and improvements in noninterest income when compared to the prior two years. In 2000, the provision for loan losses increased by $627,000 to $3,286,000 when compared to the $2,659,000 recorded in 1999. In 1998, the provision for loan losses totaled $3,903,000. The increase in the provision for loan losses in 2000 compared to 1999 was primarily due to increased charge-offs recorded in 2000 compared to 1999 and increases in the allowance for loan losses necessitated by growth achieved within the loan portfolio during the year ended December 31, 2000. Loan charge-off amounts decreased in 1999 when compared to 1998 levels. The size of the provision in 1998 was due to a high level of charge-off activity that occurred during that year which was primarily brought about by the charge-off of a single commercial relationship totaling $1,325,000. The Company achieved strong asset growth in 2000, reaching total assets at December 31, 2000 of $683,021,000, up $119,471,000 or 21% from $563,550,000 at December 31, 1999. Net loans grew to $404,457,000 at December 31, 2000, an increase of $79,731,000 or 25% from the $324,726,000 outstanding at December 31, 1999. Deposits grew to $601,498,000, an increase of $106,597,000 or 22% over the $494,901,000 outstanding as of December 31, 1999. Total shareholder's equity grew to $53,451,000, an increase of $9,774,000 or 22% over year end 1999 and the Company continues to be well capitalized by regulatory definitions.

RESULTS OF OPERATIONS: Capital Corp of the West's earnings were a record $6,706,000 during 2000, driven primarily by an increase in net interest income. Net interest income increased by $4,799,000, or 19%, to $30,120,000 during 2000 as compared to $25,321,000 in 1999. The increase in earnings in 2000 as compared to 1999 is primarily due to an increase in the size of the Bank's loan portfolio. The improvement in earnings during 1999 compared to 1998 was achieved as a result of growth in interest-earning assets, improvements in noninterest income and a reduced amount of provision for loan losses.

The Company's primary source of revenue is net interest income, which is the difference between interest income and fees derived from earning assets and interest paid on liabilities obtained to fund those assets. Total interest and fee income on earning assets increased from $39,361,000 in 1999 to $50,888,000, a $11,527,000 or 29% increase in 2000. During 1999, there was an increase of $4,747,000 or 14% to $39,361,000 compared to $34,614,000 in 1998. The level of interest income is affected by changes in the volume and the rates earned on interest-earning assets. During 2000, the increase in interest income is due to both an increase in the volume and rate of earning assets. Interest-earning assets consist primarily of loans, investment securities and federal funds sold. Average interest-earning assets in 2000 were $555,428,000 as compared with $459,753,000 in 1999, an increase of $95,675,000 or 21%. The average rate earned on interest earning assets was 9.16% in 2000, an increase of 60 basis points over the 8.56% earned in 1999.

Interest expense is a function of the volume and rates paid for interest-bearing liabilities. Interest-bearing liabilities consist primarily of certain deposits and borrowed funds. Average interest bearing liabilities in 2000 were $473,581,000 as compared with $394,704,000 in 1999, an increase of $78,877,000 or 20%. Total interest expense increased $6,728,000 or 48% to $20,768,000 in 2000 as compared to $14,040,000 for 1999. Total interest expense in 1998 totaled $13,634,000.

The Company's net interest margin, the ratio of net interest income to average interest-earning assets for 2000 was 5.42%. This is a decrease of 9 basis points compared to the 1999 margin of 5.51%. The decrease in net interest margin during 2000 was primarily the result of a larger increase in interest rates paid on interest bearing liabilities than the increase in interest rates received on interest earning assets during the year. The net interest margin increase of 34 basis points during 1999 from the 5.17% achieved in 1998 was primarily due to a change in the asset mix compared with the previous year. In 2000, loans comprised 67% of average interest-earning assets as compared with 68% and 60% in 1999 and 1998. Securities comprised 30% of average interest-earning in 2000 compared with 32% in 1999.

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

The increase in total interest income of $11,527,000 in 2000 is comprised of a $8,866,000 volume increase primarily attributable to an increase in average interest-earning assets of $95,675,000 between 2000 and 1999 coupled with a $2,661,000 rate increase during this same period. The increase in total interest expense of $6,728,000 in 2000 related to a $78,877,000 increase in average interest-bearing liabilities between 2000 and 1999 coupled with a $2,598,000 rate increase during this same period.

The increase in total interest income of $4,747,000 in 1999 is comprised of a $5,632,000 volume increase associated with the $54,207,000 increase in average interest-earning assets between 1998 and 1999, and a $1,065,000 rate decrease. The increase in total interest expense of $406,000 in 1999 related to a $46,729,000 or 13% increase in average interest-bearing liabilities between 1998 and 1999 offset by a $1,065,000 rate decrease.

PROVISION FOR LOAN LOSSES: The Company maintains an allowance for loan losses at a level considered by management to be adequate to cover the inherent risks of loss associated with its loan portfolio under prevailing and anticipated economic conditions. The provision for loan losses is charged against income and increases the allowance for loan losses. The provision for loan losses for the year ended December 31, 2000 was $3,286,000 compared to $2,659,000 in 1999 and $3,903,000 in 1998. The increased level of provision for loan losses in 2000 when compared to 1999 was primarily the result of an increased level of net charge-offs experienced during the year coupled with significant growth in the size of the loan portfolio. The reduced level of the provision for loan losses in 1999 is attributable to a reduced level of charge-offs experienced during the year. The level of the provision in 1998 is partly attributable to replenishing the allowance for loan losses following the charge-off of one commercial loan relationship totaling $1,325,000. The methodology used to determine the level of provision for loan losses that is needed each year includes an analysis of relevant risk factors within the entire loan portfolio, including nonperforming loans. The methodology is based, in part, on management's use of a loan grading and classification system. The Bank's management grades its loans through internal reviews and periodically subjects loans to external reviews. These external reviews are presented to and assessed by the Bank's audit committee. Credit reviews are performed quarterly and the quality grading process occurs on a monthly basis. The level of provision for loan losses in 2000, 1999, and 1998 also supports the general loan growth of the Company, as gross loans increased 25% in 2000, and 23% in 1999.

OTHER INCOME: The following table summarizes other income for the years ended December 31,

(Dollars in thousands)              2000       1999       1998
----------------------------------------------------------------
OTHER INCOME:
Deposit service charges            $3,527     $3,254     $2,807
Income from real estate held for
  sale or development                 381        260        540
Earnings on director and officer
  life insurance                      311        288        201
Loan service fees                     116        167        172
Gain on sale of loans                  82         48        173
Retail investment commissions          78        139        156
Other                                 912        933        789
                                   ------     ------     ------
  Total other income               $5,407     $5,089     $4,838
                                   ======     ======     ======

Total noninterest income increased by $318,000 or 6% to $5,407,000 in 2000, compared to $5,089,000 and $4,838,000 in 1999 and 1998. Deposit service charges increased by $273,000 or 8% during 2000. The 2000 and 1999 increase in deposit service charges was primarily the result of an increase in demand deposit and NOW account balances. The increase in 1998 was in large part attributable to the purchase of the three branches of Bank of America and to the Bank's overall deposit growth. Other income decreased by $21,000 or 2% to $912,000 in 2000, compared to $933,000 and $789,000 in 1999 and 1998. The 1999 increase is due primarily to an increase in ancillary product income.

The Company sold the last remaining real estate parcel that was owned by MAID during 2000. The carrying balance of land owned by MAID was completely written-off in 1995.

OTHER EXPENSE: Total noninterest expense increased $2,236,000 or 11% to $22,774,000 in 2000 as compared with an increase of $2,294,000 or 13% to $20,538,000 in 1999. Noninterest expense totaled $18,244,000 in 1998.

Salaries and related benefits increased by $1,367,000 or 14% to $11,066,000 in 2000, compared with an increase of $1,741,000 or 22% to $9,699,000 in 1999.
Salaries and related benefits totaled $7,958,000 in 1998. The salary increases were primarily due to an increase in full-time equivalent employees as well as normal merit increases and related benefit expenses. Premises and occupancy expenses increased $135,000 or 9% to $1,714,000 in 2000 compared with an increase of $254,000 or 19% to $1,579,000 in 1999. Premises and occupancy expense totaled $1,325,000 in 1998. The increases in 2000 and 1999 were caused primarily by increased spending on branch facility upgrades.

Equipment expenses increased $414,000, or 19% to $2,558,000 in 2000 compared with a decrease of $11,000 in 1999. Equipment expenses were $2,155,000 in 1998. The increase in 2000 was primarily due to upgraded computer technology, additional branches and branch relocation expenses. The decrease during 1999 was the result of a slowdown in spending on technology during 1999.

The Company's professional fees include legal, consulting, audit and accounting fees. These expenses increased by $41,000 or 4% to $1,101,000 in 2000 as compared with a decrease of $143,000 or 12% to $1,060,000 in 1999. Total professional fees were $1,203,00 in 1998. The increase in 2000 is attributable, in part, to the continued outsourcing of internal audits, legal fees due to regulatory matters, consultants used in conjunction with the Bank's strategic planning process and expenditures relating to earnings enhancement programs. The decrease in 1999 was due to a decreased use of outside professionals.

Supplies increased by $109,000 or 20% to $660,000 in 2000 as compared with an decrease of $58,000 or 10% to $551,000 in 1999. Supplies expense totaled $609,000 in 1998. The increase in 2000 was primarily related to new branch openings. The decrease in 1999 were due to cost savings programs initiated during 1999.

Marketing expenses increased by $182,000 or 26% to $890,000 in 2000 as compared with an increase of $52,000 or 8% to $708,000 in 1999. Marketing expenses totaled $656,000 in 1998. Marketing expenses have continued to increase over the past several years as the Company has actively promoted various deposit and loan products using television, newspaper, and other media sources to assist in attracting new and retaining existing customers.

Other expenses decreased $12,000 to $3,993,000 in 2000. During 1999, other expenses increased $445,000 or 13%. The increase during 1999 related primarily to overall growth of the Company. In 1999, approximately $300,000 of other expense related to Y2K expenses. In 1998, other expenses totaling $179,000 were related to costs associated with the purchase of three Bank of America branch offices.

PROVISION FOR INCOME TAXES: The Company's provision for income taxes was $2,761,000 in 2000 compared to a provision for income taxes of $2,104,000 and $930,000 in 1999 and 1998. The effective income tax rates (computed as income taxes as a percentage of income before income taxes) were 29%, 29%, and 25% for 2000, 1999, and 1998. In part, the effective tax rate was higher in 2000 and 1999 than in 1998 due to the Company experiencing a greater increase in income than the corresponding increase in tax credits and tax exempt income during those years. The tax rate during 2000, 1999, and 1998 was lower than the statutory rate due, in part, to tax credits earned from the investment of low-income housing partnerships that qualify for housing tax credits. Total housing tax credits for 2000, 1999 and 1998 were approximately $550,000, $375,000, and $426,000. In addition, during 2000, 1999 and 1998, the Company realized tax benefits of $390,000, $413,000, 239,000 from nontaxable interest income received from bank qualified municipal securities.

FINANCIAL CONDITION: Total assets increased 21% to $683,021,000 at December 31, 2000, compared to $563,550,000 at December 31, 1999. Net loans grew to $404,457,000 at year end 2000, a 25% increase from the balance of $324,726,000 at December 31, 1999. Deposits grew by $106,597,000 or 22% in 2000 to $601,498,000 which compares to $494,901,000 at December 31, 1999.

SECURITIES: The following table sets forth the carrying amount (fair value) of available for sale securities at December 31,

(Dollars in thousands)       2000        1999        1998
------------------------------------------------------------
U.S. Treasury and U.S.
  Government agencies      $ 35,939    $ 16,756    $ 12,711
State and political
  subdivisions               24,170      23,371      30,192
Mortgage-backed
  securities                 54,409      43,723      56,048
Collateralized mortgage
  obligations                29,015      20,341      29,264
Other securities             12,297      13,623      13,142
                           --------    --------    --------
Carrying amount and fair
  value                    $155,830    $117,814    $141,357
                           ========    ========    ========

The following table sets forth the carrying amount (amortized cost) and fair value of held to maturity securities at December 31,

(Dollars in thousands)       2000        1999        1998
------------------------------------------------------------
U.S. Treasury and U.S.
  Government agencies      $  4,595    $  1,004    $  2,024
State and political
  subdivisions                4,375       4,389           -
Mortgage-backed
  securities                 22,736      24,161      11,486
Collateralized mortgage
  obligations                 3,516           -           -
                           --------    --------    --------
Carrying amount
  (amortized cost)         $ 35,222    $ 29,554    $ 13,510
                           ========    ========    ========

Fair value                 $ 35,412    $ 28,675    $ 13,584
                           ========    ========    ========

Available for sale securities increased $38,016,000 or 32% at December 31, 2000 over the comparable year-end in 1999. Held to maturity securities increased $5,668,000 or 19% to $35,222,000 at December 31, 2000 compared to $29,554,000 outstanding at December 31, 1999. The increases achieved within both segments of the securities portfolio were made possible by cash flows generated from the Company's expanding deposit base and the increased use of other borrowings. The single largest component of the Company's investment portfolio during the last three years has been mortgage-backed securities. These securities generally have stated maturities in excess of 10 years and are subject to substantial principal prepayments which may effectively accelerate actual maturities. At December 31, 2000 and 1999 the Company did not hold any structured notes. See Note 1 and 3 to the Company's Consolidated Financial Statements for further information concerning the securities portfolio.

LOANS: Total loans increased 25% to $412,664,000 at December 31, 2000, compared to $331,268,000 at December 31, 1999. The increase in loan volumes in 2000 were due to the Company's strategic efforts to increase loan production coupled with the business development efforts by the Company's loan officers.

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

CREDIT RISK MANAGEMENT AND ASSET QUALITY: The Company closely monitors the markets in which it conducts its lending operations and adjusts its strategy to control exposure to loans with higher credit risk. Asset reviews are performed using grading standards and criteria similar to those employed by bank regulatory agencies. Assets receiving lesser grades become "classified assets" which include all nonperforming assets and potential problem loans and receive an elevated level of attention to improve the likelihood of collection. The policy of the Company is to review each loan in the portfolio to identify problem credits. There are three classifications for problem loans:
"substandard," "doubtful" and "loss." Substandard loans have one or more defined weaknesses and are characterized by the distinct possibility that the Company will sustain some loss if the deficiencies are not corrected. Doubtful loans have the weaknesses of substandard loans with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a high possibility of loss. A loan classified loss is considered uncollectible and its continuance as an asset is not warranted. The level of nonperforming loans and real estate acquired through foreclosure are two indicators of asset quality. Nonperforming loans are those in which the borrower fails to perform under the original terms of the obligation and are categorized as loans past due 90 days or more but still accruing, loans on nonaccrual status and restructured loans. Loans are generally placed on nonaccrual status and accrued but unpaid interest is reversed against current year income when interest or principal payments become 90 days past due unless the outstanding principal and interest is adequately secured and, in the opinion of management, are deemed to be in the process of collection. Loans that are not 90 days past due may also be placed on nonaccrual status if management reasonably believes the borrower will not be able to comply to the contractual loan repayment terms and the collection of principal or interest is in question.

Management defines impaired loans as those loans, regardless of past due status, in which principal and interest are not expected to be collected under the original contractual loan repayment terms. An impaired loan is charged off at the time management believes the collection of principal and interest process has been exhausted. At December 31, 2000 and 1999, impaired loans were measured based upon the present value of future cash flows discounted at the loan's effective rate, the loan's observable market price, or the fair value of collateral if the loan is collateral dependent.

The Company had nonperforming loans at December 31, 2000 of $2,340,000 as compared with $1,990,000 at December 31, 1999. The 2000 and 1999 totals contain no loans secured by first deeds of trust on real property. Impaired loans as of December 31, 2000 were $2,340,000, which had specific allowances for loan loss of $302,000 as compared with impaired loans of $1,990,000 as of December 31, 1999, which had specific allowance for loan losses of $497,000. Other forms of collateral, such as inventory, chattel and equipment, secure the remaining nonperforming loans as of each date.

At December 31, 2000 and 1999 the Bank had $247,000 in real estate acquired through foreclosure. These balances are comprised of one residential and one commercial property.

ALLOWANCE FOR LOAN LOSSES: In determining the adequacy of the allowance for loan losses, management takes into consideration the growth trend in the portfolio, examinations by financial institution supervisory authorities, internal and external credit reviews, prior loan loss experience of the Company, concentrations of credit risk, delinquency trends, general economic conditions and the interest rate environment. The allowance for loan losses is based on estimates and ultimate future losses may vary from current estimates. It is always possible that future economic or other factors may adversely affect the Company's borrowers, and thereby cause loan losses to exceed the current allowance for loan losses.

The balance in the allowance for loan losses was affected by the amounts provided from operations, amounts charged-off and recoveries of loans previously charged off. The Company had provisions to the allowance in 2000 of $3,286,000 as compared to $2,659,000 and $3,903,000 in 1999 and 1998. See "Results of Operations - Provision for Loan Losses."

The following table summarizes the loan loss experience of the Company for the years ended December 31,

(Dollars in thousands)                                          2000        1999        1998        1997        1996
-----------------------------------------------------------------------------------------------------------------------
Allowance for loan losses:
Balance at beginning of year                                  $  6,542    $  4,775    $  3,833    $  2,792    $  1,701
Provision for loan losses                                        3,286       2,659       3,903       5,825       1,513
Allowance acquired through merger                                    -           -           -           -         148
Charge-offs:
Commercial and agricultural                                        423         531       2,539       1,121         518
Real-estate - construction                                           -           -           -       3,458           -
Real-estate - mortgage                                               -           -           4           -           -
Consumer                                                         1,971       1,323         983         471         140
                                                              --------    --------    --------    --------    --------
    Total charge-offs                                            2,394       1,854       3,526       5,050         658
Recoveries:
Commercial and agricultural                                        410         715         135         155          27
Real-estate - construction                                           -           -           -           1           -
Real-estate - mortgage                                               -           -         100           -           -
Consumer                                                           363         247         330         110          61
                                                              --------    --------    --------    --------    --------
    Total recoveries                                               773         962         565         266          88
                                                              --------    --------    --------    --------    --------
Net charge-offs                                                  1,621         892       2,961       4,784         570
                                                              --------    --------    --------    --------    --------
Balance at end of year                                        $  8,207    $  6,542    $  4,775    $  3,833    $  2,792
                                                              ========    ========    ========    ========    ========
Loan outstanding at year-end                                  $412,664    $331,268    $268,993    $217,997    $183,247
Average loans outstanding                                     $369,367    $303,463    $242,989    $198,140    $157,098
Net charge-offs to average loans                                  0.44%       0.29%       1.22%       2.41%       0.36%
Allowance for loan losses
    To total loans                                                1.99%       1.97%       1.78%       1.76%       1.52%
    To nonperforming loans                                      350.66%     328.74%     302.79%     139.79%      50.14%
    To nonperforming assets                                     317.12%     292.45%     291.69%     136.80%      39.69%

The Company's charge-offs, net of recoveries, were $1,621,000 in 2000 as compared with $892,000 and $2,961,000 in 1999 and 1998. This represents loan loss experience ratios of 0.44%, 0.29% and 1.22% in those respective years stated as a percentage of average loans outstanding for each year. The increase in charge-offs in 2000 when compared to 1999 is due to increased charge-offs within the indirect auto loan contract component of the consumer loan portfolio. As of December 31, 2000 the allowance for loan losses was $8,207,000 or 1.99% of total loans outstanding. This compares with an allowance for loan losses of $6,542,000 or 1.97% in 1999 and $4,775,000 or 1.78% in 1998. The decrease in net charge-offs in 1999 compared to 1998 was due to the complete write-off of a single commercial relationship and the complete write-off of one large commercial real estate loan during 1998.

LIQUIDITY: To maintain adequate liquidity requires that sufficient resources be available at all times to meet cash flow requirements of the Company. The need for liquidity in a banking institution arises principally to provide for deposit withdrawals, the credit needs of its customers and to take advantage of investment opportunities as they arise. A company may achieve desired liquidity from both assets and liabilities. The Company considers cash and deposits held in other banks, federal funds sold, other short term investments, maturing loans and investments, receipts of principal and interest on loans, available for sale investments and potential loan sales as sources of asset liquidity. Deposit growth and access to credit lines established with correspondent banks and market sources of funds are considered by the Company as sources of liquidity.

The Company reviews its liquidity position on a regular basis based upon its current position and expected trends of loans and deposits. Management believes that the Company maintains adequate amounts of liquid assets to meet its liquidity needs. These assets include cash and deposits in other banks, available for sale securities and federal funds sold. The Company's liquid assets totaled $203,698,000 and

$168,886,000 at December 31, 2000 and 1999 and are 30% of total assets on those dates. Cash and noninterest-bearing deposits in other banks increased $4,771,000 or 11% to $46,353,000 at December 31, 2000, compared to $41,582,000 at
December 31, 1999. The increase in the 2000 cash position when compared to 1999 was the result of larger volume of clearing deposits created by increased volumes of check deposits being processed on a daily basis for checking account customers. Liquidity is also affected by collateral requirements of its public agency deposits and certain borrowings. Total pledged securities were $124,396,000 at December 31, 2000 and $105,008,00 at December 31, 1999.

Although the Company's primary sources of liquidity include liquid assets and a stable deposit base, the Company maintains lines of credit with certain correspondent banks, the Federal Reserve Bank, and the Federal Home Loan Bank aggregating $49,608,000 of which $14,600,000 was outstanding as of December 31, 2000. This compares with lines of credit of $52,392,000 of which $12,600,000 was outstanding as of December 31, 1999.

MARKET AND INTEREST RATE RISK MANAGEMENT: In the normal course of business, the Company is exposed to market risk which includes both price and liquidity risk. Price risk is created from fluctuations in interest rates and the mismatch in repricing characteristics of assets, liabilities, and off balance sheet instruments at a specified point in time. Mismatches in interest rate repricing among assets and liabilities arise primarily through the interaction of the various types of loans versus the types of deposits that are maintained as well as from management's discretionary investment and funds gathering activities. Liquidity risk arises from the possibility that the Company may not be able to satisfy current and future financial commitments or that the Company may not be able to liquidate financial instruments at market prices. Risk management policies and procedures have been established and are utilized to manage the Company's exposure to market risk. Quarterly testing of the Company's assets and liabilities under both increasing and decreasing interest rate environments are performed to insure the Company does not assume a magnitude of risk that is outside approved policy limits.

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

EARNINGS SENSITIVITY: The Company's net income is dependent on its net interest income. Net interest income is susceptible to interest rate risk to the degree that interest-bearing liabilities mature or reprice on a different basis than interest-earning assets. When interest-bearing liabilities mature or reprice more quickly than interest-earning assets in a given period, a significant increase in market rates of interest could adversely affect net interest income. Similarly, when interest-earning assets mature or reprice more quickly than interest-bearing liabilities, falling interest rates could result in a decrease in net interest income.

The primary analytical tool used by the Company to gauge interest rate sensitivity is a net interest income simulation model used by many other financial institutions. The model, which is updated quarterly, incorporates all of the Company's assets and liabilities and off-balance sheet funding commitments, together with assumptions that reflect the current interest rate environment. The Company does not utilize off-balance sheet derivative financial instruments such as interest rate swaps, futures contracts, or other financial hedging instruments in managing interest rate risk. The model projects changes in cash flows of the various interest earning assets and interest bearing liabilities in both rising and falling interest rate environments. Based on the current portfolio mix, this model is used to estimate the effects of changes in market rates on the Company's net interest income under interest rate conditions that simulate an immediate and sustained shift in the yield curve of up and down 2 percent, as well as the effect of immediate and sustained flattening or steepening of the yield curve. This model's estimate of interest rate sensitivity takes into account the differing time intervals and differing rate change increments of each type of interest sensitive asset and liquidity.

The estimated impact of immediate changes in interest rates at the specified levels at December 31, 2000 is presented in the following table:

                                        Percentage
      Change in          Change in      change in
   Interest rates       net interest   net interest
  (In basis points)      income(1)        income
---------------------------------------------------
    +200                 $ (77,000)       (0.24%)
    -200                 $(374,000)       (1.18%)

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

Based upon the December 31, 2000 mix of interest sensitive assets and liabilities, given sustained increase in the federal funds rate of 2%, this model estimated the Company's cumulative net interest income over the next year would decrease by $77,000. This compares with a cumulative one year expected decrease in net interest income of $738,000 as of December 31, 1999. If prevailing market interest rates sustained a decrease of 2% at December 31, 2000, this model estimated the Company's cumulative one year expected decrease in net interest income would be $374,000. This compares with an expected cumulative one year increase in net interest income of $374,000 as of December 31, 1999. The model shows that at December 31, 2000 if interest rates increase, the Company has less downside interest rate risk than at December 31, 2000. Conversely, in a falling interest rate environment, at December 31, 2000 the Company has more downside interest rate risk than at December 31, 2000. The change in interest rate risk profile between 1999 and 2000 is primarily caused by a substantial increase in loan growth and the increased funding of variable rate loans that utilize a repricing index tied to prime rate. As the total measure of interest rate risk indicates, the Company is not subject to significant risk of change in its net interest margin as a result of changes in interest rates in the 2% range.

CAPITAL RESOURCES: The Company is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate mandatory and possibly additional discretionary actions by the regulators that, if undertaken, could have a material effect on the Company's financial statements. Management believes, as of December 31, 2000, that the Company and the Bank meet all capital requirements to which they are subject. The Company's leverage capital ratio at December 31, 2000 was 7.56% as compared with 7.50% as of December 31, 1999. The Company's risk-based capital ratio at December 31, 2000 was 10.92% as compared to 11.24% as of December 31, 1999.

Capital ratios are reviewed on a regular basis to ensure that capital exceeds the prescribed regulatory minimums and is adequate to meet the Company's future needs. All ratios are in excess of the regulatory definitions of "well capitalized." Management believes that, under the current regulations, the Company will continue to meet its minimum capital requirements in the foreseeable future.

The Company has no formal dividend policy, and dividends are issued solely at the discretion of the Company's Board of Directors, subject to compliance with regulatory requirements. In order to pay any cash dividend, the Company must receive payments of dividends or management fees from the Bank. There are certain regulatory limitations on the payment of cash dividends by banks. Notwithstanding regulatory restrictions, in order for the Bank to maintain a 10% risk weighted capital ratio, the Bank has the ability to pay cash dividends at December 31, 2000 of $4,662,000.

IMPACT OF INFLATION: The primary impact of inflation on the Company is its effect on interest rates. The Company's primary source of income is net interest income which is affected by changes in interest rates. The Company attempts to limit inflation's impact on its net interest margin through management of rate-sensitive assets and liabilities and the analysis of interest rate sensitivity. The effect of inflation on premises and equipment, as well as noninterest expenses, has not been significant for the periods covered in this report.

MARKET FOR COMPANY'S COMMON STOCK AND RELATED STOCK MATTERS: The Company's stock is included for quotation on the NASDAQ National Market System with a stock quotation symbol of CCOW.

The following table indicates the range of high and low sales prices for the period shown, based upon information provided by the NASDAQ National Market System.

2000                                         High       Low
--------------------------------------------------------------
4th quarter                                 $12.00     $10.63
3rd quarter                                  11.88      10.38
2nd quarter                                  10.75       8.13
1st quarter                                 $10.75     $ 7.75

1999                                         High       Low
--------------------------------------------------------------
4th quarter                                 $12.00     $ 8.50
3rd quarter                                  13.88      12.00
2nd quarter                                  14.09       9.75
1st quarter                                 $10.75     $ 8.50

Generally, the Company has retained earnings to support the growth of the Company and has not paid regular cash dividends.

PROSPECTIVE ACCOUNTING PRONOUNCEMENTS: In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards
No. 133 "Accounting for Derivative Instruments and Hedging Activities"
("SFAS 133"), which amends the disclosure requirements of Statement No. 52, "Foreign Currency Translations" and of Statement No. 107, "Disclosures about Fair Value of Financial Instruments." SFAS 133 supersedes Statements No. 80 "Accounting for Future Contracts," No. 105 "Disclosure of Information about Financial Instruments with Off-Balance Sheet Risk and Financial Instruments with Concentrations of Credit Risk" and No. 119, "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments." Under the provisions of SFAS 133, the Company is required to recognize all derivatives as either assets or liabilities in the statement of financial condition and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment,
(b) a hedge of the exposure to cash flows of a forecasted transaction, or (c) a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an available-for-sale security or a foreign-currency-denominated forecasted transaction. The accounting for changes in the fair value of a derivative (that is, gains and losses) depends on the intended use of the derivative and the resulting operation. Certain sections of SFAS No. 133 were amended in June 2000, when the FASB issued Statement No. 138 "Accounting for Certain Derivative Instruments and Certain Hedging Activities, an amendment of FASB Statement No. 133" (SFAS No. 138). SFAS No. 133, as amended by SFAS No. 138, also nullifies or modifies the consensuses reached in a number of issues addressed by the Emerging Issues Task Force. SFAS No. 133, as amended by SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133" and SFAS No. 138 are effective for all fiscal quarters of fiscal years beginning after June 15, 2000. Initial application of these statement should be as of the beginning of an entity's fiscal quarter; on that date, hedging relationships must be designated anew and documented pursuant to the provisions of these statements. Neither SFAS No. 133 nor SFAS No. 138 should be applied retroactively to financial statements of prior periods. The Company has a program in place to evaluate its financial instruments and purchase contracts.

The Company adopted SFAS 133 on January 1, 2001. The adoption of this pronouncement had no impact on the Company's financial statements.

On March 31, 2000, the Financial Accounting Standards Board ("FASB") issued FASB Interpretation No. 44, "Accounting for Certain

Transactions Involving Stock Compensation - an interpretation of APB Opinion
No. 25" (FIN No. 44). This interpretation provides guidance for issues that have arisen in applying APB Opinion No. 25, "Accounting for Stock Issued to Employees." FIN 44 applies prospectively to new awards, exchanges of awards in a business combination, modifications to outstanding awards, and changes in grantee status that occur on or after July 1, 2000, except for the provisions related to repricing and the definition of an employee which apply to awards issued after December 31, 1998. The provisions related to modifications to fixed stock option awards are effective for awards modified after January 12, 2000. Management believes the effects of adopting FIN No. 44 will not have a significant impact on its results of operations or financial position.

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of Capital Corp of the West:

    We have audited the accompanying consolidated balance sheets of Capital Corp of the West and subsidiaries (the Company) as of December 31, 2000 and 1999 and the related consolidated statements of income and comprehensive income, cash flows, and shareholders' equity for each of the years in the three year period ended December 31, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Capital Corp of the West and subsidiaries as of December 31, 2000 and 1999 and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America.

/s/ KPMG LLP

San Francisco, California
January 26, 2001

CAPITAL CORP OF THE WEST
CONSOLIDATED BALANCE SHEETS

                                                                  AS OF DECEMBER 31,
                                                              ---------------------------
(Dollars in thousands)                                           2000             1999
-----------------------------------------------------------------------------------------
ASSETS
    Cash and noninterest-bearing deposits in other banks      $  46,353        $  41,582
    Federal funds sold                                            1,415            8,640
    Time deposits at other financial institutions                   100              850
    Investment securities available for sale, at fair value     155,830          117,814
    Investment securities held to maturity, at cost              35,222           29,554
    Loans, net                                                  404,457          324,726
    Interest receivable                                           5,215            3,436
    Premises and equipment, net                                  13,021           13,163
    Goodwill and other intangible assets                          4,277            5,069
    Other assets                                                 17,131           18,716
                                                              ---------        ---------
    Total assets                                              $ 683,021        $ 563,550
                                                              =========        =========

LIABILITIES
    Deposits:
        Noninterest-bearing demand                            $ 107,581        $  87,564
        Negotiable orders of withdrawal                          84,521           72,788
        Savings                                                 184,073          164,158
        Time, under $100,000                                    131,669          101,395
        Time, $100,000 and over                                  93,654           68,996
                                                              ---------        ---------
        Total deposits                                          601,498          494,901

    Borrowed funds                                               22,427           20,814
    Accrued interest, taxes and other liabilities                 5,645            4,158
                                                              ---------        ---------
    Total liabilities                                           629,570          519,873

SHAREHOLDERS' EQUITY
    Preferred stock, no par value; 10,000,000 shares
      authorized; none outstanding
    Common stock, no par value; 20,000,000 shares
      authorized; 4,552,042 and 4,496,201 issued and
      outstanding in 2000 and 1999                               35,918           35,593
    Retained earnings                                            17,449           10,743
    Accumulated other comprehensive income (loss)                    84           (2,659)
                                                              ---------        ---------
        Total shareholders' equity                               53,451           43,677
                                                              ---------        ---------
        Total liabilities and shareholders' equity            $ 683,021        $ 563,550
                                                              =========        =========

          SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CAPITAL CORP OF THE WEST
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

                                                                        YEARS ENDED DECEMBER 31,
                                                                  ------------------------------------
(Dollars in thousands, except per share data)                       2000          1999          1998
------------------------------------------------------------------------------------------------------
INTEREST INCOME:
    Interest and fees on loans                                    $38,643       $30,255       $25,159
    Interest on deposits with other financial institutions             39           156            57
    Interest on investment securities held to maturity:
        Taxable                                                     2,055         1,116         1,257
        Non-taxable                                                   223           190             -
    Interest on investment securities available for sale:
        Taxable                                                     8,154         6,013         6,091
        Non-taxable                                                 1,124         1,188           797
    Interest on federal funds sold                                    650           443         1,253
                                                                  -------       -------       -------
        Total interest income                                      50,888        39,361        34,614
INTEREST EXPENSE:
DEPOSITS:
    Negotiable orders of withdrawal                                   503           458           503
    Savings                                                         7,095         5,752         5,696
    Time, under $100,000                                            6,613         4,504         4,418
    Time, $100,000 and over                                         5,029         2,570         1,725
                                                                  -------       -------       -------
        Total interest on deposits                                 19,240        13,284        12,342
    Other borrowings                                                1,528           756         1,292
                                                                  -------       -------       -------
        Total interest expense                                     20,768        14,040        13,634
NET INTEREST INCOME                                                30,120        25,321        20,980
Provision for loan losses                                           3,286         2,659         3,903
                                                                  -------       -------       -------
Net interest income after provision for loan losses                26,834        22,662        17,077
OTHER INCOME:
    Service charges on deposit accounts                             3,527         3,254         2,807
    Income from sale of real estate                                   390           260           540
    Other                                                           1,490         1,575         1,491
                                                                  -------       -------       -------
        Total other income                                          5,407         5,089         4,838
OTHER EXPENSES:
    Salaries and related benefits                                  11,066         9,699         7,958
    Premises and occupancy                                          1,714         1,579         1,325
    Equipment                                                       2,558         2,144         2,155
    Professional fees                                               1,101         1,060         1,203
    Supplies                                                          660           551           609
    Marketing                                                         890           708           656
    Goodwill and intangible amortization                              792           792           778
    Other                                                           3,993         4,005         3,560
                                                                  -------       -------       -------
        Total other expenses                                       22,774        20,538        18,244

Income before provision for income taxes                            9,467         7,213         3,671
Provision for income taxes                                          2,761         2,104           930
                                                                  -------       -------       -------
Net income                                                        $ 6,706       $ 5,109       $ 2,741
------------------------------------------------------------------------------------------------------
COMPREHENSIVE INCOME:
Unrealized gain (loss) on securities arising during the
  period                                                            2,424        (2,615)         (112)
Less: reclassification adjustment for losses (gains)
  Included in net income                                              319           (72)          (55)
                                                                  -------       -------       -------
Comprehensive income                                              $ 9,449       $ 2,422       $ 2,574
                                                                  =======       =======       =======
------------------------------------------------------------------------------------------------------
Basic earnings per share                                          $  1.48       $  1.12       $  0.60
Diluted earnings per share                                        $  1.44       $  1.09       $  0.58

          SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CAPITAL CORP OF THE WEST
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                            COMMON STOCK                       Accumulated
                                       -----------------------                    Other
                                        Number of                Retained     Comprehensive
(Dollars in thousands)                   shares       Amounts    Earnings     Income (Loss)      Total
--------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1997                4,377      $ 33,928    $  6,125       $    195       $ 40,248
--------------------------------------------------------------------------------------------------------

5% stock dividend, including payment
   for fractional shares                    219         3,226      (3,232)             -             (6)
Exercise of stock options                    11           109           -              -            109
Net change in fair market value of
   available for sale investment
   securities, net of tax effect of
   ($106)                                     -             -           -           (167)          (167)
Adjustment - stock option plan                -          (121)          -              -           (121)
Net income                                    -             -       2,741              -          2,741
--------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1998                4,607      $ 37,142    $  5,634       $     28       $ 42,804
--------------------------------------------------------------------------------------------------------

Exercise of stock options                    26           219           -              -            219
Stock repurchases                          (137)       (1,768)          -              -         (1,768)
Net change in fair market value of
   available for sale investment
   securities net of tax effect of
   ($1,824)                                   -             -           -         (2,687)        (2,687)
Net income                                    -             -       5,109              -          5,109
--------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1999                4,496      $ 35,593    $ 10,743       $ (2,659)      $ 43,677
--------------------------------------------------------------------------------------------------------

Exercise of stock options                    50           253           -              -            253
Issuance of shares pursuant to 401K
   and ESOP plans                             6            72           -              -             72
Net change in fair market value of
   available for sale investment
   securities net of tax effect of
   ($1,768)                                   -             -           -          2,743          2,743
Net income                                    -             -       6,706              -          6,706
--------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 2000                4,552      $ 35,918    $ 17,449       $     84       $ 53,451
--------------------------------------------------------------------------------------------------------

          SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CAPITAL CORP OF THE WEST
CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                  YEARS ENDED DECEMBER 31,
                                                              ---------------------------------
(Dollars in thousands)                                          2000        1999        1998
-----------------------------------------------------------------------------------------------
OPERATING ACTIVITIES:
Net income                                                    $   6,706   $   5,109   $   2,741
Adjustments to reconcile net income to net cash provided by
    operating activities:
    Provision for loan losses                                     3,286       2,659       3,903
    Depreciation, amortization and accretion, net                 2,291       2,763       3,374
    (Benefit) provision for deferred income taxes                  (405)     (1,090)        310
    Gain on sale of real estate                                    (390)       (260)       (540)
    Net increase in interest receivable & other assets           (1,167)     (2,820)        208
    Net decrease in deferred loan fees                             (117)       (699)     (1,085)
    Net increase (decrease) in accrued interest payable &
      other liabilities                                           1,539       1,727        (763)
-----------------------------------------------------------------------------------------------
Net cash provided by operating activities                        11,743       7,389       8,148
-----------------------------------------------------------------------------------------------
INVESTING ACTIVITIES:
    Investment security purchases - available for sale
      securities                                                (25,062)    (20,272)    (46,213)
    Investment security purchases - held to maturity
      securities                                                 (4,594)          -           -
    Investment security purchases mortgage-backed securities
      and collateralized mortgage obligations                   (42,301)    (27,522)    (27,863)
    Proceeds from maturities of available for sale
      investment securities                                         869       1,719       3,127
    Proceeds from maturities of held to maturity investment
      securities                                                  1,017       1,000           -
    Proceeds from maturities of mortgage-backed securities
      and collateralized mortgage obligations                    11,933      26,279      35,752
    Proceeds from sales of available for sale investment
      securities                                                  8,188      13,777       9,088
    Proceeds from sales of mortgage-backed securities and
      collateralized mortgage obligations                        10,623       7,574      18,131
    Net decrease (increase) in time deposits in other
      financial institutions                                        750        (250)         (1)
    Proceeds from sales of commercial and real estate loans       3,397       1,023       6,826
    Origination of loans                                       (224,804)   (227,590)   (179,866)
    Proceeds from repayment of loans                            138,718     163,982     119,730
    Purchases of premises and equipment                          (1,804)     (1,585)     (2,090)
    Proceeds from sales of real estate held for sale or
      development                                                   390         260         478
-----------------------------------------------------------------------------------------------
Net cash used in investing activities                          (122,680)    (61,605)    (62,901)
-----------------------------------------------------------------------------------------------
FINANCING ACTIVITIES:
    Net increase in demand, NOW and savings deposits             51,612       6,966      60,997
    Net increase in certificates of deposit                      54,933      43,777      26,818
    Net increase (decrease) in other borrowings                   1,613      10,348     (11,583)
    Issued shares for benefit plan purchases                         72           -           -
    Stock repurchases                                                 -      (1,768)          -
    Fractional shares purchased                                       -           -          (6)
    Exercise of stock options, net                                  253         219         (12)
-----------------------------------------------------------------------------------------------
Net cash provided by financing activities                       108,483      59,542      76,214
-----------------------------------------------------------------------------------------------
    Net (decrease) increase in cash and cash equivalents         (2,454)      5,326      21,461
    Cash and cash equivalents at beginning of year               50,222      44,896      23,435
-----------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                      $  47,768   $  50,222   $  44,896
-----------------------------------------------------------------------------------------------
Supplemental disclosure of non-cash investing and financing
    activities:
    Investment securities unrealized gains (losses), net of
      taxes                                                   $   2,743   $  (2,687)  $    (167)
    Interest paid                                                20,657      13,788      13,524
    Income tax payments                                           2,880       2,827       1,564
    Transfer of securities from available for sale to held
      to maturity                                                     -       4,499       9,636
    Loans transferred to other real estate owned                    443         187         478

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

PRINCIPLES OF CONSOLIDATION: The consolidated financial statements of Capital Corp of the West include its subsidiaries: County Bank (the "Bank") and Capital West Group ("CWG"). Town and Country Finance and Thrift was acquired in June 1996 and merged into County Bank on November 23, 1999. CWG, a subsidiary formed in 1996, became inactive in 1997. All significant intercompany balances and transactions are eliminated.

The consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America and prevailing practices in the financial services industry. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reported period. Actual results could differ from those estimates applied in the preparation of the consolidated financial statements. A material estimate that is particularly susceptible to change in the near term relates to the determination of the allowance for loan losses.

CASH AND CASH EQUIVALENTS: The Company maintains deposit balances with various banks which are necessary for check collection and account activity charges. Cash in excess of immediate requirements is invested in federal funds sold or other short term investments. Generally, federal funds are sold for periods from one to thirty days. Cash, noninterest bearing deposits in other banks and federal funds sold are considered to be cash and cash equivalents for the purposes of the consolidated statements of cash flows. Banks are required to maintain minimum average reserve balances with the Federal Reserve Bank. The amount of those reserve balances was approximately $93,000 at December 31, 2000.

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

LOANS: Loans are carried at the principal amount outstanding, net of unearned income, including deferred loan origination fees and costs. Nonrefundable loan origination and commitment fees and the direct costs associated with originating or acquiring the loans are deferred and amortized as an adjustment to interest income over the life of the related loan using a method that approximates the level yield method. Deferred loan origination costs totaled $1,741,000 and $1,878,000 at December 31, 2000 and 1999.

Deferred loan origination fees totaled $1,006,000 and $1,026,000 at December 31, 2000 and 1999.

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

GAIN OR LOSS ON SALE OF LOANS AND SERVICING RIGHTS: The Company services both sold and retained portions of United States Small Business Administration (SBA) loans and a portfolio of mortgage loans. Accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities are based on consistent application of a financial components approach that focuses on control. It distinguishes transfers of financial assets that are sales from transfers that are secured borrowings. Servicing assets and other retained interests in transferred assets are measured by allocating the previous carrying amount of the transferred assets between the assets sold, if any, and the retained interests, if any, based on their relative fair values at the date of transfer. Liabilities and derivatives incurred or obtained by transferors as part of a transfer of financial assets are initially measured at fair value. Servicing assets and liabilities, which are carried at the lower of cost or market, are subsequently amortized in proportion to and over the period of, estimated net servicing income or loss and assessed for asset impairment or increased obligation based on fair value.

The Bank recognizes a gain and a related asset for the fair value of the rights to service loans for others when loans are sold. The fair value of the servicing assets are estimated based upon the present value of the estimated expected future cash flows. The cash flows are calculated using a discount rate commensurate with the risk involved and include estimates of future revenues and expenses, including assumptions about defaults and prepayments. The Company measures the impairment of the servicing asset based on the difference between the carrying amount of the servicing asset and its current fair value. As of

December 31, 2000 and 1999, there was no impairment in mortgage servicing assets.

Real estate mortgage loans held for sale are carried at the lower of cost or market at the balance sheet date. There were no loans held for sale as of December 31, 2000 and 1999. Gains or losses are recognized at the time of sale and are calculated based on the amounts received and the book value of the loans sold.

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

INTANGIBLE ASSETS: Goodwill, representing the excess of purchase price paid over the fair value of net assets acquired in an acquisition, was generated with the purchase of the Thrift in June 1996. The Thrift's assets, including intangible assets, were subsequently merged into County Bank in November, 1999, and the Thrift's charter was eliminated. Goodwill associated with the purchase of the Thrift is being amortized over 18 years. Core deposit intangibles, representing the excess of purchase price paid over the fair value of net savings deposits acquired, were generated by the purchase of the Thrift in June 1996 and the purchase of three branches from the Bank of America in December, 1997. Core deposit intangibles are being amortized over 10 and 7 years, respectively. Intangible assets are reviewed on a periodic basis for impairment. If such impairment is indicated, recoverability of the asset is assessed based upon expected undiscounted net cash flows.

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

DEFERRED COMPENSATION: The Company has purchased single premium universal life insurance policies in conjunction with implementation of salary continuation plans for certain members of management and a deferred compensation plan for certain members of the Board of Directors. The Company is the owner and beneficiary of these policies. The cash surrender value of the insurance policies is recorded in other assets and these values totaled $6,075,000 and $5,792,000 as of December 31, 2000 and 1999. Income from these policies is recorded in other income and the load, mortality and surrender charges have been recorded in other expenses. An accrued liability of $1,486,000 and $878,000 as of December 31, 2000 and 1999 was recorded to reflect the present value of the expected retirement benefits for the salary continuation plans and the deferred compensation benefits and was included in other liabilities. Deferred Compensation expense of $567,000 and $242,000 was recorded for the twelve months ending December 31, 2000 and 1999.

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

INCOME TAX CREDITS: The Company has investments in limited partnerships which own low income affordable housing projects that generate tax benefits in the form of federal and state housing tax credits. As an investor in these partnerships, the Company receives tax benefits in the form of tax deductions from partnership operating losses and income tax credits. These income tax credits are earned over a 10 year period as a result of the investment meeting certain criteria and are subject to recapture over a 15 year period. The expected benefit resulting from the affordable housing income tax credits is recognized in the period in which the tax benefit is recognized in the Company's consolidated tax returns. These investments are accounted for using the cost method and are evaluated at each reporting period for impairment. The Bank had investments in these partnerships of $6,800,000 and $5,800,000 as of December 31, 2000 and 1999 which were included in other assets.

STOCK OPTION PLAN: The Company accounts for its stock option plan in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, and related interpretations. As such, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price.

EARNINGS PER SHARE: Basic earnings per share (EPS) includes no dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution of securities that could share in the earnings of an entity.

COMPREHENSIVE INCOME: Comprehensive income consists of net income and unrealized gains (losses) on securities and is presented in the consolidated statements of income and comprehensive income.

RECLASSIFICATIONS: Certain reclassifications have been made to the 1999 amounts to conform with the 2000 presentations.

NOTE 2. INVESTMENT SECURITIES

The amortized cost and estimated market value of investment securities at December 31, are summarized below:

                                                                             Gross        Gross      Estimated
                                                              Amortized    Unrealized   Unrealized      Fair
(Dollars in thousands)                                           Cost        Gains        Losses       Value
---------------------------------------------------------------------------------------------------------------
2000
---------------------------------------------------------------------------------------------------------------
AVAILABLE FOR SALE SECURITIES:
U.S. Treasury and U.S. Government agencies                    $  35,413     $   564      $    38     $  35,939
State & political subdivisions                                   24,631          74          535        24,170
Mortgage-backed securities                                       54,364         370          325        54,409
Collateralized mortgage obligations                              29,237         102          324        29,015
Corporate debt securities                                         9,674         186           27         9,833
                                                              ---------     -------      -------     ---------
    Total debt securities                                       153,319       1,296        1,249       153,366
Equity securities                                                 2,464           -            -         2,464
                                                              ---------     -------      -------     ---------
    Total available for sale securities                         155,783       1,296        1,249       155,830
                                                              ---------     -------      -------     ---------
HELD TO MATURITY SECURITIES:
U.S. Treasury & U.S. government agencies                          4,595           -            -         4,595
State and political subdivisions                                  4,375          78           --         4,453
Mortgage-backed securities                                       22,736         269          201        22,804
Collateralized mortgage obligations                               3,516          44            -         3,560
                                                              ---------     -------      -------     ---------
    Total held to maturity securities                            35,222         391          201        35,412
                                                              ---------     -------      -------     ---------
---------------------------------------------------------------------------------------------------------------
1999
---------------------------------------------------------------------------------------------------------------
AVAILABLE FOR SALE SECURITIES:
U.S. Treasury & U.S. Government agencies                      $  17,113     $     -      $   357     $  16,756
State & political subdivisions                                   25,421          15        2,065        23,371
Mortgage-backed securities                                       45,253          42        1,572        43,723
Collateralized mortgage obligations                              20,847           -          506        20,341
Corporate debt securities                                         9,681          67           88         9,660
                                                              ---------     -------      -------     ---------
    Total debt securities                                       118,315         124        4,588       113,851
Equity securities                                                 3,963           -            -         3,963
                                                              ---------     -------      -------     ---------
    Total available for sale securities                         122,278         124        4,588       117,814
                                                              ---------     -------      -------     ---------
HELD TO MATURITY SECURITIES:
U.S. Treasury & U.S. government agencies                          1,004           -            3         1,001
State and political subdivisions                                  4,389           -          230         4,159
Mortgage-backed securities                                       24,161           -          646        23,515
                                                              ---------     -------      -------     ---------
    Total held to maturity securities                            29,554           -          879        28,675
                                                              ---------     -------      -------     ---------

At December 31, 2000 and 1999, investment securities with carrying values of approximately $124,396,000 and $105,008,000, respectively, were pledged as collateral for deposits of public funds, government deposits, the Bank's use of the Federal Reserve Bank's discount window and Federal Home Loan Bank line of credit. The Bank is a member of the Federal Reserve Bank and the Federal Home Loan Bank. The Bank carried balances, stated at cost, of $1,223,000 and $2,378,000 of Federal Home Loan Bank stock and $886,000 and $1,229,000 of Federal Reserve Bank stock as of December 31, 2000 and 1999. The Company recognized gross gains on the sale of securities of $0, $0, and $13,000, in 2000, 1999, and 1998. Gross losses of $235,000, $118,000 and $16,000 were recognized in 2000, 1999, and 1998.

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

The carrying and estimated fair values of debt securities at December 31, 2000 by contractual maturity, are shown on the following table. Actual maturities may differ from contractual maturities because issuers generally have the right to call or prepay obligations with or without call or prepayment penalties.

                                                              Amortized    Estimated
(Dollars in thousands)                                           Cost      Fair Value
-------------------------------------------------------------------------------------
AVAILABLE FOR SALE DEBT SECURITIES:
    One year or less                                          $   1,019    $   1,008
    One to five years                                            29,281       29,511
    Five to ten years                                            23,201       23,238
    Over ten years                                               16,217       16,185
    Mortgage-backed securities and CMOs                          83,601       83,424
                                                              ---------    ---------
        Total available for sale debt securities              $ 153,319    $ 153,366
                                                              =========    =========

HELD TO MATURITY DEBT SECURITIES:
    One year or less                                          $       -    $       -
    One to five years                                                 -            -
    Five to ten years                                             5,937        5,951
    Over ten years                                                3,033        3,097
    Mortgage-backed securities and CMOs                          26,252       26,364
                                                              ---------    ---------
        Total held to maturity debt securities                $  35,222    $  35,412
                                                              =========    =========

NOTE 3. LOANS

Loans at December 31 consisted of the following:

(Dollars in thousands)                                           2000         1999
-------------------------------------------------------------------------------------
Commercial                                                    $  71,920    $  53,932
Agricultural                                                     84,032       58,247
Real estate - mortgage                                          141,575      120,978
Real estate - construction                                       30,133       11,926
Consumer                                                         85,004       86,185
                                                              ---------    ---------
    Gross loans                                                 412,664      331,268
Less allowance for loan losses                                    8,207        6,542
                                                              ---------    ---------
Net loans                                                     $ 404,457    $ 324,726
                                                              =========    =========

These loans are net of deferred loan costs of $1,006,000 and $1,026,000 and deferred loan costs of $1,741,000 and $1,878,000 as of December 31, 2000 and 1999.

Nonaccrual loans totaled $2,243,000 and $1,984,000 at December 31, 2000 and 1999. Foregone interest on nonaccrual loans was approximately $224,000, $143,000 and $91,000 for the years ended December 31, 2000, 1999 and 1998.

Impaired loans are loans for which it is probable that the Company will not be able to collect all amounts due. At December 31, 2000 and 1999, the recorded investment in impaired loans of $2,340,000 and $1,990,000 which had a related allowance for loan losses of $302,000 and $497,000 in 2000 and 1999. The average outstanding balance of impaired loans for the years ended December 31, 2000, 1999 and 1998 was $2,165,000, $2,215,000, and $1,876,000, on which $79,000,
$126,000 and $134,000, was recognized as interest income on a cash basis.

At December 31, 2000 and 1999, the collateral value method was used to measure impairment for all loans classified as impaired. The following table shows the recorded investment in impaired loans by loan category at December 31:

(Dollars in thousands)          2000       1999
-------------------------------------------------
Commercial                    $   734    $   635
Agricultural                    1,423        921
Consumer and other                183        434
                              -------    -------
                              $ 2,340    $ 1,990
                              =======    =======

The following is a summary of changes in the allowance for loan losses during the years ended December 31:

(Dollars in thousands)    2000       1999       1998
------------------------------------------------------
Balance at beginning
  of year               $  6,542   $  4,775   $  3,833
Loans charged-off         (2,394)    (1,854)    (3,526)
Recoveries of loans
  previously charged-
  off                        773        962        565
Provision for loan
  losses                   3,286      2,659      3,903
                        --------   --------   --------
Balance at end of year  $  8,207   $  6,542   $  4,775
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

Activity in loans to, or guaranteed by, directors and executive offices and their related businesses at December 31, are summarized as follows:

(Dollars in thousands)               2000       1999
------------------------------------------------------
Balance at beginning of year       $   562     $ 280
Loan advances and renewals           1,777       328
Loans matured or collected             (96)       (8)
Other changes                          (17)      (38)
                                   -------     -----
Balance at end of year             $ 2,226     $ 562
                                   =======     =====

Other changes in 2000 and 1999 represent loans to former directors and executive officers of the Company who are no longer related parties.

NOTE 4. PREMISES AND EQUIPMENT

Premises and equipment consisted of the following at December 31:

(Dollars in thousands)           2000        1999
----------------------------------------------------
Land                           $  1,349    $  1,349
Buildings                         8,544       8,339
Leasehold improvements            1,605       1,176
Furniture and equipment          11,863      10,693
                               --------    --------
    Subtotal                     23,361      21,557
Less accumulated depreciation
  and amortization               10,340       8,394
                               --------    --------
    Premises and equipment,
      net                      $ 13,021    $ 13,163
                               ========    ========

Included in the totals above is construction in progress of $207,000 and $154,000 at December 31, 2000 and 1999 respectively. Depreciation expense totaled $1,946,000, $1,741,000 and $1,716,000 in 2000, 1999 and 1998.

NOTE 5. BORROWED FUNDS

At December 31, 2000 and 1999 the Company's borrowed funds consisted of the following:

(Dollars in thousands)        2000        1999
-------------------------------------------------

Treasury tax loan, dated
  December 31, 2000;
  variable rate of 6.25%;
  rate reprices monthly
  based on the federal
  funds rate; payable on
  January 5, 2001           $  4,672    $  5,000

FHLB loan, dated
  February 11, 2000;
  variable rate of 6.65%;
  rate reprices monthly
  based on the 1 month
  LIBOR; payable
  February 12, 2001            3,000           -

FHLB loan, dated
  February 11, 2000; fixed
  rate of 6.73%; payable
  on February 11, 2005;
  fixed rate of 5.75% as
  of December 31, 1999         1,000       5,000

(Dollars in thousands)        2000        1999
-------------------------------------------------
FHLB loan, dated
  February 11, 2000; fixed
  rate of 6.36%; payable
  on February 11, 2005;
  fixed rate of 5.75% as
  of December 31, 1999         1,000       5,000

FHLB loan, dated
  February 16, 2000;
  variable rate of 6.62%;
  rate reprices monthly
  based on the 1 month
  LIBOR; payable on
  February 16, 2001            5,600       2,600

FHLB loan, dated
  February 16, 2000; fixed
  rate of 6.48%; payable
  on February 16, 2005         1,000           -

FHLB loan, dated
  February 16, 2000; fixed
  rate of 6.83%; payable
  on February 16, 2005         1,000           -

FHLB loan, dated
  March 20, 2000; fixed
  rate of 6.55%; payable
  on March 21, 2005            2,000           -

Long-term mortgage note
  from unaffiliated bank
  dated December 11,
  1997; fixed rate of
  7.80%; principal and
  interest payable monthly
  at $15,017; payments
  calculated as fully
  amortizing over 15 years
  with a 10 year call          3,155       3,214
                            --------    --------

Total borrowed funds        $ 22,427    $ 20,814
                            ========    ========

The Company maintains a secured line of credit with the Federal Home Loan Bank of San Francisco (FHLB). Based on the FHLB stock requirements at December 31, 2000, this line provided for maximum borrowings of $49,608,000 of which $14,600,000 was outstanding, leaving $35,008,000 available. At December 31, 2000 this borrowing line is collateralized by securities with a market value of $52,219,000. At December 31, 1999, the line of credit collateralized by securities totaled $52,392,000 of which $12,600,000 was outstanding. Interest expense related to FHLB borrowings totaled $951,000, $375,000, and $906,000 in 2000, 1999, and 1998. The Company had additional unused, lines of credit secured my mortgage notes of $7,000,000 at December 31, 2000 and 1999. In addition, the Company had an unused, unsecured line of credit of $2,000,000 as of December 31, 2000.

The Company incurred interest expense of $249,000, $273,000, and $260,000 in 2000, 1999, and 1998, related to the notes with unaffiliated banks. The long-term note dated December 11, 1997 is secured by Company land and buildings. Interest expense related to federal funds purchased was $16,000, $80,000, and $2,000 in 2000, 1999 and 1998. Compensating balance arrangements are not significant to the operations of the Company.

Principal payments required to service the Company's borrowings during the next five years are:

(Dollars in thousands)
------------------------------------------------
2001                                   $ 13,327
2002                                         61
2003                                         66
2004                                         71
2005                                      6,077
Thereafter                                2,825
                                       --------
Total borrowed funds                   $ 22,427
                                       ========

NOTE 6. REAL ESTATE OPERATIONS

As of December 31, 2000, MAID had no real estate holdings. During 2000, the last remaining real estate parcel held by MAID was sold.

Summarized below is condensed financial information of MAID:

CONDENSED BALANCE SHEETS            DECEMBER 31,
(Dollars in thousands)           2000        1999
---------------------------------------------------
ASSETS:
Cash on deposit with County
  Bank                           $ 51       $ 114
Notes receivable and other
  assets                            -          28
                                 ----       -----
    Total assets                 $ 51       $ 142
                                 ====       =====
LIABILITIES AND SHAREHOLDER'S
  EQUITY:
Accounts payable and other       $ 50       $  27
Shareholder's equity                1         115
                                 ----       -----
    Total liabilities and
      shareholder's equity       $ 51       $ 142
                                 ====       =====

CONDENSED STATEMENT OF             YEARS ENDED
OPERATIONS                         DECEMBER 31,
(Dollars in thousands)      2000       1999       1998
--------------------------------------------------------
Revenues                   $ 381      $  10      $ 354
Expenses                      15         66         22
                           -----      -----      -----
Income before income
  taxes                    $ 366      $ (56)     $ 332
                           =====      =====      =====

NOTE 7. INCOME TAXES
The provision for income taxes for the years ended December 31 is comprised of the following:

(Dollars in thousands)    Federal     State      Total
-------------------------------------
2000
Current                   $ 2,612     $ 554     $  3,166
Deferred                     (597)      192         (405)
                          -------     -----     --------
                          $ 2,015     $ 746     $  2,761
                          =======     =====     ========
--------------------------------------------------------
1999
Current                   $ 2,248     $ 946     $  3,194
Deferred                     (772)     (318)      (1,090)
                          -------     -----     --------
                          $ 1,476     $ 628     $  2,104
                          =======     =====     ========
--------------------------------------------------------
1998
Current                   $   567     $  53     $    620
Deferred                      223        87          310
                          -------     -----     --------
                          $   790     $ 140     $    930
                          =======     =====     ========

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2000 and 1999 consists of the following:

(Dollars in Thousands)          2000       1999
-------------------------------------------------
DEFERRED TAX ASSETS:
    Real estate subsidiary    $     -    $   939
    Allowance for loan
      losses                    2,675      1,788
    Deferred compensation         612        362
    Intangible amortization       301          -
    Nonaccrual interest            92        125
    State franchise taxes          99          -
    Tax Credits                     -        253
    Investment securities
      unrealized loss               -      1,739
    Other                          70        430
                              -------    -------
        Total gross deferred
          tax assets            3,849      5,636
    Less valuation allowance      (20)       (20)
                              -------    -------
    Deferred tax assets       $ 3,829    $ 5,616
                              =======    =======
DEFERRED TAX LIABILITIES:
    Fixed assets              $   125    $   358
    State franchise taxes           -        286
    Investment securities
      unrealized gain              55          -
    Investment in
      partnerships                116         26
    Other                          82        106
                              -------    -------
        Total gross deferred
          tax liabilities         378        776
                              -------    -------
        Net deferred tax
          assets              $ 3,451    $ 4,840
                              =======    =======

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods which the deferred tax assets are deductible, management believes it is more likely than not the Company will realize the benefits of these deductible differences, net of the existing valuation allowances at December 31, 2000 and 1999.

A reconciliation of the provision for income taxes to the statutory federal income tax rate follows:

(Dollars in thousands)     2000       1999       1998
-------------------------------------------------------
Statutory (34%) federal
  income tax rate due    $ 3,218    $ 2,452    $ 1,248
State franchise tax,
  net of federal income
  tax benefit                504        516        263
Tax exempt interest
  income, net               (390)      (413)      (239)
Housing tax credits         (550)      (375)      (426)
Intangible amortization       43         43         33
Cash surrender value
  life insurance            (106)       (98)       (69)
Other                         42        (21)       120
                         -------    -------    -------
Provision for income
  taxes                  $ 2,761    $ 2,104    $   930
                         =======    =======    =======

NOTE 8. REGULATORY MATTERS

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

Management believes, as of December 31, 2000 that the Company and the Bank meet all capital adequacy requirements to which they are subject, including the ratio test for a well capitalized bank under the regulatory framework for prompt corrective action. The most recent notification from the FRB categorized the Company and the Bank as well capitalized under the FDICIA regulatory framework for prompt corrective action. Subsequent to this notification, there are no conditions or events that management believes have changed the risk based capital category of the Company and the Bank. To be categorized as well capitalized, the Bank must meet minimum ratios.

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

The Company's and Bank's actual capital amounts and ratios as of December 31, 2000 are as follows:

                                                                                                  TO BE WELL
                                                                                                 CAPITALIZED
                                                                                                 UNDER PROMPT
                                                                          FOR CAPITAL             CORRECTIVE
                                                                            ADEQUACY                ACTION
(DOLLARS IN THOUSANDS)                                ACTUAL                PURPOSES              PROVISIONS
-----------------------------------------------------------------------------------------------------------------
THE COMPANY:                                    Amount      Ratio      Amount      Ratio      Amount      Ratio
-----------------------------------------------------------------------------------------------------------------
Total capital (to risk weighted assets)        $ 55,462     10.92%    $ 40,640      8.0%     $ 50,800      10.0%
Tier I capital (to risk weighted assets)         49,089      9.66       20,320      4.0        30,480       6.0
Leverage ratio(1)                                49,089      7.56       25,973      4.0        32,467       5.0
-----------------------------------------------------------------------------------------------------------------
THE BANK:
-----------------------------------------------------------------------------------------------------------------
Total capital (to risk weighted assets)          52,701     10.57       39,902      8.0        49,878      10.0
Tier I capital (to risk weighted assets)         46,442      9.31       19,951      4.0        29,927       6.0
Leverage ratio(1)                              $ 46,442      7.21%    $ 25,759      4.0%     $ 32,192       5.0%

(1) THE LEVERAGE RATIO CONSISTS OF TIER I CAPITAL DIVIDED BY QUARTERLY AVERAGE ASSETS. THE MINIMUM LEVERAGE RATIO IS 3 PERCENT FOR BANKING ORGANIZATIONS THAT DO NOT ANTICIPATE SIGNIFICANT GROWTH AND THAT HAVE WELL-DIVERSIFIED RISK, EXCELLENT ASSET QUALITY AND IN GENERAL, ARE CONSIDERED TOP-RATED BANKS.

The Company's and Bank's actual capital amounts and ratios as of December 31, 1999 are as follows:

                                                                                                  To Be Well
                                                                                                 Capitalized
                                                                          For Capital            Under Prompt
                                                                            Adequacy              Corrective
(Dollars in thousands)                                Actual                Purposes          Action Provisions
-----------------------------------------------------------------------------------------------------------------
THE COMPANY:                                    Amount      Ratio      Amount      Ratio      Amount      Ratio
-----------------------------------------------------------------------------------------------------------------
Total capital (to risk weighted assets)        $ 46,448     11.24%    $ 33,058      8.0%     $ 41,322      10.0%
Tier I capital (to risk weighted assets)         41,266      9.99       16,529      4.0        24,793       6.0
Leverage ratio(1)                                41,266      7.50       21,999      4.0        27,498       5.0
-----------------------------------------------------------------------------------------------------------------
THE BANK:
-----------------------------------------------------------------------------------------------------------------
Total capital (to risk weighted assets)          43,714     10.73       32,605      8.0        40,756      10.0
Tier I capital (to risk weighted assets)         38,602      9.47       16,302      4.0        24,453       6.0
Leverage ratio(1)                              $ 38,602      7.09%    $ 21,785      4.0%     $ 27,231       5.0%

(1) THE LEVERAGE RATIO CONSISTS OF TIER I CAPITAL DIVIDED BY QUARTERLY AVERAGE ASSETS. THE MINIMUM LEVERAGE RATIO IS 3 PERCENT FOR BANKING ORGANIZATIONS THAT DO NOT ANTICIPATE SIGNIFICANT GROWTH AND THAT HAVE WELL-DIVERSIFIED RISK, EXCELLENT ASSET QUALITY AND IN GENERAL, ARE CONSIDERED TOP-RATED BANKS.

NOTE 9. COMMITMENTS AND FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET CREDIT RISK

At December 31, 2000, the Company has operating lease rental commitments for remaining terms of one to ten years. The Company has options to renew one of its leases for a period of 15 years. The minimum future commitments under noncancelable lease agreements having terms in excess of one year at December 31, 2000 are as follows:

(Dollars in thousands)
------------------------------------------------
2001                                    $   610
2002                                        609
2003                                        581
2004                                        507
2005                                        464
Thereafter                                1,499
                                        -------
Total minimum lease payments            $ 4,270
                                        =======

Rent expense was approximately $598,000, $477,000, and $619,000 for the years ended December 31, 2000, 1999 and 1998.

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

Financial instruments whose contractual amount represents risk:

                             AS OF DECEMBER 31
                          ---------------------
(Dollars in thousands)       2000         1999
-------------------------------------------------
Commitments to extend
  credit                  $ 144,480    $ 101,847
Standby letters of
  credit                      1,320        2,674

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

NOTE 10. TIME DEPOSITS

At December 31, 2000 the aggregate maturities for time deposits are as follows:

(Dollars in thousands)
------------------------------------------------
2001                                   $195,110
2002                                     25,358
2003                                      3,802
2004                                         30
2005                                        775
Thereafter                                  248

NOTE 11. CONCENTRATIONS OF CREDIT RISK

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

Loans to businesses and agricultural communities make up nearly 80% of the Bank's loan portfolio. Wholesale activities are spread across a wide spectrum including commercial loans to businesses, construction and permanent real estate financing, short and long term agricultural loans for production and real estate purposes and SBA financing. Where appropriate, collateral is taken to secure and reduce the Bank's credit risk. Each loan is submitted to an individual risk grading process but the borrowers' ability to repay is dependent, in part, upon factors affecting the local and national economies.

NOTE 12. EMPLOYEE AND DIRECTOR BENEFIT PLANS

The Company has a noncontributory employee stock ownership plan ("ESOP") and an employee savings plan covering substantially all employees. During 2000, 1999, and 1998, the Company contributed approximately $288,000, $217,000, and $193,000, to the ESOP and $95,000, $70,000, and $70,000, to the employee savings plan.

Under provisions of the ESOP, the Company can make discretionary contributions to be allocated based on eligible individual annual compensation, as approved by the Board of Directors. Contributions to the ESOP are recognized as compensation expense. For the years December 31, 2000, 1999, and 1998, the ESOP owned 164,800, 154,305, and 130,441 shares of the Company's stock. ESOP shares are included in the weighted average number of shares outstanding for earnings per share computations.

The employee savings plan allowed participating employees to contribute up to $10,500 each in 2000. The Company matched 25% of the employees' elective contribution, as defined, not to exceed 10% of eligible annual compensation.

The Company maintains a non-qualified salary continuation plan for certain senior executive officers of the Company and the Bank. Under the plan, the Company has agreed to pay these executives retirement benefits for a ten to fifteen year period after their retirement so long as they meet certain length of service vesting requirements. The plan is informally linked to several single premium universal life insurance policies that provide life insurance on certain senior executive officers with the Company named as the owner and beneficiary of these policies. Salary continuation expense totaled $595,000, $341,000 and $244,000 in 2000, 1999 and 1998.

The Company also maintains a non-qualified deferred compensation plan for members of the board of directors of the Company and the Bank. Under the deferred compensation plan, members of the board of directors have the ability to defer compensation they receive as directors until they reach retirement age, so long as they meet certain length of service vesting requirements. Upon reaching retirement age, the Company has agreed to pay these directors retirement benefits over a ten year period. The plan is informally linked to several single premium universal life insurance policies that provide life insurance on certain directors with the Company named as the owner and beneficiary of these policies. Deferred compensation expense totaled $63,000, $58,000 and $60,000 in 2000, 1999 and 1998.

NOTE 13. STOCK OPTION PLAN

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

A summary of the status of the Company's stock options as of and for the years ended December 31, 2000, 1999, and 1998, and changes during the years ended on those dates, follows:

                                   2000                           1999                           1998
                       ----------------------------   ----------------------------   ----------------------------
                                      Weighted                       Weighted                       Weighted
                       Number of      Average         Number of      Average         Number of      Average
                        Shares       Exercise Price    Shares       Exercise Price    Shares       Exercise Price
-----------------------------------------------------------------------------------------------------------------
Outstanding at
  beginning of year      351,573        $  7.59         325,806        $  7.25         297,370        $  6.65
Granted                   64,500          10.43          68,000          10.45          39,000          13.56
Exercised                (49,068)          9.82         (26,609)          8.09         (11,402)          7.51
Forfeited                 (3,407)         11.84         (15,624)         12.09         (14,620)         10.96
Stock dividend
  declared                     -              -          15,458           6.65
                         -------                        -------                        -------
Outstanding at end of
  year                   363,598        $  8.40         351,573        $  7.59         325,806        $  7.25
                         =======                        =======                        =======
Options exercisable
  at end of year         274,717        $  7.67         276,170        $  6.58         267,395        $  6.16

The following table summarizes information about options outstanding at December 31, 2000:

                                    OPTIONS                                           OPTIONS
                                  OUTSTANDING                                       EXERCISABLE
--------------------------------------------------------------------------------------------------------
   Range of             Number         Weighted           Weighted                        Weighted
   Exercise             Of Shares      Remaining          Average          Number         Average
    Prices              Outstanding    Contractual Life   Exercise Price   Exercisable    Exercise Price
--------------------------------------------------------------------------------------------------------
      $ 3 -  6            141,053         1.40 Years          $ 4.46         141,053          $ 4.46
        6 -  9             35,741               6.07            7.88          27,116            7.60
        9 - 16            186,804               8.08           11.49         106,298           11.94
                          -------                                            -------
      $ 3 - 16            363,598         5.46 Years          $ 8.40         274,467          $ 7.67
                          =======                                            =======

The number of shares and exercise price per share has been adjusted for stock dividends and stock splits during the period.

The per share weighted average fair value of stock options granted during 2000, 1999 and 1998 was $3.45, $4.01, and $5.20 on the date of grant using the Black Scholes option pricing model with the following weighted average assumptions:
2000-1998 expected dividend yield 0%; 2000-1998 expected volatility of 26 percent, risk free interest rate of 5.05%, 6.41%, and 4.64%; and, an expected life of 7 years.

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

(Dollars in
thousands)               2000       1999       1998
-----------------------------------------------------
Net income
    As reported......  $ 6,706    $ 5,109    $ 2,741
    Proforma.........    6,592      5,018      2,504
BASIC EARNINGS PER
  SHARE
    As reported......     1.48       1.12       0.60
    Proforma.........     1.45       1.10       0.54
DILUTED EARNINGS PER
  SHARE
    As reported......     1.44       1.09       0.58
    Proforma.........     1.41       1.07       0.52

NOTE 14. FAIR VALUE OF FINANCIAL INSTRUMENTS

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

(Dollars in thousands)
                           Carrying
2000                        Amount     Fair Value
-------------------------------------------------
FINANCIAL ASSETS:
  Cash and cash
    equivalents..........  $ 47,768     $ 47,768
  Time deposits at other
        Financial
          institutions...       100          100
  Available for sale
    investment
    securities...........   155,830      155,830

(Dollars in thousands)
                           Carrying
2000                        Amount     Fair Value
-------------------------------------------------
  Held to maturity
    investment
    securities...........    35,222       35,412
  Net loans..............   404,457      398,059

FINANCIAL LIABILITIES
  Noninterest bearing
    demand...............   107,581      107,581
  Interest bearing
    demand...............    84,521       84,521
  Savings and money
    market...............   184,073      184,073
  Time deposits..........   225,323      225,838
  Borrowings.............  $ 22,427     $ 22,888

(Dollars in thousands)
                           Carrying
1999                        Amount     Fair Value
-------------------------------------------------
FINANCIAL ASSETS:
  Cash and cash
    equivalents..........  $ 50,222     $ 50,222
  Time deposits at other
    financial
    institutions.........       850          850
  Available for sale
    investment
    securities...........   117,814      117,814
  Held to maturity
    investment
    securities...........    29,554       28,675
  Net loans..............   324,726      323,851
FINANCIAL LIABILITIES
  Noninterest bearing
    demand...............    87,564       87,564
  Interest bearing
    demand...............    72,788       72,788
  Savings and money
    market...............   164,158      164,158
  Time deposits..........   170,391      170,680
  Borrowings.............  $ 20,814     $ 20,704

NOTE 15. RECONCILIATION OF BASIC AND DILUTED NET EARNINGS PER SHARE

(Dollars in                YEAR ENDED DECEMBER 31,
thousands                           2000
except per share       -------------------------------
amounts)                Income     Shares    Per-Share
------------------------------------------------------
Basic EPS
Income available to
  common
  shareholders.......  $ 6,706      4,529     $ 1.48
                                              ======
Effect of dilutive
  securities:
Stock options........        -        131
                       -------     ------

(Dollars in                YEAR ENDED DECEMBER 31,
thousands                           2000
except per share       -------------------------------
amounts)                Income     Shares    Per-Share
------------------------------------------------------
Diluted EPS
Income available to
  common shareholders
  plus assumed
  conversions........  $ 6,706      4,660     $ 1.44
                       =======     ======     ======

(Dollars in                YEAR ENDED DECEMBER 31,
thousands except                    1999
per share              -------------------------------
amounts)                Income     Shares    Per-Share
------------------------------------------------------
Basic EPS
Income available to
  common
  shareholders.......  $ 5,109      4,562     $ 1.12
                                              ======
Effect of dilutive
  securities:
Stock options........        -        128
                       -------     ------
Diluted EPS
Income available to
  common shareholders
  plus assumed
  conversions........  $ 5,109      4,690     $ 1.09
                       =======     ======     ======

(Dollars in                YEAR ENDED DECEMBER 31,
thousands except                    1998
per share              -------------------------------
amounts)                Income     Shares    Per-Share
------------------------------------------------------
Basic EPS
Income available to
  common
  shareholders.......  $ 2,741      4,602     $ 0.60
                                              ======
Effect of dilutive
  securities:
Stock options........        -        123
                       -------     ------
Diluted EPS
Income available to
  common shareholders
  plus assumed
  conversions........  $ 2,741      4,725     $ 0.58
                       =======     ======     ======

NOTE 16. PARENT COMPANY ONLY FINANCIAL INFORMATION

    This information should be read in conjunction with the other notes to the consolidated financial statements. The following are the condensed balance sheets of the Company as of December 31, 2000 and 1999 and the condensed statements of income and cash flows for the years ended December 31, 2000, 1999 and 1998:

CONDENSED BALANCE SHEETS

                                DECEMBER 31,
                            ---------------------
(Dollars in thousands)        2000        1999
-------------------------------------------------
ASSETS
Cash and short-term
  investments.............  $    960    $    654
Investment in County
  Bank....................    50,765      40,960
Net premises and
  equipment...............     5,931       6,101
Other assets..............       918         345
                            --------    --------
    Total assets..........  $ 58,574    $ 48,060
                            ========    ========

LIABILITIES AND
  SHAREHOLDER'S EQUITY
LIABILITIES
Borrowed funds............  $  3,155    $  3,214
Capitalized lease.........       931         800
Other liabilities.........     1,037         369
                            --------    --------
    Total liabilities.....     5,123       4,383

SHAREHOLDERS' EQUITY
    Common stock..........    35,918      35,593
    Accumulated other
      comprehensive (loss)
      income..............        84      (2,659
    Retained earnings.....    17,449      10,743
                            --------    --------
        Total
          shareholders'
          equity..........    53,451      43,677
                            --------    --------
Total liabilities and
  shareholders' equity....  $ 58,574    $ 48,060
                            ========    ========

Condensed statements of income                                   Year Ended December 31,
--------------------------------------------------------------------------------------------
(Dollars in thousands)                                          2000       1999       1998
--------------------------------------------------------------------------------------------
INCOME
    Dividends from subsidiaries                               $     -    $ 1,243    $     -
    Interest                                                        1         19        102
    Lease income                                                  502        502        503
    Management fees from subsidiaries                           4,918      2,101      2,299
                                                              -------    -------    -------
        Total income                                            5,421      3,865      2,904
EXPENSES
    Interest on borrowings                                        282        273        274
    Capitalized lease interest                                     80         71         42
    Salaries and related benefits                               2,975      2,340      1,299
    Other noninterest expense                                   2,650      1,820      1,469
                                                              -------    -------    -------
        Total other expenses                                    5,987      4,504      3,084
Loss before taxes and equity in undistributed earnings           (566)      (639)      (180)
Income tax benefit                                                211        219         72
Equity in undistributed income of subsidiaries                  7,061      5,529      2,849
                                                              -------    -------    -------
Net income                                                    $ 6,706    $ 5,109    $ 2,741
                                                              =======    =======    =======

                                                                       December 31,
--------------------------------------------------------------------------------------------
(Dollars in thousands)                                          2000       1999       1998
--------------------------------------------------------------------------------------------
OPERATING ACTIVITIES:
Net income                                                    $  6,706   $ 5,109    $  2,741
Adjustments to reconcile net income to net cash provided by
  operating activities:
    Equity in undistributed earnings of subsidiaries            (7,061)   (5,529)     (2,849)
    Decrease in other assets                                        56       379         446
    Increase (decrease) in other liabilities                       668       171        (312)
    Net cash provided by operating activities                      369       130          26

INVESTING ACTIVITIES:
    Capital contribution to subsidiary bank                          -         -        (600)
    Purchase of premises and equipment                            (459)     (278)     (1,366)
    Dividends from subsidiaries                                      -     1,243           -
                                                              --------   -------    --------
    Net cash (used in) provided by investing activities           (459)      965      (1,966)

FINANCING ACTIVITIES:
    Net increase (decrease) in other borrowings                     71      (262)        690
    Issuance of common stock related to exercise of stock
      options and employee benefit plans                           325       219         (12)
    Repurchase of common stock                                       -    (1,768)          -
    Cash dividends and fractional shares                             -         -          (6)
                                                              --------   -------    --------
    Net cash provided by (used in) financing activities            396    (1,811)        672
    Increase (decrease) in cash and cash equivalents               306      (716)     (1,268)
    Cash and cash equivalents at beginning of year                 654     1,370       2,638
                                                              --------   -------    --------
    Cash and cash equivalents at end of year                  $    960   $   654    $  1,370
                                                              ========   =======    ========

NOTE 17. QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

                                                                       2000 Quarter Ended
-------------------------------------------------------------------------------------------------------
(Dollars in thousands)                                     Dec 31      Sept 30     June 30     Mar 31
-------------------------------------------------------------------------------------------------------
Interest income                                           $ 13,995    $ 13,299    $ 12,361    $ 11,233
Interest expense                                             5,831       5,592       5,041       4,304
Net interest income                                          8,164       7,707       7,320       6,929
Provision for loan losses                                      963         792         768         763
Other income                                                 1,276       1,340       1,644       1,147
Other expenses                                               6,088       5,888       5,655       5,143
Income before income taxes                                   2,389       2,367       2,541       2,170
Income taxes                                                   643         721         741         656
Net income                                                $  1,746    $  1,646    $  1,800    $  1,514
-------------------------------------------------------------------------------------------------------
Basic earnings per share (1)                              $    .38    $    .36    $    .40    $    .34
-------------------------------------------------------------------------------------------------------
Diluted earnings per share (1)                            $    .37    $    .35    $    .39    $    .33
-------------------------------------------------------------------------------------------------------

                                                                       1999 Quarter Ended
-------------------------------------------------------------------------------------------------------
(Dollars in thousands)                                     Dec 31      Sept 30     Mar 31      June 30
-------------------------------------------------------------------------------------------------------
Interest income                                           $ 10,874    $ 10,106    $  9,438    $  8,943
Interest expense                                             4,008       3,558       3,268       3,206
Net interest income                                          6,866       6,548       6,170       5,737
Provision for loan losses                                      887         672         593         507
Other income                                                 1,162       1,207       1,224       1,379
Other expenses                                               5,183       5,295       5,147       4,796
Income before income taxes                                   1,958       1,788       1,654       1,813
Income taxes                                                   501         492         449         662
Net income                                                $  1,457    $  1,296    $  1,205    $  1,151
-------------------------------------------------------------------------------------------------------
Basic earnings per share (1)                              $    .32    $    .28    $    .26    $    .25
-------------------------------------------------------------------------------------------------------
Diluted earnings per share (1)                            $    .32    $    .28    $    .25    $    .24

    (1) BASIC AND DILUTED EARNINGS PER SHARE CALCULATIONS ARE BASED UPON THE WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING DURING EACH PERIOD. FULL YEAR WEIGHTED AVERAGE SHARES DIFFER FROM QUARTERLY WEIGHTED AVERAGE SHARES AND, THEREFORE, ANNUAL EARNINGS PER SHARE MAY NOT EQUAL THE SUM OF THE QUARTERS.