Form 10-K, Exhibit 13
period 2001-12-31
CAPITAL CORP OF THE WEST
filed 2002-03-29
CIK 1004740

Capital Corp of the West

Selected Financial Data

	2001	2000	1999	1998	1997(1)
	(Amounts in thousands, except per share data)
Summary income data:
Interest income	$58,167	$50,888	$39,361	$34,614	$25,912
Interest expense	22,699	20,768	14,040	13,634	10,190
Net interest income	35,468	30,120	25,321	20,980	15,722
Provision for loan losses	4,115	3,286	2,659	3,903	5,825
Noninterest income	6,274	5,407	5,089	4,838	3,852
Noninterest expense	26,897	22,774	20,538	18,244	13,372
Income before provision for income taxes	10,730	9,467	7,213	3,671	377
Provision (benefit) for income taxes	2,819	2,761	2,104	930	(26)
Net income	$7,911	$6,706	$5,109	$2,741	$403
Share Data:
Average common shares outstanding	4,848	4,755	4,790	4,832	3,640
Basic earnings per share	$1.63	$1.41	$1.07	$0.57	$0.11
Diluted earnings per share	1.58	1.37	1.04	0.55	0.10
Cash dividends per share	—	—	—	—	—
Book value per share	13.01	11.18	9.25	8.85	8.32
Tangible book value per share	$12.31	$10.29	$8.18	$7.64	$6.95
Balance Sheet Data:
Total assets	$894,327	$683,021	$563,550	$499,859	$421,394
Total securities	271,411	191,052	147,368	154,867	148,032
Total loans	532,420	412,664	331,268	268,933	217,977
Total deposits	732,641	601,498	494,901	444,210	356,395
Shareholders’ equity	$64,120	$53,451	$43,677	$42,804	$40,248
Operating Ratios:
Return on average equity	13.40%	14.33%	11.86%	6.48%	1.46%
Return on average assets	1.03	1.09	.99	.60	.13
Average equity to average assets ratio	7.69	7.64	8.35	9.06	8.76
Net interest margin	5.01	5.46	5.55	5.19	5.65
Credit Quality Ratios:
Nonperforming loans to total loans(2)	0.91%	0.57%	0.60%	0.54%	1.26%
Allowance for loan losses to total loans	1.83	1.99	1.97	1.78	1.76
Allowance for loan losses to nonperforming loans	200.65	350.66	328.83	310.87	139.79
Capital Ratios:
Risk-based tier 1 capital	9.49%	9.66%	9.99%	10.69%	11.60%
Total risk-based capital	10.74	10.92	11.24	11.94	12.78
Leverage ratio	7.72	7.56	7.50	7.58	8.58

(1)        Reflects the acquisition of three branches from Bank of America in December, 1997.

(2)        Nonperforming loans consist of loans on nonaccrual, loans past due 90 days or more and restructured loans.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis is designed to provide a better understanding of the significant changes and trends related to Capital Corp of the West (the “Company”). The following discussion should be read in conjunction with the consolidated financial statements of the Company and the notes thereto. The consolidated financial statements of the Company include its subsidiaries, County Bank (the “Bank”) and Capital West Group (“CWG”). It also includes the Bank’s subsidiaries, Merced Area Investment Development, Inc. (“MAID”), County Asset Advisor, Inc. (“CAA”), County Investment Trust (“REIT”) and County Investment II (“REIT 2”). During January 2002, the board approved the dissolution of REIT 2. It is anticipated that REIT 2 will be completely liquidated and dissolved by the end of the second quarter of 2002.

In addition to historical information, this discussion and analysis includes certain forward-looking statements that are subject to risks and uncertainties and include information about possible or assumed future results of operations. Many possible events or factors could affect the future financial results and performance of the Company. This could cause results or performance to differ materially from those expressed in our forward-looking statements. Words such as “expects”, “anticipates”, “believes”, “estimates”, variations of such words and other similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in, or implied by, such forward-looking statements.

Readers of the Company’s Annual Report and Form 10-K should not rely solely on forward looking statements and should consider all uncertainties and risks discussed throughout this report. These statements are representative only on the date hereof, and the Company undertakes no obligation to update any forward- looking statements made. Some possible events or factors that could occur that may cause differences from expected results include the following: the Company’s loan growth is dependent on economic conditions, as well as various discretionary factors, such as decisions to sell, or purchase certain loans or loan portfolios; participations of loans and the management of borrower, industry, product and geographic concentrations and the mix of the loan portfolio. The rate of charge-offs and provision expense can be affected by local, regional and international economic and market conditions, concentrations of borrowers, industries, products and geographical conditions, the mix of the loan portfolio and management’s judgements regarding the collectibility of loans. Liquidity requirements may change as a result of fluctuations in assets and liabilities and off-balance sheet exposures, which will impact the capital and debt financing needs of the Company and the mix of funding sources. Decisions to purchase, hold, or sell securities are also dependent on liquidity requirements and market volatility, as well as on and off-balance sheet positions. Factors that may impact interest rate risk include local, regional and international economic conditions, levels, mix, maturities, yields or rates of assets and liabilities and the wholesale and retail funding sources of the Company. The Company is also exposed to the potential of losses arising from adverse changes in market rates and prices which can adversely impact the value of financial products, including securities, loans, and deposits. In addition, the banking industry in general is subject to various monetary and fiscal policies and regulations, which include those determined by the Federal Reserve Board, the Federal Deposit Insurance Corporation and state regulators, whose policies and regulations could affect the Company’s results.

Other factors that may cause actual results to differ from the forward-looking statements include the following: competition with other local and regional banks, savings and loan associations, credit unions and other nonbank financial institutions, such as investment banking firms, investment advisory firms, brokerage firms, mutual funds and insurance companies, as well as other entities which offer financial services; interest rate, market and monetary fluctuations; inflation; market volatility; general economic conditions; introduction and acceptance of new banking-related products, services and enhancements; fee pricing strategies, mergers and acquisitions and their integration into the Company and management’s ability to manage these and other risks.

Critical accounting policies and estimates The company’s discussion and analysis of its financial condition and results of operations are based upon the Company’s consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires the Company to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, the Company evaluates its estimates, including those related to the adequacy of the allowance for loan losses, investments, intangible assets, income taxes and contingencies. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. The one accounting estimate that materially affects the financial statements is the allowance for loan losses. The policies that guide the formulation of provision for loan loss entries and the adequacy of the allowance for loan losses can be found in footnote 1 the “Allowance for Loan Losses” section and in footnote 3, titled “Loans”, within the Company’s 2001 Annual Report.

Overview During 2001, earnings increased $1,205,000 or 18% to $7,911,000 which compares favorably to earnings of $6,706,000 and $5,109,000 achieved in 2000 and 1999. Basic earnings per share were $1.63 in 2001 compared to $1.41 and $1.07 in 2000 and 1999. Diluted earnings per share were $1.58 in 2001 compared to $1.37 and $1.04 in 2000 and 1999. The Company’s return on average total assets was 1.03% in 2001 compared with 1.09% and 0.99% in 2000 and 1999. The $1,205,000 earnings improvement in 2001 was the result of sizable growth in interest earning assets and improvement in noninterest income when compared to the prior two years. In 2001, the provision for loan losses increased by $829,000 to $4,115,000 compared to the $3,286,000 recorded in 2000. In 1999, the provision for loan losses totaled $2,659,000. The increase in the provision for loan losses in 2001 compared to 2000 was primarily due to an increase in nonperforming loans and an increase in the size of the loan portfolio as a whole in 2001. Net loan charge-off amounts increased in 2001 when compared to 2000 levels, which were larger than occurred in 1999. The size of the provision in 1999 was due to lower levels of net charge-off loans that occurred during that year. The Company achieved strong asset growth in 2001, reaching total assets at December 31, 2001 of $894,327,000, up $211,306,000 or 31% from $683,021,000 at December 31, 2000. Net loans grew to $522,677,000 at December 31, 2001, an increase of $118,220,000 or 29% from the $404,457,000 outstanding at December 31, 2000. Deposits grew to $732,641,000 at December 31, 2001, an increase of $131,143,000 or 22% over the $601,498,000 outstanding as of December 31, 2000. Total shareholder’s equity grew to $64,120,000 at December 31, 2001, an increase of $10,669,000 or 20% over the year-end 2000 total of $53,451,000 and the Company continues to be well capitalized by regulatory definitions. The Company’s return on average equity was 13.40%, 14.33% and 11.86% in 2001, 2000, and 1999.

Results of Operations  Capital Corp of the West’s earnings were a record $7,911,000 during 2001, driven primarily by an increase in average earning asset balances. Net interest income increased by $5,348,000, or 18%, to $35,468,000 during 2001 as compared to an increase in net interest income of $4,799,000 in 2000 over 1999 levels. The improvement in earnings during 2000 compared to 1999 was achieved as a result of an increase in the size of the Bank’s loan portfolio.

The Company’s primary source of revenue is net interest income, which is the difference between interest income and fees derived from earning assets and interest paid on liabilities obtained to fund those assets. Total interest and fee income on earning assets increased from $50,888,000 in 2000 to $58,167,000, a $7,279,000 or 14% increase in 2001. During 2000, there was an increase of $11,527,000 or 29% to $50,888,000 compared to $39,361,000 in 1999. The level of interest income is affected by changes in the volume and the rates earned on interest earning assets. During 2001, the increase in interest income is due to an increase in the volume which is partially offset by a decrease in rates received on earning assets. During the second half of 2000 and during all of 2001 there has been a rapid drop in interest rates. If the current rate environment holds during 2002, the interest earned on the existing interest earning assets is expected to decline during 2002 due to a further decline in rate that is anticipated to occur within the adjustable rate loan and securities portfolios. Interest earning assets consist primarily of loans, investment securities and federal funds sold. Average interest earning assets in 2001 were $703,388,000 as compared with $555,428,000 in 2000, an increase of $147,960,000 or 27%. The average rate earned on interest earning assets was 8.31% in 2001, a decrease of 89 basis points over the 9.20% earned in 2000.

Interest expense is a function of the volume and rates paid for interest-bearing liabilities. Interest-bearing liabilities consist primarily of certain deposits and borrowed funds. Average interest-bearing liabilities in 2001 were $592,533,000 as compared with $473,581,000 in 2000, an increase of $118,952,000 or 25%. Total interest expense increased $1,931,000 or 9% to $22,699,000 in 2001 as compared to $20,768,000 for 2000. Total interest expense in 1999 totaled $14,040,000. If the current rate environment holds during 2002, it is anticipated that the average interest paid on certificates of deposit should decline as these accounts reprice at their maturities to a prevailing lower interest rate level.

The Company’s net interest margin, the ratio of net interest income to average interest earning assets for 2001 was 5.01%. This is a decrease of 54 basis points compared to the 2000 margin of 5.55%. The decrease in net interest margin during 2001 was primarily the result of an overall decline in prevailing interest rates during the period. If the current interest rate environment continues throughout 2002, it is anticipated the Company’s overall net interest margin will decline slightly during 2002. A modest increase in rates should cause the Company’s net interest margin to slightly increase. The net interest margin decrease of 9 basis points during 2000 from the 5.64% achieved in 1999 was primarily the result of a larger decrease in interest rates paid on interest- bearing assets than the increase in interest rates paid on interest earning assets during the year. In 2001, loans comprised 64% of average interest earning assets as compared with 67% and 68% in 2000 and 1999. Securities comprised 33% of average interest earning in 2001 compared with 30% and 26% in 2000 and 1999.

The Company’s net interest income is affected by changes in the amount and mix of interest earning assets and interest-bearing liabilities. It is also affected by changes in yields earned on interest earning assets and rates paid on interest-bearing deposits and other borrowed funds. The changes due to both rate and volume have been allocated to rate and volume in proportion to the relationship of the absolute dollar amount of the change in each. The effects of tax-equivalent yields have not been considered because they are not considered significant.

The increase in taxable equivalent interest income of $7,395,000 in 2001 is comprised of a $12,232,000 volume increase primarily attributable to an increase in interest earning assets of $147,960,000 between 2001 and 2000 which is partially offset by a $4,837,000 rate decrease during this same period. The increase in total interest expense of $1,931,000 in 2001 related to a $118,952,000 increase in average interest-bearing liabilities which created a volume increase of $5,644,000 during 2001 when compared to 2000 which was partially offset by a $3,713,000 rate decrease during this same period.

The increase in total interest income of $11,527,000 in 2000 is comprised of a $8,866,000 volume increase primarily attributable to an increase in average interest earning assets of $95,675,000 between 2000 and 1999 coupled with a $2,661,000 rate increase during this same period. The increase in total interest expense of $6,728,000 in 2000 related to a $78,877,000 increase in average interest-bearing liabilities between 2000 and 1999 coupled with a $2,598,000 rate increase during this same period.

Provision for Loan Losses The Company maintains an allowance for loan losses at a level considered by management to be adequate to cover the inherent risks of loss associated with its loan portfolio under prevailing and anticipated economic conditions. The provision for loan losses is charged against income and increases the allowance for loan losses. The provision for loan losses for the year ended December 31, 2001 was $4,115,000 compared to $3,286,000 in 2000 and $2,659,000 in 1999. The increased level of provision for loan losses in 2001 when compared to 2000 was primarily the result of an increase in non-performing loans and an overall increase in the size of the portfolio. The increased level of provision for loan losses in 2000 when compared to 1999 was primarily the result of an increased level of net charge-offs experienced during the year coupled with significant growth in the size of the loan portfolio. The reduced level of the provision for loan losses in 1999 is attributable to a reduced level of net charge-offs experienced during the year. The methodology used to determine the level of provision for loan losses includes an analysis of relevant risk factors within the entire loan portfolio, including nonperforming loans. The methodology is based, in part, on management’s use of a loan grading and classification system. The Bank’s management grades its loans through internal reviews and periodically subjects loans to external reviews. These external reviews are presented to and assessed by the Bank’s audit committee. Credit reviews are performed quarterly and the quality grading process occurs on a monthly basis. The level of provision for loan losses in 2001, 2000, and 1999 also supports the general loan growth of the Company, as gross loans increased 29% in 2001, and 25% in 2000.

Other income The following table summarizes other income for the years ended December 31.

	2001	2000	1999
	(Dollars in thousands)
Other Income:
Deposit service charges	$3,981	$3,527	$3,254
Income from real estate held for sale or development	—	381	260
Earnings on bank owned insurance	622	311	288
Loan packaging fees	236	116	167
Gain on sale of loans	166	82	48
Retail investment commissions	222	78	139
Other	1,007	912	933

Total other income	$6,274	$5,407	$5,089

Total other income increased by $867,000 or 16% to $6,274,000 in 2001 which compares with $5,407,000 and $5,089,000 earned in 2000 and 1999. Deposit service charges increased by $454,000 or 13% during 2001. The 2001, 2000, and 1999 increase in deposit service charges was primarily the result of an increase in demand deposit and NOW accounts in each of these years.  Other income increased by $95,000 or 10% to $1,007,000 in 2001, compared to $912,000 and $933,000 in 2000 and 1999. The 1999 increase is due primarily to an increase in ancillary product income.

Other Expense Total noninterest expense increased $4,123,000 or 18% to $26,897,000 in 2001 as compared with an increase of $2,236,000 or 11% to $22,774,000 in 2000. Noninterest expense totaled $20,538,000 in 1999.

Salaries and related benefits increased by $2,549,000 or 23% to $13,615,000 in 2001, compared with an increase of $1,367,000 or 14% to $11,066,000 in 2000. Salaries and related benefits totaled $9,699,000 in 1999. The salary increases were primarily due to opening of new branch locations and the addition of back office support personnel. Premises and occupancy expenses increased 419,000 or 24% to $2,133,000 in 2001 compared with an increase of $135,000 or 9% to $1,714,000 in 2000. Premises and occupancy expense totaled $1,579,000 in 1999. The increases in 2001 and 2000 were caused primarily by the addition of new branch facilities.

Equipment expenses increased $181,000, or 7% to $2,739,000 in 2001 compared with an increase of $414,000 to $2,558,000 in 2000. Equipment expenses were $2,144,000 in 1999. The increase in 2001 was primarily due to purchasing new equipment to support branch expansion. The increase in 2000 was primarily due to upgraded computer technology, additional branches and branch relocation expenses. The decrease during 1999 was the result of a slowdown in spending on technology during 1999.

The Company’s professional fees include legal, consulting, audit and accounting fees. These expenses decreased by $634,000 or 58% to $467,000 in 2001as compared with an increase of $41,000 or 4% to $1,101,000 in 2000. Total professional fees were $1,060,00 in 1999. The decrease in 2001 is attributable to a decreased use of consulting firms involved in strategic planning of the Company. The increase in 2000 is due, in part, to the continued outsourcing of internal audits, legal fees due to regulatory matters, consultants used in conjunction with the Bank’s strategic planning process and expenditures relating to earnings enhancement programs.

Supplies increased by $225,000 or 34% to $885,000 in 2001 as compared with an increase of $109,000 or 20% to $660,000 in 2000. Supplies expense totaled $551,000 in 1999. The increase in 2001 was primarily related to increased volumes caused by branch expansion. The increase in 2000 was primarily related to new branch openings.

Marketing expenses increased by $59,000 or 7% to $949,000 in 2001 as compared with an increase of $182,000 or 26% to $890,000 in 2000. Marketing expenses totaled $708,000 in 1999. Marketing expenses have continued to increase over the past several years as the Company has actively promoted various deposit and loan products using television, newspaper, and other media sources to assist in attracting new and retaining existing customers.

Other expenses increased $1,324,000 to $5,317,000 in 2001. Other expenses include increases in 2001 other expenses relative to corporate donations, telecommunications expenses and branch robbery losses. During 2000, other expenses decreased $12,000 to $3,993,000 in 2000.

Provision for Income Taxes The Company’s provision for income taxes was $2,819,000 in 2001 compared to a provision for income taxes of $2,761,000 and $2,104,000 in 2000 and 1999. The effective income tax rates (computed as income taxes as a percentage of income before income taxes) were 26%, 29%, and 29% for 2001, 2000, and 1999. During 2001, the effective tax rate also lowered by the implementation of new tax strategies designed to reduce state income taxes. These strategies lowered taxable state income by approximately $6,000,000. During 2000 and 1999 the tax rate was lower than the statutory rate due, in part, to tax credits earned from the investment of low-income housing partnerships that qualify for housing tax credits. Total housing tax credits for 2001, 2000, and 1999 were approximately $733,000, $550,000, and $375,000. In addition, during 2001, 2000, and 1999, the Company realized tax benefits of $386,000, $390,000, and $413,000 from nontaxable interest income received from bank qualified municipal securities.

Financial Condition Total assets increased 31% to $894,327,000 at December 31, 2001, compared to $683,021,000 at December 31, 2000. Net loans increased to $118,220,000 at year end 2001, a 29% increase from the balance of $404,457,000 at December 31, 2000. Deposits grew by $131,143 or 22% in 2001 to $732,641,000 which compares to $601,498,000 at December 31, 2000.

Securities: The following table sets forth the carrying amount (fair value) of available for sale securities at December 31,

	2001	2000	1999
	(Dollars in thousands)
U.S. Treasury & U.S. Government agencies	$78,712	$35,939	$16,756
State and political subdivisions	24,269	24,170	23,371
Mortgage-backed securities	54,797	54,409	43,723
Collateralized mortgage obligations	33,346	29,015	20,341
Other securities	38,728	12,297	13,623

Carrying amount and fair value	$229,852	$155,830	$117,814

The following table sets forth the carrying amount (amortized cost) and fair value of held to maturity securities at December 31,

	2001	2000	1999
	(Dollars in thousands)
U.S. Treasury and U.S. Government agencies	$4,611	$4,595	$1,004
State and political subdivisions	4,361	4,375	4,389
Mortgage-backed securities	31,900	22,736	24,161
Collateralized mortgage obligations	687	3,516	—

Carrying amount (amortized cost)	$41,559	$35,222	$29,554

Fair value	$42,185	$35,412	$28,675

Available for sale securities increased $714,022 or 47% at December 31, 2001 over the comparable year-end in 2000. Held to maturity securities increased $6,337,000 or 18% to $41,559,000 at December 31, 2001 compared to $35,222,000 outstanding at December 31, 2000. The increases achieved within both segments of the securities portfolio were made possible by increased deposit liabilities and increased borrowings. The single largest component of the Company’s investment portfolio during the last three years has been mortgage-backed securities. At December 31, 2001 and 2000 the Company did not hold any structured notes. See Note 1 and 3 to the Company’s Consolidated Financial Statements for further information concerning the securities portfolio.

Loans Total loans increased $119,756,000 to $532,420,000 at December 31, 2001, compared to the $412,664,000 outstanding at December 31, 2000. The increase in loan volumes in 2001 were due to an expansion into the San Francisco and Stockton market, and increased market penetration within the existing geographic markets.

The Company concentrates its lending activities in five principal areas: commercial, agricultural, real estate construction, real estate mortgage, and consumer loans. Interest rates charged for loans made by the Company vary with the degree of risk, the size and term of the loan, and borrowers’ depository relationships with the Company and prevailing market rates.

As a result of the Company’s loan portfolio mix, the future quality of these assets could be affected by adverse trends in its region or in the broader community. These trends are beyond the control of the Company.

Credit Risk Management and Asset Quality The Company closely monitors the markets in which it conducts its lending operations and adjusts its strategy to control exposure to loans with higher credit risk. Asset reviews are performed using grading standards and criteria similar to those employed by bank regulatory agencies. Assets receiving lesser grades become “classified assets” which include all nonperforming assets and potential problem loans and receive an elevated level of attention to improve the likelihood of collection. The policy of the Company is to review each loan in the portfolio to identify problem credits. There are three classifications for problem loans: “substandard,” “doubtful” and “loss.” Substandard loans have one or more defined weaknesses and are characterized by the distinct possibility that the Company will sustain some loss if the deficiencies are not corrected. Doubtful loans have the weaknesses of substandard loans with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a high possibility of loss. A loan classified as loss is considered uncollectible and its continuance as an asset is not warranted. The level of nonperforming loans and real estate acquired through foreclosure are two indicators of asset quality. Nonperforming loans are those in which the borrower fails to perform under the original terms of the obligation and are categorized as loans past due 90 days or more but still accruing, loans on nonaccrual status and restructured loans. Loans are generally placed on nonaccrual status and accrued but unpaid interest is reversed against current year income when interest or principal payments become 90 days past due unless the outstanding principal and interest is adequately secured and, in the opinion of management, are deemed to be in the process of collection. Loans that are not 90 days past due may also be placed on nonaccrual status if management reasonably believes the borrower will not be able to comply to the contractual loan repayment terms and the collection of principal or interest is in question.

Management defines impaired loans as those loans, regardless of past due status, in which principal and interest are not expected to be collected under the original contractual loan repayment terms. An impaired loan is charged off at the time management believes the collection of principal and interest process has been exhausted. Partial charge-offs are recorded when portions of impaired loans are deemed uncollectable. At December 31, 2001 and 2000, impaired loans were measured based upon the present value of future cash flows discounted at the loan’s effective rate, the loan’s observable market price, or the fair value of collateral if the loan is collateral dependent.

The Company had nonperforming loans at December 31, 2001 of $4,856,000 as compared with $2,340,000 at December 31, 2000. The 2001 and 2000 totals contain no loans secured by first deeds of trust on real property. Impaired loans as of December 31, 2001 were $4,856,000, which had specific allowances for loan loss of $644,000 as compared with impaired loans of $2,340,000 as of December 31, 2000, which had specific allowance for loan losses of $302,000. Other forms of collateral, such as inventory, chattel, and equipment secure the remaining nonperforming loans as of each date.

At December 31, 2001 the Bank had $472,000 of real estate acquired through foreclosure. This compares with a balance of $247,000 at December 31, 2000. At December 31, 2001 the Company owned one residential, one commercial, and one agricultural foreclosure property. At December 31, 2000 the Company owned one residential foreclosure property.

Allowance for Loan Losses In determining the adequacy of the allowance for loan losses, management takes into consideration the growth trend in the portfolio, examinations by financial institution supervisory authorities, internal and external credit reviews, prior loan loss experience of the Company, concentrations of credit risk, delinquency trends, general economic conditions and the interest rate environment. The allowance for loan losses is based on estimates and ultimate future losses may vary from current estimates. It is always possible that future economic or other factors may adversely affect the Company’s borrowers, and thereby cause loan losses to exceed the current allowance for loan losses.

The balance in the allowance for loan losses was affected by the amounts provided from operations, amounts charged-off and recoveries of loans previously charged off. The Company had provisions to the allowance in 2001 of $4,115,000 as compared to $3,286,000 and $2,659,000 in 2000 and 1999. See “Results of Operations - Provision for Loan Losses.”

The following table summarizes the loan loss experience of the Company for the years ended December 31,

	2001	2000	1999	1998	1997
	(Dollars in thousands)
Allowance for loan losses:
Balance at beginning of year	$8,207	$6,542	$4,775	$3,833	$2,792
Provision for loan losses	4,115	3,286	2,659	3,903	5,825
Charge-offs:
Commercial and agricultural	864	423	531	2,539	1,121
Real-estate - construction	—	—	—	—	3,458
Real-estate - mortgage	—	—	—	4	—
Consumer	2,288	1,971	1,323	983	471

Total charge-offs	3,152	2,394	1,854	3,526	5,050

Recoveries:
Commercial and agricultural	159	410	715	135	155
Real-estate - construction	—	—	—	—	1
Real-estate - mortgage	—	—	—	100	—
Consumer	414	363	247	330	110

Total recoveries	573	773	962	565	266

Net charge-offs	2,579	1,621	892	2,961	4,784

Balance at end of year	$9,743	$8,207	$6,542	$4,775	$3,833

Loans outstanding at year-end	$532,420	$412,664	$331,268	$268,993	$217,997
Average loans outstanding	$453,503	$369,367	$303,463	$242,989	$198,140
Net charge-offs to average loans	.57%	0.44%	0.29%	1.22%	2.41%
Allowance for loan losses
To total loans	1.83%	1.99%	1.97%	1.78%	1.76%
To nonperforming loans	200.65%	350.66%	328.74%	302.79%	139.79%
To nonperforming assets	182.85%	317.12%	292.45%	291.69%	136.80%

The Company’s charge-offs, net of recoveries, were $2,579,000 in 2001 as compared with $1,621,000 and $892,000 in 2000 and 1999. This represents loan loss experience ratios of 0.57%, 0.44% and 0.29% in those respective years stated as a percentage of average loans outstanding for each year. The increase in net charge-offs in 2001 when compared to 2000 is due to increased net charge-offs within the consumer portfolio coupled with increased net charge-offs on agricultural and commercial loans. As of December 31, 2001 the allowance for loan losses was $9,743,000 or 1.83% of total loans outstanding. This compares with an allowance for loan losses of $8,207,000 or 1.99% in 2000 and $6,542,000 or 1.97% in 1999. The increase in net charge-offs in 2000 compared to 1999 was due to increased net charge-offs within the indirect auto loan contract component of the consumer loan portfolio.

Liquidity To maintain adequate liquidity requires that sufficient resources be available at all times to meet cash flow requirements of the Company. The need for liquidity in a banking institution arises principally to provide for deposit withdrawals, the credit needs of its customers and to take advantage of investment opportunities as they arise. A company may achieve desired liquidity from both assets and liabilities. The Company considers cash and deposits held in other banks, federal funds sold, other short term investments, maturing loans and investments, receipts of principal and interest on loans, available for sale investments and potential loan sales as sources of asset liquidity. Deposit growth and access to credit lines established with correspondent banks and market sources of funds are considered by the Company as sources of liquidity. The Holding Company’s primary source of liquidity is from dividends received from the Bank. Dividends from the bank are subject to certain regulatory limitations.

The Company reviews its liquidity position on a regular basis based upon its current position and expected trends of loans and deposits. Management believes that the Company maintains adequate amounts of liquid assets to meet its liquidity needs. These assets include cash and deposits in other banks, available for sale securities and federal funds sold. The Company’s liquid assets totaled $279,640,000 and $203,698,000 at December 31, 2001 and 2000 and were 31% and 30% of total assets on December 31, 2001 and 2000. Cash and noninterest bearing deposits in other banks decreased $8,350,000 or 18% to $38,003,000 at December 31, 2001, compared to $46,353,000 at December 31, 2000. The decrease in the 2001 cash position when compared to 2000 was the result of lower in-transit cash items at December 31, 2001 than at December 31, 2000. Liquidity is also affected by collateral requirements of its public agency deposits and certain borrowings. Total pledged securities were $141,386,000 and $124,396,000 at December 31, 2001 and 2000.

During 2001, the Company entered into an interest rate exchange agreement with the Federal Home Loan Bank (“FHLB”) of San Francisco that was recorded as a cash flow hedge transaction. The notional amount of the swap is $20 million with a term of 3 years expiring on August 23, 2004. This swap is subject to collateral requirements that are established by the FHLB. For more information regarding this swap transaction, see Footnote 1, the section titled “Derivative Instruments and Hedging Activities” in the Company’s 2001 annual report. Although the Company’s primary sources of liquidity include liquid assets and a stable deposit base, the Company maintains lines of credit with certain correspondent banks, the Federal Reserve Bank, and the Federal Home Loan Bank aggregating $87,719,000 of which $73,759,000 was outstanding as of December 31, 2001. This compares with lines of credit of $49,608,000 of which $14,600,000 was outstanding as of December 31, 2000.

Market and Interest Rate Risk Management In the normal course of business, the Company is exposed to market risk which includes both price and liquidity risk. Price risk is created from fluctuations in interest rates and the mismatch in repricing characteristics of assets, liabilities, and off balance sheet instruments at a specified point in time. Mismatches in interest rate repricing among assets and liabilities arise primarily through the interaction of the various types of loans versus the types of deposits that are maintained as well as from management’s discretionary investment and funds gathering activities. Liquidity risk arises from the possibility that the Company may not be able to satisfy current and future financial commitments or that the Company may not be able to liquidate financial instruments at market prices. Risk management policies and procedures have been established and are utilized to manage the Company’s exposure to market risk. Quarterly testing of the Company’s assets and liabilities under both increasing and decreasing interest rate environments are performed to insure the Company does not assume a magnitude of risk that is outside approved policy limits.

The Company’s success is largely dependent upon its ability to manage interest rate risk. Interest rate risk can be defined as the exposure of the Company’s net interest income to adverse movements in interest rates. Although the Company manages other risks, such as credit and liquidity risk in the normal course of its business, management considers interest rate risk to be its most significant market risk and could potentially have the largest material effect on the Company’s financial condition and results of operations. Correspondingly, the overall strategy of the Company is to manage interest rate risk, primarily through balance sheet structure, to be interest rate neutral. The Company does engage in the use derivative instruments to control interest rate risk. During the third quarter of 2001, the Company entered into a $20,000,000 hedge transaction exchanging a fixed interest rate for a variable rate tied to the prime rate. This hedge transaction was designed to give some interest income protection in a falling rate environment. This type of hedging activity is permitted subject to the approval of the Board of Directors.

The Company’s interest rate risk management is the responsibility of the Asset/Liability Management Committee (ALCO), which reports to the Board of Directors. ALCO establishes policies that monitor and coordinate the Company’s sources, uses and pricing of funds. ALCO is also involved in formulating the economic projections for the Company’s budget and strategic plan. ALCO sets specific rate sensitivity limits for the Company. ALCO monitors and adjusts the Company’s exposure to changes in interest rates to achieve predetermined risk targets that it believes are consistent with current and expected market conditions. Balance sheet management personnel monitor the asset and liability changes on an ongoing basis and provide report information and recommendations to the ALCO committee in regards to those changes.

Earnings Sensitivity The Company’s net income is dependent on its net interest income. Net interest income is susceptible to interest rate risk to the degree that interest-bearing liabilities mature or reprice on a different basis than interest earning assets. When interest-bearing liabilities mature or reprice more quickly than interest earning assets in a given period, a significant increase in market rates of interest could adversely affect net interest income. Similarly, when interest earning assets mature or reprice more quickly than interest-bearing liabilities, falling interest rates could result in a decrease in net interest income.

The primary analytical tool used by the Company to gauge interest rate sensitivity is a net interest income simulation model used by many other financial institutions. The model, which is updated quarterly, incorporates all of the Company’s assets and liabilities and off-balance sheet funding commitments, together with assumptions that reflect the current interest rate environment. The Company does utilize off-balance sheet derivative financial instruments such as interest rate swaps, futures contracts, or other financial hedging instruments in managing interest rate risk. The model projects changes in cash flow of the various interest earning assets and interest-bearing liabilities in both rising and falling interest rate environments. Based on the current portfolio mix, this model is used to estimate the effects of changes in market rates on the Company’s net interest income under interest rate conditions that simulate an immediate and sustained shift in the yield curve of up and down 2 percent, as well as the effect of immediate and sustained flattening or steepening of the yield curve. This model’s estimate of interest rate sensitivity takes into account the differing time intervals and differing rate change increments of each type of interest sensitive asset and liability.

The estimated impact of immediate changes in interest rates at the specified levels at December 31, 2001 is presented in the following table:

Change in Interest rates (In basis points)	Change in net interest Income(1)	Percentage change in net interest income
+200	$535,000	+1.4%
-200	$(1,360,000)	- 3.6%

(1)        The amount in this column represents the change in net interest income for 12 months in a stable interest rate environment versus the net interest income in the various rate scenarios.

The Company’s primary objective in managing interest rate risk is to minimize the adverse impact of changes in interest rates on the Company’s net interest income and capital, while structuring the Company’s asset-liability structure to obtain the maximum yield-cost spread on that structure. The Company relies primarily on its asset-liability structure to control interest rate risk.

Based upon the December 31, 2001 mix of interest sensitive assets and liabilities, given sustained increase in the federal funds rate of 2.0%, this model estimated the Company’s cumulative net interest income over the next year would increase by $535,000. This compares with a cumulative one year expected decrease in net interest income of $77,000 as of December 31, 2000. If prevailing market interest rates sustained a decrease of 2.0% at December 31, 2001, this model estimated the Company’s cumulative one year expected decrease in net interest income would be $1,360,000. This compares with an expected cumulative one year decrease in net interest income of $374,000 as of December 31, 2000. The model shows that at December 31, 2001 if interest rates increase, the Company has less downside interest rate risk than at December 31, 2000. Conversely, in a falling interest rate environment, at December 31, 2001 the Company has more downside interest rate risk than at December 31, 2000. The change in interest rate risk profile between 2000 and 2001 is primarily caused by the overall low level of interest rates. The Bank’s risk to falling rates has increased due to the inability to bring deposit rates down further as rates decline. The Bank’s risk to rising rates has improved due to a greater percentage of variable rate loans being tied to prime rate compared to the prior year whereby a greater percentage of variable rate loans were tied to the Bank’s own cost of funds. As the total measure of interest rate risk indicates, the Company is asset sensitive.

Capital Resources The Company is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate mandatory and possibly additional discretionary actions by the regulators that, if undertaken, could have a material effect on the Company’s financial statements. Management believes, as of December 31, 2001, that the Company and the Bank meet all capital requirements to which they are subject. The Company’s leverage capital ratio at December 31, 2001 was 7.72% as compared with 7.56% as of December 31, 2000. The Company’s total risk-based capital ratio at December 31, 2001 was 10.74% as compared to 10.92% as of December 31, 2000.

Capital ratios are reviewed on a regular basis to ensure that capital exceeds the prescribed regulatory minimums and is adequate to meet the Company’s future needs. All ratios are in excess of the regulatory definitions of “well capitalized”. Management believes that, under the current regulations, the Company will continue to meet its minimum capital requirements in the foreseeable future.

The Company has no formal dividend policy, and dividends are issued solely at the discretion of the Company’s Board of Directors, subject to compliance with regulatory requirements. In order to pay any cash dividend, the Company must receive payments of dividends or management fees from the Bank. There are certain regulatory limitations on the payment of cash dividends by banks. Notwithstanding regulatory restrictions, in order for the Bank to maintain a 10% risk weighted capital ratio, the Company had the ability to pay cash dividends at December 31, 2001 of $5,075,000. The Bank had the ability to pay cash dividends to the Company at December 31, 2001 of $1,900,000.

Impact of Inflation The primary impact of inflation on the Company is its effect on interest rates. The Company’s primary source of income is net interest income which is affected by changes in interest rates. The Company attempts to limit inflation’s impact on its net interest margin through management of rate-sensitive assets and liabilities and the analysis of interest rate sensitivity. The effect of inflation on premises and equipment, as well as noninterest expenses, has not been significant for the periods covered in this report.

Market for Company’s Common Stock and Related Stock Matters The Company’s stock is included for quotation on the NASDAQ National Market System with a stock quotation symbol of CCOW.

The following table indicates the range of high and low sales prices for the period shown, based upon information provided by the

NASDAQ National Market System.

2001	High	Low
4th quarter	$16.25	$13.01
3rd quarter	17.00	14.05
2nd quarter	16.29	12.25
1st quarter	$13.75	$11.41

2000	High	Low
4th quarter	$12.00	$10.63
3rd quarter	11.88	10.38
2nd quarter	10.75	8.13
1st quarter	$10.75	$7.75

Generally, the Company has retained earnings to support the growth of the Company and has not paid regular cash dividends.

Prospective Accounting Pronouncements In July 2001, the FASB issued Statement No. 141, Business Combinations, and Statement No. 142, Goodwill and Other Intangible Assets. Statement 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001 and specifies criteria that intangible assets acquired in a purchase method business combination must meet to be recognized and reported apart from goodwill. Statement 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized after 2001, but instead be periodically evaluated for impairment. Intangible assets with definite useful lives are required to be amortized over their respective estimated useful lives to their estimated residual values, and also reviewed for impairment. The Company was required to adopt the provisions of Statement 141 immediately and Statement 142 effective January 1, 2002. Accordingly, the goodwill from the Thrift purchase will not be amortized beginning in January 1, 2002, but will continue to be evaluated for impairment in accordance with the appropriate accounting literature. The Company will also be required to reassess the useful lives and residual values of all such intangible assets and make any necessary amortization period adjustments by the end of the first interim period after adoption. In addition, to the extent an intangible asset is identified as having an indefinite useful life, the Company will be required to test the intangible asset for impairment within the first interim period. Any impairment loss will be measured as of the date of adoption and recognized as the cumulative effect of a change in accounting principle in the first interim period. The Company does not expect to have any transitional impairment losses to be recognized as a cumulative effect of a change in accounting principle. As a result of the adoption of Statement 141, the Company will no longer be amortizing $1,405,000 of goodwill.

Independent Auditors’ Report

To the Board of Directors and Shareholders of Capital Corp of the West:

We have audited the accompanying consolidated balance sheets of Capital Corp of the West and subsidiaries (the Company) as of December 31, 2001 and 2000, and the related consolidated statements of income and comprehensive income, cash flows, and shareholders’ equity for each of the years in the three year period ended December 31, 2001. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Capital Corp of the West and subsidiaries as of December 31, 2001 and 2000 and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 2001, in conformity with accounting principles generally accepted in the

United States of America.

San Francisco, California

January 25, 2002

Capital Corp of the West

Consolidated Balance Sheets

	As of December 31,
	2001	2000
	(Dollars in thousands)
Assets
Cash and noninterest-bearing deposits in other banks	$38,003	$46,353
Federal funds sold	11,285	1,415
Time deposits at other financial institutions	500	100
Investment securities available for sale, at fair value	229,852	155,830
Investment securities held to maturity; market values of $42,185 and $35,412 in 2001 and 2000	41,559	35,222
Loans, net	522,677	404,457
Interest receivable	5,757	5,215
Premises and equipment, net	13,143	13,021
Goodwill and other intangible assets	3,493	4,277
Other assets	28,058	17,131
Total assets	$894,327	$683,021

Liabilities
Deposits:
Noninterest-bearing demand	$132,496	$107,581
Negotiable orders of withdrawal	102,055	84,521
Savings	203,721	184,073
Time, under $100,000	163,195	131,669
Time, $100,000 and over	131,174	93,654

Total deposits	732,641	601,498
Borrowed funds	80,685	22,427
Accrued interest, taxes and other liabilities	10,881	5,645
Total liabilities	824,207	629,570
Trust Preferred Securities	6,000	—
Shareholders’ Equity
Preferred stock, no par value; 10,000,000 shares authorized; none outstanding none outstanding Common stock, no par value; 20,000,000 shares authorized; 4,927,465 and 4,779,644 issued and outstanding in 2001 and 2000	40,089	35,918
Retained earnings	22,372	17,449
Accumulated other comprehensive income, net	1,659	84

Total shareholders’ equity	64,120	53,451

Total Liabilities, Trust Preferred Securities, and Shareholders’ Equity	$894,327	$683,021

See accompanying notes to consolidated financial statements

Capital Corp of the West

Consolidated Statements of Income and Comprehensive Income

	Years Ended December 31,
	2001	2000	1999
	(Dollars in thousands, except per share data)
Interest income:
Interest and fees on loans	$43,495	$38,643	$30,255
Interest on deposits with other financial institutions	16	39	156
Interest on investment securities held to maturity:
Taxable	2,524	2,055	1,116
Non-taxable	223	223	190
Interest on investment securities available for sale:
Taxable	10,030	8,154	6,013
Non-taxable	1,088	1,124	1,188
Interest on federal funds sold	791	650	443
Total interest income	58,167	50,888	39,361
Interest expense:
Deposits:
Negotiable orders of withdrawal	254	503	458
Savings	5,856	7,095	5,752
Time, under $100,000	8,370	6,613	4,504
Time, $100,000 and over	5,911	5,029	2,570
Total interest on deposits	20,391	19,240	13,284
Other borrowings	2,308	1,528	756
Total interest expense	22,699	20,768	14,040
Net interest income	35,468	30,120	25,321
Provision for loan losses	4,115	3,286	2,659
Net interest income after provision for loan losses	31,353	26,834	22,662
Other income:
Service charges on deposit accounts	3,981	3,527	3,254
Income from sale of real estate	—	390	260
Other	2,293	1,490	1,575
Total other income	6,274	5,407	5,089
Other Expenses:
Salaries and related benefits	13,615	11,066	9,699
Premises and occupancy	2,133	1,714	1,579
Equipment	2,739	2,558	2,144
Professional fees	467	1,101	1,060
Supplies	885	660	551
Marketing	949	890	708
Goodwill and intangible amortization	792	792	792
Other	5,317	3,993	4,005
Total other expenses	26,897	22,774	20,538
Income before provision for income taxes	10,730	9,467	7,213
Provision for income taxes	2,819	2,761	2,104

Net income	$7,911	$6,706	$5,109

Comprehensive income:
Unrealized gain (loss) on securities arising during the period, net	1,575	2,743	(2,687)
Comprehensive income	$9,486	$9,449	$2,422

Basic earnings per share	$1.63	$1.41	$1.07
Diluted earnings per share	$1.58	$1.37	$1.04

See accompanying notes to consolidated financial statements

Capital Corp of the West

Consolidated Statements of Shareholders’ Equity

	Common Stock		Retained Earnings	Accumulated Other Comprehensive Income (Loss), Net	Total
	Number of shares	Amounts
	(In thousands)
Balance, December 31, 1998	4,607	$37,142	$5,634	$28	$42,804

Exercise of stock options	26	219	—	—	219
Stock repurchases	(137)	(1,768)	—	—	(1,768)
Net change in fair market value of available for sale investment securities, net of tax effect of $1,824	—	—	—	(2,687)	(2,687)
Net income	—	—	5,109	—	5,109

Balance, December 31, 1999	4,496	$35,593	$10,743	$(2,659)	$43,677
Exercise of stock options	50	253	—	—	253
Issuance of shares pursuant to 401K and ESOP plans	6	72	—	—	72
Net change in fair market value of available for sale investment securities, net of tax effect of $1,768	—	—	—	2,743	2,743
Net income	—	—	6,706	—	6,706

Balance, December 31, 2000	4,552	$35,918	$17,449	$84	$53,451

5% stock dividend, including cash payment for fractional shares	228	2,981	(2,988)	—	(7)
Exercise of stock options	98	595	—	—	595
Issuance of shares pursuant to 401K and ESOP plans	49	595	—	—	595
Net change in fair market value of investment securities, net of tax effect of $1,060	—	—	—	1,575	1,575
Net income	—	—	7,911	—	7,911

Balance, December 31, 2001	4,927	$40,089	$22,372	$1,659	$64,120

See accompanying notes to consolidated financial statements

Capital Corp of the West

Consolidated Statements of Cash Flows

	Years Ended December 31,
	2001	2000	1999
	(Dollars in thousands)
Operating activities:
Net income	$7,911	$6,706	$5,109
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	4,115	3,286	2,659
Depreciation, amortization and accretion, net	3,142	2,291	2,763
Benefit for deferred income taxes	(902)	(405)	(1,090)
Gain on sale of real estate	—	(381)	(260)
Net increase in interest receivable & other assets	(10,939)	(1,176)	(2,820)
Net increase in accrued interest payable & other liabilities	5,236	1,539	1,727

Net cash provided by operating activities	$8,563	$11,860	$8,088

Investing activities:
Investment security purchases - available for sale securities	$(73,329)	$(25,062)	$(20,272)
Investment security purchases - held to maturity securities	—	(4,594)	—
Investment security purchases - mortgage-backed securities and collaterized mortgage obligations-available for sale	(25,974)	(36,312)	(9,953)
Investment security purchases - mortgage-backed securities and collateralized mortgage obligations - held to maturity	(18,303)	(5,989)	(17,569)
Proceeds from maturities of available for sale investment securities	3,958	869	1,719
Proceeds from maturities of held to maturity investment securities	—	1,017	1,000
Proceeds from maturities of mortgage-backed securities and collateralized mortgage obligations - available for sale	22,995	8,035	21,798
Proceeds from maturities of mortgage-backed securities and collateralized mortgage obligations - held to maturity	11,968	3,898	4,481
Proceeds from sales of available for sale investment securities	—	8,188	13,777
Proceeds from sales of mortgage-backed securities and collateralized mortgage obligations - available for sale	—	10,623	7,574
Net (decrease) increase in time deposits in other financial institutions	(400)	750	(250)
Proceeds from sales of commercial and real estate loans	3,094	3,397	1,023
Origination of loans	(319,958)	(224,921)	(228,289)
Proceeds from repayment of loans	194,350	138,727	163,982
Purchases of premises and equipment	(2,028)	(1,804)	(1,585)
Proceeds from sales of real estate held for sale or development	—	381	260

Net cash used in investing activities	$(203,627)	$(122,797)	$(62,304)

Financing activities:
Net increase in demand, NOW and savings deposits	$62,097	$51,612	$6,966
Net increase in certificates of deposit	69,046	54,933	43,777
Proceeds from borrowings	74,358	19,213	19,523
Repayment of Borrowings	(16,100)	(17,600)	(9,175)
Issued shares for benefit plan purchases	595	72	—
Stock repurchases	—	—	(1,768)
Payment for fractional shares	(7)	—	—
Issuance of Trust Preferred Securities	6,000	—	—
Exercise of stock options, net	595	253	219

Net cash provided by financing activities	$196,584	$108,483	$59,542

Net increase (decrease) in cash and cash equivalents	1,520	(2,454)	5,326
Cash and cash equivalents at beginning of year	47,768	50,222	44,896

Cash and cash equivalents at end of year	$49,288	$47,768	$50,222

Supplemental disclosure of non-cash investing and financing activities:
Investment securities unrealized gains (losses), net of taxes	$1,575	$2,743	$(2,687)
Interest paid	22,586	20,657	13,788
Income tax payments	4,325	2,880	2,827
Transfer of securities from available for sale to held to maturity	—	—	4,499
Loans transferred to other real estate owned	$610	$443	$187

See accompanying notes to consolidated financial statements

NOTE 1. Summary of Significant Accounting Policies

Capital Corp of the West (the “Company”) is a registered bank holding company, which provides a full range of banking services to individual and business customers primarily in the Central San Joaquin Valley, through its subsidiaries. The following is a description of the more significant policies.

Principles of Consolidation: The consolidated financial statements of Capital Corp of the West include its subsidiaries: County Bank (the “Bank”) and Capital West Group (“CWG”) and the subsidiaries of County Bank which include County Asset Advisor, Inc. (“CAA”), Merced Area Investment Development, Inc. (“MAID”), County Investment Trust (“REIT”), and County Investment II (“REIT 2”). Town and Country Finance and Thrift was acquired in June 1996 and merged into County Bank on November 23, 1999. CWG, a subsidiary formed in 1996, became inactive in 1997. All significant intercompany balances and transactions are eliminated.

The consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reported period. Actual results could differ from those estimates applied in the preparation of the consolidated financial statements. A material estimate that is particularly susceptible to change in the near term relates to the determination of the allowance for loan losses.

Cash and Cash Equivalents: The Company maintains deposit balances with various banks which are necessary for check collection and account activity charges. Cash in excess of immediate requirements is invested in federal funds sold or other short-term investments. Generally, federal funds are sold for periods from one to thirty days. Cash, noninterest-bearing deposits in other banks and federal funds sold are considered to be cash and cash equivalents for the purposes of the consolidated statements of cash flows. Banks are required to maintain minimum average reserve balances with the Federal Reserve Bank. The amount of those reserve balances was approximately $159,000 and $93,000 at December 31, 2001 and 2000.

Investment Securities: Investment securities consist of U.S. treasury, federal agencies, state and county municipal securities, corporate bonds, mortgage- backed securities, collateralized mortgage obligations and equity securities. Investment securities are classified into one of three categories. These categories include trading, available for sale, and held to maturity. The category of each security is determined based on the Company’s investment objectives, operational needs and intent. The Company has not purchased securities with the intent of actively trading them.

Securities available for sale may be sold prior to maturity and are available for future liquidity requirements. These securities are carried at fair value. Unrealized gains and losses on securities available for sale are excluded from earnings and reported net of tax as a separate component of shareholders’ equity until realized.

Securities held to maturity are classified as such where the Company has the ability and positive intent to hold them to maturity. These securities are carried at cost, adjusted for amortization of premiums and accretion of discounts.

Premiums and discounts are amortized or accreted over the life of the related investment security as an adjustment to yield using the effective interest method. Dividend and interest income are recognized when earned. Realized gains and losses for securities classified as available for sale or held to maturity are included in earnings and are derived using the specific identification method for determining the cost of securities sold. Unrealized losses due to fluctuations in fair value of securities held to maturity or available for sale are recognized through earnings when it is determined that a permanent decline in value has occurred.

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

Interest income on loans is accrued based on contract interest rates and principal amounts outstanding. Loans which are more than 90 days delinquent, with respect to interest or principal, are placed on non-accrual status, unless the outstanding principal and interest is adequately secured and, in the opinion of management, remains collectable. Uncollected accrued interest is reversed against interest income, and interest is subsequently recognized only as received until the loan is returned to accrual status. Interest accruals are resumed when such loans are brought fully current with respect to interest and principal and when, in the judgment of management, the loans are estimated to be fully collectable as to both principal and interest.

A loan is considered impaired, if it is probable that the Company will be unable to collect the scheduled payments of principal and interest when due according to the contractual terms of the loan agreement. Any allowance for loan losses on impaired loans is measured based upon the present value of future cash flows discounted at the loan’s effective rate, the loan’s observable market price, or the fair value of collateral if the loan is collateral dependent. Interest on impaired loans is recognized on a cash basis. In general, these statements are not applicable to large groups of small balance homogenous loans that are collectively evaluated for impairment, such as residential mortgage and consumer installment loans. Income recognition on impaired loans conforms to the method the Company uses for income recognition on nonaccrual loans. Interest income on nonaccrual loans is recorded on a cash basis. Payments may be treated as interest income or return of principal depending upon management’s opinion of the ultimate risk of loss on the individual loan. Cash payments are treated as interest income when management believes the remaining principal balance is fully collectable.

Allowance for Loan Losses: The allowance for loan losses is maintained at the level considered to be adequate for inherent loan losses based on management’s assessment of various factors affecting the loan portfolio, which include: growth trends in the portfolio, historical experience, concentrations of credit risk, delinquency trends, general economic conditions, and internal and external credit reviews. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowance for loan losses. Such agencies may require the Company to recognize additions to the allowance for loan losses based on their judgment of information available to them at the time of their examination. Additions to the allowance for loan losses, in the form of provision for loan losses, are reflected in current operating results, while charge-offs to the allowance for loan losses are made when a loss is determined to have occurred. Management uses the best information available on which to base estimates, however, ultimate losses may vary from current estimates.

Gain or Loss on Sale of Loans: Transfers of real estate mortgage loans held for sale in which the Company surrenders control over those loans are accounted for as a sale to the extent that consideration other than beneficial interests in the transferred loans is received in exchange. There were no loans held for sale as of December 31, 2001 and 2000. Gains or losses are recognized at the time of sale and are calculated based on the amounts received and the book value of the loans sold.

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

Other Real Estate: Other real estate is comprised of property acquired through foreclosure proceedings or acceptance of deeds–in–lieu of foreclosure. Losses recognized at the time of acquiring property in full or partial satisfaction of debt are charged against the allowance for loan losses. Other real estate is recorded at the lower of the related loan balance or fair value, less estimated disposition costs. Fair value of other real estate is generally based on an independent appraisal of the property. Any subsequent costs or losses are recognized as noninterest expense when incurred.

Intangible Assets: Goodwill, representing the excess of purchase price paid over the fair value of net assets acquired in an acquisition, was generated with the purchase of the Thrift in June 1996. The Thrift’s assets, including intangible assets, were subsequently merged into County Bank in November 1999, and the Thrift’s charter was eliminated. Goodwill associated with the purchase of the Thrift is being amortized over 18 years and had a balance of $1,405,000 and $1,517,000 as of December 31, 2001 and 2000. Core deposit intangibles, representing the excess of purchase price paid over the fair value of net savings deposits acquired, were generated by the purchase of the Thrift in June 1996 and the purchase of three branches from the Bank of America in December, 1997. Core deposit intangibles are being amortized over 10 and 7 years, respectively. Intangible assets are reviewed on a periodic basis for impairment. If such impairment is indicated, recoverability of the asset is assessed based upon expected undiscounted net cash flows.

In July 2001, the FASB issued Statement No. 141, Business Combinations, and Statement No. 142, Goodwill and Other Intangible Assets. Statement 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001 and specifies criteria that intangible assets acquired in a purchase method business combination must meet to be recognized and reported apart from goodwill. Statement 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized after 2001, but instead be periodically evaluated for impairment. Intangible assets with definite useful lives are required to be amortized over their respective estimated useful lives to their estimated residual values, and also reviewed for impairment. The Company was required to adopt the provisions of Statement 141 immediately and Statement 142 effective January 1, 2002. Accordingly, the goodwill from the Thrift purchase will not be amortized beginning January 1, 2002, but will continue to be evaluated for impairment in accordance with the appropriate accounting literature. The Company will also be required to reassess the useful lives and residual values of all such intangible assets and make any necessary amortization period adjustments by the end of the first interim period after adoption. In addition, to the extent an intangible asset is identified as having an indefinite useful life, the Company will be required to test the intangible asset for impairment within the first interim period. Any impairment loss will be measured as of the date of adoption and recognized as the cumulative effect of a change in accounting principle in the first interim period. The Company does not expect to have any transitional impairment losses to be recognized as a cumulative effect of a change in accounting principle. As a result of adoption of Statement 141, the Company will no longer be amortizing $1,405,000 of goodwill, which will eliminate $122,000 of annual goodwill expense amortization.

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

Deferred Compensation: The Company has purchased single premium universal life insurance policies in conjunction with implementation of salary continuation plans for certain members of management, a deferred compensation plan for certain members of the Board of Directors, and for general investment purposes. The Company is the owner and beneficiary of these policies. The cash surrender value of the insurance policies is recorded in other assets and these values totaled $16,160,000 and $6,075,000 as of December 31, 2001 and 2000. Income from these policies is recorded in other income and the load, mortality and surrender charges have been recorded in other expenses. An accrued liability of $1,859,000 and $1,486,000 as of December 31, 2001 and 2000 was recorded to reflect the present value of the expected retirement benefits for the salary continuation plans and the deferred compensation benefits and was included in other liabilities. Deferred Compensation expense of $476,000 and $567,000 was recorded for the years ending December 31, 2001 and 2000.

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

Income Tax Credits: The Company has investments in limited partnerships which own low income affordable housing projects that generate tax benefits in the form of federal and state housing tax credits. As an investor in these partnerships, the Company receives tax benefits in the form of tax deductions from partnership operating losses and income tax credits. These income tax credits are earned over a 10-year period as a result of the investment meeting certain criteria and are subject to recapture over a 15-year period. The expected benefit resulting from the affordable housing income tax credits is recognized in the period in which the tax benefit is recognized in the Company’s consolidated tax returns. These investments are accounted for using the effective yield method and are evaluated at each reporting period for impairment. The Bank had investments in these partnerships of $6,809,000 and $6,144,000 as of December 31, 2001 and 2000 which were included in other assets.

Derivative Instruments and Hedging Activities: On January 1, 2001, the Company adopted Statement of Financial Standards Board (FASB) No. 133, Accounting for Derivatives and Hedging Activities and FASB Statement No. 138 Accounting for Certain Derivative Instruments and Certain Hedging Activities, an Amendment of FASB Statement No. 133. All derivative instruments (including certain derivative instrument’s embedded in other contracts) are recognized in the consolidated balance sheet at fair value. FASB 133 dictates that the accounting treatment for gains or losses from changes in the derivative instrument’s fair value is contingent on whether the derivative instrument qualifies as a hedge under the accounting standard. On the date the Company enters into a derivative contract, the Company designates the derivative instruments as (1) a hedge of the fair value of a recognized asset or liability or of an unrecognized firm commitment (fair value hedge), (2) a hedge of a forecasted transaction or of the variability of cash flows to be received or paid related to a recognized asset or liability (cash flow hedge) or (3) hedge for trading, customer accommodation or not qualifying for hedge accounting (free-standing derivative instruments). For a fair value hedge, changes in the far value of the derivative instrument and changes in the fair value of the hedged asset or liability or of an unrecognized firm commitment attributable to the hedged risk are recorded in current period net income. For a cash flow hedge, changes in the fair value of the derivative instrument to the extent that it is effective are recorded in other comprehensive income, net of tax, within shareholders’ equity and subsequently reclassified to net income in the same period(s) that the hedged transaction impacts net income. For free-standing derivative instruments, changes in the fair values are reported in current period net income. The Company formally documents the relationship between hedging instruments and hedged items, as well as the risk management objective and strategy for undertaking any hedge transaction. This process includes linking all derivative instruments that are designated as fair value or cash flow hedges to specific assets and liabilities on the balance sheet or to specific forecasted transactions. The Company also formally assesses both at the inception of the hedge and on an ongoing basis, whether the derivative instruments used are highly effective in offsetting changes in fair values or cash flows of hedged items. If it is determined that the derivative instrument is not highly effective as a hedge, hedge accounting is discontinued. During the third quarter of 2001, the Company entered into an interest rate exchange agreement with the Federal Home Loan Bank of San Francisco that was recorded as a cash flow hedge transaction. The notional amount of the swap is $20 million with a term of 3 years expiring on August 23, 2004. The Company entered into the interest rate swap to convert floating-rate loans (based on prime) to a fixed rate (7.46%). The Company will pay prime rate, which at the time of the transaction was 6.50%. The Company intends to use the swap as a hedge of the related loans for 3 years. At December 31, 2001, the fair market value of this interest rate swap of $191,000 was reported as an other asset in the consolidated balance sheet and included as other comprehensive income in the consolidated statements of income and comprehensive income. Management has determined that the amount of the hedge ineffectiveness from inception of the hedge to December 31, 2001 was not significant.

Stock Option Plan: Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation,” establishes financial accounting and reporting standards for stock-based compensation plans, including employee stock purchase plans, stock options and restricted stock. Statement No. 123 encourages all entities to adopt a fair value method of accounting for stock-based compensation plans, whereby compensation cost is measured at the grant date upon the fair value of the award and is realized as an expense over the service or vesting period. However, Statement No. 123 also allows an entity to continue to measure compensation cost for these plans using the intrinsic value method of accounting prescribed by Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees.” The Company accounts for stock-based awards to employees and directors using the intrinsic value method of accounting in accordance with Accounting Principles Board Opinion No. 25. Under the intrinsic value method, compensation cost is generally the excess, if any, of the quoted market price of the stock at the grant or other measurement date over the exercise price. See Note 13 for a pro forma presentation of net income and earnings per share had compensation cost related to stock option awards been determined under the fair value method.

Earnings Per Share: Basic earnings per share (EPS) includes no dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution of securities that could share in the earnings of an entity.

Comprehensive Income: Comprehensive income consists of net income and unrealized gains (losses) on securities and certain derivative instruments and is presented in the consolidated statements of income and comprehensive income.

NOTE 2. Investment Securities

The amortized cost and estimated market value of investment securities at December 31, are summarized below:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
	(Dollars in thousands)
2001
Available for sale securities:
U.S. Treasury and U.S. Government agencies	$77,534	$1,275	$97	$78,712
State & political subdivisions	24,601	91	423	24,269
Mortgage-backed securities	53,678	1,134	15	54,797
Collateralized mortgage obligations	32,903	551	108	33,346
Corporate debt securities	13,382	235	57	13,560

Total debt securities	202,098	3,286	700	204,684

Agency preferred stock	15,006	174	168	15,012
Trust preferred stock	5,503	—	605	4,898
Equity securities	5,259	—	—	5,259

Total available for sale securities	227,866	3,460	1,473	229,852

Held to maturity securities:
U.S. Treasury & U.S. government agencies	4,611	198	—	4,809
State and political subdivisions	4,361	33	—	4,394
Mortgage-backed securities	31,900	552	172	32,280
Collateralized mortgage obligations	687	15	—	702

Total held to maturity securities	$41,559	$798	$172	$42,185

2000
Available for sale securities:
U.S. Treasury and U.S. Government agencies	$35,413	$564	$38	$35,939
State & political subdivisions	24,631	74	535	24,170
Mortgage-backed securities	54,364	370	325	54,409
Collateralized mortgage obligations	29,237	102	324	29,015
Corporate debt securities	9,674	186	27	9,833

Total debt securities	153,319	1,296	1,249	153,366
Equity securities	2,464	—	—	2,464

Total available for sale securities	155,783	1,296	1,249	155,830

Held to maturity securities:
U.S. Treasury & U.S. government agencies	4,595	—	—	4,595
State and political subdivisions	4,375	78	—	4,453
Mortgage-backed securities	22,736	269	201	22,804
Collateralized mortgage obligations	3,516	44	—	3,560

Total held to maturity securities	$35,222	$391	$201	$35,412

At December 31, 2001 and 2000, investment securities with carrying values of approximately $141,386,000 and $124,396,000, respectively, were pledged as collateral for deposits of public funds, government deposits, the Bank’s use of the Federal Reserve Bank’s discount window and Federal Home Loan Bank line of credit. The Bank is a member of the Federal Reserve Bank and the Federal Home Loan Bank. The Bank carried balances, stated at cost, of $3,942,000 and $1,223,000 of Federal Home Loan Bank stock and $886,000 and $886,000 of Federal Reserve Bank stock as of December 31, 2001 and 2000. Gross losses on sale of available for sale securities of $0, $235,000, and $118,000 were recognized in 2001, 2000, and 1999.

In February 1999, state and political subdivision securities with a market value of $4,499,000 were transferred from the available for sale portfolio to the held to maturity portfolio at market value. The unrealized holding gain at the date of transfer is reported as a separate component of shareholders’ equity, and is amortized over the remaining life of the securities as an adjustment of yield in a manner consistent with the amortization of a premium or discount.

The carrying and estimated fair values of debt securities at December 31, 2001 by contractual maturity, are shown on the following table. Actual maturities may differ from contractual maturities because issuers generally have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized Cost	Estimated Fair Value
	(Dollars in thousands)
Available for sale debt securities:
One year or less	$1,670	$1,692
One to five years	79,342	80,182
Five to ten years	22,343	22,770
Over ten years	12,163	11,898
Mortgage-backed securities and CMOs	86,580	88,142

Total available for sale debt securities	$202,098	$204,684

Held to maturity debt securities:
One year or less	$—	$—
One to five years	—	—
Five to ten years	4,611	4,810
Over ten years	4,360	4,393
Mortgage-backed securities and CMOs	32,588	32,982

Total held to maturity debt securities	$41,559	$42,185

NOTE 3. Loans

Loans at December 31 consisted of the following:

	2001	2000
	(Dollars in thousands)
Commercial	$118,626	$71,920
Agricultural	96,489	84,032
Real estate - mortgage	187,586	141,575
Real estate - construction	57,989	30,133
Consumer	71,730	85,004

Gross loans	532,420	412,664
Less allowance for loan losses	(9,743)	(8,207)

Net loans	$522,677	$404,457

Loans are net of deferred loan fees of $1,352,000 and $1,006,000 and deferred loan costs of $1,120,000 and $1,741,000 as of December 31, 2001 and 2000.

Non-accrual loans totaled $4,247,000 and $2,243,000 at December 31, 2001 and 2000. Foregone interest on nonaccrual loans was approximately $170,000, $224,000 and $143,000 for the years ended December 31, 2001, 2000 and 1999.

Impaired loans are loans for which it is probable that the Company will not be able to collect all amounts due. At December 31, 2001 and 2000, the recorded investment in impaired loans was $4,856,000 and $2,340,000 which had a related allowance for loan losses of $644,314,000 and $302,000 in 2001 and 2000. As of December 31, 2001 and 2000, there were no impaired loans without a related allowance for loan loss assigned to them.. The average outstanding balance of impaired loans for the years ended December 31, 2001, 2000 and 1999 was $3,629,000, $2,165,000, and $2,215,000, on which $105,000, $79,000 and $126,000, was recognized as interest income on a cash basis.

At December 31, 2001 and 2000, the collateral value method was used to measure impairment for all loans classified as impaired. The following table shows the recorded investment in impaired loans by loan category at December 31:

	2001	2000
	(Dollars in thousands)
Commercial	$552	$734
Agricultural	4,254	1,423
Consumer and other	50	183
	$4,856	$2,340

The following is a summary of changes in the allowance for loan losses during the years ended December 31:

	2001	2000	1999
	(Dollars in thousands)
Balance at beginning of year	$8,207	$6,542	$4,775
Loans charged-off	(3,152)	(2,394)	(1,854)
Recoveries of loans previously charged-off	573	773	962
Provision for loan losses	4,115	3,286	2,659

Balance at end of year	$9,743	$8,207	$6,542

In the ordinary course of business, the Company, through its subsidiaries, has made loans to certain directors and officers and their related businesses. In management’s opinion, these loans are granted on substantially the same terms, including interest rates and collateral, as those prevailing on comparable transactions with unrelated parties, and do not involve more than the normal risk of collectibility.

Activity in loans to, or guaranteed by, directors and executive officers and their related businesses at December 31, are summarized as follows:

	2001	2000
	(Dollars in thousands)
Balance at beginning of year	$2,226	$562
Loan advances and renewals	1,171	1,777
Loans matured or collected	(653)	(96)
Other changes	—	(17)

Balance at end of year	$2,744	$2,226

Other changes in 2000 represent loans to former directors and executive officers of the company who are no longer related parties.

The Bank’s business activity is with customers located primarily in the counties of Fresno, Madera, Mariposa, Merced, San Francisco, San Joaquin, Stanislaus, Tulare and Tuolumne. The Bank is diversified into retail and wholesale lending. Retail lending represents approximately 20% of the total loan portfolio and consists of consumer lending, loans to small businesses, credit cards and the purchase of financing contracts principally from automobile dealers. Individual loans and lines are made in a variety of ways. In many cases collateral such as real estate, automobiles and equipment are used to support the extension of credit. Repayment, however, is largely dependent upon the borrower’s personal cash flow.

Loans to businesses and agricultural communities make up nearly 80% of the Bank’s loan portfolio. Wholesale activities are spread across a wide spectrum including commercial loans to businesses, construction and permanent real estate financing, short and long term agricultural loans for production and real estate purposes and SBA financing. Where appropriate, collateral is taken to secure and reduce the Bank’s credit risk. Each loan is submitted to an individual risk grading process but the borrowers’ ability to repay is dependent, in part, upon factors affecting the local and national economies.

NOTE 4. Premises and Equipment

Premises and equipment consisted of the following at December 31:

	2001	2000
	(Dollars in thousands)
Land	$1,349	$1,349
Buildings	9,516	8,544
Leasehold improvements	1,758	1,605
Furniture and equipment	12,522	11,863

Subtotal	25,145	23,361
Less accumulated depreciation and amortization	12,002	10,340

Premises and equipment, net	$13,143	$13,021

Included in the totals to the left are equipment and construction in progress of $120,000 and $207,000 at December 31, 2001 and 2000 respectively. Depreciation expense totaled $1,906,000, $1,946,000, and $1,741,000 in 2001, 2000 and 1999.

NOTE 5. Borrowed Funds

The following is a summary of selected information for short term borrowings. These borrowings generally mature in less than one year.

	As of December 31,
	2001		2000		1999
	Amount	Interest Rate(s)	Amount	Interest Rate(s)	Amount	Interest Rate(s)
	(Dollars in Millions)
Treasury Tax Loan(1)	$3,810	2.03%	$4,672	6.25%	$5,000	5%
FHLB advances	31,700	1.87-4.92%	8,600	6.62-6.65%	12,600	5.75-6.36%

Total short term borrowings	$35,510		$13,272		$17,600

(1)        The Treasury tax loan is a variable rate product that reprices weekly based on the Federal Funds rate. The account is payable on a daily basis.

The Company maintains a secured line of credit with the Federal Home Loan Bank of San Francisco (FHLB). Based on the FHLB stock requirements at December 31, 2001, this line provided for maximum borrowings of $77,419,000 of which $73,759,000 was outstanding, leaving $3,660,000 available. At December 31, 2001 this borrowing line is collateralized by securities with a market value of $81,494,000. At December 31, 2000, the line of credit collateralized by securities totaled $49,608,000 of which $14,600,000 was outstanding leaving $35,008,000 available. The Company had additional secured, unused lines of credit of $7,945,000 and unsecured unused lines of credit of $10,000,000 at December 31, 2001. This compares with secured, unused lines of credit of $7,000,000 and unsecured unused lines of credit of $7,000,000 as of December 31, 2000.

The following is a summary of selected information for long-term borrowings. These borrowings generally mature in greater than one year.

			2001	2000	1999
	Interest Rate(s)	Maturity Dates	Amount	Amount	Amount
	(Dollars in millions)
Mortgage note	7.80%	2007	$3,116	$3,155	$3,214
FHLB advances	1.42-6.83%	2003 - 2011	42,059	6,000	—

Total long term borrowings	1.42-7.80%		$45,175	$9,155	$3,214

Interest expense related to FHLB borrowings totaled $1,884,000, $951,000 and $375,000 in 2001, 2000, and 1999. Interest expense related to notes totaled $262,000, $249,000, and $273,000 in 2001, 2000, and 1999. This long term note is secured by Company land and buildings. Interest expense on federal funds purchased was $5,000, $16,000, and $80,000 in 2001, 2000, and 1999. Compensating balance arrangements are not significant to the operations of the Company.

Principal payments required to service the Company’s borrowings during the next five years are:

Years ended December 31,
(Dollars in thousands)
2002	$35,510
2003	5,000
2004	2,000
2005	13,000
2006	9,559
Thereafter	15,616

Total borrowed funds	$80,685

NOTE 6. Trust Preferred Securities

County Statutory Trust I is a Connecticut statutory trust, which was formed for the purpose of issuing County Statutory Trust I Capital Securities (Trust Preferred Securities). The Trust Preferred Securities are described below. Interest on the Trust Preferred Securities is payable semi-annually and is deferrable, at the option of the Company for up to five years. Following the issuance of the Trust Preferred Securities, the Trust used the proceeds from the Trust Preferred Securities offering to purchase a like amount of Junior Subordinated Debt Securities (the Debt Securities) of the Company. The debt securities bear the same terms and interest rates as the related Trust Preferred Securities. The Debt Securities are the sole assets of the Trusts and are eliminated, along with the related income statement effects, in the consolidated financial statements. The Company has fully and unconditionally guaranteed all of the obligations of the Trust. Under applicable regulatory guidelines, the Trust Preferred Securities will qualify as Tier I capital. The following Trust Preferred Securities were outstanding at December 31, 2001.

Security title	Issuer	Amount Outstanding	Date of Original Issue	Stated Maturity	Optional Redemption Date
10.20% Capital Securities	County Statutory Trust I	$6,000,000	Feb. 22, 2001	Feb. 22, 2031	Feb. 22, 2021

The Trust Preferred Securities are mandatorily redeemable, in whole or in part, upon repayment of their underlying Debt Securities at their respective stated maturities or their earlier redemption. The Debt Securities are redeemable prior to maturity at the option of the Company on or after their respective optional redemption dates.

The total amount of Trust Preferred Securities outstanding at December 31, 2001 was $6,000,000. The Trust Preferred Securities accrue interest at an annual rate of 10.2%. The dividends expense on Trust Preferred Securities were $510,000 in 2001, and is included in other expense.

NOTE 7. Real Estate Operations

As of December 31, 2001, MAID had no real estate holdings. During 2000, the last remaining real estate parcel held by MAID was sold for $390,000. Prior to the time the parcel was sold, the book value had been completely written off.

NOTE 8. Income Taxes

The provision for income taxes for the years ended December 31 is comprised of the following:

	Federal	State	Total
	(Dollars in thousands)
2001
Current	$3,304	$417	$3,721
Deferred	(804)	(98)	(902)
	$2,500	$319	$2,819
2000
Current	$2,612	$554	$3,166
Deferred	(597)	192	(405)
	$2,015	$746	$2,761
1999
Current	$2,248	$946	$3,194
Deferred	(772)	(318)	(1,090)
	$1,476	$628	$2,104

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2001 and 2000 consists of the following:

	2001	2000
	(Dollars in Thousands)
Deferred tax assets:
Allowance for loan losses		$2,675
Deferred compensation	803	612
Intangible amortization	583	301
Nonaccrual interest	70	92
State franchise taxes	—	99
Fixed assets	117	—
Other	—	70

Total gross deferred tax assets	4,967	3,849
Less valuation allowance	(20)	(20)

Deferred tax assets	$4,947	$3,829

Deferred tax liabilities:
Fixed assets	$—	$125
Investment securities unrealized gain	1,115	55
Investment in partnerships	354	116
Insurance accrual	38	—
FHLB stock dividends	147	82

Total gross deferred tax liabilities	1,654	378

Net deferred tax assets	$3,293	$3,451

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods which the deferred tax assets are deductible, management believes it is more likely than not the Company will realize the benefits of these deductible differences, net of the existing valuation allowances at December 31, 2001 and 2000.

A reconciliation of income tax at the federal statutory rate to the provision for income taxes follows:

	2001	2000	1999
	(Dollars in thousands)
Statutory (34%) federal income tax rate due	$3,648	$3,218	$2,452
State franchise tax, at statutory rate, net of federal income tax benefit	211	504	516
Tax exempt interest income, net	(386)	(390)	(413)
Housing tax credits	(600)	(550)	(375)
Dividends received deduction	(163)	—	—
Intangible amortization	43	43	43
Cash surrender value life insurance	(225)	(106)	(98)
Other	291	42	(21)

Provision for income taxes	$2,819	$2,761	$2,104

NOTE 9. Regulatory Matters

The Company is subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate mandatory and possibly, additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company’s assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Company’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weighting and other factors.

First, a bank must meet a minimum Tier I (as defined in the regulations) capital ratio ranging from 3% to 5% based upon the bank’s CAMEL (“capital adequacy, asset quality, management, earnings and liquidity”) rating.

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

Management believes, as of December 31, 2001 that the Company and the Bank meet all capital adequacy requirements to which they are subject, including the ratio test for a well capitalized bank under the regulatory framework for prompt corrective action. The most recent notification from the FRB categorized the Company and the Bank as well capitalized under the FDICIA regulatory framework for prompt corrective action. Subsequent to this notification, there are no conditions or events that management believes have changed the risk based capital category of the Company and the Bank. To be categorized as well capitalized, the Bank must meet minimum ratios.

The Company has no formal dividend policy, and dividends are issued solely at the discretion of the Company’s Board of Directors subject to compliance with regulatory requirements. In order to pay any cash dividends, the Company must receive payments of dividends from the Bank. There are certain regulatory limitations on the payment of cash dividends by banks.

Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios (set forth in the following table).

The Company’s and Bank’s actual capital amounts and ratios as of December 31, 2001 are as follows:

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
The Company:

Total capital (to risk weighted assets)	$73,554	10.74%	$54,783	8.0%	$68,479	10.0%
Tier I capital (to risk weighted assets)	64,997	9.49	27,392	4.0	41,088	6.0
Leverage ratio(1)	64,997	7.72%	33,690	4.0%	42,112	5.0%

The Bank:

Total capital (to risk weighted assets)	$69,771	10.28%	$54,297	8.0%	$67,871	10.0%
Tier I capital (to risk weighted assets)	61,269	9.03	27,148	4.0	40,722	6.0
Leverage ratio(1)	61,269	7.33%	33,453	4.0%	41,816	5.0%

(1)        The leverage ratio consists of Tier 1 capital divided by quarterly average assets. The minimum leverage ratio is 3 percent for banking organizations that do not anticipate significant growth and that have well diversified risk, excellent asset quality and in general, are considered top-rated banks.

The Company’s and Bank’s actual capital amounts and ratios as of December 31, 2000 are as follows:

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
The Company:

Total capital (to risk weighted assets)	$55,462	10.92%	$40,640	8.0%	$50,800	10.0%
Tier I capital (to risk weighted assets)	49,089	9.66	20,320	4.0	30,480	6.0
Leverage ratio(1)	49,089	7.56%	25,973	4.0%	32,467	5.0%

The Bank:

Total capital (to risk weighted assets)	$52,701	10.57%	$39,902	8.0%	$49,878	10.0%
Tier I capital (to risk weighted assets)	46,442	9.31	19,951	4.0	29,927	6.0
Leverage ratio(1)	46,442	7.21%	25,759	4.0%	32,192	5.0%

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

NOTE 10. Commitments and Financial Instruments With Off-Balance Sheet Credit Risk

At December 31, 2001, the Company has operating lease rental commitments for remaining terms of one to ten years. The Company has options to renew one of its leases for a period of 15 years. The minimum future commitments under non-cancelable lease agreements having terms in excess of one year at December 31, 2001 are as follows:

Years ended December 31,
(Dollars in thousands)
2002	$827
2003	771
2004	701
2005	659
2006	505
Thereafter	1,045

Total minimum lease payments	$4,508

Rent expense was approximately $811,000, $598,000, and $477,000 for the years ended December 31, 2001, 2000, and 1999.

In the ordinary course of business, the Company enters into various types of transactions which involve financial instruments with of-balance sheet risk. These instruments include commitments to extend credit and standby letters of credit and are not reflected in the accompanying balance sheet. These transactions may involve, to varying degrees, credit and interest risk in excess of the amount, if any, recognized in the balance sheet.

The Company’s off-balance sheet credit risk exposure is the contractual amount of commitments to extend credit and standby letters of credit. The Company applies the same credit standards to these contracts as it uses in its lending process. Additionally, commitments to extend credit and standby letters of credit bear similar credit risk characteristics as outstanding loans.

Financial instruments whose contractual amount represents risk:

	As of December 31
	2001	2000
	(Dollars in thousands)
Commitments to extend credit	$188,802	$144,480
Standby letters of credit	3,852	1,320

Commitments to extend credit are agreements to lend to customers. These commitments have specified interest rates and generally have fixed expiration dates, but may be terminated by the Company if certain conditions of the contract are violated. Although currently subject to draw down, many of these commitments are expected to expire or terminate without funding. Therefore, the total commitment amounts do not necessarily represent future cash requirements. Collateral held relating to these commitments varies, but may include securities, equipment, inventory and real estate.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of the customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Collateral held for standby letters of credit is based on an individual evaluation of each customer’s credit worthiness, but may include cash, equipment, inventory and securities.

The Company because of the nature of its business, is subject to various threatened or filed legal cases. The Company, based on the advice of legal counsel, does not expect such cases will have a material, adverse effect on its financial position or results of operations

NOTE 11. Time Deposits

At December 31, 2001 the aggregate maturities for time deposits are as follows:

Years ended December 31,
(Dollars in thousands)
2002	$274,119
2003	16,134
2004	2,868
2005	874
2006	223
Thereafter	151

Total Time Deposits	$294,369

NOTE 12. Employee and Director Benefit Plans

The Company has a noncontributory employee stock ownership plan (“ESOP”) and an employee savings plan covering substantially all employees. During 2001, 2000, and 1999, the Company contributed approximately $326,000, $288,000, and $217,000, to the ESOP and $116,000, $95,000, and $70,000 to the employee savings plan.

Under provisions of the ESOP, the Company can make discretionary contributions to be allocated based on eligible individual annual compensation, as approved by the Board of Directors. Contributions to the ESOP are recognized as compensation expense. For the years December 31, 2001, 2000, and 1999, the ESOP owned 180,079, 164,800, and 154,305 shares of the Company’s stock. ESOP shares are included in the weighted average number of shares outstanding for earnings per share computations.

The employee savings plan allowed participating employees to contribute up to $10,500 each in 2001. The Company matched 25% of the employees’ elective contribution, as defined, not to exceed 10% of eligible annual compensation.

The Company maintains a non-qualified salary continuation plan for certain senior executive officers of the Company and the Bank. Under the plan, the Company has agreed to pay these executives retirement benefits for a ten to fifteen year period after their retirement so long as they meet certain length of service vesting requirements. The plan is informally linked to several single premium universal life insurance policies that provide life insurance on certain senior executive officers with the Company named as the owner and beneficiary of these policies. Salary continuation expense totaled $406,000,$595,000, and $341,000 in 2001, 2000, and 1999.

The Company also maintains a non-qualified deferred compensation plan for members of the board of directors of the Company and the Bank. Under the deferred compensation plan, members of the board of directors have the ability to defer compensation they receive as directors until they reach retirement age, so long as they meet certain length of service vesting requirements. Upon reaching retirement age, the Company has agreed to pay these directors retirement benefits over a ten year period. The plan is informally linked to several single premium universal life insurance policies that provide life insurance on certain directors with the Company named as the owner and beneficiary of these policies. Deferred compensation expense totaled $70,000, $63,000, and $58,000 in 2001, 2000, and 1999.

NOTE 13. Stock Option Plan

In 1992, shareholders approved the adoption of an incentive stock option plan for bank management and a non-statutory stock option plan for directors. The maximum number of shares issuable under the plans was 126,000 and was amended by the shareholders in 1995 and

2001 to 450,000 and 675,000 options available for grant. Options are available for grant under the plans at prices that approximate fair market value of the stock at the date of grant. Options granted under both plans become exercisable 25% at the time of grant and 25% each year thereafter and expire 10 years from the date of grant.

A summary of the status of the Company’s stock options as of and for the years ended December 31, 2001, 2000, and 1999, and changes during the years ended on those dates, follows:

	2001		2000		1999
	Number of Shares	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price
Outstanding at beginning of year	363,598	$8.40	351,573	$7.59	325,806	$7.25
Granted	103,925	13.10	64,500	10.43	68,000	10.45
Exercised	(97,587)	5.99	(49,068)	5.16	(26,609)	8.09
Forfeited	(4,430)	11.41	(3,407)	11.84	(15,624)	12.09
Stock dividend declared	18,159	8.40	—	—	—	—

Outstanding at end of year	383,665	$9.86	363,598	$8.40	351,573	$7.59

Options exercisable at end of year	262,776	$8.95	274,717	$7.67	276,170	$6.58

The following table summarizes information about options outstanding at December 31, 2001:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Of Shares Outstanding	Weighted Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
3 - 7	86,737	0.65 Years	$4.43	86,737	$4.43
7 - 11	131,612	7.54	9.68	85,785	9.63
11 - 15	141,816	7.83	12.36	84,379	12.41
15 - 17	3,500	9.52	15.87	5,875	15.87

3 - 17	383,665	6.21 Years	$9.86	262,776	$8.95

The number of shares and exercise price per share has been adjusted for stock dividends and stock splits during the period.

The per share weighted average fair value of stock options granted during 2001, 2000 and 1999 was $5.47, $3.45 and $4.01 on the date of grant using the Black Scholes option pricing model with the following weighted average assumptions: 2001-1999 expected dividend yield 0%; 2001 expected volatility of 29 percent, 2000- 1999 expected volatility of 26 percent, risk free interest rate of 4.75%, 5.05% and 6.41%; and an expected life of 7 years.

The Company applies APB Opinion No. 25 in accounting for its plan and, accordingly, no compensation cost has been recognized for its stock options in the accompanying consolidated financial statements. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, Accounting for Stock-Based Compensation, the Company’s net income would have been reduced to the proforma amounts indicated as follows:

Years ended December 31,

	2001	2000	1999
	(Dollars in thousands)
Net income
As reported	$7,911	$6,706	$5,109
Proforma	7,838	6,592	5,018
Basic earnings per share
As reported	1.63	1.41	1.07
Proforma	1.61	1.39	1.05
Diluted earnings per share
As reported	1.58	1.37	1.04
Proforma	1.56	1.35	1.02

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

Financial Liabilities:

Deposits: The fair values disclosed for deposits generally paid upon demand (i.e. noninterest-bearing and interest-bearing demand) savings and money market accounts are considered equal to their respective carrying amounts as reported on the consolidated balance sheets. The fair value of fixed rate certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.

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

2001	Carrying Amount	Fair Value
	(Dollars in thousands)
Financial assets:
Cash and cash equivalents	$49,288	$49,288
Time deposits at other financial institutions	500	500
Available for sale investment securities	229,852	229,852
Held to maturity investment securities	41,559	42,185
Net loans	522,677	529,604
Financial liabilities
Noninterest-bearing demand	132,496	132,496
Negotiable orders of withdrawl	102,055	102,055
Savings and money market	203,721	203,721
Time deposits	294,369	297,009
Borrowings	$80,685	$82,396

2000	Carrying Amount	Fair Value
	(Dollars in thousands)
Financial assets:
Cash and cash equivalents	$47,768	$47,768
Time deposits at other financial institutions	100	100
Available for sale investment securities	155,830	155,830
Held to maturity investment securities	35,222	35,412
Net loans	404,457	398,059
Financial liabilities
Noninterest-bearing demand	107,581	107,581
Negotiable orders of withdrawl	84,521	84,521
Savings and money market	184,073	184,073
Time deposits	225,323	225,838
Borrowings	$22,427	$22,888

NOTE 15. Reconciliation of Basic and Diluted Earnings Per Share

	Year ended December 31, 2001
	Income	Shares	Per-Share
	(Dollars in thousands except per share amounts)
Basic EPS
Income available to common shareholders	$7,911	4,848	$1.63

Effect of dilutive securities:
Stock options	—	155	—
Diluted EPS
Income available to common shareholders plus Assumed conversions	$7,911	5,003	$1.58

	Year ended December 31, 2000
	Income	Shares	Per-Share
	(Dollars in thousands except per share amounts)
Basic EPS
Income available to common shareholders	$6,706	4,755	$1.41

Effect of dilutive securities:
Stock options	—	131	—
Diluted EPS
Income available to common shareholders plus assumed conversions	$6,706	4,886	$1.37

	Year ended December 31, 1999
	Income	Shares	Per-Share
	(Dollars in thousands except per share amounts)
Basic EPS
Income available to common shareholders	$5,109	4,790	$1.07

Effect of dilutive securities:
Stock options	—	128	—
Diluted EPS
Income available to common shareholders plus assumed conversions	$5,109	4,918	$1.04

NOTE 16. Parent Company Only Financial Information

This information should be read in conjunction with the other notes to the consolidated financial statements. The following are the condensed balance sheets of the Company as of December 31, 2001 and 2000 and the condensed statements of income and cash flows for the years ended December 31, 2001, 2000, and 1999:

Condensed balance sheets

	December 31,
	2001	2000
	(Dollars in thousands)
Assets
Cash and short-term investments	$1,812	$960
Investment in County Bank	66,388	50,765
Net premises and equipment	5,623	5,931
Other assets	1,050	918

Total assets	$74,873	$58,574

Liabilities and shareholder’s Equity
Liabilities
Borrowed funds	$3,116	$3,155
Capitalized lease	638	931
Other liabilities	999	1,037

Total liabilities	4,753	5,123

Trust Preferred Securities	6,000	—

Total shareholders’ equity	64,120	53,451
Total liabilities, Preferred Securities, and shareholders’ equity	$74,873	$58,574

Condensed statements of income

	Year Ended December 31,
	2001	2000	1999
	(Dollars in thousands)
Income
Dividends from subsidiaries	$—	$—	$1,243
Interest	169	1	19
Lease income	502	502	502
Management fees from subsidiaries	5,654	4,918	2,101

Total income	6,325	5,421	3,865
Expenses
Interest on borrowings	274	282	273
Capitalized lease interest	64	80	71
Salaries and related benefits	3,205	2,975	2,340
Other noninterest expense	2,940	2,650	1,820

Total other expenses	6,483	5,987	4,504
Loss before taxes and equity in undistributed earnings of subsidiaries	(158)	(566)	(639)
Income tax benefit	21	211	219
Equity in undistributed income of subsidiaries	8,048	7,061	5,529

Net income	$7,911	$6,706	$5,109

	December 31,
	2001	2000	1999
	(Dollars in thousands)
Operating activities:
Net income	$7,911	$6,706	$5,109
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of fixed assets	604	629	509
Equity in undistributed earnings of subsidiaries	(8,048)	(7,061)	(5,529)
Increase in other assets	(132)	(573)	(130)
Increase (decrease) in other liabilities	(38)	668	171

Net cash provided by operating activities	297	369	130
Investing activities:
Capital contribution to subsidiary bank	(6,000)	—	—
Purchase of premises and equipment	(296)	(459)	(278)
Dividends from subsidiaries	—	—	1,243

Net cash (used in) provided by investing activities	(6,296)	(459)	965
Financing activities:
Issuance of Trust Preferred Securities	6,000	—	—
Net (decrease) increase in other borrowings and capitalized lease	(332)	71	(262)
Issuance of common stock related to exercise of
stock options and employee benefit plans	1,190	325	219
Repurchase of common stock	—	—	(1,768)
Cash dividends and fractional shares	(7)	—	—

Net cash provided by (used in) financing activities	6,851	396	(1,811)

Increase (decrease) in cash and cash equivalents	852	306	(716)
Cash and cash equivalents at beginning of year	960	654	1,370

Cash and cash equivalents at end of year	$1,812	$960	$654

NOTE 17. Quarterly Results of Operations (Unaudited)

	2001 Quarter Ended
	Dec 31	Sept 30	June 30	Mar 31
	(Dollars in thousands)
Interest income	$14,520	$15,215	$14,146	$14,286
Interest expense	5,391	5,769	5,668	5,871
Net interest income	9,129	9,446	8,478	8,415
Provision for loan losses	1,036	1,540	789	750
Other income	1,776	1,571	1,574	1,353
Other expenses	7,295	6,787	6,476	6,339
Income before income taxes	2,574	2,690	2,787	2,679
Income taxes	465	781	806	767
Net income	$2,109	$1,909	$1,981	$1,912

Basic earnings per share(1)	$.43	$.39	$.41	$.40

Diluted earnings per share(1)	$.42	$.38	$.40	$.39

	2000 Quarter Ended
	Dec 31	Sept 30	June 30	Mar 31
	(Dollars in thousands)
Interest income	$13,995	$13,299	$12,361	$11,233
Interest expense	5,831	5,592	5,041	4,304
Net interest income	8,164	7,707	7,320	6,929
Provision for loan losses	963	792	768	763
Other income	1,276	1,340	1,644	1,147
Other expenses	6,088	5,888	5,655	5,143
Income before income taxes	2,389	2,367	2,541	2,170
Income taxes	643	721	741	656
Net income	$1,746	$1,646	$1,800	$1,514

Basic earnings per share(1)	$.37	$.35	$.38	$.32

Diluted earnings per share(1)	$.36	$.34	$.37	$.31

(1)        Basic and diluted earnings per share calculations are based upon the weighted average number of shares outstanding during each period. Full year weighted average shares differ from quarterly weighted average shares and, therefore, annual earnings per share may not equal the sum of the quarters.

( This page has been left blank intentionally.)