Form 10-K, Exhibit 13
period 2002-12-31
CAPITAL CORP OF THE WEST
filed 2003-03-27
CIK 1004740

Exhibit 13

Capital Corp of the West

Selected Financial Data

(Amounts in thousands, except per share data)	2002	2001	2000	1999	1998

Summary income data:
Interest income	$58,811	$58,167	$50,888	$39,361	$34,614
Interest expense	18,223	22,699	20,768	14,040	13,634
Net interest income	40,588	35,468	30,120	25,321	20,980
Provision for loan losses	4,151	4,115	3,286	2,659	3,903
Noninterest income	8,244	6,274	5,407	5,089	4,838
Noninterest expense	31,798	26,897	22,774	20,538	18,244
Income before provision for income taxes	12,883	10,730	9,467	7,213	3,671
Provision for income taxes	2,455	2,819	2,761	2,104	930
Net income	$10,428	$7,911	$6,706	$5,109	$2,741
Share Data:
Average common shares outstanding(1)	5,538	5,345	5,244	5,280	5,328
Basic earnings per share(1)	$1.88	$1.48	$1.28	$.97	$0.51
Diluted earnings per share(1)	1.83	1.44	1.25	.94	0.50
Book value per share	14.49	12.39	10.65	8.81	8.43
Tangible book value per share	$13.87	$11.72	$9.80	$7.79	$7.28
Balance Sheet Data:
Total assets	$1,034,210	$894,327	$683,021	$563,550	$499,859
Total securities	287,020	271,411	191,052	147,368	154,867
Total loans	633,773	532,420	412,664	331,268	268,933
Total deposits	834,379	732,641	601,498	494,901	444,210
Shareholders’ equity	$77,169	$64,120	$53,451	$43,677	$42,804
Operating Ratios:
Return on average equity	14.94%	13.40%	14.33%	11.86%	6.48%
Return on average assets	1.09	1.03	1.09	.99	.60
Average equity to average assets ratio	7.29	7.69	7.64	8.35	9.06
Net interest margin	4.64	5.09	5.46	5.55	5.19
Credit Quality Ratios:
Nonperforming loans to total loans(2)	0.38%	0.91%	0.57%	0.60%	0.54%
Allowance for loan losses to total loans	1.91	1.83	1.99	1.97	1.78
Allowance for loan losses to nonperforming loans	509.15	200.65	350.66	328.83	310.87
Capital Ratios:
Risk-based tier 1 capital	9.49%	9.49%	9.66%	9.99%	10.69%
Total risk-based capital	10.74	10.74	10.92	11.24	11.94
Leverage ratio	7.68	7.72	7.56	7.50	7.58

(1)                               Adjusted for 5% stock dividend declared February 25, 2003.

(2)                               Nonperforming loans consist of loans on nonaccrual, loans past due 90 days or more and restructured loans.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis is designed to provide a better understanding of the significant changes and trends related to Capital Corp of the West (the “Company”). The following discussion should be read in conjunction with the consolidated financial statements of the Company and the notes thereto. The consolidated financial statements of the Company include its subsidiaries, County Bank (the “Bank”), Capital West Group (“CWG”) and Regency Investment Advisors (“RIA”). It also includes the Bank’s subsidiaries, Merced Area Investment Development, Inc. (“MAID”), County Asset Advisor, Inc. (“CAA”) and County Investment Trust (“REIT”).

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

Other factors that may cause actual results to differ from the forward-looking statements include the following: competition with other local and regional banks, savings and loan associations, credit unions and other non-bank financial institutions, such as investment banking firms, investment advisory firms, brokerage firms, mutual funds and insurance companies, as well as other entities which offer financial services; interest rate, market and monetary fluctuations; inflation; market volatility; general economic conditions; introduction and acceptance of new banking-related products, services and enhancements; fee pricing strategies, mergers and acquisitions and their integration into the Company and management’s ability to manage these and other risks.

Critical Accounting Policies and Estimates The company’s discussion and analysis of its financial condition and results of operations are based upon the Company’s consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires the Company to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, the Company evaluates its estimates, including those related to the adequacy of the allowance for loan losses, investments, and intangible assets. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. The one accounting estimate that materially affects the financial statements is the allowance for loan losses. The policies related to the adequacy of the allowance for loan losses and the determination of impairment of investments and intangible assets that govern the Company’s accounting in these areas can be found in footnote 1, the sections titled “Allowance for Loan Losses”, “Investment Securities”, “Intangible Assets” and “Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of” as well as in footnote 3, titled “Loans”, within the Company’s 2002 Annual Report.

Overview During 2002, earnings increased $2,517,000 or 32% to $10,428,000 which compares favorably to earnings of $7,911,000 and $6,706,000 achieved in 2001 and 2000. Basic earnings per share were $1.88 in 2002 compared to $1.48 and $1.28 in 2001 and 2000.

Diluted earnings per share were $1.83 in 2002 compared to $1.44 and $1.25 in 2001 and 2000. The Company’s return on average total assets was 1.09% in 2002 compared with 1.03% and 1.09% in 2001 and 2000. The $2,517,000 earnings improvement in 2002 was primarily the result of an increase of growth in interest-earning assets which resulted in net interest income growth of 5,120,000 or 14%, an increase in noninterest income of 1,970,000 or 31% and a lower effective tax rate when compared to the prior year. The earnings improvement in 2001 when compared to 2000 was primarily the result of growth in interest-earning assets which created growth in interest income and improvement in noninterest income that was partially offset by an increase in loan loss provisions. The Company achieved strong asset growth in 2002, reaching total assets at December 31, 2002 of $1,034,210,000, up $139,883,000 or 16% from $894,327,000 at December 31, 2001. Net loans grew to $621,639,000 at December 31, 2002, an increase of $98,962,000 or 19% from the $522,677,000 outstanding at December 31, 2001. Deposits grew to $834,379,000 at December 31, 2002, an increase of $101,738,000 or 14% over the $732,641,000 outstanding as of December 31, 2001. Total shareholder’s equity grew to $77,169,000 at December 31, 2002, an increase of $13,049,000 or 20% over the year-end 2001 total of $64,120,000 and the Company continues to be well capitalized by regulatory definitions. The Company’s return on average equity was 14.94%, 13.40%, and 14.33% in 2002, 2001, and 2000.

Results of Operations Capital Corp of the West’s earnings were a record $10,428,000 during 2002, driven primarily by an improvement in net interest income, an increase in noninterest income of $1,970,000 or 31% and a lower effective tax rate. Net interest income increased by $5,120,000, or 14%, to $40,588,000 during 2002 as compared to an increase in net interest income of $5,348,000 in 2001 over 2000 levels. The improvement in earnings during 2002 compared to 2001 and during 2000 was driven primarily by an increase in average earning asset balances.

The Company’s primary source of revenue is net interest income, which is the difference between interest income and fees derived from earning assets and interest paid on liabilities obtained to fund those assets. Total interest and fee income on earning assets increased from $58,167,000 in 2001 to $58,811,000, a $644,000 or 1% increase in 2002. During 2001, there was an increase of $7,279,000 or 14% to $58,167,000 compared to $50,888,000 in 2000. The level of interest income is affected by changes in the volume and the rates earned on interest-earning assets. During 2002, the increase in interest income is due to growth in interest-earning assets and partially offset by lower yields on those assets. Average interest-earning assets in 2002 were $884,885,000 as compared with $703,388,000 in 2001, an increase of $181,497,000 or 26%. The average rate earned on interest-earning assets was 6.70% in 2002, a decrease of 1.50% over the 8.20% earned in 2001.

Interest expense is a function of the volume and rates paid for interest-bearing liabilities. Interest-bearing liabilities consist primarily of certain deposits and borrowed funds. Average interest-bearing liabilities in 2002 were $743,322,000 as compared with $592,533,000 in 2001, an increase of $150,789,000 or 25%. Total interest expense decreased $4,476,000 or 20% to $18,223,000 in 2002 as compared to $22,699,000 for 2001. Total interest expense in 2000 totaled $20,768,000. Total cost of interest-bearing funds were 2.45%, 3.83%, and 4.39% in 2002, 2001, and 2000. If the current rate environment holds during 2003, it is anticipated that the average interest paid on certificates of deposit should continue to modestly decline as these accounts reprice at their maturities to a prevailing lower interest rate level.

The Company’s net interest margin, the ratio of net interest income to average interest-earning assets for 2002 was 4.64%. This is a decrease of 45 basis points compared to the 2001 margin of 5.09%. The decrease in net interest margin during 2002 was primarily the result of a larger decrease in the yields on interest-earning assets than the decrease in the cost of interest bearing funds. If the current interest rate environment continues throughout 2003, it is anticipated the Company’s overall net interest margin will continue to decline modestly during 2003. A modest increase in rates should cause the Company’s net interest margin to slightly increase. The net interest margin decrease of 37 basis points during 2001 from the 5.46% achieved in 2000 was primarily the result of an overall decline in prevailing interest rates during the period. In 2002, loans comprised 65% of average interest-earning assets as compared with 64% and 67% in 2001 and 2000. Securities comprised 32% of average interest-earning in 2002 compared with 33% and 30% in 2001 and 2000.

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

The increase in taxable equivalent interest income of $780,000 in 2002 is comprised of a $13,666,000 volume increase attributable to an increase in interest-earning assets of $181,497,000 between 2002 and 2001 which is partially offset by a $12,924,000 rate decrease during this same period. The decrease in total interest expense of $4,476,000 in 2002 related to a $5,648,000 volume increase attributable to an increase in average interest-bearing liabilities of $150,789,000 during 2002 when compared to 2001 which was more than offset by a $10,124,000 rate decrease during this same period.

The increase in taxable equivalent interest income of $7,395,000 in 2001 is comprised of a $12,232,000 volume increase primarily attributable to an increase in interest-earning assets of $14,796,000 between 2001 and 2000 which is partially offset by a $4,837,000 rate decrease during this same period. The increase in total interest expense of $1,931,000 in 2001 related to a $118,952,000 increase in average interest-bearing liabilities between 2001 and 2000 coupled with a $3,713,000 rate decrease during this same period.

Provision for Loan Losses The Company maintains an allowance for loan losses at a level considered by management to be adequate to cover the inherent risks of loss associated with its loan portfolio under prevailing and anticipated economic conditions. The provision for loan losses is charged against income and increases the allowance for loan losses. The provision for loan losses for the year ended December 31, 2002 was $4,151,000 compared to $4,115,000 in 2001 and $3,286,000 in 2000. The increased level of provision for loan losses in 2002 when compared to 2001 was primarily the result of an overall increase in the size of the portfolio. The increased level of provision for loan losses in 2001 when compared to 2000 was primarily the result of an increase in nonperforming loans and an overall increase in the size of the portfolio. The methodology used to determine the level of provision for loan losses includes an analysis of relevant risk factors within the entire loan portfolio, including nonperforming loans. The methodology is based, in part, on management’s use of a loan grading and classification system. The Bank’s management grades its loans through internal reviews and periodically subjects loans to external reviews. These external reviews are presented to and assessed by the Bank’s audit committee. Credit reviews are performed quarterly and the quality grading process occurs on a monthly basis. The level of provision for loan losses in 2002, 2001, and 2000 also supports the general loan growth of the Company, as gross loans increased 19% in 2002 and 29% in 2001.

Other Income The following table summarizes other income for the years ended December 31,

(Dollars in thousands)	2002	2001	2000

Other Income:
Deposit service charges	$5,076	$3,981	$3,527
Income from real estate held for sale or development	33	—	390
Earnings on bank owned insurance	994	662	311
Loan packaging fees	206	236	116
Gain on sale of loans	141	166	82
Retail investment income	538	222	78
Other	1,256	1,007	903
Total other income	$8,244	$6,274	$5,407

Total other income increased by $1,970,000 or 31% to $8,244,000 in 2002 which compares with $6,274,000 and $5,407,000 earned in 2001 and 2000. Deposit service charges increased by $1,095,000 or 28% during 2002. The 2002, 2001, and 2000 increase in deposit service charges was primarily the result of an increase in demand deposit and NOW accounts in each of these years as well as service charge increases on certain products and services. Earnings on bank owned life insurance increased by $372,000 or 60% and this was due to additional investments made in late 2001 and 2002. Retail investment income grew by $316,000 or 142% which is primarily due to the acquisition of RIA. Other income increased by $249,000 or 25% to $1,256,000 in 2002, compared to $1,007,000 and $903,000 in 2001 and 2000.

Other Expense Total noninterest expense increased $4,901,000 or 18% to $31,798,000 in 2002 as compared with an increase of $4,123,000 or 18% to $26,897,000 in 2001. Noninterest expense totaled $22,774,000 in 2000.

Salaries and related benefits increased by $3,059,000 or 22% to $16,674,000 in 2002, compared with an increase of $2,549,000 or 23% to $13,615,000 in 2001. Salaries and related benefits totaled $11,066,000 in 2000. The salary increases were primarily due to staff additions to support growth, the acquisition of RIA in 2002 and normal salary progression.

Premises and occupancy expenses increased 393,000 or 18% to $2,526,000 in 2002 compared with an increase of $419,000 or 24% to $2,133,000 in 2001. Premises and occupancy expense totaled $1,714,000 in 2000. The increases in 2002 and 2001 were caused primarily by the addition of new branch facilities and expansion for general company growth.

Equipment expenses increased $215,000, or 8% to $2,954,000 in 2002 compared with an increase of $181,000 or 7% to $2,739,000 in 2001. Equipment expenses were $2,558,000 in 2000. The increase in 2002 and 2001 was primarily due to equipment purchases relating to branch expansion and general growth of the company.

The Company’s professional fees include legal, consulting, audit and accounting fees. These expenses increased by $710,000 or 152% to $1,177,000 in 2002 as compared with a decrease of $634,000 or 58% to $467,000 in 2001. Total professional fees were $1,101,00 in 2000. The increase in 2002 is attributable to increased use of consulting services used to identify new business opportunities, tax saving strategies and fees related to the RIA acquisition. The decrease in 2001 was due to a decreased use of consulting firms for the Company.

Supplies decreased by $105,000 or 12% to $780,000 in 2002 as compared with an increase of $225,000 or 34% to $885,000 in 2001. Supplies expense totaled $660,000 in 2000. The increase in 2001 was primarily related to increased volumes caused by branch expansion and general growth of the company.

Marketing expenses decreased by $49,000 or 5% to $900,000 in 2002 as compared with an increase of $59,000 or 7% to $949,000 in 2001. Marketing expenses totaled $890,000 in 2000. Marketing expenses have been fairly stable over the past few years as the Company has actively promoted various deposit and loan products using television, newspaper, and other media sources to assist in attracting new and retaining existing customers.

Other expenses increased $790,000 or 15% to $6,107,000 in 2002. During 2001, other expenses increased $1,324,000 or 33% to $5,317,000 in 2001. Other expenses were $3,993,000 in 2000. These expense increases are generally the result of company growth.

Provision for Income Taxes The Company’s provision for income taxes was $2,455,000 in 2002 compared to a provision for income taxes of $2,819,000 and $2,761,000 in 2001 and 2000. The effective income tax rates (computed as income taxes as a percentage of income before income taxes) were 19%, 26%, and 29% for 2002, 2001, and 2000. During 2002 and 2001, the effective tax rate was lowered by the implementation of new tax strategies designed to reduce state income taxes. These strategies lowered taxable state income by approximately $16,000,000, $3,100,000 and $0 in 2002, 2001 and 2000, respectively. During 2002, 2001 and 2000 the tax rate was lower than the statutory rate due also in part, to tax credits earned from the investment of low-income housing partnerships that qualify for housing tax credits. Total housing tax credits for 2002, 2001, and 2000 were approximately $750,000, $600,000, and $550,000. In addition, during 2002, 2001, and 2000, the Company realized tax benefits of $407,000, $386,000, and $390,000 from nontaxable interest income received from bank qualified municipal securities.

Financial Condition Total assets increased 139,883,000 or 16% to $1,034,210,000 at December 31, 2002, compared to $894,327,000 at December 31, 2001. Net loans increased to $621,639,000 at year end 2002, a 19% increase from the balance of $522,677,000 at December 31, 2001. Deposits grew by $101,738,000 or 14% in 2002 to $834,379,000 which compares to $732,641,000 at December 31, 2001.

Securities The following table sets forth the carrying amount (fair value) of available for sale securities at December 31,

(Dollars in thousands)	2002	2001	2000

U.S. Treasury & U.S. Government agencies	$66,130	$78,712	$35,939
State and political subdivisions	25,619	24,269	24,170
Mortgage-backed securities	64,655	54,797	54,409
Collateralized mortgage obligations	40,952	33,346	29,015
Corporate securities	3,559	13,560	9,833
Total debt securities	200,915	204,684	153,366
Agency preferred stock	14,613	15,012	—
Trust preferred stock	4,927	4,897	—
Equity securities	10,937	5,259	2,464
Total carrying value and fair value	$231,392	$229,852	$155,830

The following table sets forth the carrying amount (amortized cost) and fair value of held to maturity securities at December 31,

(Dollars in thousands)	2002	2001	2000

U.S. Treasury and U.S. Government agencies	$4,629	$4,611	$4,595
State and political subdivisions	4,347	4,361	4,375
Mortgage-backed securities	46,652	31,900	22,736
Collateralized mortgage obligations	—	687	3,516
Carrying amount (amortized cost)	$55,628	$41,559	$35,222
Fair value	$57,905	$42,185	$35,412

Available for sale securities increased $1,540,000 or 0.7% at December 31, 2002 over the comparable year-end in 2001. Held to maturity securities increased $14,069,000 or 34% to $55,628,000 at December 31, 2002 compared to $41,559,000 outstanding at December 31, 2001. The increases achieved within both segments of the securities portfolio were made possible by increased deposit liabilities and increased borrowings. The single largest component of the Company’s investment portfolio during the last three years has been mortgage-backed securities. At December 31, 2002 and 2001 the Company did not hold any structured notes. See Note 1 and 3 to the Company’s Consolidated Financial Statements for further information concerning the securities portfolio.

Loans Total loans increased $101,353,000 or 19% to $633,773,000 at December 31, 2002, compared to the $532,420,000 outstanding at December 31, 2001. The increase in loan volumes in 2002 were due to increased penetration into existing geographic markets.

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

Management defines impaired loans as those loans, regardless of past due status, in which principal and interest are not expected to be collected under the original contractual loan repayment terms. An impaired loan is charged off at the time management believes the collection of principal and interest process has been exhausted. Partial charge-offs are recorded when portions of impaired loans are deemed uncollectable. At December 31, 2002 and 2001, impaired loans were measured based upon the present value of future cash flows discounted at the loan’s effective rate, the loan’s observable market price, or the fair value of collateral if the loan is collateral dependent.

The Company had impaired loans at December 31, 2002 of $2,383,000 as compared with $4,856,000 at December 31, 2001. The 2002 and 2001 totals contain no loans secured by first deeds of trust on real property. Impaired loans as of December 31, 2002 were $2,383,000 which had specific allowances for loan loss of $406,000 as compared with impaired loans of $4,856,000 as of December 31, 2001, which had specific allowance for loan losses of $644,000. Other forms of collateral, such as inventory, chattel, and equipment secure the remaining nonperforming loans as of each date.

At December 31, 2002 the Bank had $60,000 of real estate acquired through foreclosure. This compares with a balance of $472,000 at December 31, 2001. At December 31, 2002 the Company owned one residential foreclosure property. At December 31, 2001 the Company owned one residential, one commercial, and one agricultural foreclosure property.

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

The balance in the allowance for loan losses was affected by the amounts provided from operations, amounts charged-off and recoveries of loans previously charged off. The Company had provisions to the allowance in 2002 of $4,151,000 as compared to $4,115,000 and $3,286,000 in 2001 and 2000. See “Results of Operations - Provision for Loan Losses.”

The following table summarizes the loan loss experience of the Company for the years ended December 31,

(Dollars in thousands)	2002	2001	2000	1999	1998

Allowance for loan losses:
Balance at beginning of year	$9,743	$8,207	$6,542	$4,775	$3,833
Provision for loan losses	4,151	4,115	3,286	2,659	3,903
Charge-offs:
Commercial and agricultural	1,504	864	423	531	2,539
Real-estate - mortgage	—	—	—	—	4
Consumer	1,085	2,288	1,971	1,323	983
Total charge-offs	2,589	3,152	2,394	1,854	3,526
Recoveries:
Commercial and agricultural	233	159	410	715	135
Real-estate - mortgage	—	—	—	—	100
Consumer	596	414	363	247	330
Total recoveries	829	573	773	962	565
Net charge-offs	1,760	2,579	1,621	892	2,961
Balance at end of year	$12,134	$9,743	$8,207	$6,542	$4,775

Loans outstanding at year-end	$633,773	$532,420	$412,664	$331,268	$268,993
Average loans outstanding	576,156	453,503	$369,367	$303,463	$242,989
Net charge-offs to average loans	.31%	.57%	0.44%	0.29%	1.22%
Allowance for loan losses
To total loans	1.91%	1.83%	1.99%	1.97%	1.78%
To nonperforming loans	509.15%	200.65%	350.66%	328.83%	310.87%
To nonperforming assets	496.56%	182.85%	317.12%	292.45%	291.69%

The Company’s charge-offs, net of recoveries, were $1,760,000 in 2002 as compared with $2,579,000 and $1,621,000 in 2001 and 2000. This represents loan loss experience ratios of 0.31%, 0.57% and 0.44% in those respective years stated as a percentage of average loans outstanding for each year. The decrease in net charge-offs in 2002 when compared to 2001 is due to decreased net charge offs within the consumer portfolio. As of December 31, 2002 the allowance for loan losses was $12,134,000 or 1.91% of total loans outstanding. This compares with an allowance for loan losses of $9,743,000 or 1.83% in 2001 and $8,207,000 or 1.99% in 2000. The increase in net charge-offs in 2001 compared to 2000 was due to increased net charge-offs within the consumer portfolio coupled with increased net charge-offs on agricultural and commercial loans.

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

The Company reviews its liquidity position on a regular basis based upon its current position and expected trends of loans and deposits. Management believes that the Company maintains adequate amounts of liquid assets to meet its liquidity needs. These assets include cash and deposits in other banks, available for sale securities and federal funds sold. The Company’s liquid assets totaled $305,075,000 and $279,640,000 at December 31, 2002 and 2001 and were 29% and 31% of total assets on December 31, 2002 and 2001. Cash and noninterest-bearing deposits in other banks increased $8,625,000 or 23% to $46,628,000 at December 31, 2002, compared to $38,003,000 at December 31, 2001. The increase in the 2002 cash position when compared to 2001 was the result of increased in-transit cash items at December 31, 2002 when compared to December 31, 2001. Liquidity is also affected by collateral requirements of its public agency deposits and certain borrowings. Total pledged securities were $193,962,000 and $141,386,000 at December 31, 2002 and 2001.

Although the Company’s primary sources of liquidity include liquid assets and a stable deposit base, the Company maintains lines of credit with certain correspondent banks, the Federal Reserve Bank, and the Federal Home Loan Bank aggregating $160,546,000 of which $100,841,000 was outstanding as of December 31, 2002. This compares with lines of credit of $87,719,000 of which $73,759,000 was outstanding as of December 31, 2001.

Market and Interest Rate Risk Management In the normal course of business, the Company is exposed to market risk which includes both price and liquidity risk. Price risk is created from fluctuations in interest rates and the mismatch in repricing characteristics of assets, liabilities, and off-balance sheet instruments at a specified point in time. Mismatches in interest rate repricing among assets and liabilities arise primarily through the interaction of the various types of loans versus the types of deposits that are maintained as well as from management’s discretionary investment and funds gathering activities. Liquidity risk arises from the possibility that the Company may not be able to satisfy current and future financial commitments or that the Company may not be able to liquidate financial instruments at market prices. Risk management policies and procedures have been established and are utilized to manage the Company’s exposure to market risk. Quarterly testing of the Company’s assets and liabilities under both increasing and decreasing interest rate environments are performed to insure the Company does not assume a magnitude of risk that is outside approved policy limits.

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

The primary analytical tool used by the Company to gauge interest rate sensitivity is a net interest income simulation model used by many other financial institutions. The model, which is updated quarterly, incorporates all of the Company’s assets and liabilities and off-balance sheet funding commitments, together with assumptions that reflect the current interest rate environment. The Company does utilize off-balance sheet derivative financial instruments such as interest rate swaps, futures contracts, or other financial hedging instruments in managing interest rate risk. The model projects changes in cash flow of the various interest-earning assets and interest-bearing liabilities in both rising and falling interest rate environments. Based on the current portfolio mix, this model is used to estimate the effects of changes in market rates on the Company’s net interest income under interest rate conditions that simulate an immediate and sustained shift in the yield curve of up 2 percent and down 1 percent, as well as the effect of immediate and sustained flattening or steepening of the yield curve. This model’s estimate of interest rate sensitivity takes into account the differing time intervals and differing rate change increments of each type of interest sensitive asset and liability.

The estimated impact of immediate changes in interest rates at the specified levels at December 31, 2002 and 2001 is presented in the following tables:

December 31, 2002

Change in interest rates (In basis points)	Change in net interest Income(1)	Percentage change in net interest income

+200	$552,000	+1.4%
!100	$(766,000)	!1.8%

(1)                               The amount in this column represents the change in net interest income for 12 months in a stable interest rate environment versus the net interest income in the various rate scenarios.

December 31, 2001

Change in interest rates (In basis points)	Change in net interest Income(1)	Percentage change in net interest income

+200	$535,000	+1.5%
!100	$(639,000)	!1.8%

(1)                               The amount in this column represents the change in net interest income for 12 months in a stable interest rate environment versus the net interest income in the various rate scenarios.

It should be emphasized that the results are dependent on material assumptions such as those discussed above. For instance, asymmetrical interest rate behavior can have a material impact on the simulation results.

The Company’s primary objective in managing interest rate risk is to minimize the adverse impact of changes in interest rates on the Company’s net interest income and capital, while structuring the Company’s asset-liability structure to obtain the maximum yield-cost spread on that structure. The Company relies primarily on its asset-liability structure to control interest rate risk.

Based upon the December 31, 2002 mix of interest sensitive assets and liabilities, given sustained increase in the federal funds rate of 2.0%, this model estimated the Company’s cumulative net interest income over the next year would increase by $552,000. This compares with a cumulative one year expected increase in net interest income of $535,000 as of December 31, 2001. If prevailing market interest rates sustained a decrease of 1.0% at December 31, 2002, this model estimated the Company’s cumulative one year expected decrease in net interest income would be $766,000. This compares with an expected cumulative one year decrease in net interest income of $639,000 as of December 31, 2001. The model shows that at December 31, 2002 if interest rates increase or decrease, the Company has similar interest rate risk exposure as compared to December 31, 2001, with slightly more negative results in a decreasing rate environment. As the total measure of interest rate risk indicates, the Company is modestly asset sensitive.

Off-Balance Sheet Arrangements During 2001, the Company entered into an interest rate exchange agreement with the Federal Home Loan Bank (“FHLB”) of San Francisco that was recorded as a cash flow hedge transaction. The notional amount of the swap is $20 million with a term of 3 years expiring on August 23, 2004. This swap is subject to collateral requirements that are established by the FHLB. For more information regarding this swap transaction, see Footnote 1, the section titled “Derivative Instruments and Hedging Activities” in the Company’s 2002 annual report.

The Bank has also extended firm lending commitments in the form of unused credit lines to loan customers. These commitments may or may not ever be drawn upon, depending on the credit needs of the Bank’s loan customers. For more information regarding these loan commitments, See Footnote 10, titled “Commitments and Financial Instruments With Off-Balance Sheet Credit Risk” in the Company’s 2002 annual report.

Capital Resources The Company is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate mandatory and possibly additional discretionary actions by the regulators that, if undertaken, could have a material effect on the Company’s financial statements. Management believes, as of December 31, 2002, that the Company and the Bank meet all capital requirements to which they are subject. The Company’s leverage capital ratio at December 31, 2002 was 7.68% as compared with 7.72% as of December 31, 2001. The Company’s total risk-based capital ratio at December 31, 2002 was 10.74% as compared to 10.74% as of December 31, 2001.

Capital ratios are reviewed on a regular basis to ensure that capital exceeds the prescribed regulatory minimums and is adequate to meet the Company’s future needs. All ratios are in excess of the regulatory definitions of “well capitalized”. Management believes that, under the current regulations, the Company will continue to meet its minimum capital requirements in the foreseeable future.

The Company has no formal dividend policy, and dividends are issued solely at the discretion of the Company’s Board of Directors, subject to compliance with regulatory requirements. In order to pay any cash dividend, the Company must receive payments of dividends or management fees from the Bank. There are certain regulatory limitations on the payment of cash dividends by banks. Notwithstanding regulatory restrictions, in order for the Bank to maintain a 10% risk weighted capital ratio, the Company had the ability to pay cash dividends at December 31, 2002 of $5,988,000. The Bank had the ability to pay cash dividends to the Company at December 31, 2002 of $4,047,000.

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

2002	High	Low

4th quarter	$23.95	$17.11
3rd quarter	20.05	16.85
2nd quarter	22.00	17.68
1st quarter	$19.15	$13.81

2001	High	Low

4th quarter	$15.48	$12.39
3rd quarter	16.19	13.38
2nd quarter	15.51	11.67
1st quarter	$13.10	$10.87

Generally, the Company has retained earnings to support the growth of the Company and has not paid regular cash dividends.

Independent Auditors’ Report

To the Board of Directors and Shareholders of Capital Corp of the West:

We have audited the accompanying consolidated balance sheets of Capital Corp of the West and subsidiaries (the Company) as of December 31, 2002 and 2001, and the related consolidated statements of income and comprehensive income, cash flows, and shareholders’ equity for each of the years in the three year period ended December 31, 2002. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Capital Corp of the West and subsidiaries as of December 31, 2002 and 2001 and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

/s/ KPMG
Sacramento, California
January 28, 2003

Capital Corp of the West

Consolidated Balance Sheets

	As of December 31,
(Dollars in thousands)	2002	2001

Assets
Cash and noninterest-bearing deposits in other banks	$46,628	$38,003
Federal funds sold	26,555	11,285
Time deposits at other financial institutions	500	500
Investment securities available for sale, at fair value	231,392	229,852
Investment securities held to maturity, at cost; market values of $57,905 and $42,185 in 2002 and 2001	55,628	41,559
Loans, net	621,639	522,677
Interest receivable	5,532	5,757
Premises and equipment, net	13,942	13,143
Goodwill and other intangible assets	3,325	3,493
Other assets	29,069	28,058
Total assets	$1,034,210	$894,327

Liabilities
Deposits:
Noninterest-bearing demand	$164,852	$132,496
Negotiable orders of withdrawal	120,449	102,055
Savings	223,404	203,721
Time, under $100,000	164,959	163,195
Time, $100,000 and over	160,715	131,174
Total deposits	834,379	732,641
Borrowed funds	110,204	80,685
Accrued interest, taxes and other liabilities	6,427	10,881
Total liabilities	951,010	824,207
Trust Preferred Securities and Minority Interests	6,031	6,000
Shareholders’ Equity
Preferred stock, no par value; 10,000,000 shares authorized; none outstanding none outstanding
Common stock, no par value; 20,000,000 shares authorized; 5,325,082 and 5,173,838 issued and outstanding at December 31, 2002 and 2001	46,436	40,089
Retained earnings	27,824	22,372
Accumulated other comprehensive income, net	2,909	1,659
Total shareholders’ equity	77,169	64,120
Total Liabilities, Trust Preferred Securities, and Shareholders’ Equity	$1,034,210	$894,327

See accompanying notes to consolidated financial statements

Capital Corp of the West

Consolidated Statements of Income and Comprehensive Income

	Years Ended December 31,
(Dollars in thousands, except per share data)	2002	2001	2000

Interest income:
Interest and fees on loans	$43,503	$43,495	$38,643
Interest on deposits with other financial institutions	10	16	39
Interest on investment securities held to maturity:
Taxable	3,561	2,524	2,055
Non-taxable	220	223	223
Interest on investment securities available for sale:
Taxable	10,091	10,030	8,154
Non-taxable	1,089	1,088	1,124
Interest on federal funds sold	337	791	650
Total interest income	58,811	58,167	50,888
Interest expense:
Deposits:
Negotiable orders of withdrawal	189	254	503
Savings	3,172	5,856	7,095
Time, under $100,000	5,560	8,370	6,613
Time, $100,000 and over	4,704	5,911	5,029
Total interest on deposits	13,625	20,391	19,240
Other borrowings	4,598	2,308	1,528
Total interest expense	18,223	22,699	20,768
Net interest income	40,588	35,468	30,120
Provision for loan losses	4,151	4,115	3,286
Net interest income after provision for loan losses	36,437	31,353	26,834
Other income:
Service charges on deposit accounts	5,076	3,981	3,527
Income from sale of real estate	33	—	390
Increase in cash surrender value of life insurance policies	994	662	311
Other	2,141	1,631	1,179
Total other income	8,244	6,274	5,407
Other expenses:
Salaries and related benefits	16,674	13,615	11,066
Premises and occupancy	2,526	2,133	1,714
Equipment	2,954	2,739	2,558
Professional fees	1,177	467	1,101
Supplies	780	885	660
Marketing	900	949	890
Goodwill and intangible amortization	680	792	792
Other	6,107	5,317	3,993
Total other expenses	31,798	26,897	22,774
Income before provision for income taxes	12,883	10,730	9,467
Provision for income taxes	2,455	2,819	2,761
Net income	$10,428	$7,911	$6,706

Comprehensive income:
Unrealized gain on securities arising during the period, net	1,250	1,575	2,743
Comprehensive income	$11,678	$9,486	$9,449

Basic earnings per share	$1.88	$1.48	$1.28
Diluted earnings per share	$1.83	$1.44	$1.25

See accompanying notes to consolidated financial statements

Capital Corp of the West

Consolidated Statements of Shareholders’ Equity

(In thousands)			Retained Earnings	Accumulated Other Comprehensive Income (Loss, Net)	Total
	Common Stock
	Number of shares	Amounts

Balance, December 31, 1999	4,496	$35,593	$10,743	$(2,659)	$43,677

Exercise of stock options	50	253	—	—	253
Issuance of shares pursuant to 401K and ESOP plans	6	72	—	—	72
Net change in fair market value of available for sale investment securities, net of tax effect of $1,768	—	—	—	2,743	2,743
Net income	—	—	6,706	—	6,706

Balance, December 31, 2000	4,552	$35,918	$17,449	$84	$53,451

5% stock dividend, including cash payment for fractional shares	228	2,981	(2,988)	—	(7)
Exercise of stock options	98	595	—	—	595
Issuance of shares pursuant to 401K and ESOP plans	49	595	—	—	595
Net change in fair market value of investment securities, net of tax effect of $1,060	—	—	—	1,575	1,575
Net income	—	—	7,911	—	7,911

Balance, December 31, 2001	4,927	$40,089	$22,372	$1,659	$64,120

Exercise of stock options, including tax benefit	116	846	—	—	846
Issuance of shares pursuant to 401K and ESOP plans	35	537	—	—	537
Net change in fair market value of investment securities, net of tax effect of $840	—	—	—	1,250	1,250
5% stock dividend, including cash payment for fractional shares	247	4,964	(4,976)	—	(12)
Net income	—	—	10,428	—	10,428

Balance, December 31, 2002	5,325	$46,436	$27,824	$2,909	$77,169

See accompanying notes to consolidated financial statements

Capital Corp of the West

Consolidated Statements of Cash Flows

	Years Ended December 31,
(Dollars in thousands)	2002	2001	2000

Operating activities:
Net income	$10,428	$7,911	$6,706
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	4,151	4,115	3,286
Depreciation, amortization and accretion, net	3,851	3,142	2,291
Benefit for deferred income taxes	(2,097)	(902)	(405)
Gain (loss) on sale of available for sale investment securities	180	—	(235)
Gain on sale of real estate	(33)	—	(390)
Net increase in interest receivable & other assets	(1,150)	(10,939)	(1,167)
Net (increase) decrease in accrued interest payable & other liabilities	(2,179)	5,236	1,539

Net cash provided by operating activities	$13,151	$8,563	$11,625

Investing activities:
Investment security purchases - available for sale securities	$(15,625)	$(73,329)	$(25,062)
Investment security purchases - held to maturity securities	—	—	(4,594)
Investment security purchases - mortgage-backed securities and collaterized mortgage obligations-available for sale	(57,500)	(25,974)	(36,312)
Investment security purchases - mortgage-backed securities and collateralized mortgage obligations - held to maturity	(28,029)	(18,303)	(5,989)
Proceeds from maturities of available for sale investment securities	23,736	3,958	869
Proceeds from maturities of held to maturity investment securities	—	—	1,017
Proceeds from maturities of mortgage-backed securities and collateralized mortgage obligations - available for sale	32,921	22,995	8,035
Proceeds from maturities of mortgage-backed securities and collateralized mortgage obligations - held to maturity	13,961	11,968	3,898
Proceeds from sales of available for sale investment securities	7,952	—	8,423
Proceeds from sales of mortgage-backed securities and collateralized mortgage obligations - available for sale	8,048	—	10,623
Net (increase) decrease in time deposits in other financial institutions	—	(400)	750
Proceeds from sales of commercial and real estate loans	2,246	3,094	3,397
Origination of loans	(445,741)	(319,958)	(224,921)
Proceeds from repayment of loans	339,242	194,350	138,727
Purchases of premises and equipment	(2,702)	(2,028)	(1,804)
Proceeds from sales of real estate	275	—	381
Purchase of subsidiary	(520)	—	—

Net cash used in investing activities	$(121,736)	$(203,627)	$(122,562)

Financing activities:
Net increase in demand, NOW and savings deposits	$70,433	$62,097	$51,612
Net increase in certificates of deposit	31,305	69,046	54,933
Proceeds from borrowings	29,519	74,358	19,213
Repayment of borrowings	—	(16,100)	(17,600)
Issued shares for benefit plan purchases	537	595	72
Payment for fractional shares	(12)	(7)	—
Issuance of Trust Preferred Securities and Minority Interests	31	6,000	—
Exercise of stock options, net	667	595	253

Net cash provided by financing activities	$132,480	$196,584	$108,483

Net increase (decrease) in cash and cash equivalents	23,895	1,520	(2,454)
Cash and cash equivalents at beginning of year	49,288	47,768	50,222
Cash and cash equivalents at end of year	$73,183	$49,288	$47,768

Supplemental disclosure of non-cash investing and financing activities:
Investment securities unrealized gains, net of taxes	$1,250	$1,575	$2,743
Interest paid	18,436	22,586	20,657
Income tax payments	4,531	4,325	2,880
Loans transferred to other real estate owned	$—	$610	$443

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

Principles of Consolidation: The consolidated financial statements of Capital Corp of the West include its subsidiaries: County Bank (the “Bank”), Capital West Group (“CWG”), Regency Investment Advisors (“RIA”), and the subsidiaries of County Bank which include County Asset Advisor, Inc. (“CAA”), Merced Area Investment Development, Inc. (“MAID”), and County Investment Trust (“REIT”). CWG, a subsidiary formed in 1996, became inactive in 1997. Regency Investment Advisors was acquired in June 2002. All significant intercompany balances and transactions are eliminated.

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

Cash and Cash Equivalents: The Company maintains deposit balances with various banks which are necessary for check collection and account activity charges. Cash in excess of immediate requirements is invested in federal funds sold or other short-term investments. Generally, federal funds are sold for periods from one to thirty days. Cash, noninterest-bearing deposits in other banks and federal funds sold are considered to be cash and cash equivalents for the purposes of the consolidated statements of cash flows. Banks are required to maintain minimum average reserve balances with the Federal Reserve Bank. The amount of those reserve balances was approximately $25,000, and $159,000 at December 31, 2002 and 2001.

Investment Securities: Investment securities consist of U.S. treasury, federal agencies, state and county municipal securities, corporate bonds, mortgage-backed securities, collateralized mortgage obligations, agency preferred stock, trust preferred stock and equity securities. Investment securities are classified into one of three categories. These categories include trading, available for sale, and held to maturity. The category of each security is determined based on the Company’s investment objectives, operational needs and intent. The Company has not purchased securities with the intent of actively trading them.

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

Gain or Loss on Sale of Loans: Transfers of real estate mortgage loans held for sale in which the Company surrenders control over those loans are accounted for as a sale to the extent that consideration other than beneficial interests in the transferred loans is received in exchange. There were no loans held for sale as of December 31, 2002 and 2001. Gains or losses are recognized at the time of sale and are calculated based on the amounts received and the book value of the loans sold.

Premises and Equipment: Premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are computed on the straight line basis over the estimated useful life of each type of asset. Estimated useful lives range up to 39 years for buildings, up to the lease term for leasehold improvements, and 3 to 15 years for furniture and equipment.

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

Intangible Assets: Goodwill, representing the excess of purchase price paid over the fair value of net assets acquired in an acquisition, was generated with the purchase of the Town and County Finance and Thrift (the “Thrift”) in June 1996. The Thrift’s assets, including intangible assets, were subsequently merged into County Bank in November 1999, and the Thrift’s charter was eliminated. Goodwill associated with the purchase of the Thrift is no longer being amortized beginning on January 1, 2002 and had a balance of $1,405,000 as of December 31, 2002 and 2001. The goodwill associated with the purchase of Regency Investment Advisors Inc. in June 2002 was $520,000. Core deposit intangibles, representing the excess of purchase price paid over the fair value of net savings deposits acquired, were generated by the purchase of the Thrift in June 1996 and the purchase of three branches from the Bank of America in December, 1997. Core deposit intangibles resulting from these acquisitions are being amortized over 10 and 7 years, respectively. Core deposit intangibles had a balance of $1,399,000 and $2,064,000 as of December 31, 2002 and 2001. Amortization of core deposit premiums was $680,000 for the years ended December 31, 2002, 2001 and 2000. Core deposit premiums are scheduled to amortize at a rate of approximately $170,000 per quarter through the quarter ended September 30, 2004 and at a rate of $47,000 during the fourth quarter of 2004. Goodwill and intangible assets are reviewed on a periodic basis for impairment. If such impairment is indicated, recoverability of the asset is assessed based upon expected undiscounted net cash flows.

In July 2001, the FASB issued Statement No. 141, Business Combinations, and Statement No. 142, Goodwill and Other Intangible Assets. Statement 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001 and specifies criteria that intangible assets acquired in a purchase method business combination must meet to be recognized and reported apart from goodwill. Statement 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized after 2001, but instead be periodically evaluated for impairment. Intangible assets with definite useful lives are required to be amortized over their respective estimated useful lives to their estimated residual values, and also reviewed for impairment. The Company was required to adopt the provisions of Statement 141 immediately and Statement 142 effective January 1, 2002. Accordingly, the goodwill from the Thrift purchase has not been amortized beginning January 1, 2002, but has been evaluated for impairment in accordance with the appropriate accounting literature. The Company had no transitional impairment losses recognized as a cumulative effect of a change in accounting principle related to the adoption of this statement. As a result of adoption of Statement 141, the Company has ceased amortizing $1,405,000 of goodwill, which eliminates $122,000 of annual goodwill expense amortization.

From July 1, 1996 through December 31, 2001, goodwill attributable to the T&C acquisition was amortized at a rate of $28,000 per quarter. During 2001 and 2000 the goodwill amortization lowered earnings by $112,000 or $0.02 per share on an after tax basis when compared with the same period in 2002. There has been no recorded amortization of the RIA acquisition and there has been no impairment losses recognized on the T&C and RIA recorded goodwill as of December 31, 2002.

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

Deferred Compensation: The Company has purchased single premium universal life insurance policies in conjunction with implementation of salary continuation plans for certain members of management, a deferred compensation plan for certain members of the Board of Directors, and for general investment purposes. The Company is the owner and beneficiary of these policies. The Bank has also formed a Rabbi trust and has irrevocably assigned some of these universal life insurance policies to the Rabbi trust in support of these salary continuation and deferred compensation benefits. The cash surrender value of the insurance policies is recorded in other assets and these values totaled $17,240,000 and $16,160,000 as of December 31, 2002 and 2001. Income from these policies is recorded in other income and the load, mortality and surrender charges have been recorded in other expenses. An accrued liability of $2,487,000 and $1,859,000 as of December 31, 2002 and 2001 was recorded to reflect the present value of the expected retirement benefits for the salary continuation plans and the deferred compensation benefits and was included in other liabilities. Deferred compensation expense of $656,000 and $476,000 was recorded for the years ending December 31, 2002 and 2001.

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

Income Tax Credits: The Company has investments in limited partnerships which own low income affordable housing projects that generate tax benefits in the form of federal and state housing tax credits. As an investor in these partnerships, the Company receives tax benefits in the form of tax deductions from partnership operating losses and income tax credits. These income tax credits are earned over a 10-year period as a result of the investment meeting certain criteria and are subject to recapture over a 15-year period. The expected benefit resulting from the affordable housing income tax credits is recognized in the period in which the tax benefit is recognized in the Company’s consolidated tax returns. These investments are accounted for using the effective yield method and are evaluated at each reporting period for impairment. The Bank had gross investments in these partnerships of $8,368,000 and $6,809,000 as of December 31, 2002 and 2001 which were included in other assets.

Exit or Disposal Activities: In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” SFAS No. 146 addresses financial accounting and reporting for costs associated with exit or disposal activities. The statement supersedes Emerging Issues Task Force (EITF) Issue No. 94-3 “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring).” SFAS No. 146 is effective for exit or disposal activities that are initiated after December 31, 2002, with early application encouraged. The Company does not believe the adoption of this Statement will have a material impact on the Company’s financial position or results of operations.

Derivative Instruments and Hedging Activities: All derivative instruments are recognized in the consolidated balance sheet at fair value. The accounting treatment for gains or losses from changes in the derivative instrument’s fair value is contingent on whether the derivative instrument qualifies as a hedge under the accounting standard. On the date the Company enters into a derivative contract, the Company designates the derivative instruments as (1) a hedge of the fair value of a recognized asset or liability or of an unrecognized firm commitment (fair value hedge), (2) a hedge of a forecasted transaction or of the variability of cash flows to be received or paid related to a recognized asset or liability (cash flow hedge) or (3) hedge for trading, customer accommodation or not qualifying for hedge accounting (free-standing derivative instruments). For a fair value hedge, changes in the far value of the derivative instrument and changes in the fair value of the hedged asset or liability or of an unrecognized firm commitment attributable to the hedged risk are recorded in current period net income. For a cash flow hedge, changes in the fair value of the derivative instrument to the extent that it is effective are recorded in other comprehensive income, net of tax, within shareholders’ equity and subsequently reclassified to net income in the same period(s) that the hedged transaction impacts net income. For free-standing derivative instruments, changes in the fair values are reported in current period net income. The Company formally documents the relationship between hedging instruments and hedged items, as well as the risk management objective and strategy for undertaking any hedge transaction. This process includes linking all derivative instruments that are designated as fair value or cash flow hedges to specific assets and liabilities on the balance sheet or to specific forecasted transactions. The Company also formally assesses both at the inception of the hedge and on an ongoing basis, whether the derivative instruments used are highly effective in offsetting changes in fair values or cash flows of hedged items. If it is determined that the derivative instrument is not highly effective as a hedge, hedge accounting is discontinued. During the third quarter of 2001, the Company entered into an interest rate exchange agreement with the Federal Home Loan Bank of San Francisco that was recorded as a cash flow hedge transaction. The notional amount of the swap is $20 million with a term of 3 years expiring on August 23, 2004. The Company entered into the interest rate swap to convert floating-rate loans (based on prime) to a fixed rate (7.46%). The Company will pay prime rate, which at the time of the transaction was 6.50%. The Company intends to use the swap as a hedge of the related loans for 3 years. At December 31, 2002, the fair market value of this interest rate swap of $750,000 was reported as an other asset in the consolidated balance sheet and included as other comprehensive income in the consolidated statements of income and comprehensive income. Management has determined that the amount of the hedge ineffectiveness from inception of the hedge to December 31, 2002 was not significant.

Earnings Per Share: Basic earnings per share (EPS) includes no dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution of securities that could share in the earnings of an entity.

The following table provides a reconciliation of the numerator and denominator of the basic and diluted earnings per share computation of the twelve month periods ended December 31, 2002, 2001 and 2000:

(Dollars in thousands,	For The Twelve Months Ended December 31,
except per share data)	2002	2001	2000

Basic EPS computation:
Net income	$10,428	$7,911	$6,706

Average common shares outstanding	5,274	5,090	4,994
5% stock dividend in April, 2003	264	255	250
Average common shares outstanding, adjusted for 5% stock dividend	5,538	5,345	5,244

Basic EPS	$1.88	$1.48	$1.28

Diluted EPS computations:
Net income	$10,428	$7,911	$6,706

Average common shares outstanding	5,274	5,090	4,994
5% stock dividend in April, 2003	264	255	250
Effect of stock options	152	155	122
Total weighted average shares and common stock equivalents	5,690	5,500	5,366

Diluted EPS	$1.83	$1.44	$1.25

In 2002, 2001, and 2000 there were options covering 0, 24,675, and 44,211 shares that were not considered in the earnings per share computations because the option exercise price was in excess of the stock closing price on December 31, 2002, 2001 and 2000 making these shares antidilutive.

Stock Option Plan: Statement of Financial Accounting Standards No 148, “Accounting for Stock Based Compensation-Transition and Disclosure” an amendment of FASB Statement No. 123 and Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation,” establishes financial accounting and reporting standards for stock-based compensation plans, including employee stock purchase plans, stock options and restricted stock. Statement No. 148 and 123 encourages all entities to adopt a fair value method of accounting for stock-based compensation plans, whereby compensation cost is measured at the grant date upon the fair value of the award and is realized as an expense over the service or vesting period. However, Statement No. 148 and 123 also allow an entity to continue to measure compensation cost for these plans using the intrinsic value method of accounting prescribed by Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” as long as proforma fair market method disclosures of net income and basic and diluted earnings per share and stock-based compensation costs, net of related tax effects, are prominently disclosed. The Company accounts for stock-based awards to employees and directors using the intrinsic value method of accounting in accordance with Accounting Principles Board Opinion No. 25. Under the intrinsic value method, compensation cost is generally the excess, if any, of the quoted market price of the stock at the grant or other measurement date over the exercise price. See Note 13 for additional disclosure information relative to options granted and outstanding.

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

	Years Ended December 31,
(Dollars in thousands)	2002	2001	2000

Net income
As reported	$10,428	$7,911	$6,706
Proforma	10,004	7,557	6,547
Basic earnings per share
As reported	1.88	1.48	1.28
Proforma	1.80	1.41	1.25
Diluted earnings per share
As reported	1.83	1.44	1.25
Proforma	1.75	1.37	1.22

Total compensation expense related to the issuance of options that would have been reported was $449,000, $402,000, and $168,000 during 2002, 2001 and 2000.

The per share weighted average fair value of stock options granted during 2002, 2001, and 2000 was $7.57, $5.47, and $3.45 on the date of grant using the Black Scholes option pricing model with the following weighted average assumptions: 2002-2000 expected dividend yield 0%; 2002 expected volatility of 29%, 2001 expected volatility of 29%, 2000 expected volatility of 26% and a risk free interest rate of 4.75%, 4.75%, and 5.05% for 2002, 2001, and 2000; and an expected life of 7 years in 2002, 2001, and 2000, respectively.

Comprehensive Income: Comprehensive income consists of net income and unrealized gains (losses) on securities and certain derivative instruments and is presented in the consolidated statements of income and comprehensive income.

NOTE 2. Investment Securities

The amortized cost and estimated market value of investment securities at December 31, are summarized below:

(Dollars in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value

2002

Available for sale securities:
U.S. Treasury and U.S. Government agencies	$64,812	$1,318	$—	$66,130
State & political subdivisions	24,565	1,054	—	25,619
Mortgage-backed securities	62,451	2,204	—	64,655
Collateralized mortgage obligations	40,661	291	—	40,952
Corporate debt securities	3,553	6	—	3,559
Total debt securities	196,042	4,873	—	200,915
Agency preferred stock	14,912	110	409	14,613
Trust preferred stock	5,518	—	591	4,927
Equity securities	10,882	55	—	10,937
Total available for sale securities	227,354	5,038	1,000	231,392

Held to maturity securities:
U.S. Treasury & U.S. government agencies	4,629	251	—	4,880
State and political subdivisions	4,347	310	—	4,657
Mortgage-backed securities	46,652	1,831	115	48,368
Total held to maturity securities	$55,628	$2,392	$115	$57,905

2001

Available for sale securities:
U.S. Treasury and U.S. Government agencies	$77,534	$1,275	$97	$78,712
State & political subdivisions	24,601	91	423	24,269
Mortgage-backed securities	53,678	1,134	15	54,797
Collateralized mortgage obligations	32,903	551	108	33,346
Corporate debt securities	13,382	235	57	13,560
Total debt securities	202,098	3,286	700	204,684
Agency preferred stock	15,006	174	168	15,012
Trust preferred stock	5,503	—	606	4,897
Equity securities	5,259	—	—	5,259
Total available for sale securities	227,866	3,460	1,474	229,852

Held to maturity securities:
U.S. Treasury & U.S. government agencies	4,611	198	—	4,809
State and political subdivisions	4,361	33	—	4,394
Mortgage-backed securities	31,900	552	172	32,280
Collateralized mortgage obligations	687	15	—	702
Total held to maturity securities	$41,559	$798	$172	$42,185

At December 31, 2002 and 2001, investment securities with carrying values of approximately $193,962,000 and $141,386,000, respectively, were pledged as collateral for deposits of public funds, government deposits, the Bank’s use of the Federal Reserve Bank’s discount window and Federal Home Loan Bank line of credit. The Bank is a member of the Federal Reserve Bank and the Federal Home Loan Bank. The Bank carried balances, stated at cost, of $6,258,000 and $3,942,000 of Federal Home Loan Bank stock and $1,066,000 and $886,000 of Federal Reserve Bank stock as of December 31, 2002 and 2001. Gross losses on sale of available for sale securities of $99,000, $0, and $235,000, were recognized in 2002, 2001, and 2000. Gross gain on sale of available for sale securities of $279,000, $0, and $0 were recognized in 2002, 2001, and 2000.

The carrying and estimated fair values of debt securities at December 31, 2002 by contractual maturity, are shown on the following table. Actual maturities may differ from contractual maturities because issuers generally have the right to call or prepay obligations with or without call or prepayment penalties.

(Dollars in thousands)	Amortized Cost	Estimated Fair Value

Available for sale debt securities:
One year or less	$20,702	$20,901
One to five years	47,849	48,997
Five to ten years	17,239	17,995
Over ten years	7,140	7,416
Mortgage-backed securities and CMOs	103,112	105,606
Total available for sale debt securities	$196,042	$200,915

Held to maturity debt securities:
One year or less	$—	$—
One to five years	—	—
Five to ten years	4,629	4,880
Over ten years	4,347	4,657
Mortgage-backed securities and CMOs	46,652	48,368
Total held to maturity debt securities	$55,628	$57,905

NOTE 3. Loans

Loans at December 31 consisted of the following:

(Dollars in thousands)	2002	2001

Commercial	$145,364	$118,626
Agricultural	96,793	96,489
Real estate - mortgage	244,468	187,586
Real estate - construction	78,064	57,989
Consumer	69,084	71,730
Gross loans	633,773	532,420
Less allowance for loan losses	(12,134)	(9,743)
Net loans	$621,639	$522,677

Loans are net of deferred loan fees of $2,021,000 and $1,352,000 and deferred loan costs of $660,000 and $1,120,000 as of December 31, 2002 and 2001.

Nonaccrual loans totaled $2,381,000 and $4,247,000 at December 31, 2002 and 2001. Foregone interest on nonaccrual loans was approximately $131,000, $170,000, and $224,000 for the years ended December 31, 2002, 2001 and 2000.

Impaired loans are loans for which it is probable that the Company will not be able to collect all amounts due. At December 31, 2002 and 2001, the recorded investment in impaired loans was $2,383,000, and $4,856,000 which had a related allowance for loan losses of $406,000, and $644,000 in 2002 and 2001. As of December 31, 2002 and 2001, there were no impaired loans without a related allowance for loan loss assigned to them. The average outstanding balance of impaired loans for the years ended December 31, 2002, 2001 and 2000 was $5,134,000, $3,629,000, and $2,165,000 on which $210,000, $105,000, and $79,000 was recognized as interest income on a cash basis.

At December 31, 2002 and 2001, the collateral value method was used to measure impairment for all loans classified as impaired. The following table shows the recorded investment in impaired loans by loan category at December 31:

(Dollars in thousands)	2002	2001

Commercial	$234	$552
Agricultural	2,090	4,254
Consumer and other	59	50
	$2,383	$4,856

The following is a summary of changes in the allowance for loan losses during the years ended December 31:

(Dollars in thousands)	2002	2001	2000

Balance at beginning of year	$9,743	$8,207	$6,542
Loans charged-off	(2,589)	(3,152)	(2,394)
Recoveries of loans previously charged-off	829	573	773
Provision for loan losses	4,151	4,115	3,286
Balance at end of year	$12,134	$9,743	$8,207

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

Activity in loans to, or guaranteed by, directors and executive officers and their related businesses at December 31, are summarized as follows:

(Dollars in thousands)	2002	2001

Balance at beginning of year	$2,744	$2,226
Loan advances and renewals	1,154	1,171
Loans matured or collected	(1,725)	(653)
Balance at end of year	$2,173	$2,744

The Bank’s business activity is with customers located primarily in the counties of Fresno, Madera, Mariposa, Merced, San Francisco, San Joaquin, Stanislaus, and Tuolumne. Consumer lending and small working capital loans represents approximately 20% of the total loan portfolio and consists of consumer lending, loans to small businesses, credit cards and the purchase of financing contracts principally from automobile dealers. Individual loans and lines are made in a variety of ways. In many cases collateral such as real estate, automobiles and equipment are used to support the extension of credit. Repayment, however, is largely dependent upon the borrower’s personal cash flow.

Real estate, construction, agricultural, and large business loans make up approximately 80% of the Bank’s loan portfolio. Lending activities are spread across a wide spectrum including commercial loans to businesses, construction and permanent real estate financing, short and long term agricultural loans for production and real estate purposes and SBA financing. Where appropriate, collateral is taken to secure and reduce the Bank’s credit risk. Each loan is submitted to an individual risk grading process but the borrowers’ ability to repay is dependent, in part, upon factors affecting the local and national economies.

NOTE 4.  Premises and Equipment

Premises and equipment consisted of the following at December 31:

(Dollars in thousands)	2002	2001

Land	$1,849	$1,349
Buildings	10,709	9,516
Leasehold improvements	1,729	1,758
Furniture and equipment	13,346	12,522
Subtotal	27,633	25,145
Less accumulated depreciation and amortization	13,691	12,002
Premises and equipment, net	$13,942	$13,143

Included in the totals to the left are construction in progress of $378,000 and $120,000 at December 31, 2002 and 2001 respectively. Depreciation expense totaled $1,903,000, $1,906,000 and $1,946,000 in 2002, 2001 and 2000.

NOTE 5. Borrowed Funds

The following is a summary of selected information for short term borrowings. These borrowings generally mature in less than one year.

As of December 31,

(Dollars in Millions)	2002	Interest Rate(s)	2001	Interest Rate(s)	2000	Interest Rate(s)
	Amount		Amount		Amount

Treasury Tax Loan(1)	$6,303.98%		$3,810	2.03%	$4,672	6.25%
FHLB advances	23,700	1.37 - 4.47%	31,700	1.87 - 4.92%	8,600	6.62 - 6.65%
Total short term borrowings	$30,003		$35,510		$13,272

(1)                               The Treasury tax loan is a variable rate product that reprices weekly based on the Federal Funds rate. The account is payable on a daily basis.

The Company maintains a secured line of credit with the Federal Home Loan Bank of San Francisco (FHLB). Based on the FHLB stock requirements at December 31, 2002, this line provided for maximum borrowings of $100,841,000 of which $100,841,000 was outstanding. At December 31, 2002 this borrowing line is collateralized by securities with a market value of $105,797,000. At December 31, 2001, the line of credit collateralized by securities totaled $77,419,000 of which $73,759,000 was outstanding leaving $3,660,000 available. The Company had additional secured, unused lines of credit of $19,705,000 and unsecured unused lines of credit of $40,000,000 at December 31, 2002. This compares with secured, unused lines of credit of $7,945,000 and unsecured unused lines of credit of $10,000,000 as of December 31, 2001.

The following is a summary of selected information for long-term borrowings. These borrowings generally mature in greater than one year.

			2002	2001	2000
(Dollars in millions)	Interest Rate(s)	Maturity Dates	Amount	Amount	Amount

Mortgage note	7.80%	2007	$3,060	$3,116	$3,155
FHLB advances	3.30 - 6.83%	2004 - 2011	77,141	42,059	6,000
Total long term borrowings	3.30 - 7.80%		$80,201	$45,175	$9,155

Interest expense related to FHLB borrowings totaled $4,265,000, $1,884,000, and $951,000 in 2002, 2001, and 2000. Interest expense related to the mortgage note totaled $245,000, $262,000, and $249,000 in 2002, 2001, and 2000. This long term note is secured by Company land and buildings. Interest expense on federal funds purchased was $22,000, $5,000 and $16,000 in 2002, 2001, and 2000. Compensating balance arrangements are not significant to the operations of the Company.

Principal payments required to service the Company’s borrowings during the next five years are:

Years ended December 31, (Dollars in thousands)
2003	$30,003
2004	11,000
2005	17,000
2006	12,641
2007	26,500
Thereafter	13,060

Total borrowed funds	$110,204

NOTE 6. Trust Preferred Securities

County Statutory Trust I is a Connecticut statutory trust, which was formed for the purpose of issuing County Statutory Trust I Capital Securities (Trust Preferred Securities). The Trust Preferred Securities are described below. Interest on the Trust Preferred Securities is payable semi-annually and is deferrable, at the option of the Company for up to five years. Following the issuance of the Trust Preferred Securities, the Trust used the proceeds from the Trust Preferred Securities offering to purchase a like amount of Junior Subordinated Debt Securities (the Debt Securities) of the Company. The debt securities bear the same terms and interest rates as the related Trust Preferred Securities. The Debt Securities are the sole assets of the Trust and are eliminated, along with the related income statement effects, in the consolidated financial statements. The Company has fully and unconditionally guaranteed all of the obligations of the Trust. Under applicable regulatory guidelines, the Trust Preferred Securities will qualify as Tier I capital. The following Trust Preferred Securities were outstanding at December 31, 2002.

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

The total amount of Trust Preferred Securities outstanding at December 31, 2002 was $6,000,000. The Trust Preferred Securities accrue interest at an annual rate of 10.20%. The dividends expense on Trust Preferred Securities were $612,000 and $522,000 in 2002 and 2001 and is included in other expense.

NOTE 7. Real Estate Operations

As of December 31, 2002, MAID owned the County Bank Administrative Headquarters building. During 2002, MAID agreed that the only real estate holdings the company would own would be branch premises property. During 2000, the last remaining real estate parcel held by MAID was sold for $390,000. Prior to the time the parcel was sold, the book value had been completely written off.

NOTE 8. Income Taxes

The provision for income taxes for the years ended December 31 is comprised of the following:

(Dollars in thousands)	Federal	State	Total

2002
Current	$4,416	$136	$4,552
Deferred	(1,124)	(973)	(2,097)
	3,292	$(837)	$2,455

2001
Current	$3,304	$417	$3,721
Deferred	(804)	(98)	(902)
	$2,500	$319	$2,819

2000
Current	$2,612	$554	$3,166
Deferred	(597)	192	(405)
	$2,015	$746	$2,761

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2002 and 2001 consists of the following:

(Dollars in thousands)	2002	2001

Deferred tax assets:
Allowance for loan losses	$4,994	$3,294
Deferred compensation	1,023	803
Intangible amortization	744	583
Nonaccrual interest	224	70
Fixed assets	37	117
Other	102	100
Total gross deferred tax assets	7,124	4,967
Less valuation allowance	(20)	(20)
Deferred tax assets	$7,104	$4,947
Deferred tax liabilities:
Investment securities unrealized gain	1,879	1,115
Investment in partnerships	393	354
Insurance accrual	43	38
FHLB stock dividends	158	147
Other	81	—
Total gross deferred tax liabilities	2,554	1,654
Net deferred tax assets	$4,550	$3,293

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods which the deferred tax assets are deductible, management believes it is more likely than not the Company will realize the benefits of these deductible differences, net of the existing valuation allowances at December 31, 2002 and 2001.

A reconciliation of income tax at the federal statutory rate to the provision for income taxes follows:

(Dollars in thousands)	2002	2001	2000

Statutory (34%) federal income tax rate due	$4,380	$3,648	$3,218
State franchise tax, at statutory rate, net of federal income tax benefit	(552)	211	504
Tax exempt interest income, net	(407)	(386)	(390)
Housing tax credits	(750)	(600)	(550)
Dividends received deduction	(168)	(163)	—
Intangible amortization	—	43	43
Cash surrender value life insurance	(309)	(225)	(106)
Other	261	291	42
Provision for income taxes	$2,455	$2,819	$2,761

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

Management believes, as of December 31, 2002 that the Company and the Bank meet all capital adequacy requirements to which they are subject, including the ratio test for a well capitalized bank under the regulatory framework for prompt corrective action. The most recent notification from the FRB categorized the Company and the Bank as well capitalized under the FDICIA regulatory framework for prompt corrective action. Subsequent to this notification, there are no conditions or events that management believes have changed the risk based capital category of the Company and the Bank. To be categorized as well capitalized, the Bank must meet minimum ratios.

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

The Company’s and Bank’s actual capital amounts and ratios as of December 31, 2002 are as follows:

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
(Dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio

The Company:

Total capital (to risk weighted assets)	$86,794	10.74%	$64,645	8.0%	$80,806	10.0%
Tier I capital (to risk weighted assets)	76,668	9.49	32,322	4.0	48,483	6.0
Leverage ratio(1)	$76,668	7.68%	$39,925	4.0%	$49,907	5.0%

The Bank:

Total capital (to risk weighted assets)	$84,613	10.50%	$64,453	8.0%	$80,566	10.0%
Tier I capital (to risk weighted assets)	74,517	9.25	32,226	4.0	48,339	6.0
Leverage ratio(1)	$74,517	7.48%	$39,864	4.0%	$49,830	5.0%

(1)                               The leverage ratio consists of Tier 1 capital divided by quarterly average assets. The minimum leverage ratio is 3 percent for banking organizations that do not anticipate significant growth and that have well diversified risk, excellent asset quality and in general, are considered top-rated banks.

The Company’s and Bank’s actual capital amounts and ratios as of December 31, 2001 are as follows:

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
(Dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio

The Company:
Total capital (to risk weighted assets)	$73,554	10.74%	$54,783	8.0%	$68,479	10.0%
Tier I capital (to risk weighted assets)	64,997	9.49	27,392	4.0	41,088	6.0
Leverage ratio(1)	$64,997	7.72%	$33,690	4.0%	$42,112	5.0%

The Bank:

Total capital (to risk weighted assets)	$69,771	10.28%	$54,297	8.0%	$67,871	10.0%
Tier I capital (to risk weighted assets)	61,269	9.03	27,148	4.0	40,722	6.0
Leverage ratio(1)	$61,269	7.33%	$33,453	4.0%	$41,816	5.0%

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

NOTE 10. Commitments and Financial Instruments With Off-Balance Sheet Credit Risk

At December 31, 2002, the Company has operating lease rental commitments for remaining terms of one to ten years. The Company has options to renew two of its leases for a period of 10 and 15 years. The minimum future commitments under non-cancelable lease agreements having terms in excess of one year at December 31, 2002 are as follows:

Years ended December 31, (Dollars in thousands)

2003	$885
2004	822
2005	743
2006	602
2007	432
Thereafter	1,206

Total minimum lease payments	$4,690

Rent expense was approximately $873,000, $811,000, and $598,000, for the years ended December 31, 2002, 2001, and 2000.

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

Financial instruments whose contractual amount represents risk:

	As of December 31
(Dollars in thousands)	2002	2001

Commitments to extend credit	$235,140	$188,802
Standby letters of credit	6,522	3,852

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

NOTE 11. Time Deposits

At December 31, 2002 the aggregate maturities for time deposits are as follows:

Years ended December 31, (Dollars in thousands)

2003	$244,700
2004	64,135
2005	16,154
2006	395
2007	156
Thereafter	134

Total time deposits	$325,674

NOTE 12.  Employee and Director Benefit Plans

The Company has a noncontributory employee stock ownership plan (“ESOP”) and an employee savings plan covering substantially all employees. During 2002, 2001, and 2000, the Company contributed approximately $468,000, $326,000, and $288,000, to the ESOP and $173,000, $116,000, and $95,000 to the employee savings plan.

Under provisions of the ESOP, the Company can make discretionary contributions to be allocated based on eligible individual annual compensation, as approved by the Board of Directors. Contributions to the ESOP are recognized as compensation expense. For the years December 31, 2002, 2001, and 2000, the ESOP owned 206,100, 180,079, and 164,800 shares of the Company’s stock. ESOP shares are included in the weighted average number of shares outstanding for earnings per share computations.

The employee savings plan allowed participating employees to contribute up to $12,000 each in 2002. The Company matched 25% of the employees’ elective contribution, as defined, not to exceed 10% of eligible annual compensation.

The Company maintains a non-qualified salary continuation plan for certain senior executive officers of the Company and the Bank. Under the plan, the Company has agreed to pay these executives retirement benefits for a ten to fifteen year period after their retirement so long as they meet certain length of service vesting requirements. The plan is informally linked to several single premium universal life insurance policies that provide life insurance on certain senior executive officers with the Company named as the owner and beneficiary of these policies. The Bank has a Rabbi trust and specific life insurance contracts have been irrevocably assigned to the trust in support of the salary continuation plans. Salary continuation expense totaled $656,000, $406,000, and $595,000, in 2002, 2001, and 2000.

The Company also maintains a non-qualified deferred compensation plan for members of the board of directors of the Company and the Bank. Under the deferred compensation plan, members of the board of directors have the ability to defer compensation they receive as directors until they reach retirement age, so long as they meet certain length of service vesting requirements. Upon reaching retirement age, the Company has agreed to pay these directors retirement benefits over a ten year period. The plan is informally linked to several single premium universal life insurance policies that provide life insurance on certain directors with the Company named as the owner and beneficiary of these policies. The Bank has a Rabbi trust and specific life insurance contracts have been irrevocably assigned to the trust in support of the deferred compensation plans. Deferred compensation expense totaled $59,000, $70,000, and $63,000 in 2002, 2001, and 2000.

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

A summary of the status of the Company’s stock options as of and for the years ended December 31, 2002, 2001, and 2000 and changes during the years ended on those dates, follows:

	Number of shares	Weighted average exercise price	Number of shares	Weighted average exercise price	Number of shares	Weighted average exercise price
	2002		2001		2000

Outstanding at beginning of year	416,201	$9.29	411,575	$7.55	398,317	$6.83
Granted	82,775	17.77	111,735	12.48	71,104	9.47
Exercised	(116,026)	5.75	(102,460)	5.70	(54,091)	4.54
Forfeited	(26,467)	10.66	(4,649)	10.86	(3,755)	10.74

Outstanding at end of year	356,483	$12.31	416,201	$9.29	411,575	$7.55
Options exercisable at end of year	236,784	$11.10	287,318	$8.38	311,991	$6.88

The following table summarizes information about options outstanding at December 31, 2002:

Range of exercise prices	Number of shares outstanding	Weighted remaining contractual life	Weighted average exercise price	Number exercisable	Weighted average exercise price
	Options outstanding			Options exercisable

$ 6 - 10	97,874	6.07 Years	$8.67	87,951	$8.65
10 - 14	162,846	7.09	11.56	120,243	11.49
14 - 18	50,138	8.84	15.20	17,183	15.18
18 - 22	45,625	9.56	19.57	11,407	19.57
$ 6 - 22	356,483	7.37 Years	$12.31	236,784	$11.10

The number of shares and exercise price per share has been adjusted for stock dividends and stock splits during the period. See footnote 1 for additional information related to total compensation and effects on net income.

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

Commitments to extend credit and standby letters of credit: The fair value of commitments to extend credit and standby letters of credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present credit worthiness of the counter parties. For fixed rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rate. The fair value of letters of credit is based on fees currently charged for similar arrangements or on the estimated cost to terminate them or otherwise settle the obligation with the counter parties at the recording date.

Fair values for financial instruments are management’s estimates of the values at which the instruments could be exchanged in a transaction between willing parties. These estimates are subjective and may vary considerably from amounts that would be realized in actual transactions. In addition, other significant assets are not considered financial assets including, any deferred tax assets and premises and equipment. Further, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on the fair value estimates and have not been considered in any of these estimates.

(Dollars in thousands) 2002	Carrying Amount	Fair Value

Financial assets:
Cash and cash equivalents	$73,183	$73,183
Time deposits at other financial institutions	500	500
Available for sale investment securities	231,392	231,392
Held to maturity investment securities	55,628	57,905
Net loans	621,639	625,497
Financial liabilities
Noninterest-bearing demand	164,852	164,852
Negotiable orders of withdrawl	120,449	120,449
Savings	223,404	223,404
Time deposits	325,674	329,568
Borrowings	110,204	112,764
Trust Preferred Securities	$6,000	$5,880

	Contract Amount

Off-balance sheet:
Commitments	$235,140	$23,514
Standby letters of credit	6,522	65

(Dollars in thousands) 2001	Carrying Amount	Fair Value

Financial assets:
Cash and cash equivalents	$49,288	$49,288
Time deposits at other financial institutions	500	500
Available for sale investment securities	229,852	229,852
Held to maturity investment securities	41,559	42,185
Net loans	522,677	529,604
Financial liabilities
Noninterest-bearing demand	132,496	132,496
Negotiable orders of withdrawl	102,055	102,055
Savings	203,721	203,721
Time deposits	294,369	297,009
Borrowings	80,685	82,396
Trust Preferred Securities	$6,000	$5,960

	Contract Amount

Off-balance sheet:
Commitments	$188,802	$18,880
Standby letters of credit	3,852	39

NOTE 15. Parent Company Only Financial Information

This information should be read in conjunction with the other notes to the consolidated financial statements. The following are the condensed balance sheets of the Company as of December 31, 2002 and 2001 and the condensed statements of income and cash flows for the years ended December 31, 2002, 2001, and 2000:

Condensed balance sheets

	December 31,
(Dollars in thousands)	2002	2001

Assets
Cash and short-term investments	$502	$1,812
Investment in County Bank	80,520	66,388
Investment in Regency Investment Advisors	602	—
Net premises and equipment	859	5,623
Other assets	1,787	1,050

Total assets	$84,270	$74,873

Liabilities and shareholders’ Equity
Liabilities
Borrowed funds	$—	$3,116
Capitalized lease	320	638
Other liabilities	750	999
Total liabilities	1,070	4,753
Trust Preferred Securities and minority interests	6,031	6,000
Total shareholders’ equity	77,169	64,120
Total liabilities, Preferred Securities, and shareholders’ equity	$84,270	$74,873

Condensed statements of income

	Years Ended December 31,
(Dollars in thousands)	2002	2001	2000

Income
Interest	$31	$169	$1
Lease income	45	502	502
Management fees from subsidiaries	6,556	5,654	4,918
Total income	6,632	6,325	5,421
Expenses
Interest on borrowings	—	274	282
Capitalized lease interest	45	64	80
Salaries and related benefits	3,928	3,205	2,975
Other noninterest expense	3,514	2,940	2,650
Total other expenses	7,487	6,483	5,987
Loss before income taxes and equity in undistributed earnings of subsidiaries	(855)	(158)	(566)
Income tax benefit	333	21	211
Equity in undistributed income of subsidiaries	10,950	8,048	7,061
Net income	$10,428	$7,911	$6,706

Condensed statements of cashflows

	Years Ended December 31,
(Dollars in thousands)	2002	2001	2000

Operating activities:
Net income	$10,428	$7,911	$6,706
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation of fixed assets	416	604	629
Equity in undistributed earnings of subsidiaries	(10,950)	(8,048)	(7,061)
Increase in other assets	(781)	(132)	(573)
(Decrease) increase in other liabilities	(249)	(38)	668
Net cash (used in) provided by operating activities	(1,136)	297	369
Investing activities:
Capital contribution to subsidiary bank	—	(6,000)	—
Purchase of subsidiary and capital contributions	(645)
Purchase of premises and equipment	(609)	(296)	(459)
Issuance of minority interest in REIT preferred stock	31	—	—
Net cash used in investing activities	(1,223)	(6,296)	(459)
Financing activities:
Issuance of Trust Preferred Securities	—	6,000	—
Net (decrease) increase in other borrowings and capitalized lease	(322)	(332)	71
Issuance of common stock related to exercise of stock options and employee benefit plans	1,383	1,190	325
Cash dividends and fractional shares	(12)	(7)	—
Net cash provided by financing activities	1,049	6,851	396
(Decrease) increase in cash and cash equivalents	(1,310)	852	306
Cash and cash equivalents at beginning of year	1812	960	654
Cash and cash equivalents at end of year	$502	$1,812	$960

NOTE 16. Quarterly Results of Operations (Unaudited)

	2002 Quarter Ended
(Dollars in thousands)	Dec 31	Sept 30	June 30	Mar 31

Interest income	$15,052	$15,292	$14,590	$13,877
Interest expense	4,299	4,716	4,657	4,551
Net interest income	10,753	10,576	9,933	9,326
Provision for loan losses	730	1,190	1,451	780
Other income	2,049	2,286	2,130	1,779
Other expenses	8,530	8,330	7,513	7,425
Income before income taxes	3,542	3,342	3,099	2,900
Income taxes	708	356	715	676
Net income	$2,834	$2,986	$2,384	$2,224

Basic earnings per share(1)	$.51	$.53	$.43	$.41

Diluted earnings per share(1)	$.50	$.52	$.42	$.40

	2001 Quarter Ended
(Dollars in thousands)	Dec 31	Sept 30	June 30	Mar 31

Interest income	$14,520	$15,215	$14,146	$14,286
Interest expense	5,391	5,769	5,668	5,871
Net interest income	9,129	9,446	8,478	8,415
Provision for loan losses	1,036	1,540	789	750
Other income	1,776	1,571	1,574	1,353
Other expenses	7,295	6,787	6,476	6,339
Income before income taxes	2,574	2,690	2,787	2,679
Income taxes	465	781	806	767
Net income	$2,109	$1,909	$1,981	$1,912

Basic earnings per share(1)	$.39	$.35	$.37	$.36

Diluted earnings per share(1)	$.38	$.34	$.36	$.35

(1)                               Basic and diluted earnings per share calculations are based upon the weighted average number of shares outstanding during each period. Full year weighted average shares differ from quarterly weighted average shares and, therefore, annual earnings per share may not equal the sum of the quarters.