Form 10-K, Exhibit 13
period 2003-12-31
CAPITAL CORP OF THE WEST
filed 2004-03-15
CIK 1004740

QuickLinks -- Click here to rapidly navigate through this document

Exhibit 13

Capital Corp of the West
Selected Financial Data

(Amounts in thousands, except per share data)	2003	2002	2001	2000	1999

Summary income data:
Interest income	$62,413	$58,811	$58,167	$50,888	$39,361
Interest expense	16,253	18,854	23,240	20,768	14,040
Net interest income	46,160	39,957	34,927	30,120	25,321
Provision for loan losses	2,455	4,151	4,115	3,286	2,659
Noninterest income	10,177	8,263	6,290	5,407	5,089
Noninterest expense	35,385	31,186	26,372	22,774	20,538
Income before provision for income taxes	18,497	12,883	10,730	9,467	7,213
Provision for income taxes	4,857	2,455	2,819	2,761	2,104
Net income	$13,640	$10,428	$7,911	$6,706	$5,109
Share Data:
Average common shares outstanding	5,612	5,538	5,345	5,244	5,280
Basic earnings per share	$2.43	$1.88	$1.48	$1.28	$.97
Diluted earnings per share	2.34	1.83	1.44	1.25	.94
Book value per share	15.82	14.49	12.39	10.65	8.81
Tangible book value per share	$15.36	$13.87	$11.72	$9.80	$7.79
Balance Sheet Data:
Total assets	$1,234,542	$1,034,396	$894,327	$683,021	$563,550
Total securities	372,015	287,020	271,411	191,052	147,368
Total loans	764,252	633,773	532,420	412,664	331,268
Total deposits	1,028,808	834,379	732,641	601,498	494,901
Shareholders' equity	$89,485	$77,169	$64,120	$53,451	$43,677
Operating Ratios:
Return on average equity	16.43%	14.94%	13.40%	14.33%	11.86%
Return on average assets	1.23	1.09	1.03	1.09	.99
Average equity to average assets ratio	7.46	7.29	7.69	7.64	8.35
Net interest margin	4.53	4.58	5.04	5.46	5.55
Credit Quality Ratios:
Nonperforming loans to total loans(1)	0.52%	0.38%	0.91%	0.57%	0.60%
Allowance for loan losses to total loans	1.74	1.91	1.83	1.99	1.97
Allowance for loan losses to nonperforming loans	332.70	509.15	200.65	350.66	328.83
Capital Ratios:
Risk-based tier 1 capital	10.31%	9.49%	9.49%	9.66%	9.99%
Total risk-based capital	11.57	10.74	10.74	10.92	11.24
Leverage ratio	8.55	7.68	7.72	7.56	7.50
(1)
Nonperforming loans consist of loans on nonaccrual, loans past due 90 days or more and restructured loans.

Management's Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis is designed to provide a better understanding of the significant changes and trends related to Capital Corp of the West (the "Company"). The following discussion should be read in conjunction with the consolidated financial statements of the Company and the notes thereto. The consolidated financial statements of the Company include its subsidiaries, County Bank (the "Bank"), Capital West Group ("CWG") and Regency Investment Advisors ("RIA"). It also includes the Bank's subsidiaries, Merced Area Investment Development, Inc. ("MAID"), County Asset Advisor, Inc. ("CAA") and County Investment Trust ("REIT").

In addition to historical information, this discussion and analysis includes certain forward-looking statements that are subject to risks and uncertainties and include information about possible or assumed future results of operations. Many possible events or factors could affect the future financial results and performance of the Company. This could cause results or performance to differ materially from those expressed in our forward-looking statements. Words such as "expects," "anticipates," "believes," "estimates," "intends," "plans," "assumes," "projects," "predicts," "forecasts," variations of such words and other similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in, or implied by, such forward-looking statements.

Readers of the Company's Annual Report and Form 10-K should not rely solely on forward looking statements and should consider all uncertainties and risks discussed throughout this report. These statements are representative only on the date hereof, and the Company undertakes no obligation to update any forward-looking statements made. Some possible events or factors that could occur that may cause differences from expected results include the following: the Company's loan growth is dependent on economic conditions, as well as various discretionary factors, such as decisions to sell, or purchase certain loans or loan portfolios; or sell or buy participations of loans; the quality and adequacy of management of the borrower; developments in the industry the borrower is involved in, product and geographic concentrations and the mix of the loan portfolio. The rate of charge-offs and provision expense can be affected by local, regional and international economic and market conditions, concentrations of borrowers, industries, products and geographical conditions, the mix of the loan portfolio and management's judgements regarding the collectibility of loans. Liquidity requirements may change as a result of fluctuations in assets and liabilities and off-balance sheet exposures, which will impact the capital and debt financing needs of the Company and the mix of funding sources. Decisions to purchase, hold, or sell securities are also dependent on liquidity requirements and market volatility, as well as on and off-balance sheet positions. Factors that may impact interest rate risk include local, regional and international economic conditions, levels, mix, maturities, yields or rates of assets and liabilities and the wholesale and retail funding sources of the Company. The Company is also exposed to the potential of losses arising from adverse changes in market rates and prices which can adversely impact the value of financial products, including securities, loans, and deposits. In addition, the banking industry in general is subject to various monetary and fiscal policies and regulations, which include those determined by the Federal Reserve Board, the Federal Deposit Insurance Corporation and state regulators, whose policies and regulations could affect the Company's results.

Other factors that may cause actual results to differ from the forward-looking statements include the following: competition with other local and regional banks, savings and loan associations, credit unions and other non-bank financial institutions, such as investment banking firms, investment advisory firms, brokerage firms, mutual funds and insurance companies, as well as other entities which offer financial services; interest rate, market and monetary fluctuations; inflation; market volatility; general economic conditions; introduction and acceptance of new banking-related products, services and enhancements; fee pricing strategies, mergers and acquisitions and their integration into the Company; civil disturbances or terrorist threats or acts, or apprehension about the possible future occurrences or acts of this type, outbreak or excalation of hostilities in which the United States is involved, any declaration of war by the U. S. Congress or any other national or international calamity, crisis or emergency; changes in laws and regulations; and management's ability to manage these and other risks.

Critical Accounting Policies and Estimates  The company's discussion and analysis of its financial condition and results of operations are based upon the Company's consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires the Company to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, the Company evaluates its estimates, including those related to the adequacy of the allowance for loan losses, investments, and intangible assets. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. The one accounting estimate that materially affects the financial statements is the allowance for loan losses. The policies related to the adequacy of the allowance for loan losses and the determination of impairment of investments and intangible assets that govern the Company's accounting in these areas can be found in Note 1, the sections titled "Allowance for Loan Losses", "Investment Securities", "Intangible Assets" and "Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of" as well as in Note 3, titled "Loans", in this report.

Overview  During 2003, earnings increased $3,212,000 or 31% to $13,640,000 which compares favorably to earnings of $10,428,000 and $7,911,000 achieved in 2002 and 2001. Basic earnings per share were $2.43 in 2003 compared to $1.88 and $1.48 in 2002 and 2001. Diluted earnings per share were $2.34 in 2003 compared to $1.83 and $1.44 in 2002 and 2001. The Company's return on average total assets was 1.23% in 2003 compared with 1.09% and 1.03% in 2002 and 2001. The $3,212,000 earnings improvement in 2003 was primarily the result of increased loan and investment earning assets which resulted in net interest income growth of 6,203,000 or 16%, an increase in noninterest income of 1,914,000 or 23% partially offset by a higher effective tax rate when compared to the prior year. The earnings improvement in 2002 when compared to 2001 was primarily the result of an increase in net interest income resulting from an increase in volume of interest earning assets. The Company achieved strong asset growth in 2003, reaching total assets at December 31, 2003 of $1,234,542,000 up $200,146,000 or 19% from $1,034,396,000 at December 31, 2002. Net loans grew to $750,989,000 at December 31, 2003, an increase of $129,350,000 or 21% from the $621,639,000 outstanding at December 31, 2002. Deposits grew to $1,028,808,000 at December 31, 2003, an increase of $194,429,000 or 23% over the $834,379,000 outstanding as of December 31, 2002. Total shareholder's equity grew to $89,485,000 at December 31, 2003, an increase of $12,316,000 or 16% over the year-end 2002 total of $77,169,000. The Company continues to be well capitalized by regulatory definitions. The Company's return on average equity was 16.43%, 14.94%, and 13.40% in 2003, 2002, and 2001.

Results of Operations  Capital Corp of the West's earnings were a record $13,640,000 during 2003, driven primarily by an improvement in net interest income, an increase in noninterest income of $1,914,000 or 23% partially offset by a higher effective tax rate when compared to the year ended December 31, 2002. Net interest income increased by $6,203,000, or 16%, to $46,160,000 during 2003 as compared to an increase in net interest income of $5,030,000 in 2002 over 2001 levels. The improvement in earnings during 2003 compared to 2002 was driven primarily by an increase in average earning asset balances.

The Company's primary source of revenue is net interest income, which is the difference between interest income and fees derived from earning assets and interest paid on liabilities obtained to fund those assets. Total interest and fee income on earning assets increased from $58,811,000 in 2002 to $62,413,000, a $3,602,000 or 6% increase in 2003. During 2002, there was an increase of $644,000 or 1% to $58,811,000 compared to $58,167,000 in 2001. The level of interest income is affected by changes in the volume and the rates earned on interest-earning assets. During 2003, the increase in interest income is due to increases in average earning assets partially offset by lower yields on those assets. Average interest-earning assets in 2003 were $1,032,700,000 as compared with $884,885,000 in 2002, an increase of $147,815,000 or 17%. The average rate earned on interest-earning assets was 6.10% in 2003, a decrease of 61 basis points from the 6.71% earned in 2002. The primary cause for the decrease in rate on interest-earning assets was lower prevailing reinvestment market interest rates that were available in 2003 in comparison to 2002.

Interest expense is a function of the volume and rates paid for interest-bearing liabilities. Interest-bearing liabilities consist primarily of certain deposits and borrowed funds. Average interest-bearing liabilities in 2003 were $858,665,000 as compared with $749,508,000 in 2002, an increase of $109,157,000 or 15%. The increase in volume came primarily from increased market penetration from our existing branch network. Total interest expense decreased $2,601,000 or 14% to $16,253,000 in 2003 as compared to $18,854,000 for 2002. Total interest expense in 2001 totaled $23,240,000. Total cost of interest-bearing funds were 1.89%, 2.52%, and 3.89% in 2003, 2002, and 2001. If the current rate environment holds during 2004, it is anticipated that the average interest paid on certificates of deposit should continue to decline as maturing accounts reprice at their maturities to an anticipated current lower interest rate level.

The Company's net interest margin, the ratio of net interest income to average interest-earning assets for 2003 was 4.53%. This is a decrease of five basis points compared to the 2002 margin of 4.58%. The decrease in net interest margin during 2003 was primarily the result of falling short term interest rates during 2003. If the current interest rate environment continues throughout 2004, it is anticipated the Company's overall net interest margin should be in the 4.35% to 4.40% range. A modest increase in rates should cause the Company's net interest margin to slightly increase. The net interest margin decrease of 46 basis points during 2002 from the 5.04% achieved in 2001 was primarily the result of an overall decline in prevailing interest rates during the period. In 2003, loans comprised 67% of average interest-earning assets as compared with 65% and 64% in 2002 and 2001. Securities comprised 31% of average interest-earning in 2003 compared with 32% and 33% in 2002 and 2001.

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

The increase in taxable equivalent interest income of $3,624,000 in 2003 is comprised of a $9,661,000 volume increase attributable to an increase in interest-earning assets of $147,815,000 between 2003 and 2002 that was partially offset by a $6,037,000 rate decrease during this same period. The decrease in total interest expense of $2,601,000 in 2003 related to a $1,709,000 volume increase attributable to an increase in average interest-bearing liabilities of $109,157,000 during 2003 when compared to 2002 that was partially offset by a $4,310,000 rate decrease during this same period. Interest rate declines were greater for interest earning assets than interest bearing liabilities during this time period.

The increase in taxable equivalent interest income of $675,000 in 2002 is comprised of a $13,666,000 volume increase primarily attributable to an increase in interest-earning assets of $181,497,000 between 2002 and 2001 that was partially offset by a $12,991,000 rate decrease during this same period. The decrease in total interest expense of $4,386,000 in 2002 in comparison to 2001 related to a $10,124,000 rate decrease that was partially offset by an increase of $151,671,000 in average interest-bearing liabilities between 2002 and 2001 that caused a $5,738,000 volume increase in interest expense during this same period. Interest rate declines were greater for interest earning assets than interest bearing liabilities during this time period.

Provision for Loan Losses  The Company maintains an allowance for loan losses at a level considered by management to be adequate to cover the inherent risks of loss associated with its loan portfolio under prevailing and anticipated economic conditions. The provision for loan losses is charged against income and increases the allowance for loan losses. The provision for loan losses for the year ended December 31, 2003 was $2,455,000 compared to $4,151,000 in 2002 and $4,115,000 in 2001. The decreased level of provision for loan losses in 2003 when compared to 2002 was primarily the result of low charge-off levels helped by a strong commercial real estate market. The increased level of provision for loan losses in 2002 when compared to 2001 was primarily the result of an overall increase in the size of the portfolio. The methodology used to determine the level of provision for loan losses includes an analysis of relevant risk factors within the entire loan portfolio, including nonperforming loans. The methodology is based, in part, on management's use of a loan grading and classification system. The Bank's management grades its loans through internal reviews and periodically subjects loans to external reviews. These external reviews are presented to and assessed by the Bank's audit committee. Credit reviews are performed quarterly and the quality grading process occurs on a monthly basis. The level of provision for loan losses in 2003, 2002, and 2001 also supports the general loan growth of the Company, as gross loans increased 21% in 2003 and 19% in 2002.

Noninterest Income  The following table summarizes other income for the years ended December 31.

(Dollars in thousands)	2003	2002	2001

Noninterest Income:
Deposit service charges	$5,480	$5,076	$3,981
Income from sale of real estate	608	33	–
Earnings on bank owned life insurance	1,003	994	662
Loan packaging fees	538	206	236
Gain on sale of loans	296	141	166
Retail investment income	914	538	222
Other	1,338	1,275	1,023

Total noninterest income	$10,177	$8,263	$6,290

Total other income increased by $1,914,000 or 23% to $10,177,000 in 2003 which compares with $8,263,000 and $6,290,000 earned in 2002 and 2001. Deposit service charges increased by $404,000 or 8% during 2003. The 2003, 2002, and 2001 increase in deposit service charges was primarily the result of an increase in demand deposit and NOW accounts in each of these years as well as service charge increases on certain products and services during 2002. Income from sale of real estate grew by $575,000 due to the sale of properties previously charged off. Loan packaging fees grew by $332,000 or 161% due to low interest rates and expanded mortgage operations. Retail investment income grew by $376,000 or 70% which is primarily due to the June 2002, acquisition of RIA and expanded retail investment operations. Other income increased by $63,000 or 5% to $1,338,000 in 2003, compared to $1,275,000 and $1,023,000 in 2002 and 2001.

Noninterest Expense  Total noninterest expense increased $4,199,000 or 13% to $35,385,000 in 2003 as compared with an increase of $4,814,000 or 18% to $31,186,000 in 2002. Noninterest expense totaled $26,372,000 in 2001.

Salaries and related benefits increased by $2,397,000 or 14% to $19,071,000 in 2003, compared with an increase of $3,059,000 or 22% to $16,674,000 in 2002. Salaries and related benefits totaled $13,615,000 in 2001. The salary increases were primarily due to staff additions to support growth, the acquisition of RIA in 2002 and normal salary progression.

Premises and occupancy expenses increased $420,000 or 17% to $2,946,000 in 2003 compared with an increase of $393,000 or 18% to $2,526,000 in 2002. Premises and occupancy expense totaled $2,133,000 in 2001. The increases in 2003 and 2002 were caused primarily by the addition of new branch facilities and expansion for general company growth.

Equipment expenses increased $381,000 or 13% to $3,335,000 in 2003 compared with an increase of $215,000 or 8% to $2,954,000 in 2002. Equipment expenses were $2,739,000 in 2001. The increase in 2003 and 2002 was primarily due to equipment purchases relating to branch remodeling and general growth of the Company.

The Company's professional fees include legal, consulting, audit and accounting fees. These expenses increased by $485,000 or 41% to $1,662,000 in 2003 as compared with a increase of $710,000 or 152% to $1,177,000 in 2002. Total professional fees were $467,000 in 2001. The increase in 2003 was attributable to increased consulting fees for a bank record retention / document retrieval project as well as other smaller bank projects and increased fees primarily related to general growth of the Company. In addition, the costs related to regulatory compliance, including, but not limited to, compliance with the Sarbanes-Oxley Act of 2002, also increased. The increase in 2002 was attributable to increased use of consulting services used to identify new business opportunities, tax saving strategies and fees related to the RIA acquisition.

Supplies increased by $14,000 or 2% to $794,000 in 2003 as compared with an decrease of $105,000 or 12% to $780,000 in 2002. Supplies expense totaled $885,000 in 2001. The supplies expense has increased and decreased for the last three years in relation to branch office growth, changes in regulations and product disclosures, and with paper transaction volumes. Generally, as more banking transactions are delivered electronically, paper costs are reduced.

Marketing expenses increased by $63,000 or 7% to $963,000 in 2003 as compared with a decrease of $49,000 or 5% to $900,000 in 2002. Marketing expenses totaled $949,000 in 2001. Marketing expenses have been fairly stable over the past few years as the Company has actively promoted various deposit and loan products using television, newspaper, and other media sources to assist in attracting new and retaining existing customers.

Other expenses increased $443,000 or 8% to $5,938,000 in 2003. During 2002, other expenses increased $703,000 or 15% to $5,495,000. Other expenses were $4,792,000 in 2001. These expense increases are generally the result of Company growth.

Provision for Income Taxes  The Company's provision for income taxes was $4,857,000 in 2003 compared to a provision for income taxes of $2,455,000 and $2,819,000 in 2002 and 2001. The effective income tax rates (computed as income taxes as a percentage of income before income taxes) were 26%, 19%, and 26% for 2003, 2002, and 2001. During 2002, the effective tax rate was lowered by the implementation of a certain capital raising strategy that had the effect of reducing state income taxes. This strategy lowered taxable state income by approximately $16,000,000 and $3,100,000 in 2002 and 2001, respectively. During 2003, 2002 and 2001 the tax rate was lower than the statutory rate due also in part, to tax credits earned from the investment of low-income housing partnerships that qualify for housing tax credits. Total housing tax credits for 2003, 2002, and 2001 were approximately $975,000, $750,000, and $600,000. In addition, during 2003, 2002, and 2001, the Company realized tax benefits of $442,000, $407,000, and $386,000 from nontaxable interest income received from bank qualified municipal securities.

During 2003, California enacted tax legislation that added new penalties for institutions that engaged in strategies and transactions that the Franchise Tax Board defined as abusive tax shelters. The new tax shelter regulations give taxpayers until April 30, 2004 to take advantage of an amnesty period that would allow taxpayers to amend prior year tax filings without being subject to the new tax shelter penalties. The Company does utilize a Real Estate Investment Trust ("REIT") which has generated tax savings and has now been listed by the Franchise Tax Board as an abusive tax shelter. Company management believes the strategy used is lawful and defensible, and intends to defend the tax positions taken. If the Company ultimately is unsuccessful in its defense, the FTB could impose additional tax shelter penalties of up to 70%. While this outcome is not expected, an adverse ruling against the Company is possible. If such an event were to occur, it would adversely affect the Company's financial condition and results of operation. The Company has generated a cumulative total of $1,084,000 in recorded state tax benefits from the REIT from January 1, 2001 through December 31, 2002.

Financial Condition  Total assets increased $200,146,000 or 19% to $1,234,542,000 at December 31, 2003, compared to $1,034,396,000 at December 31, 2002. Net loans increased to $750,989,000 at December 31, 2003, a 21% increase from the balance of $621,639,000 at December 31, 2002. Deposits grew by $194,429,000 or 23% in 2003 to $1,028,808,000 which compares to $834,379,000 at December 31, 2002. Growth in assets has been achieved primarily through the growth in deposits obtained through our retail branch offices which has funded increased investment in loans and investment securities. The Company uses its retail branch system and outside calling officers to attract new deposit and loan customers.

Securities  The following table sets forth the carrying amount (fair value) of available for sale securities at December 31,

(Dollars in thousands)	2003	2002	2001

U.S. Treasury & U.S. Government agencies	$55,269	$66,130	$78,712
State and political subdivisions	1,073	25,619	24,269
Mortgage-backed securities	130,182	64,655	54,797
Collateralized mortgage obligations	45,267	40,952	33,346
Corporate securities	3,078	3,559	13,560

Total debt securities	234,869	200,915	204,684
Agency preferred stock	13,008	14,613	15,012
Trust preferred stock	5,023	4,927	4,897
Equity securities	22,503	10,937	5,259

Total carrying value and fair value	$275,403	$231,392	$229,852

The following table sets forth the carrying amount (amortized cost) and fair value of held to maturity securities at December 31,

(Dollars in thousands)	2003	2002	2001

U.S. Treasury and U.S. Government agencies	$–	$4,629	$4,611
State and political subdivisions	42,482	4,347	4,361
Mortgage-backed securities	40,185	46,652	31,900
Collateralized mortgage obligations	13,945	–	687

Carrying amount (amortized cost)	$96,612	$55,628	$41,559

Fair value	$97,295	$57,905	$42,185

Available for sale securities increased $44,011,000 or 19% to $257,403,000 at December 31, 2003 over the comparable balance of $231,392,000 at December 31, 2002. Held to maturity securities increased $40,984,000 or 74% to $96,612,000 at December 31, 2003 compared to $55,628,000 outstanding at December 31, 2002. The increases achieved within both segments of the securities portfolio were made possible by increased deposit liabilities and increased borrowings that were used to fund increased purchases of investment securities. The single largest component of the Company's investment portfolio during the last three years has been mortgage-backed securities, which generally provide a higher yielding investment return, but contain a longer maturity than the other types of securities contained with the investment portfolios. At December 31, 2003 and 2002 the Company did not hold any structured notes. See Note 1 and 3 to the Company's Consolidated Financial Statements for further information concerning the securities portfolio.

Loans  Total loans increased $130,479,000 or 21% to $764,252,000 at December 31, 2003, compared to the $633,773,000 outstanding at December 31, 2002. The increase in loan volumes in 2003 were due to increased penetration into existing geographic markets.

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

Management defines impaired loans as those loans, regardless of past due status, in which principal and interest are not expected to be collected under the original contractual loan repayment terms. An impaired loan is charged off at the time management believes the collection of principal and interest process has been exhausted. Partial charge-offs are recorded when portions of impaired loans are deemed uncollectable. At December 31, 2003 and 2002, impaired loans were measured based upon the present value of future cash flows discounted at the loan's effective rate, the loan's observable market price, or the fair value of collateral if the loan is collateral dependent.

The Company had impaired loans at December 31, 2003 of $3,987,000 as compared with $2,383,000 at December 31, 2002. Impaired loans as of December 31, 2003 were $3,987,000 which had specific allowances for loan loss of $598,000 as compared with impaired loans of $2,383,000 as of December 31, 2002, which had specific allowance for loan losses of $406,000. Other forms of collateral, such as inventory, chattel, and equipment secure the remaining nonperforming loans as of each date.

At December 31, 2003 and 2002 the Bank had $60,000 of real estate acquired through foreclosure, which consisted of one residential foreclosure property.

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

The balance in the allowance for loan losses was affected by the amounts provided from operations, amounts charged-off, and recoveries of loans previously charged off. The Company had provisions to the allowance in 2003 of $2,455,000 as compared to $4,151,000 and $4,115,000 in 2002 and 2001. See "Results of Operations – Provision for Loan Losses." The following table summarizes the loan loss experience of the Company for the years ended December 31,

(Dollars in thousands)	2003	2002	2001	2000	1999

Allowance for loan losses:
Balance at beginning of year	$12,134	$9,743	$8,207	$6,542	$4,775
Provision for loan losses	2,455	4,151	4,115	3,286	2,659
Charge-offs:
Commercial and agricultural	1,010	1,504	864	423	531
Real-estate – mortgage	29	–	–	–	–
Consumer	956	1,085	2,288	1,971	1,323

Total charge-offs	1,995	2,589	3,152	2,394	1,854

Recoveries:
Commercial and agricultural	302	233	159	410	715
Real-estate – mortgage	–	–	–	–	–
Consumer	367	596	414	363	247

Total recoveries	669	829	573	773	962

Net charge-offs	1,326	1,760	2,579	1,621	892

Balance at end of year	$13,263	$12,134	$9,743	$8,207	$6,542

Loans outstanding at year-end	$764,252	$633,773	$532,420	$412,664	$331,268
Average loans outstanding	$687,419	$576,156	$453,503	$$369,367	$303,463
Net charge-offs to average loans	.19%	.31%	.57%	0.44%	0.29%
Allowance for loan losses
To total loans	1.74%	1.91%	1.83%	1.99%	1.97%
To nonperforming loans	332.70%	509.15%	200.65%	350.66%	328.83%
To nonperforming assets	327.74%	496.56%	182.85%	317.12%	292.45%

The Company's charge-offs, net of recoveries, were $1,326,000 in 2003 as compared with $1,760,000 and $2,579,000 in 2002 and 2001. This represents loan loss experience ratios of 0.19%, 0.31% and 0.57% in those respective years stated as a percentage of average loans outstanding for each year. The decrease in net charge-offs in 2003 when compared to 2002 is due to decreased net charge offs within the consumer portfolio as well as the commercial and agricultural portfolios. As of December 31, 2003 the allowance for loan losses was $13,263,000 or 1.74% of total loans outstanding. This compares with an allowance for loan losses of $12,134,000 or 1.91% in 2002 and $9,743,000 or 1.83% in 2001. The decrease in net charge-offs in 2002 compared to 2001 was due to decreased net charge-offs within the consumer portfolio.

Liquidity  To maintain adequate liquidity requires that sufficient resources be available at all times to meet cash flow requirements of the Company. The need for liquidity in a banking institution arises principally to provide for deposit withdrawals, the credit needs of its customers and to take advantage of investment opportunities as they arise. The company may achieve desired liquidity from both assets and liabilities. The Company considers cash and deposits held in other banks, federal funds sold, other short term investments, maturing loans and investments, receipts of principal and interest on loans, available for sale investments and potential loan sales as sources of asset liquidity. Deposit growth and access to credit lines established with correspondent banks and market sources of funds are considered by the Company as sources of liquidity. The Company is the sole shareholder of the Bank, and derives it's primary source of liquidity from it's ability to receive dividends from the Bank. Dividends from the Bank are subject to certain regulatory limitations.

Recent accounting rule changes have resulted in the variable interest entities used for trust preferred offerings no longer being treated as consolidated subsidiaries of trust preferred issuers. The FRB has indicated that trust preferred securities will continue to constitute Tier 1 capital until further notice. However, there could be a change to the regulatory capital treatment of preferred securities issued by bank holding companies, such as a conclusion being reached by the FRB that preferred securities should no longer be treated as Tier 1 regulatory capital. In addition, the SEC staff has concluded that all banks and bank holding companies must deconsolidate the trusts used for trust preferred offerings as of December 31, 2003.

The Company reviews its liquidity position on a regular basis based upon its current position and expected trends of loans and deposits. Management believes that the Company maintains adequate amounts of liquid assets to meet its liquidity needs. These assets include cash and deposits in other banks, available for sale securities and federal funds sold. The Company's liquid assets totaled $321,235,000 and $305,075,000 at December 31, 2003 and 2002 and were 26% and 29% of total assets on December 31, 2003 and 2002. Cash and noninterest-bearing deposits in other banks decreased $2,336,000 or 5% to $44,292,000 at December 31, 2003, compared to $46,628,000 at December 31, 2002. The decrease in the 2003 cash position when compared to 2002 was the result of decreased in-transit cash items at December 31, 2003 when compared to December 31, 2002. Liquidity is also affected by collateral requirements of its public agency deposits and certain borrowings. Total pledged securities were $295,024,000 and $193,962,000 at December 31, 2003 and 2002.

Although the Company's primary sources of liquidity include liquid assets and a stable deposit base, the Company maintains lines of credit with certain correspondent banks, the Federal Reserve Bank, and the Federal Home Loan Bank aggregating $174,313,000 of which $83,346,000 was outstanding as of December 31, 2003. This compares with lines of credit of $160,546,000 of which $100,841,000 was outstanding as of December 31, 2002.

The following table sets forth known contractual obligations of the Company at December 31, 2003:

Contractual Obligations

At December 31, 2003 (Dollars in thousands)	Within One Year	One to Three Years	Three To Five Years	After Five Years	Total

Borrowings	$25,731	$27,792	$26,672	$12,622	$92,817
Operating leases	1,102	1,960	1,308	2,666	7,036
Purchase obligations	1,400	–	–	–	1,400

	$28,233	$29,752	$27,980	$15,288	$101,253

Borrowings and operating lease obligations are discussed in the consolidated financial statements at Notes 5 and 10, respectively. The purchase obligation consists of one contract to build a retail branch office in Fresno, California.

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

The Company's interest rate risk management is the responsibility of the Asset/Liability Management Committee (ALCO), which reports to the Board of Directors. ALCO establishes policies that monitor and coordinate the Company's sources, uses and pricing of funds. ALCO is also involved in formulating the economic projections for the Company's budget and strategic plan. ALCO sets specific rate sensitivity limits for the Company. ALCO monitors and adjusts the Company's exposure to changes in interest rates to achieve predetermined risk targets that it believes are consistent with current and expected market conditions. Balance sheet management personnel monitor the asset and liability changes on an ongoing basis and provide report information and recommendations to the ALCO committee in regards to those changes.

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

The estimated impact of immediate changes in interest rates at the specified levels at December 31, 2003 and 2002 is presented in the following tables:

December 31, 2003

Change in interest rates (In basis points)	Change in net interest Income(1)	Percentage change in net interest income

+200	$173,000	0.3%
-100	$(1,257,000)	(2.5)%
(1)
The amount in this column represents the change in net interest income for 12 months in a stable interest rate environment versus the net interest income in the various rate scenarios.

December 31, 2002

Change in interest rates (In basis points)	Change in net interest Income(1)	Percentage change in net interest income

+200	$552,000	+1.4%
-100	$(766,000)	-1.8%
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

Based upon the December 31, 2003 mix of interest sensitive assets and liabilities, given sustained increase in the federal funds rate of 2%, this model estimated the Company's cumulative net interest income over the next year would increase by $173,000. This compares with a cumulative one year expected increase in net interest income of $552,000 as of December 31, 2002. If prevailing market interest rates sustained a decrease of 1.0% at December 31, 2003, this model estimated the Company's cumulative one year expected decrease in net interest income would be $1,257,000. This compares with an expected cumulative one year decrease in net interest income of $766,000 as of December 31, 2002. The model shows that at December 31, 2003 if interest rates increase or decrease, the Company has similar interest rate risk exposure as compared to December 31, 2002, with slightly more negative results in a decreasing rate environment. As the total measure of interest rate risk indicates, the Company is modestly asset sensitive.

Off-Balance Sheet Arrangements  During 2001, the Company entered into an interest rate exchange agreement with the Federal Home Loan Bank ("FHLB") of San Francisco that was recorded as a cash flow hedge transaction. The notional amount of the swap is $20 million with a term of 3 years expiring on August 23, 2004. This swap is subject to collateral requirements that are established by the FHLB. For more information regarding this swap transaction, see Note 1, the section titled "Derivative Instruments and Hedging Activities" in this report.

During 2003, the Company entered into $20,000,000 of delayed settlement FHLB borrowings. Under the terms of these borrowings, the Company agreed to borrow $20,000,000 from the FHLB at fixed dates during 2004 at interest rates that are currently known.

The Bank has also extended firm lending commitments in the form of unused credit lines to loan customers. These commitments may or may not ever be drawn upon, depending on the credit needs of the Bank's loan customers. For more information regarding these loan commitments, See Note 10, titled "Commitments and Financial Instruments With Off-Balance Sheet Credit Risk" in the Company's 2003 annual report.

Capital Resources  The Company is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate mandatory and possibly additional discretionary actions by the regulators that, if undertaken, could have a material effect on the Company's financial statements. Management believes, as of December 31, 2003, that the Company and the Bank meet all capital requirements to which they are subject. The Company's leverage capital ratio at December 31, 2003 was 8.55% as compared with 7.68% as of December 31, 2002. The Company's total risk-based capital ratio at December 31, 2003 was 11.57% as compared to 10.74% as of December 31, 2002.

Capital ratios are reviewed on a regular basis to ensure that capital exceeds the prescribed regulatory minimums and is adequate to meet the Company's future needs. All ratios are in excess of the regulatory definitions of "well capitalized". Management believes that, under the current regulations, the Company will continue to meet its minimum capital requirements in the foreseeable future.

The Company has no formal dividend policy, and dividends are issued solely at the discretion of the Company's Board of Directors, subject to compliance with regulatory requirements. In order to pay any cash dividend, the Company must receive payments of dividends or management fees from the Bank. There are certain regulatory limitations on the payment of cash dividends by banks. Notwithstanding regulatory restrictions, in order for the Bank to maintain a 10% risk weighted capital ratio, the Company had the ability to pay cash dividends at December 31, 2003 of $15,373,000. The Bank had the ability to pay cash dividends to the Company at December 31, 2002 of $4,935,000.

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

2003	High	Low

4th quarter	$41.25	$32.32
3rd quarter	35.30	24.34
2nd quarter	26.58	23.83
1st quarter	$26.31	$22.30
2002	High	Low

4th quarter	$23.95	$17.11
3rd quarter	20.05	16.85
2nd quarter	22.00	17.68
1st quarter	$20.11	$14.50

Generally, the Company has retained earnings to support the growth of the Company and has not paid regular cash dividends.

Independent Auditors' Report

To the Board of Directors and Shareholders of Capital Corp of the West:

        We have audited the accompanying consolidated balance sheets of Capital Corp of the West and subsidiaries (the Company) as of December 31, 2003 and 2002, and the related consolidated statements of income and comprehensive income, cash flows, and shareholders' equity for each of the years in the three year period ended December 31, 2003. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Capital Corp of the West and subsidiaries as of December 31, 2003 and 2002 and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

Sacramento, California
January 27, 2004

Capital Corp of the West
Consolidated Balance Sheets

	As of December 31,
(Dollars in thousands)	2003	2002

Assets
Cash and noninterest-bearing deposits in other banks	$44,292	$46,628
Federal funds sold	1,190	26,555
Time deposits at other financial institutions	350	500
Investment securities available for sale, at fair value	275,403	231,392
Investment securities held to maturity, at cost; market values of $97,295 and $57,905 in 2003 and 2002	96,612	55,628
Loans, net of allowance for loan losses of $13,263 and $12,134 at December 31,2003 and December 31, 2002	750,989	621,639
Interest receivable	6,045	5,532
Premises and equipment, net	16,557	13,942
Goodwill and other intangible assets	2,649	3,325
Cash value of life insurance	24,138	17,240
Investment in housing tax credit limited partnerships	8,717	7,076
Other assets	7,600	4,939

Total assets	$1,234,542	$1,034,396

Liabilities
Deposits:
Noninterest-bearing demand	$206,709	$164,852
Negotiable orders of withdrawal	136,975	120,449
Savings	330,023	223,404
Time, under $100,000	182,363	164,959
Time, $100,000 and over	172,738	160,715

Total deposits	1,028,808	834,379
Other borrowings	92,817	110,204
Junior subordinated debentures	16,496	6,186
Accrued interest, taxes and other liabilities	6,936	6,458

Total liabilities	1,145,057	957,227
Shareholders' Equity
Preferred stock, no par value; 10,000,000 shares authorized; none outstanding	–	–
Common stock, no par value; 20,000,000 shares authorized; 5,660,739 and 5,591,336 issued and outstanding at December 31, 2003 and 2002	54,228	46,436
Retained earnings	34,816	27,824
Accumulated other comprehensive income, net	441	2,909

Total shareholders' equity	89,485	77,169

Total Liabilities and Shareholders' Equity	$1,234,542	$1,034,396

See accompanying notes to consolidated financial statements

Capital Corp of the West
Consolidated Statements of Income and Comprehensive Income

	Years Ended December 31,
(Dollars in thousands, except per share data)	2003	2002	2001

Interest income:
Interest and fees on loans	$48,948	$43,503	$43,495
Interest on deposits with other financial institutions	8	10	16
Interest on investment securities held to maturity:
Taxable	2,756	3,561	2,524
Non-taxable	800	220	223
Interest on investment securities available for sale:
Taxable	9,076	10,091	10,030
Non-taxable	551	1,089	1,088
Interest on federal funds sold	274	337	791

Total interest income	62,413	58,811	58,167
Interest expense:
Deposits:
Negotiable orders of withdrawal	57	189	254
Savings	2,691	3,172	5,856
Time, under $100,000	4,413	5,560	8,370
Time, $100,000 and over	4,090	4,704	5,911

Total interest on deposits	11,251	13,625	20,391
Interest on Subordinated Debentures	648	631	541
Other borrowings	4,354	4,598	2,308

Total Interest Expense	16,253	18,854	23,240
Net interest income	46,160	39,957	34,927
Provision for loan losses	2,455	4,151	4,115

Net interest income after provision for loan losses	43,705	35,806	30,812
Noninterest income:
Service charges on deposit accounts	5,480	5,076	3,981
Gain from sale of real estate	608	33	–
Increase in cash surrender value of life insurance policies	1,003	994	662
Other	3,086	2,160	1,647

Total noninterest income	10,177	8,263	6,290
Noninterest expenses:
Salaries and related benefits	19,071	16,674	13,615
Premises and occupancy	2,946	2,526	2,133
Equipment	3,335	2,954	2,739
Professional fees	1,662	1,177	467
Supplies	794	780	885
Marketing	963	900	949
Intangible amortization	676	680	792
Other	5,938	5,495	4,792

Total noninterest expenses	35,385	31,186	26,372
Income before provision for income taxes	18,497	12,883	10,730
Provision for income taxes	4,857	2,455	2,819

Net income	$13,640	$10,428	$7,911

Comprehensive income:
Unrealized (loss) gain on securities arising during the period, net	(2,468)	1,250	1,575

Comprehensive income	$11,172	$11,678	$9,486

Basic earnings per share	$2.43	$1.88	$1.48
Diluted earnings per share	$2.34	$1.83	$1.44

See accompanying notes to consolidated financial statements

Capital Corp of the West
Consolidated Statements of Shareholders' Equity

	Common Stock
				Accumulated Other Comprehensive Income (Loss), Net
(In thousands)	Number of shares	Amounts	Retained Earnings		Total

Balance, December 31, 2000	4,552	$35,918	$17,449	$84	$53,451

5% stock dividend, including cash payment for fractional shares	228	2,981	(2,988)	–	(7)
Exercise of stock options	98	595	–	–	595
Issuance of shares pursuant to 401K and ESOP plans	49	595	–	–	595
Net change in fair market value of investment securities, net of tax effect of $1,060	–	–	–	1,575	1,575
Net income	–	–	7,911	–	7,911

Balance, December 31, 2001	4,927	$40,089	$22,372	$1,659	$64,120

Exercise of stock options, including tax benefit	116	846	–	–	846
Issuance of shares pursuant to 401K and ESOP plans	35	537	–	–	537
Net change in fair market value of investment securities, net of tax effect of $840	–	–	–	1,250	1,250
5% stock dividend, including cash payment for fractional shares	247	4,964	(4,976)	–	(12)
Net income	–	–	10,428	–	10,428

Balance, December 31, 2002	5,325	$46,436	$27,824	$2,909	$77,169

Exercise of stock options, including tax benefit	63	934	–	–	934
Issuance of shares pursuant to 401K and ESOP plans	7	226	–	–	226
Net change in fair market value of investment securities, net of tax effect of $1,613	–	–	–	(2,468)	(2,468)
5% stock dividend, including cash payment for fractional shares	266	6,632	(6,648)	–	(16)
Net income	–	–	13,640	–	13,640

Balance, December 31, 2003	5,661	$54,228	$34,816	$441	$89,485

See accompanying notes to consolidated financial statements

Capital Corp of the West
Consolidated Statements of Cash Flows

	Years Ended December 31,
(Dollars in thousands)	2003	2002	2001

Operating activities:
Net income	$13,640	$10,428	$7,911
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	2,455	4,151	4,115
Depreciation, amortization and accretion, net	5,457	3,851	3,142
Benefit from deferred income taxes	(1,582)	(2,097)	(902)
Loss on sale of available for sale investment securities	–	180	–
Gain on sale of real estate	(608)	(33)	–
Net increase in interest receivable & other assets	(8,203)	(1,150)	(11,125)
Net decrease (increase) in accrued interest payable & other liabilities	478	(2,148)	5,236

Net cash provided by operating activities	$11,637	$13,182	$8,377

Investing activities:
Investment security purchases – available for sale securities	(47,757)	$(15,625)	$(73,329)
Investment security purchases – held to maturity securities	(14,400)	–	–
Investment security purchases – mortgage-backed securities and collaterized mortgage obligations – available for sale	(129,084)	(57,500)	(25,974)
Investment security purchases – mortgage-backed securities and collateralized mortgage obligations – held to maturity	(35,305)	(28,029)	(18,303)
Proceeds from maturities of available for sale investment securities	45,417	23,736	3,958
Proceeds from maturities of held to maturity investment securities	5,515	–	–
Proceeds from maturities of mortgage-backed securities and collateralized mortgage obligations – available for sale	56,942	32,921	22,995
Proceeds from maturities of mortgage-backed securities and collateralized mortgage obligations – held to maturity	27,827	13,961	11,968
Proceeds from sales of available for sale investment securities	–	7,952	–
Proceeds from sales of mortgage-backed securities and collateralized mortgage obligations – available for sale	–	8,048	–
Net decrease (increase) in time deposits in other financial institutions	150	–	(400)
Proceeds from sales of commercial and real estate loans	4,026	2,246	3,094
Origination of loans	(567,501)	(445,741)	(319,958)
Proceeds from repayment of loans	429,655	339,242	194,350
Purchases of premises and equipment	(3,960)	(2,702)	(2,028)
Proceeds from sales of real estate	832	275	–
Purchase of subsidiary	–	(520)	–

Net cash used in investing activities	$(227,643)	$(121,736)	$(203,627)

Financing activities:
Net increase in demand, NOW and savings deposits	165,002	$70,433	$62,097
Net increase in certificates of deposit	29,427	31,305	69,046
Proceeds from borrowings	5,000	29,519	74,358
Repayment of borrowings	(22,387)	–	(16,100)
Issued shares for benefit plan purchases	226	537	595
Payment for fractional shares	(16)	(12)	(7)
Issuance of Junior Subordinated Debentures	10,310	–	6,186
Exercise of stock options, net	743	667	595

Net cash provided by financing activities	$188,305	$132,449	$196,770

Net (decrease) increase in cash and cash equivalents	(27,701)	23,895	1,520
Cash and cash equivalents at beginning of year	73,183	49,288	47,768

Cash and cash equivalents at end of year	$45,482	$73,183	$49,288

Supplemental disclosure of non-cash investing and financing activities:
Investment securities unrealized (losses) gains, net of taxes	$(2,468)	$1,250	$1,575
Interest paid	16,054	18,436	22,586
Income tax payments	4,355	4,531	4,325
Transfer of securities from available for sale to held to maturity	24,557	–	–
Loans transferred to other real estate owned	$224	$–	$610

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

Principles of Consolidation:  The consolidated financial statements of Capital Corp of the West include its subsidiaries: County Bank (the "Bank"), Capital West Group ("CWG"), Regency Investment Advisors ("RIA"), and the subsidiaries of County Bank which include County Asset Advisor, Inc. ("CAA"), Merced Area Investment Development, Inc. ("MAID"), and County Investment Trust ("REIT"). CWG, a subsidiary formed in 1996, became inactive in 1997. Regency Investment Advisors was acquired in June 2002. All significant intercompany balances and transactions are eliminated.

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

Cash and Cash Equivalents:  The Company maintains deposit balances with various banks which are necessary for check collection and account activity charges. Cash in excess of immediate requirements is invested in federal funds sold or other short-term investments. Generally, federal funds are sold for periods from one to thirty days. Cash, noninterest-bearing deposits in other banks and federal funds sold are considered to be cash and cash equivalents for the purposes of the consolidated statements of cash flows. Banks are required to maintain minimum average reserve balances with the Federal Reserve Bank. The amount of those reserve balances was approximately $25,000 at December 31, 2003 and 2002.

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

Premiums and discounts are amortized or accreted over the life of the related investment security as an adjustment to yield using the effective interest method. Dividend and interest income are recognized when earned. Realized gains and losses for securities classified as available for sale or held to maturity are included in earnings and are derived using the specific identification method for determining the cost of securities sold. Unrealized losses due to fluctuations in fair value of securities held to maturity or available for sale are recognized through earnings when it is determined that there is other than temporary impairment.

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

Allowance for Loan Losses:  The allowance for loan losses is maintained at the level considered to be adequate for inherent loan losses based on management's assessment of various factors affecting the loan portfolio, which include: growth trends in the portfolio, historical experience, concentrations of credit risk, delinquency trends, general economic conditions, and internal and external credit reviews. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses. Such agencies may require the Company to recognize additions to the allowance for loan losses based on their judgment of information available to them at the time of their examination. Additions to the allowance for loan losses, in the form of provision for loan losses, are reflected in current operating results, while charge-offs to the allowance for loan losses are made when a loss is determined to have occurred. Management uses the best information available on which to base estimates, however, ultimate losses may vary from current estimates.

Gain or Loss on Sale of Loans:  Transfers of real estate mortgage loans held for sale in which the Company surrenders control over those loans are accounted for as a sale to the extent that consideration other than beneficial interests in the transferred loans is received in exchange. There were no loans held for sale as of December 31, 2003 and 2002. Gains or losses are recognized at the time of sale and are calculated based on the amounts received and the book value of the loans sold.

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

Goodwill and Other Intangible Assets:  Goodwill represents the excess of costs over the fair value of net assets of businesses acquired. Goodwill was generated with the purchase of the Town and

Country Finance and Thrift (the "Thrift") in June 1996. The Thrift's assets, including intangible assets, were subsequently merged into County Bank in November 1999, and the Thrift's charter eliminated. Goodwill associated with the purchase of the Thrift is no longer being amortized beginning on January 1, 2002 and had a balance of $1,405,000 as of December 31, 2003 and 2002. The goodwill associated with the purchase of Regency Investment Advisors Inc. in June 2002 was $520,000. Core deposit intangibles, representing the excess of purchase price paid over the fair value of net savings deposits acquired, were generated by the purchase of the Thrift in June 1996 and the purchase of three branches from the Bank of America in December, 1997. Core deposit intangibles resulting from these acquisitions are being amortized over 10 and 7 years, respectively. Core deposit intangibles had a balance of $724,000 and $1,399,000 as of December 31, 2003 and 2002. Amortization of core deposit premiums was $676,000, $680,000, and $680,000 for the years ended December 31, 2003, 2002 and 2001. Core deposit premiums are scheduled to amortize at a rate of approximately $170,000 per quarter through the quarter ended September 30, 2004 and at a rate of $47,000 during the fourth quarter of 2004. Goodwill and intangible assets are reviewed on a periodic basis for impairment. If such impairment is indicated, recoverability of the asset is assessed based upon expected undiscounted net cash flows.

In July 2001, the FASB issued Statement No. 142, Goodwill and Other Intangible Assets. Statement 142 requires that goodwill and intangible assets acquired in a business combination and determined to have an indefinite useful life are not amortized, but instead are tested for impairment at least annually in accordance with the provisions of Statement 142. Intangible assets with definite useful lives are required to be amortized over their respective estimated useful lives to their estimated residual values, and also reviewed for impairment in accordance with FASB Statement No. 144, Accounting for Impairment or Disposal of Long-Lived Assets. The Company was required to adopt the provisions of Statement 141 immediately and Statement 142 effective January 1, 2002. Accordingly, the goodwill from the Thrift purchase has not been amortized beginning January 1, 2002, but has been evaluated for impairment in accordance with the appropriate accounting literature. The Company had no transitional impairment losses recognized as a cumulative effect of a change in accounting principle related to the adoption of this statement. As a result of adoption of Statement 142, the Company has ceased amortizing $1,405,000 of goodwill, which eliminated $122,000 of annual goodwill expense amortization.

Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of:  The Company adopted Statement 144 on January 1, 2002. The adoption of Statement 144 did not affect the Company's financial statements.

Long-lived assets, such as property, plant, and equipment and certain purchased intangibles subject to amortization are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future net cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, such an asset is considered to be impaired, and an impairment charge is recognized for the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of would be separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated. The assets and liabilities of a disposed group classified as held for sale would be presented separately in the appropriate asset and liability sections of the balance sheet.

Goodwill is tested annually for impairment, and is tested for impairment more frequently if events and circumstances indicate that the asset might be impaired. An impairment loss is recognized to the extent that the carrying amount exceeds the asset's fair value. This determination is made at the reporting unit level and consists of two steps. First, the Company determines the fair value of a reporting unit and compares it to its carrying amount. Second, if the carrying amount of a reporting unit exceeds its fair value, an impairment loss is recognized for any excess of the carrying amount of the reporting unit's goodwill over the implied fair value of that goodwill. The implied fair value of goodwill is determined by allocating the fair value of the reporting unit in a manner similar to a purchase price allocation, in accordance with FASB Statement No. 141, Business Combinations.

The residual fair value after this allocation is the implied fair value of the reporting unit goodwill. There has been no recorded amortization of the RIA acquisition and there has been no impairment losses recognized on the Town and Country Finance and Thrift and RIA recorded goodwill as of December 31, 2003.

Deferred Compensation:  The Company has purchased single premium universal life insurance policies in conjunction with implementation of salary continuation plans for certain members of management, a deferred compensation plan for certain members of the Board of Directors, and for general investment purposes. The Company is the owner and beneficiary of these policies. The Bank has also formed a Rabbi trust and has irrevocably assigned some of these universal life insurance policies to the Rabbi trust in support of these salary continuation and deferred compensation benefits. The cash surrender value of the insurance policies is recorded in other assets and these values totaled $24,138,000 and $17,240,000 as of December 31, 2003 and 2002. Income from these policies is recorded in other income and the load, mortality and surrender charges have been recorded in other expenses. An accrued liability of $3,125,000 and $2,487,000 as of December 31, 2003 and 2002 was recorded to reflect the present value of the expected retirement benefits for the salary continuation plans and the deferred compensation benefits and was included in other liabilities. Salary continuation expense of $669,000 and $656,000 and deferred compensation expense of $64,000 and $59,000 was recorded for the years ending December 31, 2003 and 2002.

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

Income Tax Credits:  The Company has investments in limited partnerships which own low income affordable housing projects that generate tax benefits in the form of federal and state housing tax credits. As an investor in these partnerships, the Company receives tax benefits in the form of tax deductions from partnership operating losses and income tax credits. These income tax credits are earned over a 10-year period as a result of the investment meeting certain criteria and are subject to recapture over a 15-year period. The expected benefit resulting from the affordable housing income tax credits is recognized in the period in which the tax benefit is recognized in the Company's consolidated tax returns. These investments are accounted for using the effective yield method and are evaluated at each reporting period for impairment. The Bank had gross investments in these partnerships of $10,407,000 and $8,368,000 as of December 31, 2003 and 2002 which were included in other assets.

Exit or Disposal Activities:  In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." SFAS No. 146 addresses financial accounting and reporting for costs associated with exit or disposal activities. The statement supersedes Emerging Issues Task Force (EITF) Issue No. 94-3 "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring)." SFAS No. 146 is effective for exit or disposal activities that are initiated after December 31, 2002, with early application encouraged. The Company adopted SFAS No, 146 in June, 2002.

Derivative Instruments and Hedging Activities:  All derivative instruments are recognized in the consolidated balance sheet at fair value. The accounting treatment for gains or losses from changes in the derivative instrument's fair value is contingent on whether the derivative instrument qualifies as a hedge under the accounting standard. On the date the Company enters into a derivative contract, the Company designates the derivative instruments as (1) a hedge of the fair value of a recognized asset or liability or of an unrecognized firm commitment (fair value hedge), (2) a hedge of a forecasted transaction or of the variability of cash flows to be received or paid related to a recognized asset or liability (cash flow hedge) or (3) hedge for trading, customer accommodation or not qualifying for hedge accounting (free-standing derivative instruments). For a fair value hedge, changes in the far value of the derivative instrument and changes in the fair value of the hedged asset or liability or of an unrecognized firm commitment attributable to the hedged risk are recorded in current period net income. For a cash flow hedge, changes in the fair value of the derivative instrument to the extent that it is effective are recorded in other comprehensive income, net of tax, within shareholders' equity and subsequently reclassified to net income in the same period(s) that the hedged transaction impacts net income. For free-standing derivative instruments, changes in the fair values are reported in current period net income. The Company formally documents the relationship between hedging instruments and hedged items, as well as the risk management objective and strategy for undertaking any hedge transaction. This process includes linking all derivative instruments that are designated as fair value or cash flow hedges to specific assets and liabilities on the balance sheet or to specific forecasted transactions. The Company also formally assesses both at the inception of the hedge and on an ongoing basis, whether the derivative instruments used are highly effective in offsetting changes in fair values or cash flows of hedged items. If it is determined that the derivative instrument is not highly effective as a hedge, hedge accounting is discontinued.

        During the third quarter of 2001, the Company entered into an interest rate exchange agreement with the Federal Home Loan Bank of San Francisco that was recorded as a cash flow hedge transaction. The notional amount of the swap is $20 million with a term of 3 years expiring on August 23, 2004. The Company entered into the interest rate swap to convert floating-rate loans to a fixed rate (7.46%). The Company will pay prime rate, which at the time of the transaction was 6.50%. The Company intends to use the swap as a hedge of the related loans for 3 years. At December 31, 2003 and 2002, the fair market value of this interest rate swap of $418,000 and $750,000, respectively, was reported as an other asset in the consolidated balance sheet and included as other comprehensive income in the consolidated statements of income and comprehensive income. Management has determined that the amount of the hedge ineffectiveness from inception of the hedge to December 31, 2003 was not significant.

Borrowing Commitments:  The Company has entered into forward commitments for long-term borrowings with the Federal Home Loan Bank. These transactions are reflected as commitments for the Company but not recorded on its books until the transactions actually funds. They are disclosed as a commitment and the fair value of the commitment is reflected as an off-balance sheet item.

Earnings Per Share:  Basic earnings per share (EPS) includes no dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution of securities that could share in the earnings of an entity.

On February 25, 2003, the Board of Directors authorized a 5% stock dividend payable on April 25, 2003. All income per share amounts have been adjusted to give retroactive effect to the stock dividend.

The following table provides a reconciliation of the numerator and denominator of the basic and diluted earnings per share computation for the years ended December 31, 2003, 2002 and 2001:

	For The Twelve Months Ended December 31,
(Dollars in thousands, except per share data)
	2003	2002	2001

Basic EPS computation:
Net income	$13,640	$10,428	$7,911

Average common shares outstanding	5,612	5,538	5,345

Basic EPS	$2.43	$1.88	$1.48

Diluted EPS computations:
Net income	$13,640	$10,428	$7,911

Average common shares outstanding	5,612	5,538	5,345
Effect of stock options	224	152	155

Total weighted average shares and common stock equivalents	5,836	5,690	5,500

Diluted EPS	$2.34	$1.83	$1.44

In 2003, 2002, and 2001 there were options covering 7,675, 0, and 24,675 shares that were not considered in the earnings per share computations because the option exercise price was in excess of the stock closing price on December 31, 2003, 2002 and 2001 making these shares antidilutive.

Stock Option Plan:  Statement of Financial Accounting Standards No 148, "Accounting for Stock Based Compensation – Transition and Disclosure" an amendment of FASB Statement No. 123 and Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," establishes financial accounting and reporting standards for stock-based compensation plans, including employee stock purchase plans, stock options and restricted stock. Statement No. 148 and 123 encourages all entities to adopt a fair value method of accounting for stock-based compensation plans, whereby compensation cost is measured at the grant date upon the fair value of the award and is realized as an expense over the service or vesting period. However, Statement No. 148 and 123 also allow an entity to continue to measure compensation cost for these plans using the intrinsic value method of accounting prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" as long as proforma fair market method disclosures of net income and basic and diluted earnings per share and stock-based compensation costs, net of related tax effects, are prominently disclosed. The Company accounts for stock-based awards to employees and directors using the intrinsic value method of accounting in accordance with Accounting Principles Board Opinion No. 25. Under the intrinsic value method, compensation cost is generally the excess, if any, of the quoted market price of the stock at the grant or other measurement date over the exercise price. See Note 13 for additional disclosure information relative to options granted and outstanding.

The Company applies APB Opinion No. 25 in accounting for its stock options and, accordingly, no compensation cost has been recognized for its stock options in the accompanying consolidated financial statements. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, Accounting for Stock-Based Compensation, the Company's net income would have been reduced to the proforma amounts indicated as follows:

	Years Ended December 31,
(Dollars in thousands)	2003	2002	2001

Net income
As reported	$13,640	$10,428	$7,911
Proforma	13,058	10,004	7,557
Basic earnings per share
As reported	2.43	1.88	1.48
Proforma	2.33	1.80	1.41
Diluted earnings per share
As reported	2.34	1.83	1.44
Proforma	2.24	1.75	1.37

Total compensation expense related to the issuance of options that would have been reported was $601,000, $449,000, and $402,000 during 2003, 2002 and 2001, respectively.

The per share weighted average fair value of stock options granted during 2003, 2002, and 2001 was $11.02, $7.57, and $5.47 on the date of grant using the Black Scholes option pricing model with the following weighted average assumptions: 2003, 2002, and 2001 expected dividend yield 0%; 2003, 2002, and 2001 expected volatility of 29%, and a risk free interest rate of 4.75% for 2003, 2002, and 2001, and an expected life of 7 years in 2003, 2002, and 2001, respectively.

Comprehensive Income:  Comprehensive income consists of net income and unrealized gains (losses) on securities and certain derivative instruments and is presented in the consolidated statements of income and comprehensive income.

Reclassifications:  Certain amounts in the 2002 consolidated financial statements have been reclassified to conform with the 2003 presentation. These changes were the result of changes to Generally Accepted Accounting Principles ("GAAP") or newly issued interpretations of GAAP.

NOTE 2. Investment Securities

The amortized cost and estimated market value of investment securities at December 31, are summarized below:

(Dollars in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value

2003
Available for sale securities:
U.S. Treasury and U.S. Government agencies	$55,029	$478	$238	$55,269
State & political subdivisions	1,068	6	1	1,073
Mortgage-backed securities	129,196	1,329	343	130,182
Collateralized mortgage obligations	45,356	242	331	45,267
Corporate debt securities	3,018	60	–	3,078

Total debt securities	233,667	2,115	913	234,869

Agency preferred stock	14,832	–	1,824	13,008
Trust preferred stock	5,533	–	510	5,023
Equity securities	22,600	–	97	22,503

Total available for sale securities	276,632	2,115	3,344	275,403

Held to maturity securities:
U.S. Treasury & U.S. government agencies	–	–	–	–
State and political subdivisions	42,482	420	247	42,655
Mortgage-backed securities	40,185	1,028	419	40,794
Collateralized mortgage obligations	13,945	16	115	13,846

Total held to maturity securities	$96,612	$1,464	$781	$97,295

2002
Available for sale securities:
U.S. Treasury and U.S. Government agencies	$64,812	$1,318	$–	$66,130
State & political subdivisions	24,565	1,054	–	25,619
Mortgage-backed securities	62,451	2,204	–	64,655
Collateralized mortgage obligations	40,661	291	–	40,952
Corporate debt securities	3,553	6	–	3,559

Total debt securities	196,042	4,873	–	200,915

Agency preferred stock	14,912	110	409	14,613
Trust preferred stock	5,518	–	591	4,927
Equity securities	10,882	55	–	10,937

Total available for sale securities	227,354	5,038	1,000	231,392

Held to maturity securities:
U.S. Treasury & U.S. government agencies	4,629	251	–	4,880
State and political subdivisions	4,347	310	–	4,657
Mortgage-backed securities	46,652	1,831	115	48,368

Total held to maturity securities	$55,628	$2,392	$115	$57,905

At December 31, 2003 and 2002, investment securities with carrying values of approximately $295,024,000 and $193,962,000, respectively, were pledged as collateral for deposits of public funds, government deposits, the Bank's use of the Federal Reserve Bank's discount window, and Federal Home Loan Bank line of credit. The Bank is a member of the Federal Reserve Bank and the Federal Home Loan Bank. The Bank carried balances, stated at cost, of $4,914,000 and $6,258,000 of Federal Home Loan Bank stock and $1,127,000 and $1,066,000 of Federal Reserve Bank stock as of December 31, 2003 and 2002. Gross losses on sale of available for sale securities of $0, $99,000, and $0, were recognized in 2003, 2002, and

2001. Gross gain on sale of available for sale securities of $0, $279,000, and $0 were recognized in 2003, 2002, and 2001.

In June, 2003, state and municipal debt securities with a carrying value of $24,558,000 and a market value of $26,204,000 were transferred from the available for sale portfolio to the held to maturity portfolio at market value. The Company made the decision based on management's intent to hold these securities to maturity. The unrealized holding gain at the date of transfer is reported as a separate component of shareholders' equity, amortized over the remaining life of the securities as an adjustment of yield in a manner consistent with the amortization of a premium or accretion of a discount.

The carrying and estimated fair values of debt securities at December 31, 2003 by contractual maturity, are shown on the following table. Actual maturities may differ from contractual maturities because issuers generally have the right to call or prepay obligations with or without call or prepayment penalties.

(Dollars in thousands)	Amortized Cost	Estimated Fair Value

Available for sale debt securities:
One year or less	$23,040	$23,436
One to five years	34,964	34,867
Five to ten years	43	44
Over ten years	1,068	1,073
Mortgage-backed securities and CMOs	174,552	175,449

Total available for sale debt securities	$233,667	$234,869

Held to maturity debt securities:
One year or less	$–	–
One to five years	4,110	$4,234
Five to ten years	20,320	20,005
Over ten years	18,052	18,416
Mortgage-backed securities and CMOs	54,130	54,640

Total held to maturity debt securities	$96,612	$97,295

Gross unrealized losses on investment securities and the fair value of the related securities, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31,2003, were as follows:

	Less than 12 months		12 months or more		Total
(Dollars in thousands)	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value

Available for sale:
U.S. government agencies	$238	$19,929	$–	$–	$238	$19,929
State and political subdivisions	1	247	–	–	1	247
Mortgage-backed securities	343	40,830	–	–	343	40,830
Collateralized mortgage obligations	331	20,001	–	–	331	20,001
Agency preferred stock	379	6,453	1,445	6,555	1,824	13,008
Trust preferred stock	–	–	510	5,023	510	5,023
Equity securities	97	22,503	–	–	97	22,503

	$1,389	$109,963	$1,955	$11,578	$3,344	$121,541

Held to maturity securities:
State and Political Subdivisions	$247	$21,185	$–	$–	$247	$21,185
Mortgage-backed securities	419	14,184	–	–	419	14,184
Collateralized mortgage obligations	115	9,957	–	–	115	9,957

	$781	$45,326	$–	$–	$781	$45,326

U.S. government agencies: The unrealized losses on investments in U.S. government agency securities were caused by market interest rate increases that occurred after these securities were purchased. Because the Company has the ability and intent to hold these investments until a market price recovery or maturity, these investments are not considered other-than-temporarily impaired.

State and political subdivisions: The unrealized losses on state and political subdivision investments were caused by market interest rate increases that occurred after these securities were purchased. Because the Company has the ability and intent to hold these investments until a market price recovery or maturity, these investments are not considered other-than-temporarily impaired.

Mortgage-backed securities: The unrealized losses on investments in mortgage-backed securities were caused by market interest rate increases that occurred after these securities were purchased and higher actual prepayment rates than were originally estimated on mortgage-backed securities that were purchased at a premium. When the marketplace believes that prepayment rates will remain high, higher coupon mortgage-backed securities are priced to reflect lower premiums and higher expected principal prepayments. Because the Company has the ability and intent to hold these investments until a market price recovery or maturity, these investments are not considered other-than-temporarily impaired.

Collateralized mortgage obligations: The unrealized losses on collateralized mortgage obligation securities were caused by market rate increases that occurred after these securities were purchased. Because the Company has the ability and intent to hold these investments until a market price recovery or maturity, these investments are not considered other-than-temporarily impaired.

Agency preferred stock: The unrealized losses on trust preferred securities were caused by historically low prevailing market rates, coupled with competing securities issued subsequent to the purchase of these securities that have preferential terms to the investor when compared to the agency preferred stock issued and owned by the Company. Because the Company has the ability and intent to hold these investments until a market price recovery, and the Company believes that the market price of these securities will improve as interest rates move higher, these investments are not considered other-than-temporarily impaired.

Trust preferred stock: The unrealized losses on agency preferred stock were caused by generally low prevailing market rates. Because the Company has the ability and intent to hold these investments until a market price recovery, and the Company believes that the market price of these securities will improve as interest rates move higher, these investments are not considered other-than-temporarily impaired.

Equity securities: The company invests in mutual funds that hold adjustable rate mortgage loan investments that fluctuate in value with prevailing market interest rates. The unrealized losses on equity securities were caused by generally low prevailing market rates. The market price of adjustable rate loans declines during periods of falling or flat interest rates. Because the Company has the ability and intent to hold these investments until a market price recovery, and the Company believes that the market price of these securities will improve as interest rates move higher, these investments are not considered other-than-temporarily impaired.

NOTE 3. Loans

Loans at December 31 consisted of the following:

(Dollars in thousands)	2003	2002

Commercial	$195,588	$145,364
Agricultural	92,550	96,793
Real estate – mortgage	318,624	244,468
Real estate – construction	89,652	78,064
Consumer	67,838	69,084

Gross loans	764,252	633,773
Less allowance for loan losses	(13,263)	(12,134)

Net loans	$750,989	$621,639

Loans, excluding consumer loans, are net of deferred loan fees of $2,683,0000 and $2,021,000 as of December 31, 2003 and 2002. Consumer loans are net of deferred loan costs of $417,000 and $660,000 as of December 31, 2003 and 2002.

Nonaccrual loans totaled $3,987,000 and $2,383,000 at December 31, 2003 and 2002. Foregone interest on nonaccrual loans was approximately $39,000, $131,000, and $170,000 for the years ended December 31, 2003, 2002 and 2001.

Impaired loans are loans for which it is probable that the Company will not be able to collect all amounts due. At December 31, 2003 and 2002, the recorded investment in impaired loans was $3,987,000, and $2,383,000 which had a related allowance for loan losses of $598,000, and $406,000 in 2003 and 2002. As of December 31, 2003 and 2002, there were no impaired loans without a related allowance for loan loss assigned to them. The average outstanding balance of impaired loans for the years ended December 31, 2003, 2002 and 2001 was $2,328,000, $5,134,000, and $3,629,000 on which $231,000, $210,000, and $105,000 was recognized as interest income on a cash basis.

At December 31, 2003 and 2002, the collateral value method was used to measure impairment for all loans classified as impaired. The following table shows the recorded investment in impaired loans by loan category at December 31:

(Dollars in thousands)	2003	2002

Commercial	$3,477	$234
Agricultural	448	2,090
Consumer and other	62	59

	$3,987	$2,383

The following is a summary of changes in the allowance for loan losses during the years ended December 31:

(Dollars in thousands)	2003	2002	2001

Balance at beginning of year	$12,134	$9,743	$8,207
Loans charged-off	(1,995)	(2,589)	(3,152)
Recoveries of loans previously charged-off	669	829	573
Provision for loan losses	2,455	4,151	4,115

Balance at end of year	$13,263	$12,134	$9,743

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

Activity in loans to, or guaranteed by, directors and executive officers and their related businesses at December 31, are summarized as follows:

(Dollars in thousands)	2003	2002

Balance at beginning of year	$2,173	$2,744
Loan advances and renewals	835	1,154
Loans matured or collected	(556)	(1,725)

Balance at end of year	$2,452	$2,173

The Bank's business activity is with customers located primarily in the counties of Fresno, Madera, Mariposa, Merced, San Francisco, San Joaquin, Stanislaus, and Tuolumne in the state of California. Consumer lending and small working capital loans represents approximately 20% of the total loan portfolio and consists of consumer lending, loans to small businesses, credit cards, and the purchase of financing contracts principally from automobile dealers. Individual loans and lines are made in a variety of ways. In many cases collateral such as real estate, automobiles, and equipment are used to support the extension of credit. Repayment, however, is largely dependent upon the borrower's personal cash flow.

Real estate, construction, agricultural, and large business loans make up approximately 80% of the Bank's loan portfolio. Lending activities are spread across a wide spectrum including commercial loans to businesses, construction and permanent real estate financing, short and long term agricultural loans for production, and real estate purposes and SBA financing. Where appropriate, collateral is taken to secure and reduce the Bank's credit risk. Each loan is submitted to an individual risk grading process but the borrowers' ability to repay is dependent, in part, upon factors affecting the local and national economies.

NOTE 4. Premises and Equipment

Premises and equipment consisted of the following at December 31:

(Dollars in thousands)	2003	2002

Land	$2,553	$1,849
Buildings	12,686	10,709
Leasehold improvements	2,045	1,729
Furniture and equipment	14,203	13,346

Subtotal	31,487	27,633
Less accumulated depreciation and amortization	14,930	13,691

Premises and equipment, net	$16,557	$13,942

Included in the premises and equipment totals are construction in progress of $541,000 and $378,000 at December 31, 2003 and 2002 respectively. Depreciation expense totaled $1,661,000, $1,903,000 and $1,906,000 in 2003, 2002 and 2001. NOTE 5. Other Borrowings

The following is a summary of selected information for short term borrowings. These borrowings generally mature in less than one year.

As of December 31,

(Dollars in Millions)	2003		2002		2001

	Amount	Interest Rate(s)	Amount	Interest Rate(s)	Amount	Interest Rate(s)
Treasury Tax Loan(1)	$6,467.98%		$6,303.98%		$3,810	2.03%
FHLB advances	18,175	1.0-5.09%	23,700	1.37-4.47%	31,700	1.87-4.92%

Total short term borrowings	$24,642		$30,003		$35,510

(1)
The Treasury tax loan is a variable rate product that reprices weekly based on the Federal Funds rate. The account is payable on a daily basis.

The Company maintains a secured line of credit with the Federal Home Loan Bank of San Francisco (FHLB). Based on the FHLB stock requirements at December 31, 2003, this line provided for maximum borrowings of $119,372,000 of which $83,346,000 was outstanding. At December 31, 2003 this borrowing line is collateralized by securities with a market value of $125,655,000. At December 31, 2002, the line of credit collateralized by securities totaled $100,841,000 of which $100,841,000 was outstanding leaving $0 available. The Company had additional secured, unused lines of credit of $14,941,000 and unsecured unused lines of credit of $40,000,000 at December 31, 2003. This compares with secured, unused lines of credit of $19,705,000 and unsecured unused lines of credit of $40,000,000 as of December 31, 2002.

The following is a summary of selected information for long-term borrowings. These borrowings generally mature in greater than one year.

(Dollars in millions)			2003	2002	2001

	Interest Rate(s)	Maturity Dates	Amount	Amount	Amount
Mortgage note	7.80%	2007	$3,004	$3,060	$3,116
FHLB advances	4.13 – 6.83%	2005 – 2011	65,171	77,141	42,059

Total long term borrowings			$68,175	$80,201	$45,175

Interest expense related to FHLB borrowings totaled $4,069,000, $4,265,000, and $1,884,000 in 2003, 2002, and 2001. Interest expense related to the mortgage note totaled $240,000, $245,000, and $262,000 in 2003,

2002, and 2001. This long term note is secured by Company land and buildings. Interest expense on federal funds purchased was $11,000, $22,000 and $5,000 in 2003, 2002, and 2001. Compensating balance arrangements are not significant to the operations of the Company.

Principal payments required to service the Company's borrowings during the next five years are:

Years ended December 31, (Dollars in thousands)

2004	$25,731
2005	18,152
2006	9,640
2007	26,583
2008	89
Thereafter	12,622

Total borrowed funds	$92,817

NOTE 6. Junior Subordinated Debentures

At December 31, 2003 the Company had 2 wholly-owned trusts ("Trusts") that were formed to issue trust preferred securities and related common securities of the Trusts. As a result of adoption of FIN 46R, the Company deconsolidated the Trusts as of and for the years ended December 31, 2003 and 2002. There was $16,496,000 and $6,186,000 of junior subordinated debentures issued and outstanding as of December 31, 2003 and 2002, respectively. The junior subordinated debentures were reflected as long-term debt in the consolidated balance sheets at December 31, 2003 and 2002.

Prior to December 31, 2003, the Trusts were consolidated subsidiaries and were included in liabilities in the consolidated balance sheet, as "Capital Securities". The common securities and debentures, along with the related income effects were eliminated in the consolidated financial statements.

County Statutory Trust I and County Statutory Trust II are Connecticut statutory trusts, which were formed for the purpose of issuing County Statutory Trust I Capital Securities and County Statutory Trust II Capital Securities ("Trust Preferred Securities"). The Trust Preferred Securities are described below. Interest on the Trust Preferred Securities is payable semi-annually on the 10.20% issue and quarterly on the 4.07% issue and is deferrable, at the option of the Company for up to five years for both issues. Following the issuance of the Trust Preferred Securities, the Trust used the proceeds from the Trust Preferred Securities offering to purchase a like amount of Junior Subordinated Debt Securities (the Debt Securities) of the Company. The debt securities bear the same terms and interest rates as the related Trust Preferred Securities. The Debt Securities are the sole assets of the Trust. The Company has fully and unconditionally guaranteed all of the obligations of the Trust.

County Statutory Trust I issued $6,000,000 in Trust Preferred Securities on February 22, 2001. These securities pay interest at the rate of 10.20% and have a stated maturity date of February 22, 2031. They also have an optional redemption date of February 22, 2021. County Statutory Trust II issued $10,000,000 in Trust Preferred Securities on December 17, 2003. These securities pay interest a variable rate of interest that was 4.07% at December 31, 2003, and have a stated maturity date of December 17, 2033. They also have an optional redemption date of December 17, 2008. The interest rate on this issue is fixed for five years, then after the optional redemption date of December 17, 2008, the rate will be indexed to the then-current 3 month LIBOR rate plus 2.85%.

The debentures issued, less the common securities of the Trusts, qualify as Tier 1 capital under the interim guidance issued by the Board of Governors of the Federal Reserve System (Federal Reserve Board).

The Trust Preferred Securities are mandatorily redeemable, in whole or in part, upon repayment of their underlying Debt Securities at their respective stated maturities or their earlier redemption. The Debt Securities are redeemable prior to maturity at the option of the Company on or after their respective optional redemption dates.

NOTE 7. Real Estate Operations

As of December 31, 2003, MAID owned the County Bank Administrative Headquarters building. During 2002, with the consent of the state regulators, MAID agreed to limit real estate holdings to branch premises property only.

NOTE 8. Income Taxes

The provision for income taxes for the years ended December 31 is comprised of the following:

(Dollars in thousands)	Federal	State	Total

2003
Current	$4,906	$1,533	$6,439
Deferred	(767)	(815)	(1,582)

	$4,139	$718	$4,857

2002
Current	$4,416	$136	$4,552
Deferred	(1,124)	(973)	(2,097)

	$3,292	$(837)	$2,455

2001
Current	$3,304	$417	$3,721
Deferred	(804)	(98)	(902)

	$2,500	$319	$2,819

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2003 and 2002 consists of the following:

(Dollars in thousands)	2003	2002

Deferred tax assets:
Allowance for loan losses	$5,576	$4,994
Deferred compensation	1,314	1,023
Intangible amortization	918	744
Nonaccrual interest	319	224
Fixed assets	146	37
Other	612	102

Total gross deferred tax assets	8,885	7,124
Less valuation allowance	(20)	(20)

Deferred tax assets	$8,865	$7,104

Deferred tax liabilities:
Investment securities unrealized gain	$266	$1,879
Investment in partnerships	559	393
Insurance accrual	44	43
FHLB stock dividends	251	158
Other	–	81

Total gross deferred tax liabilities	1,120	2,554

Net deferred tax assets	$7,745	$4,550

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods which the deferred tax assets are deductible, management believes it is more likely than not the Company will realize the benefits of these deductible differences, net of the existing valuation allowances at December 31, 2003 and 2002.

A reconciliation of income tax at the federal statutory rate to the provision for income taxes follows:

(Dollars in thousands)	2003	2002	2001

Statutory federal income tax rate due, computed at an effective tax rate of 35% in 2003 and 34% in 2002 and 2001	$6,474	$4,380	$3,648
State franchise tax, at statutory rate, net of federal income tax benefit	467	(552)	211
Tax exempt interest income, net	(442)	(407)	(386)
Housing tax credits	(975)	(750)	(600)
Dividends received deduction	(134)	(168)	(163)
Intangible amortization	–	–	43
Cash surrender value life insurance	(314)	(309)	(225)
Other	(219)	261	291

Provision for income taxes	$4,857	$2,455	$2,819

As of December 31, 2003, the current liability for federal and state income taxes was $786,000.

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

First, a bank must meet a minimum Tier I (as defined in the regulations) capital ratio ranging from 3% to 5% based upon the bank's CAMEL ("capital adequacy, asset quality, management, earnings, and liquidity") rating.

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

Management believes, as of December 31, 2003 that the Company and the Bank met all capital adequacy requirements to which they are subject, including the ratio test for a well capitalized bank under the regulatory framework for prompt corrective action. The most recent notification from the FRB categorized the Company and the Bank as well capitalized under the FDICIA regulatory framework for prompt corrective action. Subsequent to this notification, there are no conditions or events that management believes have changed the risk based capital category of the Company and the Bank. To be categorized as well capitalized, the Bank must meet minimum ratios.

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

The Company's and Bank's actual capital amounts and ratios as of December 31, 2003 are as follows:

(Dollars in thousands)	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions

The Company:	Amount	Ratio	Amount	Ratio	Amount	Ratio

Total capital (to risk weighted assets)	$113,543	11.57%	$78,536	8%	$98,170	10%
Tier I capital (to risk weighted assets)	101,259	10.31	39,268	4	58,902	6
Leverage ratio(1)	$101,259	8.55%	$47,364	4%	$59,205	5%

The Bank:

Total capital (to risk weighted assets)	$102,842	10.50%	$78,325	8%	$97,907	10%
Tier I capital (to risk weighted assets)	90,591	9.25	39,163	4	58,744	6
Leverage ratio(1)	$90,591	7.66%	$47,305	4%	$59,131	5%
(1)
The leverage ratio consists of Tier 1 capital divided by quarterly average assets. The minimum leverage ratio is 3 percent for banking organizations that do not anticipate significant growth and that have well diversified risk, excellent asset quality and in general, are considered top-rated banks.

The Company's and Bank's actual capital amounts and ratios as of December 31, 2002 are as follows:

(Dollars in thousands)	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions

The Company:	Amount	Ratio	Amount	Ratio	Amount	Ratio

Total capital (to risk weighted assets)	$86,794	10.74%	$64,645	8.0%	$80,806	10.0%
Tier I capital (to risk weighted assets)	76,668	9.49	32,322	4.0	48,483	6.0
Leverage ratio(1)	$76,668	7.68%	$39,925	4.0%	$49,907	5.0%

The Bank:

Total capital (to risk weighted assets)	$84,613	10.50%	$64,453	8.0%	$80,566	10.0%
Tier I capital (to risk weighted assets)	74,517	9.25	32,226	4.0	48,339	6.0
Leverage ratio(1)	$74,517	7.48%	$39,864	4.0%	$49,830	5.0%
(1)
The leverage ratio consists of Tier 1 capital divided by quarterly average assets. The minimum leverage ratio is 3 percent for banking organizations that do not anticipate significant growth and that have well-diversified risk, excellent asset quality and in general, are considered top-rated banks.

NOTE 10. Commitments and Financial Instruments With Off-Balance Sheet Credit Risk

At December 31, 2003, the Company has operating lease rental commitments for remaining terms of one to ten years. The Company has options to renew two of its leases for a period of 10 and 15 years. The minimum future commitments under non-cancelable lease agreements having terms in excess of one year at December 31, 2003 are as follows:

Years ended December 31, (Dollars in thousands)

2004	$1,102
2005	1,075
2006	885
2007	665
2008	643
Thereafter	2,666

Total minimum lease payments	$7,036

Rent expense was approximately $986,000, $873,000, and $811,000, for the years ended December 31, 2003, 2002, and 2001.

In the ordinary course of business, the Company enters into various types of transactions which involve financial instruments with off-balance sheet risk. These instruments include commitments to extend credit and standby letters of credit and are not reflected in the accompanying balance sheets. These transactions may involve, to varying degrees, credit and interest risk in excess of the amount, if any, recognized in the balance sheets.

The Company's off-balance sheet credit risk exposure is the contractual amount of commitments to extend credit and standby letters of credit. The Company applies the same credit standards to these contracts as it uses in its lending process. Additionally, commitments to extend credit and standby letters of credit bear similar credit risk characteristics as outstanding loans.

Financial instruments whose contractual amount represents risk:

	As of December 31,

(Dollars in thousands)	2003	2002

Commitments to extend credit	$348,282	$235,140
Standby letters of credit	7,380	6,522

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

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of the customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Collateral held for standby letters of credit is based on an individual evaluation of each customer's credit worthiness, but may include cash, equipment, inventory, and securities.

The Company, because of the nature of its business, is subject to various threatened or filed legal cases. The Company, based on the advice of legal counsel, does not expect such cases will have a material, adverse effect on its financial position or results of operations.

The company has entered into forward commitments with the Federal Home Loan Bank for long term borrowings. The following is a summary of those commitments.

(Dollars in thousands)	Interest rates	Maturity Dates	Amount

FHLB advances	2.39-2.93%	2006	$20,000

Note 11. Time Deposits

At December 31, 2003 the aggregate maturities for time deposits are as follows:

Years ended December 31, (Dollars in thousands)

2004	$267,465
2005	77,532
2006	4,133
2007	169
2008	4,817
Thereafter	985

Total time deposits	$355,101

NOTE 12. Employee and Director Benefit Plans

The Company has a noncontributory employee stock ownership plan ("ESOP") and an employee savings plan covering substantially all employees. During 2003, 2002, and 2001, the Company contributed approximately $541,000, $468,000, and $326,000, to the ESOP and $193,000, $173,000, and $116,000 to the employee savings plan.

Under provisions of the ESOP, the Company can make discretionary contributions to be allocated based on eligible individual annual compensation, as approved by the Board of Directors. Contributions to the ESOP are recognized as compensation expense. For the years December 31, 2003, 2002, and 2001, the ESOP owned 206,980, 206,100, and 180,079 shares of the Company's stock. ESOP shares are included in the weighted average number of shares outstanding for earnings per share computations.

The employee savings plan allowed participating employees to contribute up to $13,000 each in 2003. The Company matched 25% of the employees' elective contribution, as defined, not to exceed 10% of eligible annual compensation.

The Company maintains a non-qualified salary continuation plan for certain senior executive officers of the Company and the Bank. Under the plan, the Company has agreed to pay these executives retirement benefits for a ten to fifteen year period after their retirement so long as they meet certain length of service vesting requirements. The plan is informally linked to several single premium universal life insurance policies that provide life insurance on certain senior executive officers with the Company named as the owner and beneficiary of these policies. The Bank has a Rabbi trust and specific life insurance contracts have been irrevocably assigned to the trust in support of the salary continuation plans. Salary continuation expense totaled $669,000, $656,000, and $406,000, in 2003, 2002, and 2001.

The Company also maintains a non-qualified deferred compensation plan for members of the board of directors of the Company and the Bank. Under the deferred compensation plan, members of the board of directors have the ability to defer compensation they receive as directors until they reach retirement age, so long as they meet certain length of service vesting requirements. Upon reaching retirement age, the Company has agreed to pay these directors retirement benefits over a ten year period. The plan is informally linked to several single premium universal life insurance policies that provide life insurance on certain directors with the Company named as the owner and beneficiary of these policies. The Bank has a Rabbi trust and specific life insurance contracts have been irrevocably assigned to the trust in support of the deferred compensation plans. Deferred compensation expense totaled $64,000, $59,000, and $70,000 in 2003, 2002, and 2001.

NOTE 13. Stock Option Plan

In 1992, shareholders approved the adoption of an incentive stock option plan for bank management and a non-statutory stock option plan for directors. In 2002, shareholders approved the adoption of a new incentive stock option plan for bank management and a new non-statutory stock option plan for directors. The maximum number of shares issuable under the plans was 126,000 and was amended by the shareholders in 1995 and 2001 to 450,000 and 675,000 options available for grant. Options are available for grant under the plans at prices that approximate fair market value of the stock at the date of grant. Options granted under both plans become exercisable 25% at the time of grant and 25% each year thereafter and expire 10 years from the date of grant.

A summary of the status of the Company's stock options as of and for the years ended December 31, 2003, 2002, and 2001 and changes during the years ended on those dates, follows:

	Number of shares	Weighted average exercise price	Number of shares	Weighted average exercise price	Number of shares	Weighted average exercise price
	2003		2002		2001

Outstanding at beginning of year	378,785	$11.73	434,915	$8.84	432,099	$7.19
Granted	79,825	26.40	89,531	16.93	117,301	11.89
Exercised	(63,421)	11.73	(119,898)	5.46	(107,577)	5.43
Forfeited	(5,589)	17.00	(25,763)	10.15	(6,908)	10.67

Outstanding at end of year	389,600	$14.66	378,785	$11.73	434,915	$8.84

Options exercisable at end of year	269,886	$11.94	251,206	$10.55	300,677	$7.97

The following table summarizes information about options outstanding at December 31, 2003:

Range of exercise prices	Number of shares outstanding	Weighted remaining contractual life	Weighted average exercise price	Number exercisable	Weighted average exercise price

	Options Outstanding			Options exercisable
$6 – 15	274,475	6.03 Years	$10.76	236,996	$10.38
15 – 24	74,875	8.81	20.53	23,765	20.21
24 – 33	25,750	9.49	28.01	5,500	28.22
33 – 42	14,500	9.66	34.42	3,625	34.42

$6 – 42	389,600	6.93 Years	$14.66	269,886	$11.94

The number of shares and exercise price per share has been adjusted for stock dividends and stock splits during the period. See Note 1 for additional information related to total compensation and effects on net income.

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

(Dollars in thousands)
2003	Carrying Amount	Fair Value

Financial assets:
Cash and cash equivalents	$44,292	$44,292
Federal funds sold	1,190	1,190
Time deposits at other financial institutions	350	350
Available for sale investment securities	275,403	275,403
Held to maturity investment securities	96,612	97,295
Net loans	750,989	751,128
Fair value of interest rate swap	418	418

Financial liabilities
Noninterest-bearing demand	$206,709	$206,709
Negotiable orders of withdrawal	136,975	136,975
Savings	330,023	330,023
Time deposits	355,101	357,016
Borrowings	92,817	96,723
Subordinated Debentures	$16,496	$17,760
	Contract Amount

Off-balance sheet:
Loan Commitments	$348,282	$348,282
Standby letters of credit	7,380	7,380
Borrowed funds commitment	20,000	20,144
(Dollars in thousands)
2002	Carrying Amount	Fair Value

Financial assets:
Cash and cash equivalents	$73,183	$73,183
Time deposits at other financial institutions	500	500
Available for sale investment securities	231,392	231,392
Held to maturity investment securities	55,628	57,905
Net loans	621,639	625,497
Fair value of interest rate swap	750	750
Financial liabilities
Noninterest-bearing demand	164,852	164,852
Negotiable orders of withdrawal	120,449	120,449
Savings	223,404	223,404
Time deposits	325,674	329,568
Borrowings	110,204	112,764
Junior subordinated debentures	$6,186	$6,066
	Contract Amount

Off-balance sheet:
Commitments	$235,140	$235,140
Standby letters of credit	6,522	6,522

NOTE 15. Parent Company Only Financial Information

This information should be read in conjunction with the other notes to the consolidated financial statements. The following are the condensed balance sheets of the Company as of December 31, 2003 and 2002 and the condensed statements of income and cash flows for the years ended December 31, 2003, 2002, and 2001:

Condensed balance sheets

	December 31,
(Dollars in thousands)	2003	2002

Assets
Cash and short-term investments	$8,836	$502
Investment in County Bank	94,297	80,520
Investment in Regency Investment Advisors	609	602
Net premises and equipment	796	859
Other assets	2,858	1,973

Total assets	$107,396	$84,456

Liabilities and shareholders' Equity
Liabilities
Subordinated debentures	$16,496	$6,186
Capitalized lease	1,086	320
Other liabilities	329	781

Total liabilities	$17,911	7,287

Total shareholders' equity	89,485	77,169

Total liabilities and shareholders' equity	$107,396	$84,456

Condensed statements of income	Years Ended December 31,

(Dollars in thousands)	2003	2002	2001

Income
Interest	$10	$31	$169
Lease income	–	45	502
Management fees from subsidiaries	8,717	6,556	5,654
Other noninterest income	45	19	16

Total income	8,772	6,651	6,341
Expenses
Interest on borrowings	648	631	541
Capitalized lease interest	83	45	64
Salaries and related benefits	4,701	3,928	3,205
Other noninterest expense	4,091	2,902	2,689

Total other expenses	9,523	7,506	6,499
Loss before income taxes and equity in undistributed earnings of subsidiaries	(751)	(855)	(158)
Income tax benefit	290	333	21
Equity in undistributed income of subsidiaries	14,101	10,950	8,048

Net income	$13,640	$10,428	$7,911

Condensed statements of cashflows	Years Ended December 31,

(Dollars in thousands)	2003	2002	2001

Operating activities:
Net income	$13,640	$10,428	$7,911
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation of fixed assets	337	416	604
Equity in undistributed earnings of subsidiaries	(14,101)	(10,950)	(8,048)
Decrease in other assets	(704)	(602)	(132)
Decrease in other liabilities	(419)	(218)	(224)

Net cash (used in) provided by operating activities	(1,247)	(926)	111
Investing activities:
Capital contribution to subsidiary bank	(2,184)	–	(6,000)
Purchase of subsidiary and capital contributions	–	(645)	–
Purchase of premises and equipment	(263)	(609)	(296)

Net cash used in investing activities	(2,447)	(1,254)	(6,296)
Financing activities:
Issuance of Junior Subordinated Debentures	10,310	–	6,186
Net increase (decrease) in other borrowings and capitalized lease	765	(322)	(332)
Issuance of common stock related to exercise of	–	–	–
stock options and employee benefit plans	969	1,204	1,190
Cash dividends and fractional shares	(16)	(12)	(7)

Net cash provided by financing activities	12,028	870	7,037

Increase (decrease) in cash and cash equivalents	8,334	(1,310)	852
Cash and cash equivalents at beginning of year	502	1,812	960

Cash and cash equivalents at end of year	$8,836	$502	$1,812

NOTE 16. Quarterly Results of Operations (Unaudited)

	2003 Quarter Ended

(Dollars in thousands)	Dec 31	Sept 30	June 30	Mar 31

Interest income	$16,217	$16,052	$15,501	$14,643
Interest expense	3,926	4,142	4,173	4,012
Net interest income	12,291	11,910	11,328	10,631
Provision for loan losses	551	751	482	671
Other income	2,896	2,549	2,401	2,331
Other expenses	9,191	8,996	8,838	8,360
Income before income taxes	5,445	4,712	4,409	3,931
Income taxes	1,855	1,084	1,014	904
Net income	$3,590	$3,628	$3,395	$3,027

Basic earnings per share(1)	$0.64	$0.65	$0.61	$0.54

Diluted earnings per share(1)	$0.61	$0.62	$0.59	$0.52
	2002 Quarter Ended

(Dollars in thousands)	Dec 31	Sept 30	June 30	Mar 31

Interest income	$15,052	$15,292	$14,590	$13,877
Interest expense	4,299	4,716	4,657	4,551
Net interest income	10,753	10,576	9,933	9,326
Provision for loan losses	730	1,190	1,451	780
Other income	2,049	2,286	2,130	1,779
Other expenses	8,530	8,330	7,513	7,425
Income before income taxes	3,542	3,342	3,099	2,900
Income taxes	708	356	715	676
Net income	$2,834	$2,986	$2,384	$2,224

Basic earnings per share(1)	$.51	$.53	$.43	$.41

Diluted earnings per share(1)	$.50	$.52	$.42	$.40
(1)
Basic and diluted earnings per share calculations are based upon the weighted average number of shares outstanding during each period. Full year weighted average shares differ from quarterly weighted average shares and, therefore, annual earnings per share may not equal the sum of the quarters.

QuickLinks

December 31, 2003
December 31, 2002